PROSPECTUS SUPPLEMENT	Filed pursuant to Rule
(To Prospectus dated October 6, 2021)	424(b)(3) of the Rules and
Regulations Under the
Securities Act of 1933

Registration Statement No. 333-257879

TABOOLA.COM LTD.

Ordinary Shares
Warrants to Purchase Ordinary Shares

Recent Developments

We have attached to this prospectus supplement, and incorporated by reference into it, the Form 20-F of Taboola.com Ltd.

This prospectus supplement, together with the prospectus, is to be used by the selling shareholders listed in the prospectus in connection with offers and sales from time to time of the ordinary shares and warrants to purchase ordinary shares of Taboola.com Ltd.

March 24, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 20-F

☐  REGISTRATION STATEMENT PURSUANT TO SECTION 12(b) OR SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934

OR

☒	ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
For the fiscal year ended December 31, 2021

OR

☐	TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from  __________ to __________

OR

☐	SHELL COMPANY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of event requiring this shell company report

Commission file number 001-40566

TABOOLA.COM LTD
(Exact name of Registrant as specified in its charter)

Not Applicable
(Translation of Registrant’s name into English)

State of Israel
(Jurisdiction of incorporation or organization)

Taboola.com Ltd.
16 Madison Square West
7th Floor
New York, NY
10010
(Address of principal executive offices)
Adam Singolda
Chief Executive Officer
Email: investors@taboola.com
(212) 206-7633
Taboola.com Ltd.
16 Madison Square West
7th Floor
New York, NY
10010
 (Name, Telephone, E-mail and/or Facsimile number and Address of Company Contact Person)

Securities registered or to be registered, pursuant to Section 12(b) of the Act
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Ordinary shares, no par value	TBLA	The Nasdaq Global Market
Warrants to purchase ordinary shares	TBLAW	The Nasdaq Global Market

Securities registered or to be registered pursuant to Section 12(g) of the Act: None

Securities for which there is a reporting obligation pursuant to Section 15(d) of the Act: None

Indicate the number of outstanding shares of each of the issuer’s classes of capital stock or common stock as of the close of the period covered by the annual report. 234,031,749 ordinary shares

Indicate by check mark if the registrant is a well-known seasoned issuer, as defined in Rule 405 of the Securities Act.

Yes ☐ No ☒

If this report is an annual or transition report, indicate by check mark if the registrant is not required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Yes ☐ No ☒

Note—Checking the box above will not relieve any registrant required to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 from their obligations under those Sections.

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.

Yes ☒ No ☐

Indicate by check mark whether the registrant has submitted electronically every Interactive Data File required to be submitted pursuant to Rule 405 of Regulation S-T (§ 232.405 of this chapter) during the preceding 12 months (or for such shorter period that the registrant was required to submit such files).

Yes ☒ No ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

☐ Large accelerated filer	☐ Accelerated filer	☒ Non-accelerated filer	☐ Emerging growth company

If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Indicate by check mark whether the registrant has filed a report on and attestation to its management’s assessment of the effectiveness of its internal control over financial reporting under Section 404(b) of the Sarbanes-Oxley Act (15 U.S.C. 7262(b)) by the registered public accounting firm that prepared or issued its audit report.☐

Indicate by check mark which basis of accounting the registrant has used to prepare the financial statements included in this filing:
☒ U.S. GAAP	☐	International Financial Reporting Standards as issued by the International Accounting Standards Board	☐ Other

If “Other” has been checked in response to the previous question indicate by check mark which financial statement item the registrant has elected to follow.

Item 17 ☐ Item 18 ☐

If this is an annual report, indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).

Yes ☐ No ☒

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ABOUT THIS ANNUAL REPORT
Unless otherwise stated or unless the context otherwise requires, the terms “Company,” “the registrant,” “our company,” “the company,” “we,” “us,” “our,” “ours,” and “Taboola” refer to Taboola.com Ltd., a company organized under the laws of the State of Israel. In this Annual Report:
“Connexity” means, Shop Holding Corporation, a Delaware corporation.
“Effective Time” means the effective time of the closing of the Business Combination.
“Investors’ Rights Agreement” means the Amended and Restated Investors’ Rights Agreement, effective as of the Effective Time, pursuant to which each of the Sponsors, and certain of Taboola’s shareholders were granted certain resale registration rights with respect to any Ordinary Shares or Warrants.
“ION” means ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company.
“Merger Agreement” means the agreement and plan of merger, dated as of January 25, 2021, by and among ION, Taboola and Merger Sub.
“Merger Sub” means Toronto Sub Ltd., a Cayman Islands exempted company and wholly owned subsidiary of the Company.
“Ordinary Shares” means each ordinary share of Taboola, no par value per share.
“Sponsors” means ION Holdings 1, LP and ION Co-Investment LLC.
“Taboola” means Taboola.com Ltd., a company organized under the laws of the State of Israel.
“Warrants” means warrants of Taboola issued to ION warrant holders and the Ordinary Shares underlying such warrants.
All references in this Annual Report to “Israeli currency” and “NIS” refer to New Israeli Shekels, the terms “dollar,” “USD” or “$” refer to U.S. dollars and the terms “€” or “euro” refer to the currency introduced at the start of the third stage of European economic and monetary union pursuant to the treaty establishing the European Community, as amended.

BASIS OF PRESENTATION
Our financial statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). We present our consolidated financial statements in U.S. dollars.
Our fiscal year ends on December 31 of each year.
Certain monetary amounts, percentages and other figures included elsewhere in this Annual Report have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables or charts may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
Throughout this Annual Report, we provide a number of key performance indicators used by our management and often used by others in our industry. For details, see Item 5 “Operating and Financial Review and Prospects.”

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Market and Industry Data
Unless otherwise indicated, information in this Annual Report concerning economic conditions, our industry, our markets and our competitive position is based on a variety of sources, including information from independent industry analysts and publications, as well as our own estimates and research.
Our estimates are derived from publicly available information released by third-party sources, as well as data from our internal research, which we believe to be reasonable. None of the independent industry publications used in this Annual Report were prepared on our behalf.
Trademarks
We or our licensors have proprietary rights to trademarks, trade names and service marks used in this Annual Report. Solely for convenience, trademarks, trade names and service marks referred to in this Annual Report may appear without the “®” or “™” symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent possible under applicable law, our rights or the rights of the applicable licensor to these trademarks, trade names and service marks. We do not intend our use or display of other companies’ trademarks, trade names or service marks to imply a relationship with, or endorsement or sponsorship of us by, any other companies. Each trademark, trade name or service mark of any other company appearing in this Annual Report is the property of its respective holder.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Certain statements in this Annual Report may constitute “forward-looking statements” for purposes of the federal securities laws. Taboola’s forward-looking statements include, but are not limited to, statements regarding Taboola or its management team’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipate,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions (or the negative version of such words or expressions) may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Forward-looking statements in this Annual Report may include, for example, statements about:

•	our financial performance following the Business Combination and the connexity acquisition;

•	the impact of the COVID-19 pandemic on our business and the actions we may take in response thereto; and

•	the outcome of any known and unknown litigation and regulatory proceedings.

These forward-looking statements are based on information available as of the date of this Annual Report, and current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
You should not place undue reliance on these forward-looking statements. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•
Taboola may be unable to attract new digital properties and advertisers, sell additional offerings to its existing digital properties and advertisers, or maintain enough business with its existing digital properties and advertisers;

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•
If Taboola’s performance under contracts with digital properties where Taboola is obligated to pay a specified minimum guaranteed amount per thousand impressions does not meet the minimum guarantee requirements, its gross profit could be negatively impacted and its results of operations and financial condition could be harmed;

•	Taboola may not be able to compete successfully against current and future competitors;

•
Taboola’s future growth and success depends on its ability to continue to scale its existing offerings and to introduce new solutions that gain acceptance and that differentiate it from its competitors;

•
If Taboola fails to make the right investment decisions in its offerings and technology platform, or if Taboola is unable to generate or otherwise obtain sufficient funds to invest in them, Taboola may not attract and retain digital properties and advertisers;

•
If Taboola’s ability to personalize its advertisements and content to users is restricted or prohibited due to various privacy or data protection laws or regulations, Taboola could lose digital properties and advertisers;

•
If Taboola’s AI powered platform fails to accurately predict what ads and content would be of most interest to users or if Taboola fails to continue to improve on its ability to further predict or optimize user engagement or conversion rates for its advertisers, its performance could decline and Taboola could lose digital properties and advertisers;

•	Taboola’s business depends on continued engagement by users who interact with its platform on various digital properties;

•	The effects of health epidemics, such as the global COVID-19 pandemic, have had and could in the future have an adverse impact on Taboola’s revenue, its employees and results of operations;

•
Historically, the majority of Taboola’s agreements with digital properties have typically required them to provide it exclusivity or other incentives based on preferred usage, for the term of the agreement; to the extent that such exclusivity is reduced or eliminated for any reason, digital properties could elect to implement competitive platforms or services that could be detrimental to its performance;

•
Taboola’s business depends on strong brands and well-known digital properties, and failing to maintain and enhance its brands and well-known digital properties would hurt its ability to expand its number of advertisers and digital properties;

•	Taboola is a multinational organization faced with complex and changing laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters;

•	Conditions in Israel could adversely affect Taboola’s business; and

•	Other risks and uncertainties set forth in the section entitled “Risk Factors” in this Annual Report.

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PART I

Item 1.	Identity of Directors, Senior Management and Advisers

Not applicable.

Item 2.	Offer Statistics and Expected Timetable

Not applicable.

Item 3.	Key Information

A.	[Reserved.]

B.	Capitalization and Indebtedness

Not applicable.

C.	Reasons for the Offer and Use of Proceeds

Not applicable.

D.	Risk Factors

Risks Related to Our Business and Industry
If we are unable to attract new digital properties and advertisers, sell additional offerings to our existing digital properties and advertisers, or maintain enough business with our existing digital properties and advertisers, our revenue growth prospects will be adversely affected.
We must add new digital properties and advertisers, and encourage existing digital properties and advertisers to add additional offerings from us, in order to sustain or increase our revenue. As the digital advertising industry matures and as competitors introduce more competitive pricing or differentiated products or services that compete with or are perceived to compete with ours, our ability to sell our solutions to new and existing digital properties and advertisers could be impaired. In addition, we may reach a point of saturation at which we cannot continue to grow our revenue from existing digital properties and advertisers because of internal limits they may place on the allocation of space on their sites, allocation of their advertising budgets to digital media, to particular campaigns, to a particular provider, or other reasons. We may also lose revenues if our existing digital properties and advertisers reduce the amount of business they do with us for any reason, including nonrenewal of their agreements with us or renewal on less favorable terms. If we are unable to attract new digital properties and advertisers or obtain new business from existing digital properties and advertisers or maintain enough business with our existing digital properties and advertisers, our revenue, our revenue growth prospects and business will be adversely affected.
If our performance under contracts with digital properties, where we are obligated to pay a specified minimum guaranteed amount per thousand impressions, do not meet the minimum guarantee requirements, our gross profit could be negatively impacted and our results of operations and financial condition could be harmed.
A significant amount of our revenue comes from contracts with digital properties where we are obligated to pay a specified minimum guaranteed amount per thousand impressions to the digital property. In each of the years ended December 31, 2019 through 2021, our guarantee costs, which we calculate as total payments due under guarantee arrangements in excess of amounts we otherwise would have been required to pay under revenue sharing arrangements, as a percentage of our total payments to digital properties, or TAC, was approximately 15% or less. Although we focus on achieving sufficient revenue per impression through the improvement of our algorithms and using our scale to exceed the minimum guarantees made to digital properties, we may not succeed in doing so. In addition, due to unfavorable macroeconomic, competitive or other conditions, we may be unable to perform as expected under arrangements that provide for such minimum guarantees, in which case our gross profit could be negatively impacted and our results of operation and financial condition could be adversely affected.

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We may not be able to compete successfully against current and future competitors because competition in our industry is intense and many competitors, such as Google and Facebook, have substantially more resources than we do. Our competitors may also offer solutions that are perceived by our digital properties and advertisers to be more attractive than our platform. These factors could result in declining revenue or inhibit our ability to grow our business.
Competition for our clients’ advertising budgets is intense. We compete for a share of total advertising budgets with online search and display advertising, including large “walled garden” advertising platforms such as Google and Facebook, and with traditional advertising media, such as direct mail, television, radio, cable and print. Many current and potential competitors have competitive advantages relative to us, such as longer operating histories, greater name recognition, larger client bases, greater access to advertising inventory on premium websites and significantly greater financial, technical, sales and marketing resources. Thus, increased competition may result in the loss of business or the inability to win new business, which could negatively affect our revenue and future operating results and our ability to grow our business.
We also expect competition on the digital property side to continue increasing as the industry grows. Increased competition may require us to increase the revenue share with our digital properties, charge less for our solutions, or offer other pricing models that are less attractive to us, any of which could decrease our revenues and margins and harm our results of operations.
Our future growth and success depends on our ability to continue to scale our existing offerings and to introduce new solutions that gain acceptance from digital properties and advertisers and that differentiate us from our competitors.
Our future success depends on our ability to effectively scale our offerings as our business grows to keep pace with demand for our solutions, and achieve long-term profitability. If we fail to implement these changes on a timely basis, or if we are unable to implement them effectively or at all due to factors beyond our control or other reasons, our business may suffer. We may not be successful in addressing these and other challenges we may face in the future. As a growing company in a rapidly evolving industry, our business prospects depend in large part on our ability to:
•	develop and offer a competitive technology platform and offerings that meet our digital properties’ and advertisers’ needs as they change;

•	continuously innovate and improve on the algorithms underlying our technology in order to deliver positive results for our advertisers and digital properties;

•	build a reputation for superior solutions and create trust and long-term relationships with digital properties and advertisers;

•	distinguish ourselves from strong competitors in our industry;

•	maintain and expand our relationships with advertisers who can provide quality content and advertisements;

•
respond to evolving industry and government oversight, standards and regulations that impact our business, particularly in the areas of native advertising, data collection, consumer privacy and data protection;

•	prevent or otherwise mitigate failures or breaches of security or privacy; and

•	attract, hire, integrate and retain qualified and motivated employees.

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If we are unable to meet one or more of these objectives or otherwise adequately address the risks and difficulties that we face, our business may suffer, our revenue may decline and we may not be able to achieve further growth or long-term profitability.
If we do not manage our growth effectively, the quality of our platform or our relationships with our digital properties and advertisers may suffer, and our operating results may be negatively affected.
Our business has grown rapidly. We rely heavily on information technology, or IT, systems to manage critical functions such as content recommendation, campaign management and operations, payment from advertisers and to digital properties, data storage and retrieval, revenue recognition, budgeting, forecasting, financial reporting and other administrative functions. To manage our growth effectively, we must continue to improve and expand our infrastructure, including our IT, financial and administrative systems and controls. We must also continue to manage our employees, operations, finances, research and development and capital investments efficiently. Our productivity and the quality of our platform may be adversely affected if we do not integrate and train our new employees, particularly our research and development, sales and account management personnel, quickly and effectively and if we fail to appropriately coordinate across our executive, finance, human resources, legal, marketing, sales, operations and advertiser support teams. If we continue our rapid growth, we will incur additional expenses, and our growth may place a strain on our resources, infrastructure and ability to maintain the quality of our platform. If we do not adapt to meet these evolving growth challenges, and if the current and future members of our management team do not effectively scale with our growth, the quality of our platform may suffer and our corporate culture may be harmed. Failure to manage our future growth effectively could cause our business to suffer, which, in turn, could have an adverse impact on our financial condition and results of operations.
If we fail to make the right investment decisions in our offerings and technology platform, or if we are unable to generate or otherwise obtain sufficient funds to invest in them, we may not attract and retain digital properties and advertisers and our revenue and results of operations may decline.
Our industry is subject to rapid changes in standards, regulations, technologies, products and service offerings, as well as in digital property and advertiser demands and expectations. We continuously need to make decisions regarding which offerings and technology to invest in to meet such demands and evolving industry standards and regulatory requirements. We may make wrong decisions regarding these investments. If new or existing competitors offer more attractive offerings, we may lose digital property and/or advertisers, or advertisers may decrease their spending on our platform. New digital property or advertiser demands, superior competitive offerings, new industry standards or regulations could render our existing solutions unattractive, unmarketable or obsolete and require us to make substantial unanticipated changes to our technology platform or business model. Our failure to adapt to a rapidly changing market or to anticipate digital property and/or advertiser demands could harm our business and our financial performance.
We have had, and may in the future continue to have, significant fluctuations in our operating results, which make our future results difficult to predict and could cause our operating results to fall below investors’ expectations.
Our quarterly and annual operating results have fluctuated significantly in the past. Similarly, we expect our future operating results to fluctuate for the foreseeable future due to a variety of factors, many of which are beyond our control. Our fluctuating results could cause our performance to fall below the expectations of investors, and adversely affect the price of our Ordinary Shares. Because our business is changing and evolving rapidly, our historical operating results may not be useful in predicting our future operating results and it is difficult for us to accurately predict future results. In addition, our rapid growth has limited our ability to reliably track key business metrics and so we have limited understanding of certain aspects of our operations. For example, we do not have good visibility into the seasonality of our business due to the fact that our rapid growth may have masked seasonality. Factors that may increase the volatility of our operating results include the following:

•	the addition or loss of new digital properties;

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•	changes in demand and pricing for our platform;

•	the seasonal nature of advertisers’ spending on digital advertising campaigns;

•	changes in our pricing policies or the pricing policies of our competitors;

•	the introduction of new technologies, product or service offerings by our competitors;

•	changes in advertisers’ budget allocations or marketing strategies;

•	changes and uncertainty in the regulatory environment for us or advertisers;

•
changes in the economic prospects of our digital properties and advertisers or the economy generally, which could alter current or prospective advertisers’ spending priorities, or could increase the time or costs required to complete sales with digital properties or advertisers;

•	changes in the availability of advertising inventory or in the cost to reach end consumers through digital advertising;

•	changes in our capital expenditures as we acquire the hardware, equipment and other assets required to support our business and potential supply issues in acquiring such hardware and assets;

•	costs related to acquisitions of people, businesses or technologies; and

•	traffic patterns.

Based upon all of the factors described above and others that we may not anticipate, including those beyond our control, we have a limited ability to forecast our future revenue, costs and expenses. As a result, our operating results may from time to time fall below our estimates or the expectations of investors.
If the use of “third party cookies” is rejected by Internet users, subject to unfavorable legislation or regulation, restricted, blocked or limited by technical changes on end users’ devices or Internet browsers, or our ability to use cookie data is otherwise restricted and we are unable to track users in some other way, our performance could decline and we could lose digital properties and advertisers and, as a result, revenue.
We use “cookies” (small text files) to gather important data to help deliver our solutions. These cookies are placed through an Internet browser on an Internet user’s computer and correspond to a data set that we keep on our servers. Some of our cookies are “third party” cookies where we do not have a direct relationship with the Internet user. Our cookies collect information, such as when an Internet user views an Internet site, clicks on an ad, or visits one of our digital properties. We use these cookies to help us achieve our digital property or advertisers’ campaign goals, to help us ensure that the same Internet user does not unintentionally see the same recommendations too frequently, to report aggregate information to our advertisers regarding the performance of their campaigns, and to detect and prevent fraudulent activity. We also use data from cookies to help us decide on an opportunity to place a recommendation in a certain location, at a given time, in front of a particular Internet user. A lack of data associated with cookies may detract from our ability to make decisions about an advertiser’s campaign and undermine the effectiveness of our solutions.

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Cookies may easily be deleted or blocked by Internet users. All of the most commonly used Internet browsers (including Chrome, Firefox, Internet Explorer, Edge and Safari) allow Internet users to prevent cookies from being accepted by their browsers. Internet users can also delete cookies from their computers at any time. Some Internet users also download “ad blocking” software that prevents cookies from being stored on a user’s computer. If more Internet users adopt these settings or delete their cookies more frequently than they currently do, our business could be harmed. Recently, there has been a general trend among Internet users to refuse to accept cookies on their Internet browsers. In addition, the Safari, Firefox, and Edge browsers block cookies by default, and other browsers may do so in the future. Unless such default settings in browsers were altered by Internet users, we would be able to set fewer of our cookies in browsers, which could adversely affect our business. In addition, companies such as Google have publicly disclosed their intention to move away from cookies to another form of persistent unique identifier, or ID, to indicate Internet users in the bidding process on advertising exchanges. If such companies do not use shared IDs across the entire digital advertising ecosystem, this could have a negative impact on our ability to find the same pseudonymous user across different web properties and reduce the effectiveness of our solutions. These web browser developers have significant resources at their disposal and command substantial market share, and any restrictions they impose could foreclose our ability to understand the preferences of a substantial number of consumers.
In addition, in the European Union, or EU, Directive 2009/136/EC, commonly referred to as the “Cookie Directive,” directs EU member states to ensure that accessing information on an Internet user’s computer, such as through a cookie, is allowed only if the Internet user has given his or her consent. As there were different transpositions of the Cookie Directive in domestic laws across the EU Member States, there are currently different interpretations of what constitutes valid consent (e.g., explicit versus implied consent) across the EU, posing a risk of regulatory divergence and creating legal uncertainty for businesses. The EU also has released a proposed replacement to the Cookie Directive, commonly known as the “ePrivacy Regulation,” to, among other things, better align EU member states and the rules governing online tracking technologies and electronic communications, such as unsolicited marketing and cookies, with the requirements of the European General Data Protection Regulation (GDPR). While the ePrivacy Regulation was originally intended to be adopted on May 25, 2018 (alongside the GDPR), it is currently going through the European legislative process, and commentators now expect it to be adopted in the coming years. Like the GDPR, the proposed ePrivacy Regulation has extra-territorial application as it applies to businesses established outside the EU who provide publicly-available electronic communications services to, or gather data from the devices of, users in the EU. The ePrivacy Regulation may impose burdensome requirements around obtaining consent and impose fines for violations that are materially higher than those imposed under the European Union’s current ePrivacy Directive and related EU member state legislation. Additionally, the use of cookies, as well as the use of the data collected using cookies, may be subject to further legislation or regulation. The United Kingdom, the United States and other governments have enacted or are considering legislation that regulate the level of consumer notice and consent required before a company can employ cookies or other electronic tracking tools.
Limitations on the use or effectiveness of cookies, or other limitations on our ability to collect and use data for advertising, whether imposed by EU member state implementations of the Cookie Directive, by the new ePrivacy Regulation, or otherwise, may impact the performance of our platform. We may be required to, or otherwise may determine that it is advisable to, make significant changes in our business operations and product and services to obtain user opt-in for cookies and use of cookie data, or develop or obtain additional tools and technologies to compensate for a lack of cookie data. We may not be able to make the necessary changes in our business operations and products and services to obtain user opt-in for cookies and use of cookie data, or develop, implement or acquire additional tools that compensate for the lack of data associated with cookies. Moreover, even if we are able to do so, such additional products and tools may be subject to further legislation or regulation, time consuming to develop or costly to obtain, or less effective than our current use of cookies.
If Taboola’s ability to personalize its advertisements and content to users is restricted or prohibited due to various privacy laws or regulations or industry changes, we could lose digital properties and advertisers, which could cause our financial condition, results of operations, and revenues to decline.
The efficacy of our platform for both advertisers and digital properties relies, in part, on our ability to personalize the recommendations that we serve to Internet users. If we are unable to personalize due to changes in various privacy laws or regulations or for some other reason beyond our control, the efficacy of our platform may be negatively affected causing our business to suffer, which, in turn, could have an adverse impact on our financial condition, results of operations, and revenues.

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If Taboola’s AI powered platform fails to accurately predict what ads and content would be of most interest to users or if we fail to continue to improve on our ability to further predict or optimize user engagement or conversion rates for our advertisers, our performance could decline and we could lose digital properties and advertisers, which could cause our results of operations and revenues to decline.
The effective delivery of our solution depends on the ability of Taboola’s AI powered platform to predict what ads and content would be of most interest to users so that our advertisers can achieve desirable returns on their advertising spend. We need to continuously deliver satisfactory results for our advertisers and digital properties in terms of predicting user engagement and conversion rates in order to maintain and increase revenue, which in turn depends in part on the optimal functioning of Taboola’s AI powered platform. In addition, as we have increased the number of advertisers and digital properties that use our offerings on a global basis, we have experienced significant growth in the amount and complexity of data processed by Taboola’s AI and the number of ad and content impressions we deliver. As the amount of data and number of variables processed by Taboola’s AI powered platform increase, the risk of errors in the type of data collected, stored, generated or accessed also increases. In addition, the calculations that the algorithms must compute become increasingly complex and the likelihood of any defects or errors increases. If we were to experience significant errors or defects in Taboola’s AI powered platform, our solution could be impaired or stop working altogether, which could prevent us from generating any revenue until the errors or defects were detected and corrected. Other negative consequences from significant errors or defects in Taboola’s AI powered platform could include:
•	a loss of advertisers and digital properties;

•	fewer user visits to our digital properties;

•	lower click-through rates;

•	lower conversion rates;

•	lower profitability per impression, up to and including negative margins;

•	lower return on advertising spend for advertisers;

•	lower price for the advertising inventory we are able to offer to digital properties;

•	delivery of advertisements that are less relevant or irrelevant to users;

•	liability for damages or regulatory inquiries or lawsuits; and

•	harm to our reputation.

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Furthermore, the ability of Taboola’s AI powered platform to accurately predict engagement by a user depends in part on our ability to continuously innovate and improve the algorithms underlying Taboola’s AI powered platform in order to deliver positive results for our advertisers and digital properties that can be clearly attributed to the services we provide. The failure to do so could result in delivering poor performance for our advertisers and a reduced ability to secure advertising inventory. If failures in Taboola’s AI powered platform or our inability to innovate and improve the algorithms underlying Taboola’s AI powered platform result in advertisers and digital properties ceasing to partner with us, we cannot guarantee that we will be able to replace, in a timely or effective manner, departing advertisers with new advertisers that generate comparable revenue or departing digital properties with new digital properties. As a result, the failure by Taboola’s AI powered platform to accurately predict user engagement or conversion rates and to continue to do so over time could result in significant costs to us and our results of operation and financial condition could be adversely affected.
Our business depends on continued engagement by users who interact with our platform on various digital properties. If users begin to ignore our platform or direct their attention to other elements on the digital property, our performance could decline and we could lose digital properties and advertisers, which could cause our results of operations and revenues to decline.
Our ability to sustain continued engagement by users who interact with our platform on various digital properties depends on our ability to continue to provide attractive content to users. If users begin to ignore our platform or direct their attention to other elements on the digital property, our performance could decline and digital property and advertiser satisfaction with our platform may decrease. Technological and other developments may also cause changes in consumer behavior that could affect the attractiveness of our content and ads to users.
While we have adopted a number of strategies and initiatives to address these challenges, there can be no guarantee that our efforts will be successful. If we are unable to demonstrate the continuing value of our platform to advertisers and digital properties, our results may suffer. A decrease in advertising expenditures by our advertisers could lead to a reduction in our ability to obtain high-quality content from digital properties, which in turn could have an adverse effect on our results of operations and revenues.
The effects of health epidemics, such as the global COVID-19 pandemic, have had and could in the future have an adverse impact on our revenue, our employees and results of operations.
Our business and operations have been and could in the future be adversely affected by health epidemics, such as the global COVID-19 pandemic. The ongoing COVID-19 pandemic, including the emergence of new variants such as Delta and Omicron, and efforts to control its spread have curtailed the movement of people, goods and services worldwide, including in the regions in which we and our clients and partners operate, and are significantly impacting economic activity and financial markets. Many marketers have decreased or paused their advertising spending as a response to the economic uncertainty, decline in business activity, and other COVID-related impacts, which have negatively impacted, and may continue to negatively impact, our revenue and results of operations, the extent and duration of which we may not be able to accurately predict. For instance, we experienced a notable decline in advertising rates soon after the onset of the COVID-19 pandemic, and we attribute a 12% reduction in our second quarter of 2020 revenue to the pandemic. After the reduction in advertising and rates in the first two quarters of 2020, we saw a strong recovery in our network yield in the second half of 2020. The gains in network yields we realized in the second half of 2020 continued into 2021 and we expect network yields to increase during 2022 at rates consistent with pre-COVID historical levels, although there can be no assurance of such increase. See Item 5 “Operating and Financial Review and Prospects.” In addition, our advertisers’ businesses or cash flows have been and may continue to be negatively impacted by COVID-19, which has and may continue to lead them to seek adjustments to payment terms or delay making payments or default on their payables, any of which may impact the timely receipt and/or collectability of our receivables.
Our operations are subject to a range of external factors related to the COVID-19 pandemic that are not within our control. We have taken precautionary measures intended to minimize the risk of the spread of the virus to our employees, partners and clients, and the communities in which we operate. A wide range of governmental restrictions has also been imposed on our employees’ and clients’ physical movement to limit the spread of COVID-19 and variant strains thereof. There can be no assurance that precautionary measures, whether adopted by us or imposed by others, will be effective, and such measures could negatively affect our sales, marketing, and client service efforts, delay and lengthen our sales cycles, decrease our employees’ and clients’ productivity, or create operational or other challenges, any of which could harm our business and results of operations. Although there are effective vaccines for COVID-19 that have been approved for use, not all of our employees are vaccinated. In addition, new strains of the virus have appeared (primarily, and most recently the Omicron variant), which may complicate treatment and vaccination programs. Accordingly, concerns remain regarding additional surges of COVID-19 as seen for example, towards the end of 2021, and the economic impact thereof, all of which may impact our future results of operations and financial condition.

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The economic uncertainty caused by the COVID-19 pandemic may continue to make it difficult for us to forecast revenue and operating results and to make decisions regarding operational cost structures and investments. We have committed, and we plan to continue to commit, resources to grow our business, including to expand our international presence, employee base, and technology development, and such investments may not yield anticipated returns, particularly if worldwide business activity continues to be impacted by COVID-19. The duration and extent of the impact from the COVID-19 pandemic depend on future developments that cannot be accurately predicted at this time, and if we are not able to respond to and manage the impact of such events effectively, our business may be harmed.
We have historically relied, and expect to continue to rely, on a small number of partners and their respective affiliates for a significant percentage of our revenue. The loss of all or a significant part of their business or an adverse change in the terms of our agreements could significantly harm our reputation, business, financial condition and results of operations.
In 2021, our largest digital property, Microsoft and affiliates, accounted for approximately 17% of our gross revenues generated from advertisers on digital properties, and our top five digital properties accounted for approximately 26% of our gross revenues. We have long-term contracts with our large digital properties, which, in general, contain minimum guarantee requirements. The typical contract length with our large digital properties is over two years (without any right by these properties to terminate earlier than that absent cause).
In December 2021 we announced a new agreement with Microsoft, our largest digital property partner, through July 2024. In connection with that agreement, we are developing a new technology which we began piloting on Microsoft’s digital properties in the first quarter of 2022. This new technology is expected to help us expand our footprint across Microsoft’s digital properties beyond our existing inventory. There can be no assurance that we will be able to launch the service utilizing the new technology on the currently anticipated schedule or at all, or as to the level or timing of market acceptance and our ability to attract new or existing digital properties and advertisers to the service. There can also be no assurance as to the costs related to the introduction and operation of the service, the timing and amount of any margin, profitability or other financial contributions of the service or the risk that the  service results in a decline in our financial performance during its pilot period, roll out and beyond compared to the results obtained under our prior arrangement with Microsoft.
The loss of all or a significant part of our business with our largest partners, particularly Microsoft and its affiliates, or unfavorable changes in the terms of our agreements with these partners could significantly harm our reputation, business, financial condition and results of operations.
We do not have long-term commitments from our advertisers, and we may not be able to retain advertisers or attract new advertisers that provide us with revenue that is comparable to the revenue generated by any advertisers we may lose.
Most of our advertisers do business with us by placing insertion orders for particular advertising campaigns. If we perform well on a particular campaign, then the advertiser may place new insertion orders with us for additional advertising campaigns. We rarely have any commitment from an advertiser beyond the campaign governed by a particular insertion order and, even then, each particular insertion order may not be completed since advertisers can typically terminate a campaign at any time on twenty-four hours’ notice. As a result, our success is dependent upon our ability to outperform our competitors and win repeat business from existing advertisers, while continually expanding the number of advertisers for whom we provide services. In addition, it is relatively easy for advertisers to seek an alternative provider for their campaigns because there are no significant switching costs. In addition, advertising agencies, with whom we do business, often have relationships with many different providers, each of whom may be running portions of the same campaign. Because we generally do not have long-term contracts, it may be difficult for us to accurately predict future revenue streams. We cannot provide assurance that our current advertisers will continue to use our solutions, or that we will be able to replace departing advertisers with new advertisers that provide us with comparable revenue.

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We may not be able to retain digital properties or attract new digital properties that provide us with digital space that is sufficient for our volume of sponsored content or comparable to the digital space provided by any digital properties we may lose.
We do business with our partners by allowing them to share in the revenues we receive from advertisers from campaigns that are placed on their digital properties. If the content we place on the digital property is successful, and the partner is satisfied with our performance and ability to generate revenue, the digital property partner may continue to want us to place content on their website. Alternatively, if we cannot maintain the quality of the content, digital property satisfaction with our platform may decrease. As our advertiser content may appear on multiple digital properties, any decrease in quality may rapidly affect many digital properties in a short period of time. Our commitments from digital properties are for various periods of time, but our success is dependent upon our ability to successfully execute campaigns using available digital space and maintaining partner satisfaction, while continually expanding the number of digital properties from whom we purchase digital space as needed to meet content volume. In addition, after expiration of our agreements, it is easy for digital properties to seek an alternative supplier of content for their digital space because there are no switching costs. We also face a risk that digital property contract renewals decrease our margins as digital properties may seek to negotiate a higher revenue share. Thus, we cannot provide assurance that our current partners will continue to want us to place content on their digital properties, or that we will be able to replace departing digital properties with new digital properties that provide us with sufficient or comparable digital space. In addition, certain trends in the industry designed to achieve a different user experience may significantly impact our business. For example, a partner may redesign its digital property causing us to have less real estate for our content or placing us in less profitable locations of the website.
If our access to quality digital properties or content from advertisers is diminished or if we fail to acquire new content, our revenue could decline and our growth prospects could be impeded.
We must maintain a consistent supply of attractive content and quality digital properties on which we place content. If our access to attractive content diminishes, our ability to pay digital properties will diminish, and if access to quality digital properties diminishes then advertisers may not want to work with us. Thus, our success depends both on our ability to secure quality content and digital real estate.
The amount, quality and cost of supply available to us can change over time. Our digital properties’ contracts are for various periods. As a result, we cannot provide any assurance that we will have ongoing access to a consistent supply of quality digital real estate. Moreover, the number of competitors in our industry is substantial and continues to increase, which could negatively affect the terms of doing business with our digital property partners and ultimately our gross margin. If we are unable to compete favorably for digital properties, we may not be able to place content at competitive rates or find alternative sources of supply with comparable traffic patterns and consumer demographics in a timely manner. Similarly, if we are unable to maintain a consistent supply of quality content from advertisers for any reason, our business, digital property partners retention and loyalty, financial condition and results of operations would be harmed.
If we are successful in attracting more advertising inventory from digital properties than we can satisfy with demand from advertisers, our relationship with certain digital properties, our revenues and our business could be adversely impacted.
Our business model depends on our ability to coordinate the supply of advertising inventory from our digital property partners with demand for that inventory from advertisers. Any material failure to effectively maintain a sufficient number of advertisers relative to the inventory we have available could cause digital properties not to utilize our platform or impair Taboola’s AI’s ability to accurately predict user engagement. As a result, our relationships with certain digital properties, our revenues and our business could be adversely impacted.
If Taboola fails to maintain the quality of content or to prevent low quality, offensive or other non-compliant content from appearing on the digital properties, we could lose digital properties and advertisers, which could cause our results of operations and revenues to decline.
Advertiser and digital property satisfaction with our solution depends on our ability to place high quality advertiser content with content from digital properties that is well-suited to the advertiser’s product or service. If we are unable to keep our advertisers’ content from being placed with low quality, offensive or other non-compliant editorial content, or if we are unable to keep low quality, offensive or other non-compliant ads off of our network of digital properties, our reputation and business may suffer. As we grow our business to serve a larger number of advertisers and digital properties, it could become more challenging to prevent low quality, offensive or other non-compliant content from being shown. In addition, the categories of content that our digital properties accept may change over time and as these categories are removed from our inventory, we could suffer a decrease in cost-per-click and overall revenue. If we are unable to maintain the quality of our advertiser and digital properties, our reputation and business may suffer and we may not be able to retain or secure additional advertiser or digital property relationships.

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Historically, the majority of our agreements with digital properties have typically required them to provide us with exclusivity for the term of the agreement. To the extent that such exclusivity is reduced or eliminated for any reason, including due to changes in market practice or changes in or in response to laws, rules or regulations, digital properties could elect to implement competitive platforms or services that could be detrimental to our performance, thereby reducing our revenues and harming our business.
Although the majority of our agreements with digital properties have historically required digital properties to provide us with exclusivity for the term of the agreement, there is no guarantee that we will be able to continue to obtain such exclusive arrangements or to renew existing arrangements on similar terms in the future. To the extent that such exclusivity is reduced or eliminated for any reason, including due to changes in market practice or changes in or in response to laws, rules or regulations, our partners could elect to implement other platforms or services on their digital properties or to seek out other third parties with which to do business, which could be detrimental to our performance, thereby reducing our revenues and having an adverse effect on our business.
If we fail to detect fraudulent clicks, including non-human traffic, serve advertisements on undesirable websites, or serve content that is inappropriate to certain of our digital properties, our reputation will suffer, which would harm our brand and reputation and negatively impact our business, financial condition and results of operations.
Our business depends in part on providing our advertisers and digital properties with a service that they trust, and we have contractual commitments to take reasonable measures to prevent click fraud or distributing content on undesirable digital properties. We use proprietary technology to detect click fraud and block inventory that we know or suspect to be fraudulent. Preventing and combating fraud requires constant vigilance, and we may not always be successful in our efforts to do so. In addition, as we continue to improve our click fraud detection mechanisms, we may find that a portion of our traffic is the result of click fraud, and eliminating this fraudulent traffic would reduce our revenues. We also use proprietary technology to prevent our advertisers’ content from appearing on undesirable digital properties, but we may not be successful in doing so, which would harm our relationship with advertisers. Any of these things would harm our brand and reputation and negatively impact our business, financial condition and results of operations.
Our platform and business are subject to a wide variety of risks from individuals from inside and outside our company. Our policies and procedures may be inadequate to protect us from material losses or other harm caused by these bad actors, which could negatively impact our business, results of operations and reputation.
Our platform and business are subject to a wide variety of risks from individuals both inside and outside our company. We have established policies and procedures to manage our exposure to risk, including risks arising from the actions of our employees. These policies may not be adequate or effective in managing our future risk exposure or protecting us against unidentified or unanticipated risks. Although we regularly update our policies and procedures, including with respect to sanctions, bribery, money laundering and insider trading, we may fail to predict future risks due to rapid changes in the market and regulatory conditions and in new markets we enter. Although we have established internal controls to ensure our risk management policies and procedures are adhered to by our employees as we conduct our business, our internal controls may not effectively prevent or detect any non-compliance of our policies and procedures. In particular, these measures may not adequately address or prevent all illegal, improper, or otherwise inappropriate activity from occurring and such conduct could expose us to liability, including through litigation, or adversely affect our brand or reputation. Further, any negative publicity related to the foregoing, whether such an incident occurred on our platform or on our competitors’ platforms, could adversely affect public perception of our industry as a whole, which could negatively affect demand for platforms like ours, and potentially lead to increased regulatory or litigation exposure. Any of the foregoing risks could negatively impact our business, results of operations and reputation.

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Our business depends on strong brands and well-known digital properties, and failing to maintain and enhance our brands and well-known digital properties would hurt our ability to expand our number of advertisers and digital properties.
Building and maintaining market awareness, brand recognition and goodwill in a cost-effective manner is important to our overall success in achieving widespread acceptance of our existing and future solutions. In particular, our business depends on access to strong brands and well-known digital properties, such as prominent media outlets, and failing to maintain and enhance our relationships with such brands and digital properties would hurt our ability to strengthen our own brand and to expand our current number of advertisers and digital properties. Our efforts in developing our brand may be hindered by the marketing efforts of our competitors, to the degree our competitors are able to decrease the number of high-profile digital properties we are able to work with. Alternatively, if a significant number of well-known digital properties ceased to do business with us due to changing market conditions or for other reasons, our own brand image and reputation could suffer and our business and results of operations could be adversely affected.
The widespread use of technologies that can block or limit the display of our ads could adversely affect our financial results and business.
Technologies have been developed, and will likely continue to be developed, that can block the display of our ads or content or block our ad measurement tools, particularly for advertising displayed on personal computers. We generate substantially all of our revenue from advertising, including revenue resulting from the display of ads via our platform on personal computers. Revenue generated from the display of ads on personal computers has been impacted by these technologies from time to time. As a result, these technologies may have an adverse effect on our financial results and, if such technologies continue to proliferate, in particular with respect to mobile platforms, our future financial results may be harmed.
Our business depends on continued and unimpeded access to the Internet and digital properties by us and our users. Internet access providers, device manufacturers, browser developers or owners of digital properties may be able to restrict, block, degrade, or charge for access to certain of our products and services, which could lead to significant degradation of our service or additional expenses and the loss of users and advertisers.
Our products and services depend on the ability of consumers to access the Internet. Currently, this access is provided by companies that have significant market power in the broadband and internet access marketplace, including incumbent telephone companies, cable companies, mobile communications companies, and government-owned service providers. Some of these providers may take measures that could degrade, disrupt, or increase the cost of user access by restricting or prohibiting the use of their infrastructure to support our platform, by charging increased fees to us or our users, or by providing our competitors preferential access. Some jurisdictions have adopted regulations prohibiting certain forms of discrimination by internet access providers; however, substantial uncertainty exists in the United States and elsewhere regarding such protections. For example, in 2018 the United States Federal Communications Commission repealed net neutrality rules, which could permit internet access providers to restrict, block, degrade, or charge for access. In addition, our platform may be subject to government-initiated restrictions or blockages. COVID-19 has also resulted in quarantines, shelter in place orders, and work from home directives, all of which have increased demands for internet access and may create access challenges. These could result in a decrease of users interacting with our platform, and could impair our ability to attract new advertisers and digital properties.
In addition, we rely on data signals from user activity on websites that we do not control in order to deliver relevant and effective ads on behalf of our advertisers. Our advertising revenue is dependent on targeting and measurement tools that incorporate these signals, and any changes in our ability to use such signals will adversely affect our business. For example, legislative and regulatory changes, such as the GDPR and CCPA, may impact our ability to use such signals in our ad products. In addition, mobile operating system and browser providers, such as Apple and Google, have announced product changes as well as future plans to limit the ability of application developers to use these signals to target and measure advertising on their platforms. These developments may limit our ability to target and measure the effectiveness of ads on our platform, and any additional loss of such signals in the future will adversely affect our targeting and measurement capabilities and negatively impact our advertising revenue.
Large and established internet and technology companies may be able to independently transform the marketplace for data and native advertising and significantly impair our ability to operate.
Large and established internet and technology companies such as Amazon, Apple, Facebook and Google may have the power to significantly change the very nature of the internet display advertising marketplace, and these changes could materially disadvantage us. For example, Amazon, Apple, Facebook and Google have substantial resources and have a significant share of widely adopted industry platforms such as web browsers, mobile operating systems and advertising exchanges and networks. In addition, these or other companies may bundle other services alongside the services that compete with our solutions, thus potentially creating a more competitive platform than ours. Therefore, these companies could leverage their position to make changes to their web browsers, mobile operating systems, platforms, exchanges, networks or other products or services that could be significantly harmful to our business and results of operations.

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From time to time certain of our digital properties, typically small and medium digital properties, have, and in the future may continue to, violate the terms of their agreements with us by depriving us of their contractually required advertising inventory.
If a significant number of these digital properties violate their agreements, it could be impractical for us to pursue remedies against all of them and as a result we may lack sufficient or timely advertising inventory for our advertiser clients. As a result, advertisers may be less likely to contract with us in the future. The combined effect of this disruption to our anticipated advertising inventory, and related supply and demand dynamics, could have an adverse effect on our revenue, business operations and reputation.
We have already and may in the future invest in or acquire other businesses, which could require significant management attention, disrupt our business, dilute shareholder value and adversely affect our financial condition and results of operations.
As part of our business strategy, we have made and may make future investments in or acquisitions of complementary companies, products or technologies. These activities, including the Connexity acquisition in September 2021, involve significant risks to our business. We may not be able to find other suitable acquisition candidates, and we may not be able to complete such acquisitions on favorable terms, if at all. If we do complete acquisitions, they may not ultimately strengthen our competitive position. Any acquisitions we complete could be viewed negatively by our partners and clients, which could have an adverse impact on our business. In addition, if we are unsuccessful at integrating employees or technologies acquired, our financial condition and results of operations, including revenue growth, could be adversely affected. Any acquisition and subsequent integration will require significant time and resources. We may not be able to successfully evaluate and use the acquired technology or employees, or otherwise manage the acquisition and integration processes successfully. We will be required to pay cash, incur debt and/or issue equity securities to pay for any such acquisition, each of which could adversely affect our financial condition. Our use of cash to pay for acquisitions would limit other potential uses of our cash, including investments in our sales and marketing and product development organizations, and in infrastructure to support scalability. The issuance or sale of equity or convertible debt securities to finance any such acquisitions would result in dilution to our shareholders. If we incur debt, it would result in increased fixed obligations and could also impose covenants or other restrictions that could impede our ability to manage our operations.
If we do not effectively grow and train our sales team and account managers, we may be unable to add new digital properties and advertisers or increase sales to our existing digital properties and advertisers, and our business would be adversely affected.
We continue to be substantially dependent on our sales team and account managers to obtain new digital properties and advertisers and to drive sales from our existing digital properties and advertisers. We believe that there is significant competition for sales personnel with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend, in large part, on our success in recruiting, training, integrating and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and it may take significant time before they achieve full productivity. Our recent hires and planned hires may not become productive as quickly as we expect, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, if we continue to grow rapidly, a large percentage of our sales team will be new to the company and our solutions. If we are unable to hire and train sufficient numbers of effective sales personnel, or the sales personnel are not successful in obtaining new digital properties and advertisers or increasing sales to our existing digital property and advertiser base, our business would be adversely affected. Finally, managing our sales team and account managers, particularly in light of our growth, and enforcing compliance with our sales policies is a challenge for us.

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If we do not effectively maintain and grow our research and development team with top talent, including employees who are trained in artificial intelligence, machine learning and advanced algorithms, we may be unable to continue to improve on our artificial intelligence, our performance could decline and we could lose digital properties and advertisers, which could cause our results of operations and revenues to decline.

Our future success depends on our ability to continue to attract, retain and motivate highly skilled employees, software engineers and other employees with the technical skills in artificial intelligence, machine learning and advanced algorithms that will enable us to deliver effective advertising and content solutions. Competition for highly skilled employees in our industry is intense, particularly in the fields of artificial intelligence and data science. In 2021, we experienced greater than expected turnover among highly skilled employees, reflecting intense competition, continued COVID-related labor market disruptions and the so-called “great resignation.” We expect certain of our key competitors, who generally are larger than us and have access to more substantial resources, to pursue top talent even more aggressively.
We may be unable to attract or retain such highly skilled personnel who are critical to our success, which could hinder our ability to keep pace with innovation and technological change in our industry or result in harm to our key advertiser and digital property relationships, loss of key information, expertise or proprietary knowledge and unanticipated recruitment and training costs. The loss of the services of such key employees could make it more difficult to successfully operate our business and pursue our business goals.
Our growth depends, in part, on the success of our strategic relationships with third parties, including ready access to hardware in key locations to facilitate the delivery of our platform and reliable management of Internet traffic. Supply disruptions can impede our operations, ability to grow and financial performance and also result in significant cost increases.
We anticipate that we will continue to depend on various third-party relationships in order to grow our business. We continue to pursue additional relationships with third parties, such as technology and content providers, content delivery networks, data partnerships, co-location facilities and other strategic partners. Identifying, negotiating and documenting relationships with third parties requires significant time and resources, as does integrating third-party data and services. Our agreements with providers of technology, computer hardware, co-location facilities, and content are typically non-exclusive, do not prohibit them from working with our competitors or from offering competing services and do not typically have minimum purchase commitments. Our competitors may be effective in providing incentives to third parties to favor their products or services over ours or to otherwise prevent or reduce purchases of our solutions. In addition, these third parties may go out of business, no longer offer their services to us or not perform as expected under our agreements with them, and we may have disagreements or disputes with such third parties, which could negatively affect our brand and reputation.
In particular, our continued growth depends on our ability to source computer hardware, including servers built to our specifications, and the ability to locate those servers and related hardware in co-location facilities in the most desirable locations to facilitate the timely delivery of our services. Disruptions in the services provided at co-location facilities that we rely upon can degrade the level of services that we can provide, which could harm our business. We also rely on our integration with many third-party technology providers to execute our business on a daily basis. We rely on a third-party domain name service, or DNS, to direct traffic to our closest data center for efficient processing. If our DNS provider experiences disruptions or performance problems, this could result in inefficient balancing of traffic across our servers as well as impairing or preventing web browser connectivity to our site, which could harm our business.
Supply disruptions could materially impede our growth and our ability to maintain our existing platform. Disruptions in supply can be caused by many factors, including decreases in manufacturing output and labor shortages due to COVID-19 or other reasons; the availability of one or more components including semiconductors, which are currently in short supply; the impacts of pent-up demand; transportation and delivery issues; geopolitical issues; and other circumstances. Such disruptions can result in the delay or inability to obtain necessary hardware, or significant cost increases, any of which could have a material adverse effect on our existing business, our ability to grow and our financial performance.
Our future success depends on the continuing efforts of our key employees, including our founder, and on our ability to hire, train, motivate and retain additional employees, including key employees.
Our future success depends heavily upon the continuing services of our key employees, including our founder and CEO, Adam Singolda, and on our ability to attract and retain members of our management team and other highly skilled employees, including software engineers, analytics and operations employees and sales professionals. The market for talent in our key areas of operations, including Bangkok, California, New York, Sao Paulo, Tel Aviv, and London, is intensely competitive. Our competitors may provide more generous benefits, more diverse opportunities and better chances for career advancement than we do. Some of these advantages may be more appealing to high-quality candidates than those we have to offer. Any of our employees may terminate his or her employment with us at any time.

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New employees often require significant training and, in many cases, take significant time before they achieve full productivity. As a result, we may incur significant costs to attract and retain employees, including significant expenditures related to salaries and benefits and compensation expenses related to equity awards, and we may lose new employees to our competitors or other companies before we realize the benefit of our investment in recruiting and training them. Moreover, new employees may not be or become as productive as we expect, as we may face challenges in adequately or appropriately integrating them into our workforce and culture. In addition, as we move into new geographies, we will need to attract and recruit skilled employees in those areas.
Even if we are successful in hiring qualified new employees, we may be subject to allegations that we have improperly solicited such employees while they remained employed by our competitors, that such employees have improperly solicited other colleagues of theirs employed by the same competitors or that such employees have divulged proprietary or other confidential information to us in violation of their agreements with such competitors. If we are unable to attract, integrate and retain suitably qualified individuals, our business, financial position and results of operations would be harmed.
Our corporate culture has contributed to our success. If we cannot maintain it as we grow, we could lose the innovation, creativity and teamwork fostered by our culture, and our business could be harmed.
We are undergoing rapid growth and we intend to further expand our overall headcount and operations both domestically and internationally and through acquisitions, and we may not be able to do so while effectively maintaining our corporate culture. We believe our corporate culture has been a critical component of our success as we believe it fosters innovation, teamwork, passion for partners and clients and focus on execution, while facilitating knowledge sharing across our organization. As we grow and change, we may find it difficult to preserve our corporate culture, which could reduce our ability to innovate and operate effectively. In turn, the failure to preserve our culture could negatively affect our ability to attract, recruit, integrate and retain employees, continue to perform at current levels and effectively execute our business strategy.
Many advertisers typically spend less in the first quarter and more in the fourth quarter of each calendar year. Our historical revenue growth has mitigated the impact of these seasonal fluctuations in advertising activity. If our growth declines or these typical advertising patterns become more pronounced, seasonality could have a material impact on our revenue, cash flows and operating results.
Our revenue, cash flow and other key operating and performance metrics may vary from quarter to quarter due to the seasonal nature of our advertiser clients’ spending on advertising campaigns. For example, many advertisers tend to devote more of their advertising budgets to the fourth calendar quarter to coincide with consumer holiday spending and correspondingly to spend less in the first quarter. Moreover, advertising inventory in the fourth quarter may be more expensive due to increased demand for it. Our historical revenue growth has masked the impact of seasonality in the past, but if our growth rate declines or seasonal spending becomes more pronounced, seasonality could have a more significant impact on our revenue, cash flow and results of operations from period to period.
We usually incur the cost of an advertiser’s campaign before we bill for services. Such advertisers may have or develop high-risk credit profiles, which may result in credit risk.
We usually incur the cost of an advertiser’s campaign before we bill for services. A portion of our advertiser-side business is sourced through advertising agencies, and we contract with these agencies as agent for a disclosed principal, which is the advertiser. Typically, the advertising agency pays for our services once it has received payment from the advertiser for our services. Our agreements with these agencies typically provide that if the advertiser does not pay the agency, the agency is not liable to us, and we must seek payment solely from the advertiser.
In addition, contracting with advertisers who have or develop high-risk credit profiles, subjects us to credit risk. This credit risk may vary depending on the nature of the advertiser’s business and the advertiser’s monetization of the traffic generated. Any inability to collect costs we have advanced or other amounts due to us, including write-offs of accounts receivable, could have a materially negative effect on our results of operations.
We often pay our digital properties their share of the revenue generated by an advertiser’s campaigns whether or not we have received payment from the advertisers and even if we never receive payment from such advertiser. In addition, we agree with digital properties on a fixed cost for the digital space but a large portion of our revenue from advertisers is tied to the performance of the campaign. As a result, our results of operations and financial condition could be adversely impacted if we do not receive timely payment from our advertisers or if our campaigns do not perform as expected.

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Risks Related to Laws and Regulations
We are a multinational organization faced with complex and changing laws and regulations regarding privacy, data protection, content, competition, consumer protection, and other matters. Many of these laws and regulations are subject to change and uncertain interpretation, and could result in claims, changes to our business practices, monetary penalties, increased cost of operations, or declines in user engagement, or otherwise harm our business.
We are subject to a variety of laws and regulations in the United States and other countries that involve matters central to our business, including privacy, data protection, content, competition, consumer protection, and other matters. The expansion of our activities in certain jurisdictions, or other actions that we may take may subject us to additional laws, regulations, or other government scrutiny. In addition, foreign privacy, data protection, content, competition, and other laws and regulations can impose different obligations or be more restrictive than those in the United States. For additional discussion of privacy and data protection laws and regulations applicable to our business, see “Risk Factors—Risks Related to Laws and Regulations—Legislation and regulation of online businesses, including privacy and data protection regimes, could create unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our technology platform or business model, which could have a material adverse effect on our business.”
Laws and regulations of the countries and their legal subdivisions in which we operate or conduct business or in which our employees reside, which in some cases can be enforced by private parties in addition to government entities, are constantly evolving and can be subject to significant change. As a result, the application, interpretation, and enforcement of these laws and regulations are often uncertain, particularly in the new and rapidly evolving industry in which we operate, and may be interpreted and applied inconsistently from country to country and inconsistently with our current policies and practices. For example, regulatory or legislative actions affecting the manner in which we display content to our users could adversely affect user growth and engagement. Such actions could affect the manner in which we provide access to our platform or adversely affect our financial results.
These laws and regulations, as well as any associated claims, inquiries, or investigations or any other government actions, have in the past led to, and may in the future lead to, unfavorable outcomes including increased compliance costs, delays or impediments in the development of new products, negative publicity and reputational harm, increased operating costs, diversion of management time and attention, and remedies that harm our business, including fines or demands or orders that we modify or cease existing business practices.
Legislation and regulation of online businesses, including privacy and data protection regimes, could create unexpected costs, subject us to enforcement actions for compliance failures, or cause us to change our technology platform or business model, which could have a material adverse effect on our business.
Government regulation could increase the costs of doing business online. U.S. and many international governments have enacted or are considering legislation and regulation related to online advertising to which we are or may become subject, and we expect to see an increase in legislation and regulation related to digital advertising, the collection and use of Internet user data and unique device identifiers, such as IP address or unique mobile device identifiers, and other privacy and data protection legislation and regulation. The regulatory environment related to privacy and data protection is increasingly rigorous, with new and constantly changing requirements applicable to our business, and enforcement practices are likely to remain uncertain for the foreseeable future. Such legislation and regulation could affect the costs of doing business online, and could reduce the demand for our solutions or otherwise harm our business, financial condition, and results of operations. These laws and regulations may be interpreted and applied differently over time and from jurisdiction to jurisdiction, and it is possible that they will be interpreted and applied in ways that may have a material adverse effect on our results of operations, financial condition and cash flows. For example, a wide variety of provincial, state, national, and international laws and regulations apply to the collection, use, retention, protection, disclosure, transfer and other processing of personal data. While we generally have not collected data from Internet users that is traditionally considered to be personal data, such as name, email address, address, phone numbers, social security numbers, credit card numbers, financial, or health data, we typically do collect and store IP addresses, cookie IDs, and other device identifiers that are or may be considered personal data in some jurisdictions or otherwise may be the subject of legislation or regulation.

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For example, in the United States, various federal and state regulators, including governmental agencies like the Federal Trade Commission, or the FTC, have adopted, or are considering adopting, laws and regulations concerning privacy and data protection. Certain state laws may be more stringent or broader in scope, or offer greater individual rights, with respect to data than federal, international, or other state laws, which may differ from one other, complicating compliance efforts. For example, the California Consumer Privacy Act of 2018, or CCPA, increases privacy rights for California consumers and imposes obligations on companies that process their personal data (including device identifiers, IP addresses, cookies and geo-location). Among other things, the CCPA requires covered companies to provide new disclosures to California consumers and provide such consumers new data protection and privacy rights, including the ability to opt-out of certain sales of personal data. The CCPA provides for civil penalties for violations, as well as a private right of action for certain data breaches that result in the loss of personal data. Additionally, voters approved a new privacy law, the California Privacy Rights Act, or the CPRA, in November 2020. Beginning on January 1, 2023, the CPRA will significantly modify the CCPA, including by expanding California consumers’ rights with respect to certain sensitive personal data. Other states have enacted, or are considering enacting, similar legislation. For example, the new Virginia Consumer Data Protection Act, or CDPA, which will go into effect on January 1, 2023, and the new Colorado Privacy Act, or CPA, which will go into effect on July 1, 2023, offer a range of new privacy rights to Virginia and Colorado consumers, respectively, including the ability to opt-out of sales of personal data and uses of personal data for “targeted advertising.” They also obligate covered companies to (1) conduct data protection assessments before engaging in certain processing activities including targeted advertising, sales of personal data, and processing of sensitive personal data and other data that presents heightened risks of harm to consumers; and (2) enter into contracts with third-party processors and their subprocessors. State laws continue to change rapidly, all while discussions continue in Congress about a new comprehensive U.S. federal data privacy law, to which Taboola would become subject, if it is enacted
Internationally, laws, regulations and standards in many jurisdictions apply broadly to the collection, use, retention, security, disclosure, transfer and other processing of personal data. For example, the GDPR, which became effective in May 2018, greatly increased the European Commission’s jurisdictional reach of its laws and adds a broad array of requirements for handling personal data (including online identifiers and location data). EU member states are tasked under the GDPR to enact, and have enacted, certain implementing legislation that adds to and/or further interprets the GDPR requirements and potentially extends our obligations and potential liability for failing to meet such obligations. The GDPR, together with national legislation, regulations and guidelines of the EU member states governing the processing of personal data, impose strict obligations and restrictions on the ability to collect, use, retain, protect, disclose, transfer and otherwise process personal data. In particular, the GDPR includes obligations and restrictions concerning the consent and rights of individuals to whom the personal data relates, the transfer of personal data out of the European Economic Area, or the EEA, security breach notifications and the security and confidentiality of personal data. The GDPR authorizes fines for certain violations of up to 4% of global annual revenue or €20 million, whichever is greater. In addition, some countries are considering or have passed legislation implementing data protection requirements or requiring local storage and processing of data or similar requirements that could increase the cost and complexity of delivering our services.
For the transfer of personal data from the EEA to the U.S., we rely upon direct contractual agreements between Taboola’s European corporate entity, Taboola Europe Limited, and Taboola’s U.S. corporate entity, Taboola, Inc., based on the EU’s standard contractual clauses. These contractual agreements obligate Taboola’s U.S. operations to uphold adequate data protection measures (appropriate safeguards, enforceable data subject rights, and effective legal remedies for data subjects) on all data that Taboola transfers to the U.S. from the EEA on its own behalf and on behalf of its clients and partners. However, standard contractual clauses have been subjected to regulatory and judicial scrutiny and the legal bases for cross-border data transfers are constantly evolving. A recent decision of the Court of Justice of the European Union (“Schrems II”) ruled that standard contractual clauses are not sufficient, on their own, to provide appropriate safeguards for transfers of personal data from the European Union to the United States (and other non-EEA countries) and that companies that engage in these transfers, like Taboola, need to undertake data transfer risk assessments and implement any “supplementary measures” necessary to address any risks identified in order to ensure that the data they transfer continues to be protected to a standard that is essentially equivalent with the GDPR.
The withdrawal of the United Kingdom from the European Union also has created uncertainty with regard to the regulation of data protection in the United Kingdom, or the UK. Since January 1 2021, when the transitional period following Brexit expired, we have been required to comply with the GDPR as well as the UK GDPR (combining the GDPR and the UK’s Data Protection Act of 2018), which exposes us to two parallel regimes, each of which authorizes similar fines and may subject us to increased compliance risk based on differing, and potentially inconsistent or conflicting, interpretation and enforcement by regulators and authorities (particularly, if the laws are amended in the future in divergent ways). With respect to transfers of personal data from the EEA, on June 28, 2021, the European Commission issued an adequacy decision in respect of the United Kingdom’s data protection framework, enabling data transfers from EU member states to the United Kingdom to continue without requiring organizations to put in place contractual or other measures in order to lawfully transfer personal data between the territories. While it is intended to last for at least four years, the European Commission may unilaterally revoke the adequacy decision at any point, and if this occurs, it could lead to additional costs and increase our overall risk exposure.

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The data privacy landscape in Asia and the Pacific has undergone a dramatic transformation in the past decade, with strong indication that the region’s privacy regulations will continue to rapidly evolve. Most recently, in 2021, China strengthened its commitment to protect personal data by adopting the new Personal Information Protection Law, or PIPL, which gives data subjects the power to control and determine how, with whom, and for what purposes their personal data can be shared, analyzed, or handled. While the PIPL establishes a regime that is largely similar to the GDPR, it also imposes some stricter requirements. For instance, the PIPL has heightened disclosure requirements and specific consents for processing sensitive personal data and transferring personal data outside of China. The PIPL also mandates security impact assessments under a number of processing scenarios and imposes a data localization requirement on both operators of critical information infrastructure and covered companies that process large volumes of personal data. The PIPL also creates penalties for organizations that fail to fulfill their obligations to protect personal data, with potential fines up to 5% of annual revenue.
Evolving and changing definitions of personal data, within the EU, Asia, the United States, and elsewhere, especially relating to classification of IP addresses, machine or device identifiers, and other information, have in the past and could in the future, cause us to change our business practices, expend significant costs to modify our data processing practices or policies, preoccupy management, divert resources from other initiatives and projects, or limit or inhibit our ability to operate or expand our business. Evolving data protection and privacy-related laws and regulations could embolden regulatory and public scrutiny, increase levels of enforcement, and pose risk of sanctions for noncompliance. While we currently take steps to avoid collecting personal data that would enable the direct identification of Internet users, we may inadvertently receive this information from advertisers or advertising agencies or through the process of delivering our service. Additionally, while we take measures to protect the security of information that we collect, use and disclose in the operation of our business, and to offer certain privacy protections with respect to such information, such measures may not always be effective. Our advertising clients or digital property partners have or may in the future impose new restrictions relating to the quickly evolving privacy and data protection laws and regulations with which we must adapt and comply. Our failure to comply with applicable laws and regulations, or to protect personal data, could result in enforcement or litigation action against us, including fines, sanctions, penalties, judgments, imprisonment of our officers and public censure, claims for damages by consumers and other affected individuals, damage to our reputation and loss of goodwill, any of which could have a material adverse impact on our business, financial condition and results of operations. Even the perception of privacy concerns, whether or not valid, could harm our reputation and inhibit adoption of our solutions by current and future clients and partners.
Potential “Do Not Track” standards or government regulation could negatively impact our business by limiting our access to the user data that informs the advertising campaigns we run, and as a result could degrade our performance for our digital properties and advertisers.
As the use of cookies has received ongoing media attention in recent years, some government regulators and privacy advocates have suggested creating a “Do Not Track” standard that would allow Internet users to express a preference, independent of cookie settings in their web browser, not to have their website browsing recorded. All the major Internet browsers have implemented some version of a “Do Not Track” setting. Microsoft’s Internet Explorer includes a “Do Not Track” setting that is selected “on” by default. However, there is limited guidance, consensus and industry standards regarding the definition of “tracking,” what message is conveyed by a “Do Not Track” setting and how to respond to a “Do Not Track” preference. We could face competing policy standards, or standards that put our business model at a competitive disadvantage to other companies that collect data from Internet users, standards that reduce the effectiveness of our solutions, or standards that require us to make costly changes to our solutions. For example, the FTC has stated that it will pursue a legislative solution if the industry cannot agree upon a standard. “Do Not Track” has seen renewed emphasis from proponents of the CCPA, and the CPRA and the CCPA and the CPRA, in certain circumstances, requires browser-based or similar “do not sell” signals. If a standard is imposed by international federal or state legislation, or agreed upon by standard setting groups, that requires us to recognize a “Do Not Track” signal and prohibits us from using data as we currently do, then that could hinder growth of advertising and content production on the web generally, and limit the quality and amount of data we are able to store and use, which would cause us to change our business practices and adversely affect our business.

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User growth and engagement depends upon effective interoperation with devices, platforms and standards set by third parties across the entire ad tech ecosystem that we do not control.
Technology companies in the Internet browsers and operating systems spaces have announced intentions to discontinue the use of cookies, and to develop alternative methods and mechanisms for tracking users. The most commonly used Internet browsers allow users to modify their browser settings to block first-party cookies (placed directly by the media partner or website owner that the user intends to interact with) or third-party cookies, and some browsers block third-party cookies by default. For example, Apple previously released an update to its Safari browser that limits the use of third-party cookies, which reduces our ability to provide the most relevant ads to our users and impacts monetization, and also released changes to iOS, requiring users to voluntarily choose (opt-in) to permit app developers to track them across applications and websites, that limit our ability to target and measure ads effectively. In January 2020, Google announced its intention to limit the use of third-party cookies, and potentially in the near future, Google’s Chrome web browser will no longer support third-party cookies or allow users to be tracked across the Internet. While this isn’t expected to be in full effect until 2023 or later, the depreciation of third-party cookies in Google Chrome will force many businesses to reevaluate their marketing strategies.
In addition, mobile devices using Android and iOS operating systems limit the ability of cookies to track users while they are using applications other than their web browser on the device. As a consequence, fewer of our cookies or media partners’ cookies may be set in browsers or be accessible in mobile devices, which can adversely affect our business.
As technology companies in such sectors replace cookies, it is possible that such companies may rely on proprietary algorithms or statistical methods to track users without cookies, or may utilize log-in credentials entered by users into other web properties owned by these companies, such as their email services, to track web usage, including usage across multiple devices. Alternatively, such companies may build different and potentially proprietary user tracking methods into their widely-used web browsers. Although we believe we are well positioned to adapt and continue to provide key data insights to our media partners without cookies, this transition could be more disruptive, slower, or more expensive than we currently anticipate, and could materially affect the accuracy of our recommendations and ads and thus our ability to serve our advertisers, including through our data marketplace product, adversely affecting our business, results of operations, and financial condition.
Potential regulation or oversight over native advertising disclosure standards could negatively impact our business by affecting click through rates, which in turn affects the profitability of our digital properties and advertisers.
As “native” advertising, or advertising content designed to blend in with editorial content, increases in popularity among advertisers, digital properties, marketers and regulators are still considering varying approaches and guidelines relating to the labeling of such content. In the United States, the FTC requires that all online advertising must meet a few basic principles: it must be truthful and not misleading, it must substantiate any express or implied claims, it cannot be unfair or deceptive, and any disclosures necessary to make an ad accurate must be clear and conspicuous. The FTC clarified those requirements in March 2013 with a document titled “Dot Com Disclosures: Information about Online Advertising.” Although open to interpretation, those guidelines suggested paid online ads must be disclosed and adequately labeled to users. In December 2013, the FTC held a workshop to discuss whether media outlets are adequately identifying sponsored stories. No clear answers were derived from the workshop, as the FTC did not offer specific guidance on exactly how that content should be labeled. However, failing to clearly disclose something material in an advertisement would, in the views of some participants, be a violation of Section 5 of the Federal Trade Commission Act of 1914. Also, in May 2019, the Interactive Advertising Bureau (IAB), a self-regulatory agency, released its “Native Advertising Playbook 2.0” with the aim of providing a framework for native advertising, including how to clearly and prominently disclose the material as an advertisement. The playbook explains that native advertising must plainly disclose that the ad has been paid for in a conspicuous manner, but does not provide much in the way of additional disclosure guidance. Similarly, self-regulatory bodies such as the National Advertising Division (“NAD”), the investigative unit of the advertising industry’s system of self-regulation administered by the Council of Better Business Bureaus, which has in the past year investigated several advertisers for their native advertising practices in the print and digital space as part of its routine monitoring program, has not provided specific guidance to digital properties and marketers. The NAD’s guidance has relied on the FTC’s advice to search engine companies, which emphasizes the need for visual cues, labels or other techniques to effectively distinguish advertisements in order to avoid misleading consumers, but does not specify what cues, labels or techniques should be used. In the past, both NAD and Advertising Standards Authority, the UK’s independent regulator of advertising, have handled complaints filed against us with respect to our labeling. While those complaints have since been resolved and we seek to comply with respect to the clear labeling rules and guidance issued by NAD and ASA, it is possible that the FTC or one of these self-regulatory bodies could disagree and find that our disclosures are not sufficiently clear or conspicuous to avoid misleading consumers and should be modified. Similar or more stringent standards and self-regulatory principals have been or could be implemented in other countries as well.

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If we make mistakes in the implementation of such guidance, or our commitments with respect to these principles, we could be subject to negative publicity, government investigation, government or private litigation, or investigation by self-regulatory bodies or other accountability groups. Any such action against us could be costly and time consuming, require us to change our business practices, cause us to divert management’s attention and our resources and be damaging to our reputation and our business. Moreover, additional or different disclosures may lead to a reduction in end-user’s interaction with sponsored content we distribute resulting in reduced profitability to our digital properties and ourselves.
We are a multinational organization faced with complex and changing advertising regulation in many jurisdictions in which we operate, and we are obligated to comply with such advertising regulations in connection with the advertising we distribute on behalf of our advertiser clients. If we fail to comply with these advertising regulations we or our advertisers could be subject to liability or forced to reduce or suspend operations until we are able to comply, which could reduce our revenues.
We are subject to complex and changing advertising regulations in many jurisdictions in which we operate, and we are obligated to comply with such advertising regulations in connection with the advertising we distribute on behalf of our advertiser clients. For example, much of the federal oversight on digital advertising in the U.S. currently comes from the FTC, which has primarily relied upon Section 5 of the Federal Trade Commission Act, which prohibits companies from engaging in “unfair” or “deceptive” trade practices, including alleged violations of representations concerning privacy protections and acts that allegedly violate individuals’ privacy interests. If we or our advertiser clients are not able to comply with these laws or regulations or if we become liable under these laws or regulations, we could be directly harmed, and we may be forced to implement new measures to reduce our exposure to this liability. This may require us to expend substantial resources or to alter our business strategy, which would negatively affect our business, financial condition and results of operations.
From time to time we are subject to litigation, administrative inquiries and similar governmental procedures, which may be extremely costly to defend, could result in substantial judgment or settlement costs or subject us to other remedies. Litigation and other disputes can also divert management’s attention from our operations and hurt our reputation.
From time to time we are involved in various legal proceedings or government investigations, including, but not limited to, actions relating to breach of contract, intellectual property infringement, competition law or other issues. For example, in April 2021, we became aware that the Antitrust Division of the U.S. Department of Justice is conducting a criminal investigation of hiring activities in our industry, including us. We are cooperating with the Antitrust Division. While there can be no assurances as to the ultimate outcome, we do not believe that our conduct violated applicable law. Claims may be expensive to defend, may divert management’s time away from our operations, and may affect the availability and premiums of our liability insurance coverage, regardless of whether they are meritorious or ultimately lead to a judgment against us. We cannot assure you we will be able to successfully defend or resolve any current or future litigation matters, in which case those litigation matters could have a material and adverse effect on our business, financial condition, operating results, cash flows, reputation and prospects.
We are a multinational organization faced with increasingly complex tax issues in many jurisdictions, and we could be obligated to pay additional taxes in various jurisdictions as a result of new taxes and related laws, which may materially affect our business and results of operations.
As a multinational organization, operating in multiple jurisdictions including Brazil, China, European Union, India Israel, Japan, South Korea, Taiwan, Thailand, Turkey, the United Kingdom and the United States, among others, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which may be uncertain. The amount of taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could have a material adverse effect on our liquidity and results of operations. In addition, as internet commerce and globalization continue to evolve, increasing regulation by government authorities becomes more likely. Our business could be negatively impacted by the application of existing laws and regulations or the enactment of new laws applicable to digital advertising. The cost to comply with such laws or regulations could be significant, and we may be unable to pass along those costs to our clients in the form of increased fees, which may negatively affect our business and results of operation. We are subject to regular review and audit by Israeli, U.S. and other foreign tax authorities. Although we believe our tax estimates are reasonable, the authorities in these jurisdictions could review our tax returns and impose additional taxes, interest and penalties, and the authorities could claim that various withholding requirements apply to us or our subsidiaries or assert that benefits of tax treaties are not available to us or our subsidiaries, any of which could materially affect our income tax provision, net income, or cash flows in the period or periods for which such determination and settlement is made.

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Our operations may expose us to greater than anticipated tax liabilities, which could harm our financial condition and results of operations.
There is heightened scrutiny by fiscal authorities in many jurisdictions on the potential taxation of digital services, including but not limited to, online advertising, search engine and e-commerce businesses (referred to as DST or alike). The Organization for Economic Co-operation and Development (OECD) has issued guidelines, referred to as the Base Erosion and Profit Shifting project (BEPS), to its member-nations aimed at encouraging broad-based legislative initiatives intended to prevent perceived base erosion transactions and income shifting in a tax-advantaged manner. Further, for the past several years, the OECD has had a specific focus on the implications of digital services including online advertising, search engine and e-commerce businesses, generally referred by the OECD as the “digital economy.” In the fourth quarter of 2019, the OECD released details on its proposed approach which would, among other changes, create a new right to tax certain “digital economy” income not necessarily based on traditional nexus concepts nor on the “arm’s length principle.” As there has been a lack of consensus among the key members, particularly the United States, several jurisdictions legislated digital tax provisions in an uncoordinated and unilateral manner that could result in greater or even double taxation that companies may not have sufficient means to remedy. For example, a number of jurisdictions, including the U.K., France, Italy, Spain, Austria, Turkey, India and other countries have already adopted or have formally proposed legislation to effect the taxation of digital services based on differing criteria and metrics.
On October 21, 2021, a Joint Statement of Austria, France, Italy, Spain, the United Kingdom (UK) and the United States (US) was released describing a compromise reached by the countries on a transitional approach to the treatment of existing digital services taxes (DSTs) and other relevant similar measures during the interim period before new OECD rules, known as "Pillar One," come into effect.
Under the compromise, the five European countries, which are not required to withdraw their existing DST regimes until Pillar One takes effect, have agreed to allow a portion of taxes accrued by a multinational enterprise (MNE) under their DSTs or any other unilateral measures before Pillar One takes effect to be credited against the MNE’s future Pillar One Amount A tax liability when Pillar One rules are in effect.
Other countries (for example, India and Turkey) also reached a political agreement with the US that is consistent with the compromise stated above.
The taxation by multiple jurisdictions of digital services including online advertising and e-commerce could increase our tax burdens and compliance obligations as well as our costs of doing business internationally and our worldwide effective tax rate, which may adversely impact our financial position and results of operations.
Further, the taxation by multiple jurisdictions of digital businesses could subject us to exposure to withholding, sales, VAT, levies, and/or other taxes, including transaction taxes on our past and future transactions in such jurisdictions where we currently or in the future may be required to report taxable transactions. A successful assertion by any jurisdiction that we failed to pay such withholding, sales, VAT, levies or other taxes, or the imposition of new laws requiring the registration for, collection of, and payment of such taxes, could result in substantial tax liabilities related to past, current and future transactions, create increased administrative burdens and costs, discourage customers from purchasing content from us, or otherwise substantially harm our business and results of operations. We are currently subject to and in the future may become subject to additional compliance requirements for certain of these taxes. Changes in our exposure to withholding, sales, VAT, levies and/or other taxes could have an adverse impact on our financial condition in the future.
Our tax rate may vary significantly depending on our stock price.
The tax effects of the accounting for stock-based compensation may significantly impact our effective tax rate from period to period. In periods in which our stock price is higher than the grant price of the stock-based compensation vesting in that period, we will recognize excess tax benefits that will decrease our effective tax rate, while in periods in which our stock price is lower than the grant price of the stock-based compensation vesting in that period, our effective tax rate may increase. The amount and value of stock-based compensation issued relative to our earnings in a particular period will also affect the magnitude of the impact of stock-based compensation on our effective tax rate. These tax effects are dependent on our stock price, which we do not control, and a decline in our stock price could significantly increase our effective tax rate and adversely affect our financial results.

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We could be required to collect additional sales, use, value added, digital services or other similar taxes or be subject to other liabilities that may increase the costs our clients would have to pay for our products and adversely affect our results of operations.
We collect value added and other similar taxes in a number of jurisdictions. One or more countries or U.S. states may seek to impose incremental or new sales, use, value added, digital services, or other tax collection obligations on us. A successful assertion by one or more U.S. states or foreign countries or change of law requiring us to collect taxes where we presently do not do so, or to collect more taxes in a jurisdiction in which we currently do collect some taxes, could result in substantial liabilities, including taxes on past sales, as well as interest and penalties. Furthermore, certain jurisdictions, such as the United Kingdom, France, India and Italy have recently introduced a digital services tax, which is generally a tax on gross revenue generated from users or customers located in those jurisdictions, and other jurisdictions have enacted or are considering enacting similar laws. A successful assertion by a U.S. state or local government, or other country or jurisdiction that we should have been or should be collecting additional sales, use, value added, digital services or other similar taxes could, among other things, result in substantial tax payments, create significant administrative burdens for us, discourage potential customers from subscribing to our platform due to the incremental cost of any such sales or other related taxes, or otherwise harm our business.
Furthermore, for the past several years, the OECD has had a specific focus on the taxation implications of e-commerce business, generally referred to by the OECD as the “digital economy.” A number of jurisdictions, including the UK, France, Italy, Spain, Austria, Turkey and more have already adopted legislation to effect the taxation of certain e-commerce business based on differing criteria and metrics. In October 2021, the OECD released an outline that describes the conceptual agreement between 136 countries on fundamental reforms to international tax rules. The outline provides for two primary “Pillars”; however, only Pillar Two, which provides for a global minimum corporate tax rate of 15%, is expected to be applicable to us. The OECD outline suggests that these reforms be implemented by 2023, but is contingent upon the independent actions of participating countries to enact law changes. If enacted into law, in whole or in part, this proposed change to international tax rules could have a negative impact to Taboola’s effective tax rate. Much is unknown about the Pillar Two rules at this time, including the agreed upon minimum tax rate, specifics related to the calculation of the potential minimum tax base, and whether the Pillar Two rules would be unanimously agreed upon by OECD member nations and adopted globally. Accordingly, should we become subject to the Pillar Two rules in the future, this could have a material adverse impact on our business operations.
The Israeli tax benefits we currently receive require us to meet several conditions and may be terminated or reduced in the future, which would likely increase our taxes, possibly with a retroactive effect.
Some of our operations in Israel, referred to as “Benefited Enterprise” for 2018 and 2019 and “Preferred Technological Enterprise” commencing with 2020 (in case of taxable income position) carry certain tax benefits under the Law for the Encouragement of Capital Investments, 5719-1959, or the Investment Law. In order to be eligible for tax benefits under the Investment Law, our Benefited/Preferred Technological Enterprises must comply with various conditions set forth in the Investment Law, as well as periodic reporting obligations. If we do not meet the requirements for maintaining these benefits or if our assumptions regarding the key elements affecting our tax rates are rejected by the Israeli tax authorities, they may be reduced or canceled and the relevant operations would be subject to Israeli corporate tax at the standard rate, which is 23% in 2018 and thereafter.
In addition to being subject to the standard corporate tax rate, we could be required to refund any tax benefits we have already received, plus interest and penalties thereon under this program or similar programs we have utilized in the past. Even if we continue to meet the relevant requirements, the tax benefits our current “Benefited/Preferred Technological Enterprise” receive may not be continued in the future at their current levels or at all. If these tax benefits were reduced or eliminated, the amount of taxes we pay would likely increase, as all of our Israeli operations would consequently be subject to corporate tax at the standard rate, which could adversely affect our results of operations. Additionally, if we increase our activities outside of Israel, for example, by way of acquisitions, our increased activities may not be eligible for inclusion in Israeli tax benefit programs. If the Israeli government discontinues or modifies these programs and potential tax benefits, our business, financial condition and results of operations could be adversely affected.

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Transfer pricing rules may adversely affect our corporate income tax expense.
Many of the jurisdictions in which we conduct business have detailed transfer pricing rules, which require contemporaneous documentation establishing that all transactions with non-resident related parties be priced using arm’s length pricing principles. The tax authorities in these jurisdictions could challenge our related party transfer pricing policies and as a consequence the tax treatment of corresponding expenses and income. International transfer pricing is an area of taxation that depends heavily on the underlying facts and circumstances and generally involves a significant degree of judgment. If any of these tax authorities were to be successful in challenging our transfer pricing policies, we may be liable for additional corporate income tax, and penalties and interest related thereto, which may have a significant impact on our results of operations and financial condition.
We may be exposed to liabilities under the U.S. Foreign Corrupt Practices Act and other U.S. and foreign anti-corruption, anti-money laundering, export control, sanctions and other trade laws and regulations, and any determination that we violated these laws could have a material adverse effect on our business.
We are subject to export control and import laws and regulations, including the U.S. Export Administration Regulations, U.S. Customs regulations and various economic and trade sanctions regulations administered by the U.S. Treasury Department’s Office of Foreign Assets Control. We are also subject to the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.S. domestic bribery statute contained in 18 U.S.C. § 201, the U.S. Travel Act, the USA PATRIOT Act, the United Kingdom Bribery Act 2010, the Proceeds of Crime Act 2002, Chapter 9 (sub-chapter 5) of the Israeli Penal Law, 1977, the Israeli Prohibition on Money Laundering Law—2000 and possibly other anti-bribery and anti-money laundering laws in countries outside of the United States in which we conduct our activities. Compliance with these laws has been the subject of increasing focus and activity by regulatory authorities, both in the United States and elsewhere, in recent years. Anti-corruption laws are interpreted broadly and prohibit companies and their employees and third-party intermediaries from authorizing, promising, offering, providing, soliciting or accepting, directly or indirectly, improper payments or benefits to or from any person whether in the public or private sector. Although we endeavor to conduct our business in accordance with applicable laws and regulations, we cannot guarantee compliance.
Noncompliance with anti-corruption, anti-money laundering, export control, sanctions and other trade laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, other enforcement actions, disgorgement of profits, significant fines, damages, other civil and criminal penalties or injunctions, suspension and/or debarment from contracting with certain persons, the loss of export privileges, reputational harm, adverse media coverage and other collateral consequences. If subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal litigation, our business, results of operations and financial condition could be materially harmed. Responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense and compliance costs and other professional fees. In addition, regulatory authorities may seek to hold us liable for successor liability for violations committed by companies in which we invest or that we acquire. As a general matter, enforcement actions and sanctions could harm our business, results of operations and financial condition.
If we are a “passive foreign investment company” (PFIC) in the year of the offering or in any future year, a U.S. investor in our Ordinary Shares or Warrants may be subject to adverse U.S. federal income tax consequences.
Under the Internal Revenue Code of 1986, as amended (the “Code”), we will be classified as a PFIC for any taxable year in which, either (i) at least 75% of our gross income in a taxable year, including our pro rata share of the gross income of any corporation in which we are considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of our assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including our pro rata share of the assets of any corporation in which we are considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets. The Company believes that it was not a PFIC for U.S. federal income tax purposes for its 2021 taxable year and it does not expect to become one in the foreseeable future. However, PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given that we were not a PFIC in 2021, or as to whether we will be a PFIC in 2022 or for any future taxable years.

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If we are a PFIC for any taxable year during which a U.S. investor holds our Ordinary Shares or Warrants, we would continue to be treated as a PFIC with respect to that U.S. investor for all succeeding years during which the U.S. investor holds our Ordinary Shares or Warrants, even if we ceased to meet the threshold requirements for PFIC status, unless certain exceptions apply. Such a U.S. investor may be subject to adverse U.S. federal income tax consequences, including (i) the treatment of all or a portion of any gain on the disposition of our Ordinary Shares or Warrants as ordinary income (and therefore ineligible for the preferential rates that apply to capital gains with respect to some U.S. investors), (ii) the application of a deferred interest charge on such gain and the receipt of certain dividends on our Ordinary Shares, (iii) the ineligibility to claim the preferential tax rate afforded to certain non-corporate U.S. investors on “qualified dividend income” with respect to dividends on our Ordinary Shares and (iv) compliance with certain reporting requirements.
For further discussion, see “U.S. Federal Income Tax Considerations—Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants.”
It may be difficult to enforce a U.S. judgment against Taboola or its respective directors and officers outside the United States, or to assert U.S. securities law claims outside of the United States.
A number of Taboola directors and executive officers are not residents of the United States, and the majority of Taboola’s assets and the assets of these persons are located outside the United States. As a result, it may be difficult or impossible for investors to effect service of process upon Taboola within the United States or other jurisdictions, including judgments predicated upon the civil liability provisions of the federal securities laws of the United States. Additionally, it may be difficult to assert U.S. securities law claims in actions originally instituted outside of the United States. Foreign courts may refuse to hear a U.S. securities law claim because foreign courts may not be the most appropriate forum in which to bring such a claim. Even if a foreign court agrees to hear a claim, it may determine that the law of the jurisdiction in which the foreign court resides, and not U.S. law, is applicable to the claim. Further, if U.S. law is found to be applicable, the content of applicable U.S. law must be proved as a fact, which can be a time-consuming and costly process, and certain matters of procedure would still be governed by the law of the jurisdiction in which the foreign court resides.
Risks Related to Our Intellectual Property and Technology
Our proprietary rights may be difficult to enforce, particularly because in many instances we rely on trade secrets rather than patents or similar registered legal protections. This could enable others to copy or use aspects of our platform without compensating us, which could erode our competitive advantages and harm our business.
Our success depends, in part, on our ability to protect proprietary methods and technologies that we develop under the intellectual property laws of Israel, the United States and other countries, so that we can prevent others from using our inventions and proprietary information. If we fail to protect our intellectual property rights adequately, our competitors might gain access to our technology, and our business could be adversely affected. We rely on trademark, copyright, trade secret and confidentiality procedures and contractual provisions to protect our proprietary methods and technologies. We have not received any patents covering our proprietary methods or technologies.
Unauthorized parties may attempt to copy aspects of our technology or obtain and use information we regard as proprietary. We generally enter into confidentiality and/or license agreements with our employees, consultants, vendors and advertisers, and generally limit access to and distribution of our proprietary information. However, any steps taken by us may not prevent misappropriation of our technology and proprietary information. Policing unauthorized use of our technology is difficult. In addition, the laws of some foreign countries may not be as protective of intellectual property rights as those of the United States, and mechanisms for enforcement of our proprietary rights in such countries may be inadequate. From time to time, legal action by us may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement. Although we rely on trade secret laws to protect our intellectual property, we may encounter difficulties enforcing our rights given the lack of patent protection. Such litigation could result in substantial costs and the diversion of limited resources and could negatively affect our business, financial condition and results of operations. If we are unable to protect our proprietary rights, including aspects of our technology platform, we may find ourselves at a competitive disadvantage to others who have not incurred the same level of expense, time and effort to create and protect their intellectual property.

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We may be subject to intellectual property rights claims by third parties, which are extremely costly to defend, could require us to pay significant damages and could limit our ability to use certain technologies.
Third parties may assert claims of infringement of intellectual property rights in proprietary technology against us or against our digital properties or advertisers for which we may be held liable or have an indemnification obligation. Our risk of third-party claims may be increased to the extent we rely on unaffiliated persons or firms, over whom we have less control than we would have over our own employees, to develop code. Any claim of infringement by a third party, even those without merit, could cause us to incur substantial costs defending against the claim and could distract our management from operating our business.
Although third parties may offer a license to their technology, the terms of any offered license may not be acceptable and the failure to obtain a license or the costs associated with any license could cause our business, financial condition and results of operations to be materially and adversely affected. In addition, some licenses may be non-exclusive, and therefore our competitors may have access to the same technology licensed to us. Alternatively, we may be required to develop non-infringing technology, which could require significant effort and expense and ultimately may not be successful. Furthermore, a successful claimant could secure a judgment or we may agree to a settlement that prevents us from distributing certain products or performing certain services or that requires us to pay substantial damages, including treble damages if we are found to have willfully infringed such claimant’s patents or copyrights, royalties or other fees. Any of these events could seriously harm our business financial condition and results of operations.
Legal claims against us resulting from the actions of our advertisers or digital properties could damage our reputation and be costly to defend.
We receive representations from advertisers that the content we place on their behalf does not infringe on any third-party rights. We also rely on representations from our digital properties that they maintain adequate privacy policies that allow us to place pixels on their properties and collect data from users that visit those websites to aid in delivering our solutions. However, we do not independently verify whether we are permitted to deliver advertising to our digital properties’ Internet users or that the content we deliver is legally permitted. If any of our advertisers’ or digital properties’ representations are untrue and our advertisers or digital properties do not abide by foreign, federal, state or local laws or regulations governing their content or privacy practices, we could become subject to legal claims against us, we could be exposed to potential liability (for which we may or may not be indemnified by our advertisers or digital properties), and our reputation could be damaged. Even in those instances where our advertisers and digital properties do indemnify us, it is possible these entities may not be willing or able to cover the claims and we will be responsible for the cost of litigation or required to pay substantial damages.
Indemnity provisions in various agreements potentially expose us to substantial liability for intellectual property infringement and other losses.
Our agreements with digital properties, advertiser and other third parties may include indemnification provisions under which we agree to indemnify them for losses suffered or incurred as a result of claims of intellectual property infringement, damages caused by us to property or persons, or other liabilities relating to or arising from our products, services, or other contractual obligations. The term of these indemnity provisions generally survives termination or expiration of the applicable agreement. Large indemnity payments would harm our business, financial condition and results of operations.
Our solution relies on third-party open-source software components, and failure to comply with the terms of the underlying open-source software licenses could restrict our ability to sell our platform.
Our platform, including our computational infrastructure, relies on software licensed to us by third-party authors under “open-source” licenses. The use of open-source software may entail greater risks than the use of third-party commercial software, as open-source licensors generally do not provide warranties or other contractual protections regarding infringement claims or the quality of the code. Some open-source licenses contain requirements that we make available source code for modifications or derivative works we create based upon the type of open-source software we use. If we combine our proprietary software with open-source software in a certain manner, we could, under certain open-source licenses, be required to release the source code of our proprietary software to the public. This would allow our competitors to create similar solutions with less development effort and time and ultimately put us at a competitive disadvantage.
Although we monitor our use of open-source software to avoid subjecting our products to conditions we do not intend, the terms of many open-source licenses have not been interpreted by United States courts, and there is a risk that these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our services. Moreover, we cannot guarantee our processes for controlling our use of open-source software will be effective. If we are held to have breached the terms of an open-source software license, we could be required to seek licenses from third parties to continue operating our platform on terms that are not economically feasible, to re-engineer our platform or the supporting computational infrastructure to discontinue use of certain code, or to make generally available, in source code form, portions of our proprietary code, any of which could adversely affect our business, financial condition and results of operations.

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We face risks related to cybersecurity breaches, attacks or threats, or other outages or disruptions of our services, including scheduled or unscheduled downtime, which could harm our brand and reputation and negatively impact our revenue and results of operations.
As we grow our business, we expect to continue to invest in technology services, hardware and software, including data centers, network services, storage and database technologies. Creating the appropriate support for our technology platform, including large-scale serving infrastructure and big data transmission, storage and computation infrastructure, is expensive and complex, and our execution can result in inefficiencies or operational failures and increased vulnerability to cyber-attacks or breaches, which, in turn, could diminish the quality of our services and our performance for our digital properties and our advertisers. Cyber-attacks or breaches could include denial-of-service attacks impacting service availability (including the ability to deliver ads) and reliability; the exploitation of software vulnerabilities in Internet facing applications; phishing attacks or social engineering of system administrators (tricking company employees into releasing control of their systems to a hacker); or the introduction of computer viruses, ransomware or malware into our systems with a view to steal confidential or proprietary data. In December 2021, a vulnerability named “Log4Shell” was reported for the widely used Java logging library, Apache Log4j 2. We have reviewed the use of this library within our software product portfolio and in our IT environment and determined that an unknown entity exploited this vulnerability. We have taken steps to mitigate the vulnerability. To date, this and other cybersecurity incidents have not resulted in a material adverse impact to our business or operations, but there can be no guarantee we will not experience such an impact in the future due to this incident or other incidents. Cyber-attacks of increasing sophistication may be difficult to detect and could result in the theft of our intellectual property and our data or our digital properties’ or advertisers’ data, including our or our digital properties’ or advertisers’ personal data. In addition, we are vulnerable to unintentional errors as well as malicious actions by persons with authorized access to our systems that exceed the scope of their access rights, or unintentionally or intentionally alter parameters or otherwise interfere with the intended operations of our platform.
A hack into our system or a technology glitch may cause a catastrophic effect where a large number of digital properties will stop using our service in a short period of time. While we take measures to protect the security of the systems and information used in the operation of our business, and to implement certain privacy protections with respect to such information, such measures may not always be effective. The steps we take to increase the reliability, integrity and security of our systems as they scale may be expensive and may not prevent system failures, unintended vulnerabilities or other cybersecurity incidents, including those resulting from the increasing number of persons with access to our systems, complex interactions within our technology platform and the increasing number of connections with third party partners and vendors’ technology. Furthermore, because the methods of cyber-attack and deception change frequently, are increasingly complex and sophisticated, and can originate from a wide variety of sources, including nation-state actors, despite our reasonable efforts to ensure the integrity of our systems, we may not be able to anticipate, detect, appropriately react and respond to, or implement effective preventative measures against, all cybersecurity incidents. Additionally, due to the recent Russia-Ukraine conflict, there have been publicized threats to increase cyber-attack activity against the critical infrastructure of any nation or organization that retaliates against Russia for its invasion of Ukraine. Any such increase in such attacks on our third-party service providers or other systems could adversely affect our network systems or other operations. In addition to our own systems, we use third-party vendors to store, transmit and otherwise process certain of our confidential or proprietary data on our behalf. Due to applicable laws and regulations or contractual obligations, we may be held responsible for any cybersecurity incident attributed to our service providers as they relate to the information we share with them. Although we contractually require these service providers to implement and use reasonable security measures, we cannot control third parties and cannot guarantee a security breach will not occur in their systems.
We may be required to expend significant capital and other resources to protect against, respond to, and recover from any potential, attempted, or existing cybersecurity incidents. As cybersecurity incidents continue to evolve, we may be required to expend significant additional resources to continue to modify or enhance our protective measures or to investigate and remediate any information security vulnerabilities. In addition, our remediation efforts may not be successful. The inability to implement, maintain and upgrade adequate safeguards could have a material adverse effect on our results of operations, financial condition and cash flow. Operational errors or failures or successful cyber-attacks, media reports about such an incident, whether accurate or not, or our failure to make adequate or timely disclosures to the public or law enforcement agencies following any such event, whether due to delayed discovery or a failure to follow existing protocols, could result in damage to our reputation, loss of current and new digital properties or advertisers and other partners and clients, the disclosure of personal, confidential, sensitive or proprietary data, interruptions to our operations and distraction to our management, and significant legal, regulatory and financial liabilities and lost revenues, which could harm our business.

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While we currently maintain cybersecurity insurance, such insurance may not be sufficient in type or amount to cover us against claims related to breaches, failures or other cybersecurity-related incidents, and we cannot be certain that cyber insurance will continue to be available to us on economically reasonable terms, or at all, or that any insurer will not deny coverage as to any future claim. The successful assertion of one or more large claims against us that exceed available insurance coverage, or the occurrence of changes in our insurance policies, including premium increases or the imposition of large deductible or co-insurance requirements, could have a material adverse effect on our results of operations, financial condition and cash flows.
Defects, errors or failures in our technology platform, including our software and systems, could adversely affect our business, operating results and growth prospects.
We depend upon the sustained and uninterrupted performance of our technology platform to operate fundamental aspects of our business. If our technology platform cannot scale to meet demand, or if there are defects or errors in our execution of any of these functions on our platform, then our business could be harmed. Our software and systems are complex and may contain defects or errors, or may experience failures when implemented or when new functionality is released, as we may modify, enhance, upgrade and implement new software, systems, procedures and controls to reflect changes in our business, technological advancements and changing industry trends. Undetected errors and failures may occur, especially when new versions or updates are made. Despite testing by us, errors or bugs in our software have in the past, and may in the future, not be found until the software is in our live operating environment. Any defects, errors, failures or other similar performance problems or disruptions in our software or systems could materially and adversely affect our business, financial condition and results of operations. Defects, errors, failures or other similar performance problems or disruptions, whether in connection with day-to-day operations or otherwise, could damage our clients’ businesses and result in negative publicity, damage to our brand and reputation, loss of or delay in market acceptance of our solutions, increased costs or loss of revenue, loss of competitive position or claims by advertisers for losses sustained by them. In such an event, we may be required or choose to expend additional resources to help mitigate any problems resulting from defects, errors or failures in our software or systems. Alleviating problems resulting from defects, errors or failures in our software or systems could require significant expenditures of capital and other resources and could cause interruptions, delays or the cessation of our business, any of which would adversely impact our financial position, results of operations and growth prospects. In addition, if we experience any defects, errors, failures or other performance problems, our partners could seek to terminate or elect not to renew their contracts, delay or withhold payment or make claims against us. Any of these actions could result in liability, lost business, increased insurance costs, difficulty in collecting accounts receivable, costly litigation or adverse publicity, which could materially and adversely affect our business, financial condition and results of operations. Additionally, our software utilizes open-source software and any defects or errors in such open-source software could materially and adversely affect our business, financial condition and results of operations.
We rely on third-party service providers for many aspects of our business, and any disruption of service experienced by such third-party service providers or our failure to manage and maintain existing relationships or identify other high-quality, third-party service providers could harm our business, results of operations and growth prospects.
We rely on a variety of third-party service providers in connection with the operation of our solutions. Any performance issues, errors, bugs or defects in third-party software or services could result in errors, defects or a failure of our solutions, which could materially and adversely affect our business, financial condition and results of operations. Many of our third-party service providers attempt to impose limitations on their liability for such performance issues, errors, bugs or defects, and if enforceable, we may have additional liability to our clients or to other third parties that could harm our reputation and increase our operating costs. Additionally, in the future, we might need to license other software or services to enhance our solutions and meet evolving client demands and requirements, which may not be available to us on commercially reasonable terms or at all. Any limitations in our ability to use or obtain third-party software or services could significantly increase our expenses and otherwise result in delays, a reduction in functionality or errors or failures of our solutions until equivalent technology or content is either developed by us or, if available, identified, obtained through purchase or licensed and integrated into our solutions, which could adversely affect our business. In addition, third-party software and services may expose us to increased risks, including risks associated with the integration of new technology, the diversion of resources from the development of our own proprietary technology and our inability to generate revenue from new technology sufficient to offset associated acquisition and maintenance costs, all of which may increase our expenses and materially and adversely affect our business, financial condition and results of operations. We will need to maintain our relationships with third-party service providers and obtain software and services from such providers that do not contain any errors or defects. Any failure to do so could adversely affect our ability to deliver effective solutions to our clients and adversely affect our business.

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Risks Related to Being a Public Company
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws, rules and regulations that govern public companies. As a public company, we are subject to significant obligations relating to reporting, procedures and internal controls, and our management team may not successfully or efficiently manage such obligations. These obligations and scrutiny will require significant attention from our management and could divert their attention away from the day-to-day management of our business, which could adversely affect our business, financial condition and results of operations.
It is possible that our internal control over financial reporting is not effective because it cannot detect or prevent material errors at a reasonable level of assurance. Our past or future financial statements may not be accurate and we may not be able to timely report our financial condition or results of operations, which may adversely affect investor confidence in us and the price of our Ordinary Shares.
As a public company, we have significant requirements for enhanced financial reporting and internal controls. The process of designing, implementing, testing and maintaining effective internal controls is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants, adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing whether such controls are functioning as documented, and implement a continuous reporting and improvement process for internal control over financial reporting.
It is possible that our internal control over financial reporting is not effective because it cannot detect or prevent material errors at a reasonable level of assurance. If we are unable to establish or maintain appropriate internal financial reporting controls and procedures, it could cause us to fail to meet our reporting obligations on a timely basis, result in material misstatements in our consolidated financial statements and adversely affect our operating results. In addition, we will be required, pursuant to Section 404, to furnish a report by our management on, among other things, the effectiveness of our internal control over financial reporting in the second annual report filed with the SEC. This assessment will need to include disclosure of any material weaknesses identified by our management in our internal control over financial reporting. The rules governing the standards that must be met for our management to assess our internal control over financial reporting are complex and require significant documentation and testing. Testing and maintaining internal controls may divert our management’s attention from other matters that are important to our business. In addition, pursuant to Section 404, we will be required to include in the annual reports that we file with the SEC an attestation report on our internal control over financial reporting issued by our independent registered public accounting firm.
Furthermore, we may, during the course of our testing of our internal controls either in preparation for our initial management’s report on internal control over financial reporting to be provided in 2023 in respect to our assessment of internal controls over the financial reporting as of December 31, 2022, or preparation of similar reports to be provided in subsequent years, or during the related testing by our independent registered public accounting firm, identify deficiencies which would have to be remediated to satisfy the SEC rules for certification of our internal controls over financial reporting. As a consequence, we may have to disclose in periodic reports we file with the SEC significant deficiencies or material weaknesses in our system of internal controls. The existence of a material weakness would preclude management from concluding that our internal controls over financial reporting are effective, and would preclude our independent auditors from issuing an unqualified opinion that our internal controls over financial reporting are effective. In addition, disclosures of this type in our SEC reports could cause investors to lose confidence in the accuracy and completeness of our financial reporting and may negatively affect the trading price of our Ordinary Shares, and we could be subject to sanctions or investigations by regulatory authorities. Moreover, effective internal controls are necessary to produce reliable financial reports and to prevent fraud. If we have deficiencies in our disclosure controls and procedures or internal controls over financial reporting, it could negatively impact our business, results of operations and reputation.

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We are a foreign private issuer and, as a result, we are not subject to U.S. proxy rules and are subject to Exchange Act reporting obligations that, to some extent, are more lenient and less frequent than those of a U.S. domestic public company.
Because we qualify as a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the Exchange Act that are applicable to U.S. domestic public companies, including (1) the sections of the Exchange Act regulating the solicitation of proxies, consents or authorizations in respect of a security registered under the Exchange Act, (2) the sections of the Exchange Act requiring insiders to file public reports of their share ownership and trading activities and liability for insiders who profit from trades made in a short period of time and (3) the rules under the Exchange Act requiring the filing with the SEC of quarterly reports on Form 10-Q containing unaudited financial and other specified information, although we are subject to Israeli laws and regulations with regard to certain of these matters and intend to furnish comparable quarterly information on Form 6-K. In addition, foreign private issuers are not required to file their annual report on Form 20-F until 120 days after the end of each fiscal year, while U.S. domestic issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year and U.S. domestic issuers that are large accelerated filers are required to file their annual report on Form 10-K within 60 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation FD, which is intended to prevent issuers from making selective disclosures of material information. As a result of all of the above, you may not have the same protections afforded to shareholders of a company that is not a foreign private issuer.
We may lose our foreign private issuer status in the future, which could result in significant additional costs and expenses.
As discussed above, we are a foreign private issuer, and therefore, we are not required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter, and, accordingly, the next determination will be made with respect to us on June 30, 2022. In the future, we would lose our foreign private issuer status if (1) more than 50% of our outstanding voting securities are owned by U.S. residents and (2) a majority of our directors or executive officers are U.S. citizens or residents, or we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. If we lose our foreign private issuer status, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms, which are more detailed and extensive than the forms available to a foreign private issuer. We will also have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we will lose our ability to rely upon exemptions from certain corporate governance requirements under the listing rules of Nasdaq. As a U.S. listed public company that is not a foreign private issuer, we will incur significant additional legal, accounting and other expenses that we will not incur as a foreign private issuer.
As we are a “foreign private issuer” and follow certain home country corporate governance practices, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
As a foreign private issuer, we have the option to follow certain home country corporate governance practices rather than those of Nasdaq, provided that we disclose the requirements we are not following and describe the home country practices we are following. We rely on this “foreign private issuer exemption” with respect to Nasdaq rules for shareholder meetings quorums and rules requiring shareholder approval. We may in the future elect to follow home country practices with regard to other matters. As a result, our shareholders may not have the same protections afforded to shareholders of companies that are subject to all Nasdaq corporate governance requirements.
We incur increased costs as a result of operating as a public company, and our management is required to devote substantial time to new compliance initiatives and corporate governance practices.
As a public company, we will incur significant legal, accounting and other expenses that we did not incur as a private company. The Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, the listing requirements of Nasdaq and other applicable securities rules and regulations impose various requirements on public companies, including establishment and maintenance of effective disclosure and financial controls and corporate governance practices. Our management and other personnel continue to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will continue to increase our legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and could also make it more difficult for us to attract and retain qualified members of our board of directors.

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We continue to evaluate these rules and regulations and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs. These rules and regulations are often subject to varying interpretations, in many cases due to their lack of specificity, and, as a result, their application in practice may evolve over time as new guidance is provided by regulatory and governing bodies. This could result in continuing uncertainty regarding compliance matters and higher costs necessitated by ongoing revisions to disclosure and governance practices.
We are required to comply with the SEC’s rules implementing Sections 302 and 404 of the Sarbanes-Oxley Act, which requires management to certify financial and other information in our annual reports and provide an annual management report on the effectiveness of control over financial reporting. Though we are required to disclose material changes in internal control over financial reporting on an annual basis, we will not be required to make our first annual assessment of our internal control over financial reporting pursuant to Section 404 until the year following our first annual report required to be filed with the SEC. To achieve compliance with Section 404 within the prescribed period, we are engaged in a process to document and evaluate our internal control over financial reporting, which is both costly and challenging. In this regard, we will need to continue to dedicate internal resources, potentially engage outside consultants and adopt a detailed work plan to assess and document the adequacy of internal control over financial reporting, continue steps to improve control processes as appropriate, validate through testing that controls are functioning as documented and implement a continuous reporting and improvement process for internal control over financial reporting.
We currently have limited accounting personnel and we have begun the process of evaluating the adequacy of our accounting personnel staffing level and other matters related to our internal control over financial reporting. Despite our efforts, there is a risk that we will not be able to conclude, within the prescribed timeframe or at all, that our internal control over financial reporting is effective as required by Section 404. If we identify one or more material weaknesses, it could result in an adverse reaction in the financial markets due to a loss of confidence in the reliability of our financial statements. As a result, the market price of our Ordinary Shares could be negatively affected, and we could become subject to litigation including shareholder suits or investigations by the stock exchange on which our securities are listed, the SEC or other regulatory authorities, which could require additional financial and management resources.
Risks Related to Our Ordinary Shares
Our share price may be volatile, and you may lose all or part of your investment.
The market price of our Ordinary Shares could be highly volatile and may fluctuate substantially as a result of many factors, including:

•	actual or anticipated fluctuations in our results of operations;

•	variance in our financial performance from the expectations of market analysts or others;

•	announcements by us or our competitors of significant business developments, changes in significant customers, acquisitions or expansion plans;

•	our involvement in litigation;

•	our sale of Ordinary Shares or other securities in the future;

•	market conditions in our industry;

•	changes in key personnel;

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•	the trading volume of our Ordinary Shares;

•	changes in the estimation of the future size and growth rate of our markets; and

•	general economic and market conditions.

In addition, the stock markets have experienced extreme price and volume fluctuations. Broad market and industry factors may materially harm the market price of our Ordinary Shares, regardless of our operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted against that company. If we were involved in any similar litigation we could incur substantial costs and our management’s attention and resources could be diverted.
An active trading market for our Ordinary Shares may not be sustained to provide adequate liquidity.
An active trading market may not be sustained for our Ordinary Shares. The lack of an active market may impair your ability to sell your shares at the time you wish to sell them or at a price that you consider reasonable. An inactive market may also impair our ability to raise capital by selling Ordinary Shares and may impair our ability to acquire other companies by using our shares as consideration.
The market price of our Ordinary Shares could be negatively affected by future issuances or sales of our Ordinary Shares.
As of December 31, 2021, we have 234,031,749 Ordinary Shares outstanding. Sales by us or our shareholders of a substantial number of Ordinary Shares, the issuance of Ordinary Shares as consideration for acquisitions, or the perception that these sales might occur, could cause the market price of our Ordinary Shares to decline or could impair our ability to raise capital through a future sale of, or pay for acquisitions using, our equity securities.
As of December 31, 2021, we had 27,584,474 shares available for future grant under our share option plans, 12,349,990 Warrants to purchase Ordinary Shares and 125,220,553 Ordinary Shares that were subject to share options and restricted share units. Of this amount, 35,411,247 are vested and/or exercisable.
If any of our large shareholders or members of our management were to sell substantial amounts of our Ordinary Shares and/or Warrants in the public markets, or the market perceives that such sales may occur, this could have the effect of increasing the volatility in, and put significant downward pressure on, the trading price of our Ordinary Shares and/or Warrants. Any such volatility or decrease in the trading price of our Ordinary Shares and/or Warrants could also adversely affect our ability to raise capital through an issue of equity securities in the future.
We do not expect to pay any dividends in the foreseeable future.
We have never declared or paid any dividends on our Ordinary Shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business.
Our board of directors has sole discretion over whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. In addition, the Israeli Companies Law, 5759-1999, or Companies Law, imposes restrictions on our ability to declare and pay dividends. Payment of dividends may also be subject to Israeli withholding taxes.
If securities or industry analysts do not publish research or reports about our business, or if they issue an adverse or misleading opinion regarding our stock, our stock price and trading volume could decline.
The trading market for our Ordinary Shares is and will be influenced by the research and reports that industry or securities analysts publish about us or our business. If no or few securities or industry analysts commence coverage of us, the trading price for our Ordinary Shares would be negatively impacted. In the event we obtain securities or industry analyst coverage, if any of the analysts who cover us issue an adverse or misleading opinion regarding us, our business model, our intellectual property or our stock performance, or if our results of operations fail to meet the expectations of analysts, our stock price would likely decline. If one or more of these analysts cease coverage of us or fail to publish reports on us regularly, we could lose visibility in the financial markets, which in turn could cause our stock price or trading volume to decline.

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We may issue additional Ordinary Shares or other equity securities without your approval, which would dilute your ownership interests and may depress the market price of our Ordinary Shares.
We may issue additional Ordinary Shares or other equity securities in the future in connection with, among other things, future capital raising and transactions and future acquisitions, without your approval in many circumstances. Such issuance of additional Ordinary Shares or other equity securities would have the following effects:

•	Our existing shareholders’ proportionate ownership interest in Taboola may decrease;

•	the amount of cash available per share, including for payment of dividends in the future, may decrease;

•	the relative voting strength of each previously outstanding ordinary share may be diminished; and

•	the trading price of our Ordinary Shares may decline.

Risks Related to the Warrants
We may redeem your unexpired Warrants prior to their exercise at a time that is disadvantageous to you, thereby making your Warrants worth less.
Under the terms of the public Warrants, we may exercise the redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding Warrants could force holders (i) to exercise the Warrants and pay the exercise price therefor at a time when it may be disadvantageous to do so, (ii) to sell the Warrants at the then-current market price when the holder might otherwise wish to hold its Warrants or (iii) to accept the nominal redemption price which, at the time the outstanding Warrants are called for redemption, is likely to be substantially less than the market value of the Warrants. The Warrants exchanged for ION warrants that were issued in a private placement, as part of the Business Combination, are not expected to be redeemable by Taboola so long as they are held by the Sponsors or their permitted transferees.
There can be no assurance that our Warrants received by holders of ION warrants in the Business Combination will be in the money at the time they become exercisable or otherwise, and they may expire worthless.
The exercise price of our Warrants issued in exchange for the outstanding ION warrants is $11.50 per ordinary share. There can be no assurance that our Warrants will be in the money following the time they become exercisable and prior to their expiration, and as such, the Warrants may expire worthless.
Risks Relating to Our Incorporation and Location in Israel
Conditions in Israel could adversely affect our business.
We are incorporated under the laws of the State of Israel, and our principal research and development facilities, including our major data centers, are located in Israel. Accordingly, political, economic and military conditions in Israel directly affect our business. Since the State of Israel was established in 1948, a number of armed conflicts have occurred between Israel and its Arab neighbors. In the event that our facilities are damaged as a result of hostile action or hostilities otherwise disrupt the ongoing operation of its facilities, our ability to deliver products to advertisers could be materially adversely affected.

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Further, in the past, the State of Israel and Israeli companies have been subjected to economic boycotts. Several countries, principally in the Middle East, still restrict doing business with Israel and Israeli companies, and additional countries may impose restrictions on doing business with Israel and Israeli companies if hostilities in Israel or political instability in the region continues or increases. Any hostilities involving Israel or the interruption or curtailment of trade between Israel and its present trading partners, or significant downturn in the economic or financial condition of Israel, could adversely affect our operations and product development, and could cause our sales to decrease.
In addition, many Israeli citizens are obligated to perform several days, and in some cases more, of annual military reserve duty each year until they reach the age of 40 (or older, for reservists who are military officers or who have certain occupations) and, in the event of a military conflict, may be called to active duty. In response to increases in terrorist activity, there have been periods of significant call-ups of military reservists. It is possible that there will be military reserve duty call-ups in the future. Our operations could be disrupted by such call-ups, particularly if such call-ups include the call-up of members of our management. Such disruption could materially adversely affect our business, financial condition and results of operations.
Competition for highly skilled technical and other personnel in Israel is intense, and as a result we may fail to attract, recruit, retain and develop qualified employees, which could materially and adversely impact our business, financial condition and results of operations.
We compete in a market marked by rapidly changing technologies and an evolving competitive landscape. In order for us to successfully compete and grow, we must attract, recruit, retain and develop personnel with requisite qualifications to provide expertise across the entire spectrum of our intellectual capital and business needs.
Our principal research and development as well as significant elements of our general and administrative activities are conducted in Israel, and we face significant competition for suitably skilled employees in Israel. While there has been intense competition for qualified human resources in the Israeli high-tech industry historically, the industry experienced record growth and activity in 2021, both at the earlier stages of venture capital and growth equity financings, and at the exit stage of initial public offerings and mergers and acquisitions. This flurry of growth and activity has caused a sharp increase in job openings in both Israeli high-tech companies and Israeli research and development centers of foreign companies, and intensification of competition between these employers to attract qualified employees in Israel. As a result, the high-tech industry in Israel, which includes us, has experienced significant levels of employee attrition and is currently facing a severe shortage of skilled human capital, including engineering, research and development, sales and customer support personnel. Many of the companies with which we compete for qualified personnel have greater resources than we do, and we may not succeed in recruiting additional experienced or professional personnel, retaining personnel or effectively replacing current personnel who may depart with qualified or effective successors.
In addition, as a result of the intense competition for qualified human resources, the Israeli high-tech market has also experienced and may continue to experience significant wage inflation. Accordingly, our efforts to attract, retain and develop personnel may also result in significant additional expenses, which could adversely affect our profitability. Furthermore, in making employment decisions, particularly in the high-technology industry, job candidates often consider the value of the equity they are to receive in connection with their employment. Employees may be more likely to leave us if the shares they own or the shares underlying their equity incentive awards have significantly appreciated or significantly decreased in value. Many of our employees may receive significant proceeds from sales of our equity in the public markets, which may reduce their motivation to continue to work for us and could heighten the risk of employee attrition.
While we utilize non-competition agreements with our employees as a means of improving our employee retention, those agreements may not be effective towards that goal. These agreements prohibit our employees, if they cease working for us, from competing directly with us or working for our competitors for a limited period. We may be unable to enforce these agreements under Israeli law, and it may be difficult for us to restrict our competitors from benefiting from the expertise our former employees developed while working for us.
In light of the foregoing, there can be no assurance that qualified employees will remain in our employ or that we will be able to attract and retain qualified personnel in the future. Failure to retain or attract qualified personnel could have a material adverse effect on our business, financial condition and results of operations.

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Investors’ rights and responsibilities as our shareholders will be governed by Israeli law, which may differ in some respects from the rights and responsibilities of shareholders of non-Israeli companies.
We were incorporated under Israeli law and the rights and responsibilities of our shareholders are governed by our articles of association and Israeli law. These rights and responsibilities differ in some respects from the rights and responsibilities of shareholders of U.S. and other non-Israeli corporations. In particular, a shareholder of an Israeli company has a duty to act in good faith and in a customary manner in exercising its rights and performing its obligations towards the company and other shareholders and to refrain from abusing its power in the company, including, among other things, in voting at the general meeting of shareholders on certain matters, such as an amendment to the company’s articles of association, an increase of the company’s authorized share capital, a merger of the company and approval of related party transactions that require shareholder approval. A shareholder also has a general duty to refrain from discriminating against other shareholders. In addition, a controlling shareholder or a shareholder who knows that it possesses the power to determine the outcome of a shareholders’ vote or to appoint or prevent the appointment of an office holder in the company has a duty to act in fairness towards the company. These provisions may be interpreted to impose additional obligations and liabilities on our shareholders that are not typically imposed on shareholders of U.S. corporations.
Provisions of Israeli law and our amended and restated articles of association may delay, prevent or make undesirable an acquisition of all or a significant portion of our shares or assets.
Provisions of Israeli law and our amended and restated articles of association could have the effect of delaying or preventing a change in control and may make it more difficult for a third-party to acquire us or our shareholders to elect different individuals to our board of directors, even if doing so would be considered to be beneficial by some of our shareholders, and may limit the price that investors may be willing to pay in the future for our Ordinary Shares. Among other things:
•	Israeli corporate law regulates mergers and requires that a tender offer be effected when more than a specified percentage of shares in a company are purchased;

•
Israeli corporate law requires special approvals for certain transactions involving directors, officers or significant shareholders and regulates other matters that may be relevant to these types of transactions;

•	Israeli corporate law does not provide for shareholder action by written consent for public companies, thereby requiring all shareholder actions to be taken at a general meeting of shareholders;

•	our amended and restated articles of association divide our directors into three classes, each of which is elected once every three years;

•
our amended and restated articles of association generally require a vote of the holders of a majority of our outstanding Ordinary Shares entitled to vote present and voting on the matter at a general meeting of shareholders (referred to as simple majority), and the amendment of a limited number of provisions, such as the provision empowering our board of directors to determine the size of the board, the provision dividing our directors into three classes, the provision that sets forth the procedures and the requirements that must be met in order for a shareholder to require the Company to include a matter on the agenda for a general meeting of the shareholders and the provisions relating to the election and removal of members of our board of directors and empowering our board of directors to fill vacancies on the board, require a vote of the holders of 65% of our outstanding Ordinary Shares entitled to vote at a general meeting;

•
our amended and restated articles of association do not permit a director to be removed except by a vote of the holders of at least 65% of our outstanding shares entitled to vote at a general meeting of shareholders; and

•	our amended and restated articles of association provide that director vacancies may be filled by our board of directors.

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Further, Israeli tax considerations may make potential transactions undesirable to us or some of our shareholders whose country of residence does not have a tax treaty with Israel granting tax relief to such shareholders from Israeli tax. For example, Israeli tax law does not recognize tax-free share exchanges to the same extent as U.S. tax law. With respect to mergers, Israeli tax law allows for tax deferral in certain circumstances but makes the deferral contingent on the fulfillment of numerous conditions, including, a holding period of two years from the date of the transaction during which certain sales and dispositions of shares of the participating companies are restricted. Moreover, with respect to certain share swap transactions, the tax deferral is limited in time, and when such time expires, the tax becomes payable even if no disposition of the shares has occurred.
Our amended and restated articles of association provide that unless we consent otherwise, the competent courts of Tel Aviv, Israel shall be the sole and exclusive forum for substantially all disputes between Taboola and its shareholders under the Companies Law and the Israeli Securities Law, which could limit its shareholders ability to brings claims and proceedings against, as well as obtain favorable judicial forum for disputes with Taboola, its directors, officers and other employees.
Unless we agree otherwise, the competent courts of Tel Aviv, Israel shall be the exclusive forum for (i) any derivative action or proceeding brought on behalf of Taboola, (ii) any action asserting a claim of breach of fiduciary duty owed by any our director, officer or other employee to Taboola or our shareholders, or (iii) any action asserting a claim arising pursuant to any provision of the Companies Law or the Israeli Securities Law, 1968, or Israeli Securities Law. Such exclusive forum provision in our amended and restated articles of association will not relieve Taboola of its duties to comply with federal securities laws and the rules and regulations thereunder, and our shareholders will not be deemed to have waived Taboola’s compliance with these laws, rules and regulations. This exclusive forum provision may limit a shareholders’ ability to bring a claim in a judicial forum of its choosing for disputes with Taboola or its directors or other employees which may discourage lawsuits against Taboola, its directors, officers and employees. The foregoing exclusive forum provision is intended to apply to claims arising under Israeli Law and would not apply to claims for which the federal courts of the United States would have exclusive jurisdiction, whether by law or pursuant to our amended and restated articles of association, including claims under the Securities Act for which there is a separate exclusive forum provision in our amended and restated articles of association.
General Risks
Fluctuations in the exchange rates of foreign currencies could result in currency transaction losses that negatively impact our financial results.
We currently have sales denominated in currencies other than the US dollar. In addition, we incur a portion of our operating expenses in Brazilian Reals, British pounds, Euro, Israeli shekels, Turkish lira, Japanese Yen and Thai baht, among others. Any fluctuation in the exchange rates of these foreign currencies could negatively impact our business, financial condition and results of operations. Subsequent to December 31, 2021, we instituted a foreign currency cash flow hedging program to address possible exposure arising from expected expenses to be paid in NIS. We hedged a portion of our anticipated NIS denominated payroll of Israeli employees for a period of one to twelve months with forward contracts and other derivative instruments. In the future we may pursue additional currency hedging, and may modify or terminate those arrangements from time to time. We intend to enter into these transactions only to hedge underlying risk reasonably related to our business and not for speculative purposes. There can be no assurance that any such activities will be effective or beneficial to us in whole or in part for several reasons including lack of experience, costs or illiquid markets. In addition, it is difficult to predict the effect hedging activities would have on our results of operations, and hedging activities can themselves result in losses.
In periods of economic uncertainty, businesses may delay or reduce their spending on advertising, we are exposed to the credit risk of some of our clients and customers as well as increased cost of operation in Israel, any of which could materially harm our business.

Inflation, which increased significantly during 2021, has adversely affected us by increasing the costs of equipment and labor needed to operate our business and could continue to adversely affect us in future periods. Unstable inflation conditions make it difficult for us and our clients to accurately forecast and plan future business activities, and could cause our clients to reduce or delay their advertising spending with us. Historically, economic downturns, including conditions such as inflation, recessions, or other changes in economic conditions have resulted in overall reductions in advertising spending, and businesses may curtail spending both on advertising in general and on solutions such as ours. We cannot predict the timing, strength or duration of any economic slowdown or recovery. Any macroeconomic deterioration in the future could impair our revenue and results of operations.

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Our exposure to credit risks relating to our financing activities may increase if our customers are adversely affected by periods of economic uncertainty, including inflation, recession, pandemic, or other changes in economic conditions, or a global economic downturn. These may significantly impact our operating results and financial condition
Historically, credit losses with respect to accounts receivable have generally not been significant. However, we do not require collateral from advertisers and our normal practice is to allow a period of time before an advertiser is required to pay us for our services. In addition, although we may seek to reduce the credit exposures of our accounts receivable by setting credit limits and obtaining credit insurance for certain customers, there can be no assurance that any of our efforts to mitigate credit risks will be successful.
Economic downturns and political and market conditions beyond our control could adversely affect our business, financial condition and results of operations.
Our business depends on the overall demand for advertising and on the economic health of our current and prospective advertisers. Economic downturns or instability in political or market conditions may cause current or new advertisers to reduce their advertising budgets. Adverse economic conditions and general uncertainty about economic recovery are likely to affect our business prospects. This could expose us to increased credit risk on advertiser insertion orders, which, in turn, could negatively impact our business, financial condition and results of operations.
In addition, continued geopolitical turmoil in many parts of the world have, and may continue to, put pressure on global economic conditions, which could lead to reduced spending on advertising. The February 2022 invasion of Ukraine by the Russian military has significantly amplified existing geopolitical tensions among Russia, Ukraine, Europe, the West and China. We cannot predict how the war in Ukraine will evolve, but any escalation or expansion of the conflict into other countries, particularly in Europe, would exacerbate geopolitical tensions and could lead to political and/or economic response from the U.S., the E.U. and other countries, which may adversely impact economic conditions. In particular, Russia’s military incursion and the resulting sanctions have and could continue to adversely affect global energy and financial markets and thus could adversely impact our operations and the price of our Ordinary Shares. The extent and duration of the military action, the response thereto, including resulting sanctions, and resulting future market disruptions, are impossible to predict, but could be significant. Additionally, any such disruptions, resulting sanctions or other actions (including cyberattacks) may magnify the impact of other risk factors discussed in this Annual Report.
We may require additional capital to support growth, and such capital might not be available on terms acceptable to us, if at all. This could hamper our growth and adversely affect our business.
We intend to continue to make investments to support our business growth and may require additional funds to respond to business challenges, including the need to develop new features or enhance our platform, improve our operating infrastructure or acquire complementary businesses and technologies. Accordingly, we may need to engage in public or private equity, equity-linked or debt financings to secure additional funds. If we raise additional funds through future issuances of equity or convertible debt securities, our existing shareholders could suffer significant dilution, and any new equity securities we issue could have rights, preferences and privileges superior to those of our existing shareholders. Any debt financing that we secure in the future could involve restrictive covenants relating to our capital raising activities and other financial and operational matters, including the ability to pay dividends. This may make it more difficult for us to obtain additional capital and to pursue business opportunities, including potential acquisitions. We may not be able to obtain additional financing on terms favorable to us, if at all. If we are unable to obtain adequate financing on terms satisfactory to us when we require it, our ability to continue to support our business growth and respond to business challenges could be significantly impaired, and our business could be adversely affected.

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We are exposed to the risk of natural disasters, political events, war, terrorism and pandemics, each of which could disrupt our business and adversely affect our results of operations.
Events beyond our control could have an adverse effect on our business, financial condition, results of operations and cash flows. Disruption to our platform resulting from natural disasters, political events, war, terrorism, pandemics or other reasons could impair our ability to continue to provide uninterrupted platform service to our advertisers and digital properties. For example, Russia’s invasion of Ukraine, and the responses taken and which may be taken by the U.S., NATO, other countries, multinational companies and others have created global security concerns that could have a lasting adverse impact on regional and global economies, and in turn, may lead to reduced spending on advertising and adversely affect our results of operations. Similarly, disruptions in the operations of our key third-parties, such as data centers, servers or other technology providers, could have a material adverse effect on our business.
While we have disaster recovery arrangements in place, they have not been tested under actual disasters or similar events and may not effectively permit us to continue to provide our platform. If any of these events were to occur to our business, our business, results of operations, or financial condition could be adversely affected.
Expansion of current and new partners and clients in our existing international markets is important to our long-term success, and our limited experience in operating our business in certain locations increases the risk that our international operations will not be successful.
As of December 31, 2021, we have offices in Israel, the United States, the United Kingdom, Brazil, Turkey, Thailand, India, Japan, China, South Korea, Taiwan, Australia, Mexico, Germany, Spain, France and Italy. Expansion into new international markets requires additional management attention and resources in order to tailor our solutions to the unique aspects of each country. In addition, we face the following additional risks associated with our expansion into international locations:

•	challenges caused by distance, language and cultural differences;

•	longer payment cycles in some countries;

•	credit risk and higher levels of payment fraud;

•
compliance with applicable foreign laws and regulations, including laws and regulations with respect to privacy, data protection, spam and content, and the risk of penalties to our users and individual members of management if our practices are deemed to be noncompliant;

•	unique or different market dynamics or business practices;

•	currency exchange rate fluctuations or inflation;

•	foreign exchange controls;

•	political and economic instability and export restrictions;

•	potentially adverse tax consequences; and

•	higher costs associated with doing business internationally.

These risks could harm our international expansion efforts, which could have a materially adverse effect on our business, financial condition or results of operations.

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Item 4.	Information on the Company

A.	History and Development of the Company

Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence-based, algorithmic engine developed over the 14 years since the company began operations in 2007, under the Companies Law. Taboola partners with websites, devices, and mobile apps, collectively referred to as digital properties, to recommend editorial content and advertisements on the Open Web, outside of the closed ecosystems of the “walled gardens” such as Facebook, Google, and Amazon. Digital properties use Taboola’s recommendation platform to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement with existing audiences. Taboola also provides monetization opportunities to digital properties by surfacing paid recommendations by advertisers. Unlike walled gardens, Taboola is a business-to-business company with no competing consumer interests. Taboola empowers advertisers to leverage its AI-powered recommendation platform to reach targeted audiences utilizing effective, native ad-formats across digital properties. Taboola generates revenues when people click on or, in some cases, view the ads that appear within its recommendation platform. Advertisers pay Taboola for those clicks or impressions, and Taboola shares a portion of the resulting revenue with the digital properties who display those ads.
The mailing address of Taboola’s principal executive office is 16 Madison Square West, 7th fl., New York, NY, 10010 and its telephone number is (212) 206-7663. Our agent for service of process in the United States is Taboola, Inc., 16 Madison Square West, 7th fl., New York, NY, 10010. Our website address is www.taboola.com. Information contained on, or that can be accessed through, our website does not constitute a part of this Annual Report and is not incorporated by reference herein. We have included our website address in this Annual Report solely for informational purposes. The U.S. Securities and Exchange Commission, or the SEC, maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers, such as we, that file electronically, with the SEC at www.sec.gov.
Selected 2021 Developments
Business Combination and Our Public Listing
On June 29, 2021, our Merger Sub merged with and into ION, with ION continuing as the surviving company. As a result of the merger and the other transactions contemplated by the Merger Agreement, ION became a direct, wholly-owned subsidiary of Taboola and Taboola became a publicly traded corporation. Our Ordinary Shares and Warrants began trading on the Nasdaq Global Market under the symbols “TBLA” and “TBLAW,” respectively, on June 30, 2021. See Item 7.B “Related Party Transactions.”
The Connexity Acquisition
On September 1, 2021 we completed our previously announced acquisition of Shop Holding Corporation, which we refer to as Connexity, one of the largest e-commerce media platforms on the open web with 6,000 publishers and 1,600 direct merchant relationships. The total consideration amount of approximately $800 million included retention incentives and is subject to customary purchase price adjustments for working capital and indebtedness.
At closing, we issued 17,328,049 of our Ordinary Shares based on a fair value of our Ordinary Shares at the closing date totaling an aggregated fair value of $157.7 million and paid approximately $593.9 million in cash with an additional $0.4 million, subject to adjustment, paid in January, 2022.
An additional 3,681,030 shares shall be delivered to Connexity employees in installments over three years following the closing as part of holdback arrangements, subject to continued employment with Taboola. Separately, certain employees of Connexity have been granted incentive equity awards of approximately $40 million that will settle in our Ordinary Shares and will vest subject to their continued employment with Taboola over the next approximately five years.

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In connection with the Connexity acquisition, Taboola, Inc., a wholly-owned subsidiary of Taboola, as the borrower, entered into a senior secured term loan “B” credit facility in an aggregate principal amount of $300 million, or Term Loan Facility. The Term Loan Facility is subject to customary borrowing conditions and bears interest at a variable annual rate based on LIBOR or Base Rate plus a fixed margin. The Facility will mature on the seventh anniversary of the closing date and amortizes at a rate of 1.00% per annum payable in equal quarterly installments, with the remaining principal amount due at maturity.   The Term Loan Facility contains voluntary and mandatory prepayment provisions, representations and warranties, affirmative and negative covenants and events of default, in each case that are customary for facilities of the type. The Term Loan Facility does not contain any financial maintenance covenants.
Additional Developments and Growth Initiatives
In 2021, our global sales teams continued to develop partnerships with digital properties, advertisers, and merchants. We grew our 2021 Gross Profit by approximately $121 million, and ex-TAC Gross Profit by approximately $137 million. This equated to year-over-year ex-TAC Gross Profit growth of approximately 36% on a reported basis, and approximately 25% on a pro forma basis with Connexity. We drove this strong growth through a combination of the acquisition of new customers and the expansion of our existing customer base. Notably, in 2021 we announced new commercial agreements with premium publishers including Hearst UK, Penske Media Corporation, LINE Today, and BBC, and renewed and expanded terms with NBC Sports, Dennis Publishing Limited, Future PLC, Le Figaro, Le Depeche Interactive, Globes, Ynet, Unidad Editorial S.A., and NDTV.
In December 2021 we announced a new agreement with Microsoft, our largest digital property partner, through July 2024. Under that agreement, we are developing a new  technology which we began piloting on Microsoft’s digital properties in the first quarter of 2022. This new technology is expected to help us expand our footprint across Microsoft's digital properties beyond our existing inventory.
Our growth of existing digital property revenue is partially attributable to improving yield, supported in 2021 by the introduction of SmartBid Dimensions. SmartBid Dimensions is an AI-powered evolution of our SmartBid technology (which debuted in 2018) that increases the granularity of bid adjustments to include additional data signals including, but not limited to, geography, time of day, day of week, platform, operating system, and creative assets. SmartBid technology was utilized in the generation of more than 85% of our advertisers’ spend in the fourth quarter of 2021, and SmartBid Dimensions is a significant development of this technology.
We also expanded Taboola News, part of our “Recommend Anywhere” strategy. In 2021, we signed strategic partnerships with Samsung Brazil and Xiaomi Global, two of the largest Android OEM manufacturers in the world. In April, we announced a partnership with Samsung Brazil to be the exclusive provider of news curation on the homepage of Samsung’s standard internet browser, Samsung Internet. In September, we announced a strategic partnership with Xiaomi to bring our recommendation technology to mobile device lockscreens in 60 global markets. In the fourth quarter of 2021, Taboola News drove an average of more than 400 million monthly engagements on editorial content through our mobile device and OEM partnerships. This represents an increase of more than 125% year-over-year.
We furthered our “Recommend Anything” growth initiatives in two ways in 2021. First, we launched an initiative called Taboola High Impact Placements, which was developed to expand the amount of brand and agency advertising on our platform. Our High Impact offering drives brand awareness for advertisers and includes innovative homepage and mid-article advertising formats including video, rich media, and story and carousel formats popularized by social media platforms. To further enhance this specialized offering, our High Impact offering focuses on brand safety, including controls for content-quality and adjacency, supported by our proprietary and third party content-quality tools.
In keeping with our continuing commitment to content safety, in 2021 we announced that Taboola was awarded the Brand Safety Certified Seal from the Trustworthy Accountability Group, an organization that works to increase trust and transparency in digital advertising. Additionally, we announced a collaboration with Oracle Moat Measurement, a leader in real-time attention analytics, bringing new control, choice and transparency to advertisers working with Taboola. Along with our integration with Integral Ad Science announced in 2020, these developments aim to further advance our partnerships with brand marketers and agencies, which represented approximately 15% of our advertising revenues in 2021.

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The second way we advanced our “Recommend Anything” strategy was through the acquisition of Connexity in September 2021. Connexity is one of the largest e-commerce media platforms on the open web with 6,000 publishers and 1,600 direct merchant relationships. Since then, we have been hard at work integrating our people and our operations. We merged our UK locations in November, and have multiple initiatives underway to create efficiencies and realize synergies. E-Commerce advertising has become a meaningful source of demand for us and contributed approximately 15% of our Revenues in the fourth quarter of 2021; the successful addition of the Connexity team is integral to our e-Commerce strategy.

Principal Capital Expenditures
For a description of our principal capital expenditures and divestitures for the three years ended December 31, 2021 and for those currently in progress, see Item 5. “Operating and Financial Review and Prospects.”
B.	Business Overview

Our Mission
We power recommendations for the Open Web, helping people all around the world discover things they may like, but never knew existed.
Our Company
Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence, or AI-based, algorithmic engine that we have developed over the past 14 years. Taboola has also recently expanded more directly into e-Commerce, allowing its partners with digital properties the ability to use its platforms to display advertising suited to the audiences of those partners’ websites or other digital services.
We think of ourselves as a search engine, but in reverse — instead of expecting people to search for information, we recommend information to people or enable our partners to use our technology. You’ve seen us before: we partner with websites, devices, and mobile apps, which we collectively refer to as digital properties, to recommend editorial content and advertisements on the Open Web, outside of the closed ecosystems of the walled gardens such as Facebook, Google, and Amazon.
Digital properties use our technology platforms to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement on site — and we don’t charge them for these services. We also provide a meaningful monetization opportunity to digital properties by surfacing paid recommendations by advertisers. Unlike walled gardens, we are a business-to-business, or B2B, company with no competing consumer interests. We only interact with consumers through our partners’ digital properties, hence we do not compete with our partners for user attention. Our motivations are aligned. When our partners win, we win, and we grow together.
We empower advertisers, merchants, and affiliate networks, which we individually and collectively refer to as advertisers,  to leverage our proprietary AI-powered recommendation platform to reach targeted audiences utilizing effective, native ad formats across digital properties. We generate revenues primarily when people (consumers) click on, purchase from or, in some cases, view the ads that appear within our partners’ digital experiences via our recommendation platform. Advertisers pay us for those clicks, purchases, or impressions and we share the resulting revenue with the digital properties who display those ads and generate those clicks and downstream consumer actions.
Our powerful recommendation platform was built to address a technology challenge of significant complexity: predicting which recommendations users would be interested in, without explicit intent data or social media profiles. Search advertising platforms have access, at a minimum, to users’ search queries which indicate intent, while social media advertising platforms have access to rich personal profiles created by users. In contrast, we base our recommendations on an extensive dataset of context and user behavior derived from the intersection of thousands of digital properties and millions of recommended items, including ads and editorial content.

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Our annual Revenues grew to $1,378.5 million in 2021, from $1,188.9 million in 2020 and $1,093.8 million in 2019. Over the same three years our Gross profit grew to $441.1 million, from $319.5 million and $232.0 million, and our ex-TAC Gross Profit grew to $518.9 million, from $382.4 million and $295.8 million, respectively. Our Net income (loss) for the same three years was $(24.9) million, $8.5 million and $(28.0) million, respectively, while our Adjusted EBITDA was $179.5 million, $106.2 million and $34.1 million, respectively. For more information about ex-TAC Gross Profit and Adjusted EBITDA, see “Management’s Business Discussion and Analysis of Financial Condition and Results of Operations—Non-GAAP Financial Measures.”
Industry Trends
Advertising Budgets Shift to Digital Marketing. As we have witnessed over the last decade, advertising budgets continue to shift from traditional media, such as print newspapers, magazines and television, to digital channels. No longer a trend, a change in consumer attention to digital properties has become a lasting movement, giving advertisers an opportunity to reach increasing numbers of consumers at scale with relevant content and precise targeting, thereby driving a higher return on their investment.
Walled Gardens Dominate Digital Advertising Spend. According to eMarketer, more than half of digital advertising budgets are spent within the closed ecosystems of tech giants like Google, Facebook and Amazon, which we refer to as “walled gardens.” With the proliferation of these walled gardens and the time spent by consumers within them, the Open Web is fighting for user attention and as a result for advertising dollars.
Highly Fragmented Open Web. According to our estimates, advertisers spent approximately $67 billion advertising on the Open Web in 2021. Because the Open Web is, by definition, highly fragmented, it is harder for advertisers to access than the walled gardens.
The Technology behind Digital Advertising has become Increasingly Complex. Technologies for more automated and efficient buying and selling of digital advertising have been gaining traction for several years with both advertising buyers and digital properties. The ability to collect, collate and analyze intent data points using AI and machine-learning technology is a key differentiator for advertisers, digital properties and advertising intermediaries. Data insights can now be used to optimize digital advertising campaigns in ways that were not previously possible. This means that advertising intermediaries who do not have access to data or are not using AI to power their platforms may be at a disadvantage.
Shift from Offline Shopping to Online Shopping and e-Commerce. Online shopping has been growing consistently 15-20% and continuing to take share from offline shopping in physical stores. This trend has been significantly accelerated by the recent pandemic, leading to significant current and future expectations for continued hyper-growth of both online shopping and advertising spending by online retailers and e-Commerce companies.
Native Format Proliferation. According to eMarketer, native ads - ads that match the look, feel and function of the media format in which they appear, such as those used by Taboola - accounted for approximately 64% of total U.S. display ad spending in 2021, and spending on native ads in the U.S. is forecasted to grow by approximately 15% in 2022. Native advertising is a format that has been popularized by social media and is now familiar to consumers.
Increasing Reliance by Consumers on Social Media, Apps and Mobile Devices as a Source of News. According to Pew Research, in 2018, social media sites surpassed print newspapers as a news source for Americans: one in five U.S. adults said they often get news via social media. Consumers continue to shift away from traditional media sources for their news and are increasingly moving towards social media and messaging services to find the news. This trend has led to a proliferation of mobile apps designed to deliver news in real time to consumers.
Increasing Focus on Privacy and the Disappearance of Third Party Cookies. Government regulators, consumers, and technology companies recently turned their attention toward the use of consumer data and related privacy practices. This led to increased regulation, such as the General Data Protection Regulation, or GDPR, and the California Consumer Privacy Act, or CCPA. In parallel, major Internet browsers, including Safari, Chrome and Firefox, announced that by 2022, they will phase out third-party cookies. These changes pose a challenge for the digital marketing landscape, which currently relies extensively on third-party cookie data for personalization and must adapt to comply with increasing regulation of consumer data.

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Our Market Opportunity
We believe the Open Web needs a technology partner that enables digital properties to compete effectively with the scale and technological advantages of the tech giants. We believe our recommendation technology is applicable to a wide range of digital properties, including websites, apps, devices, and in the future, connected TVs and other mediums.
Unlike walled gardens, we are a B2B company with no competing consumer interests. We do not compete with our digital property partners for users’ attention. Our motivations are aligned: when our partners win, we win, and we grow together. This win-win mentality applies to our relationships with digital property partners and our advertiser clients. Our advertiser clients typically utilize a performance-based pricing model, which means they only pay us after a desired event, most commonly a click, occurs. In addition, our deep relationships with digital properties offer a compelling value for advertisers, granting consolidated access to Open Web audiences and, thus, reducing the effects of fragmentation. In the fourth quarter of 2021, we worked with over 15,000 advertisers to serve ads to users across the Open Web and reached over 500 million daily active users, which, for this figure, we calculated as the average daily number of users that have been exposed to Taboola content recommendations at least twice in the preceding seven days. We and our digital property partners both benefit when users stay engaged with content on the digital property. To that end, we share advertising revenue as well as content-consumption data with digital properties, which they can use to make editorial decisions that best accommodate their audiences’ interests and increase user engagement.
What We Do: Our Recommendation Platform
At the core of the Taboola platform is our AI-powered predictive recommendation engine, which predicts what people may find interesting by employing unique Deep Learning technology and utilizing a broad range of inputs.
In Taboola’s core business, w serve two types of recommendations: (1) editorial, or “organic,” content from the site that the user is currently visiting, in order to engage the user and increase their chances of staying on the site longer; and (2) third-party ads paid for by our advertiser partners. Our recommendations support text, image and video formats.
We generate revenue by enabling advertisers to place bids for the right to serve their ads to targeted audiences across the Taboola network of digital properties, including some of the most premium sites in the world. As part of our e-Commerce offerings, we also syndicate our retailer advertisers’ monetized product listings and links (clickable advertisements) into commerce content-oriented consumer experiences on both the Open Web and within the dominant traditional ad platforms.

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Representative Product Implementation

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Our Platform for Digital Properties
Through our technology, data and advertiser relationships, we help digital properties achieve three key goals:
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Engagement: We keep users engaged with the digital property they are currently visiting, helping digital properties grow their business and not lose users to walled gardens. Digital properties work extremely hard to create engaging content and rely, in part, on Taboola to surface that content to the right user at the right time. To that end, the more content people read, the more time they spend on that digital property’s site, and the greater the opportunity for the digital property to monetize their business by, among other things, serving ads and offering subscriptions. In 2021, people clicked on Taboola recommendations tens of billions of times a year, and more than half of those clicks were on editorial content, keeping users on the site that they were on.

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Audience: Digital properties using our platform can grow their audience in seven main ways: (1) using our Taboola Newsroom product, they can use the readership data we compile from across the Taboola network to inform editorial decisions and optimize their content strategy, ultimately bringing new users to their property; (2) creating audience exchange programs between their own sites and those of other digital properties on our network, diversifying their audiences and introducing their content to new users; (3) acquiring new quality audiences from across the Taboola network of digital properties; (4) driving subscriptions to newsletters and paid subscriptions which, help bring loyal readers again and again to their site; (5) distributing their editorial content onto devices, OEMs, mobile carriers and more; (6) providing access to structured product content that can be used to create compelling consumer experiences; and (7) delivering insights and real-time analytics that enable the optimization of e-Commerce content strategy to increase engagement and organic traffic generation.

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Monetization: We enable digital properties to monetize their content with seamlessly integrated native ads, typically displayed in a feed format appearing at the end of an article, as well as other prime locations such as homepages, section fronts and middle of the articles. When people click on these ads or make a purchase, and in certain cases when they view the ads, advertisers pay us and we then share in this revenue with the digital property on which the click or impression occurred. With the addition of Taboola’s new offerings through its recent acquisition of e-Commerce focused Connexity, Inc., we also offer cost-per-click and cost-per-action monetization of both product listings and links to retailers that reside directly within editorial content.

Our Platform for Advertisers
Advertisers utilize Taboola’s platform and leverage our AI-powered recommendation engine to reach their audiences throughout the buyer journey, from building brand awareness to increasing customer loyalty. Using Taboola’s predictive engine, advertisers can engage consumers at the right time with the right content, using text, image or video formats. Taboola allows advertisers to run campaigns either directly through Taboola, using Taboola’s campaign management dashboard, or programmatically.
We believe we offer advertisers a complement to the walled gardens:
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Massive reach: With an average of over 500 million daily active users in the fourth quarter of 2021, our platform creates opportunities to reach people on the Open Web when they’re most receptive to brand messages and new content.

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Targeting: Our recommendation platform allows advertisers to target their campaigns according to multiple parameters, such as context, user location, device and network connection type. Additionally, we use the advertiser’s own data to target demographics, interests, “lookalike audiences” and more. Our predictive engine and large readership dataset enable advertisers to reach their target audiences with the right message, at the right time and in the right context. In contrast with social networks, where advertisers reach users based on carefully curated personas as well as other signals, our advertisers reach users based on signals from what people are reading on the Open Web, which we believe is a more authentic representation of their true interests.

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Impactful Native Ad Formats: Our close partnerships with premium digital properties allow us to develop highly impactful ad experiences that support a variety of ad formats and achieve diverse advertiser goals, from awareness, to consideration, to purchase.

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Brand Safe: Ads distributed by Taboola are typically served on pages that display editorial content rather than the ubiquitous user-generated content of platforms such as YouTube or Facebook. In addition, our ad platform allows advertisers to control the properties and topics on which their content appears, ensuring that their ads are displayed within suitable environments.

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Measurable Performance-Based Advertising: Performance-based advertisers only pay when a consumer has actually engaged with the ad unit and in some cases only when a transaction is completed which is typically on a cost per click or cost per action basis. This is a particularly strong proposition for the retailer client advertising because it is a tangible return on the retailer client's media investment.

Our Recommendation Technology
Our R&D team has spent over a decade developing our proprietary AI-based recommendation technology used in our core product, solving an incredibly complex problem — how to construct a personalized recommendation feed from millions of available articles, videos and ads, in real-time, when you have over 500 million daily active users and need to optimize for diverse outcomes and support multiple pricing models.
Rather than rely on knowledge of what people are searching for or what they share on social media, our predictive algorithms employ unique Deep Learning technology to develop a powerful model of people’s interests across the Open Web. Our technology performs exceptionally well on diverse types of input data, such as text, images and video, and is designed to discover non-trivial relations between content and users in a specific context. We predict which recommendations users are most likely to engage with based on a broad set of ‘signals’ that fall into the following categories:
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User Behavior. We are experts in analyzing pseudonymized user behavior across the Open Web. We gather a massive amount of content consumption data from users who visit our partners’ digital properties, which our Deep Learning engines then ingest.

•	Context. Our algorithms ingest contextual signals, such as geographic location of the user, what device the user is using, time of day, day of week, page layout, page language and more.

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Analysis of Recommended Items. We analyze recommended items, including paid advertisements, editorial articles, images and videos, to identify signals such as topic, title, thumbnail image, semantics and sentiment.

Generating a Rich Recommendation Feed
We serve the majority of our recommendations within a feed that was modeled after widely popular social media feeds and adapted for the Open Web. While the feed format provides a good user experience, it requires technological expertise that is an order of magnitude more complex than optimizing a single ad.
This is both a competitive advantage and a technological challenge that requires our algorithms to optimize multiple placements simultaneously across an entire web page, while also supporting the unique objectives of our various partners. Indeed, any recommendation we generate takes into consideration the other advertisements and editorial content recommendations that we display in the same feed. The effect of the sum of these parts allows us to predict the user engagement in different contexts, and make algorithmic decisions concerning the content we serve the user next.

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In order to populate recommendations within a feed, our technology must consider the whole page, and recommend content or ads within the context of that page. This has implications both on the algorithms to predict engagement, as well as on how ad auctions are conducted. We have built an efficient algorithm to estimate the incrementality of new items based on what is already in the feed, and taking into account both how strong the item is standalone, as well as how similar it is to the other items already in the feed.
Additionally, our Deep Learning engine allows us to optimize for multiple objectives simultaneously, which delivers efficacy to advertisers, increases user engagement and supports the achievement of many other business goals in tandem. As opposed to other digital ad intermediaries who optimize the placements of a single ad unit in an environment they do not control, we influence, and more often create, the setting in which ads appear as we control the entire feed of content and ads, and optimize across the entire feed, page or session.
Lastly, we have built a robust ability to conform our recommendation feeds to the design of our digital property partners’ pages and layouts. Presenting a variable mix of both editorial and paid content in this native format also mitigates the risk of user fatigue, commonly referred to as “banner blindness,” that has been noted in traditional display ads.
How We Recommend Editorial Content
Recommending editorial, or organic, content produced by digital properties enables us to help our publisher partners keep users active on their site for a longer period of time, increasing their exposure to more personalized editorial content — thus increasing overall satisfaction and loyalty.
To successfully recommend editorial content items, we developed algorithms that extract and analyze content consumption patterns from our entire network of digital properties. Our recommendations also rely on our deep understanding of reading habits based on our analysis of redundancy, recency, vertical, longevity, relevance device type and other factors.
In order to refine our ability to recommend editorial content even further, we have built multiple crawlers to ingest editorial content, categorize it, and extract named entities and topics using our Natural Language Understanding platform, which transforms human language into a machine-readable format. We also automated the assimilation, classification and generation of creatives, including images, videos, titles and descriptions.
We also take into consideration the optimization of recommendations to support our publishers’ goals, including subscriptions, pages per session, session duration, subscriptions to newsletters and more.
How We Recommend Ads
Recommending ads is particularly complex because the process requires accurately predicting multiple facets of the user’s interaction:
•	The probability the user will interact (click on an ad, or go to an advertiser’s site/app after seeing an ad), given a specific user and context.

•	The probability a user will convert (into a lead, sales or other KPIs the advertiser wishes to optimize) after she clicked/viewed an ad, given a specific user and context.

•	The price of a specific item (we support cost per click (CPC) and cost per thousand impressions (CPM)).

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Our ultimate measure of success in recommending ads is achieving the advertiser’s goals. In order to do so, Taboola’s algorithms are designed to select the right opportunity to engage the right user with the right ad, while at the same time optimizing pricing and selecting the best creative assets to use. Our technology is designed to predict the value of each item and optimize both the advertising creatives and the format mix in each auction.
As described above, in order to make effective recommendations, our technology must first predict a user’s engagement with a given advertisement. When combined with the bid for each item, and the prediction of the conversion, this allows us to calculate the relative value of each item available for recommendation. To create an efficient marketplace, our algorithms support diverse pricing models, including CPC and CPM, and are able to conduct efficient auctions between them in order to maximize available inventory for advertisers with diverse marketing objectives. We optimize bids for a particular ad, advertiser, user and context, while factoring in constraints, such as geographic location targeting or audience segment targeting, regardless of pricing model.
In order to assist advertisers in executing efficient and effective campaigns, we developed a pricing automation tool called Smart Bid. Smart Bid is an automated campaign bidding strategy that utilizes platform data to bid effectively in real-time on impressions that are most likely to lead to conversions.
To maximize the probability of a user engaging with an ad, we support flexible native ad formats that include images, videos, text and interactive elements; we also support specialized elements, such as product price, discount, number of items left in stock, mobile app rating and more. Selecting the optimal ad also involves determining the best version and format of the ad from a very large number of combinations; Taboola does so by running a scalable infrastructure of multi-variant testing, which in turn allows the algorithm to choose the best creative combination efficiently.
How we Enable Digital Properties to make e-Commerce Recommendations
With our acquisition of Connexity, our solutions have expanded to include e-Commerce focused content and monetization solutions for publishers. From a content point of view, we provide publishers with access to over 500 million product listings that are structured into product categories and enriched with product attributes. We syndicate those enriched offers to publishers, thereby enabling them to create consumer shopping or editorial experiences by embedding those product listings as native content within their websites, apps or social media feeds.
There are a variety of implementations in terms of how publishers can access and engage with the content. Technology-savvy enterprise publishers will ingest the entire product listings feed and use their own search engine or content management system to choose how, when and which content to display. Less tech-enabled publishers will call Connexity’s search engine API to retrieve product listing results based on a search query, and then they will publish those product listings within their consumer experience in real-time. Lastly, professional editors or social influencers can use a browser-based editorial tool to hand-pick a specific product to display within their editorial content experience.
In each of those cases, from a monetization perspective, we enable the publisher to seamlessly earn revenue on either a CPC or cost-per-action (CPA) for clicks and conversions that are generated by consumer engagement with the product listings or other retail-oriented editorial content.
To enable these publishers to maximize the success of the commerce content initiatives, the company provides a suite of analytics dashboards that showcase real-time feedback on the performance of each of their product listing or editorial placements. In addition, the company also provides insights into industry trends including visibility into the type of content and products that are converting well across the entire network. These real-time feedback loops and insights are critical inputs that drive publishers’ content strategy and decisions about which products to promote. They accrue significant benefits to both publishers and the company in the form of increased yield and significantly differentiate the solution as the network effect is difficult to replicate.
We are Built for the Open Web as a Complement to the Walled Gardens
In support of our win-win approach to partnerships, our recommendation technology is built to operate differently. Because we power editorial recommendations, digital properties typically embed our code directly on their web page. This means we can serve our own first-party cookie, much like what digital properties do on their own sites and applications.

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Our recommendation platform allows both digital properties and advertisers to control their brand identity within Taboola’s network. For example, digital properties can set “acceptance profiles” to determine which types of advertisers we will recommend, and advertisers can target or block selected digital properties. To consistently regulate the quality of our network, we also maintain a public content policy and employ a content review team that reviewed over nine million items in the fourth quarter of 2021. This combination of technology and human review is designed to create a consistently high level of brand safety and quality content within our network.
While developing our recommendation technology, privacy is always at the top of our mind. We have long established and adopted privacy-by-design as a central element of our technology, and product design and development cycles, with a strong commitment to ensuring best practices in privacy, security and safety for our partners and users. Since 2017, we have had a designated Data Privacy Officer along with a team of privacy specialists. These specialists are integrated within our R&D and Product organizations and processes, and consider all facets of user privacy as key elements in the design of any new technology, solution or feature of our recommendation platform. We also perform ongoing privacy impact assessments to monitor potential risks during the product lifecycle and proactively mitigate those risks.
Infrastructure
To successfully deliver optimized recommendations to over 500 million daily active users, and 500,000 recommendation requests every second, we developed powerful software and hardware infrastructures from the ground up.
Our data infrastructure was designed and implemented with several principles to ensure both very high accuracy and high speed to process and ingest every new data input at a very high scale and throughput. This infrastructure continuously “feeds” the predictive Deep Learning models, granting access to rich user history and enabling enrichment of data.
In order to support the massive amount of text analysis, processing, named entities and general semantic understanding, we have built a Natural Language Understanding platform with a large scale knowledge graph. Designed to recognize multiple languages, topics, concepts, named entities and categories for the entire Taboola platform, this platform is built using Deep Learning technologies.
The ability to control the entire feed across multiple canvases is enabled by building state of the art client-side technologies to render and serve a rich feed of content across billions of devices, canvases and user touch points. This process operates within strict SLA and performance constraints, which requires us to develop our technology to work efficiently on low-end and high-end devices and canvases.
As of December 31, 2021, we utilized approximately 9,500 servers; three back-end data centers processing over 100TB of data per day to train our AI engine; and seven front-end global data centers that, together, have served up to one trillion recommendations monthly. We use around 410,000 CPU and GPU cores, 1.5PB of memory and around 10,000TB of storage overall.
Deployment of our code to the production environment is fully automated and includes execution of tens of thousands of automated tests for each code change, using AI to locate anomalies in the code to prevent errors. This allows our R&D to develop software quickly and enables us to continuously deliver reliable code and AI models to production. To address the extreme complexity of operating at such a massive scale, we use cutting-edge technologies, such as Tensorflow, Spark, Cassandra and Kafka, as well as highly sophisticated code we developed to allow these tools to meet our scale and reliability requirements.
Our Team
We have assembled a world class team of engineers and data scientists with a business-focused, innovative engineering culture. We have access to top talent in Asia, Europe, Israel, and the U.S., including very strong talent in AI, Deep Learning, high-scale infrastructure and browser-based technologies. We believe our engineering culture plays a key role in our success: we assign business KPIs to R&D teams so technological decisions and priorities are aligned with business needs; we empower engineers to own features end-to-end, from ideation to full adoption; and we put special emphasis on collaboration. Our engineering culture relies strongly on experimentation and multi-variants testing. We continuously deploy and run hundreds of different AI models, UI variations and optimizations, in effect measuring hundreds of KPIs. We build our infrastructure such that it enables this culture of continuous improvement.

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Our Competitive Strengths
We believe the following key strengths provide us with competitive advantages:

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Performance of our AI Technology. We have spent 14 years developing our AI-powered recommendation technology to drive high yield for digital properties, high returns on advertising spend for advertisers, and relevant recommendations to consumers, who spend more time consuming content on digital properties. Similarly our recent e-Commerce investment uses AI powered technology to drive optimized performance for advertisers and digital properties.

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More than Monetization. The value we provide to digital properties goes beyond monetization. Our technology helps digital properties grow their audience by optimizing audience exchange programs; recommending content created by the digital properties to increase the time consumers spend on these properties; helping editorial teams make data-driven decisions, and more. We work daily with our extensive network of global digital properties to improve our platform and create more value for the entire Taboola network.

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Exclusive, Multi-Year Partnerships with Premium Digital Properties. We have established long-standing, and in many cases exclusive relationships with digital properties on the Open Web. They have chosen to work with Taboola across all types of platforms, including desktop, mobile and tablet devices. This provides Taboola and Taboola advertisers with predictable access to audiences and supply.

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Direct Relationships with Advertisers. We work directly with the majority of the advertisers that use our platform. This allows us to build strong relationships, help advertisers succeed on our platform, and evolve our technology based on direct feedback.

•	High Reach and Scale. We have more than 500 million daily active users across the globe, enabling advertisers to run campaigns at scale.

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Network Effect. As more digital properties use our platform, we gather more content consumption data. More data makes our AI-driven algorithms more effective in making predictions, which in turn enables us to deliver better performance for advertisers, which drives higher yields for digital properties. These higher yields make it easier to retain digital properties and acquire new partners.

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Founder-led Experienced Management Team. Our founder, Adam Singolda, has successfully led the company as CEO since we began operations in 2007. Most of Taboola’s senior management has worked together with our founder for many years: the average tenure of our senior management is over eight years, demonstrating strong execution and achieving rapid growth.

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Strong Financial Profile. We designed our business to be highly scalable, with a focus on sustainable long-term development. Since we began operations in 2007, we have demonstrated consistent growth in revenues and were profitable since 2020.

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Preparing for a World Without Third Party Cookies. Our direct integration with many digital properties has helped us navigate changes in the industry. Our engineers continue to work closely with industry stakeholders to ensure we will be prepared if third-party cookies are fully blocked, as many industry observers expect, and we continue to invest in innovative solutions that deliver relevant and engaging discovery experiences for our users.

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Our Growth Opportunities
We intend to grow our business by focusing on the following key areas:

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Continued Investment in AI. Continuously investing in our AI technology is at the heart of what we do. We believe AI is critical to engaging Open Web users and will ultimately provide better service and greater monetization to advertisers and digital properties, increasing our yields and accelerating our growth.

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Grow our Core Digital Property and Advertiser Client Base. While we already have an extensive network of global digital properties and advertisers, we believe the efficacy of our recommendation platform gives us the opportunity to expand our partnerships and client base even further. We expect to continue investing in our technology, expanding our global presence, and growing our sales and client service teams to support further growth.

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Add User Touchpoints. At our core, Taboola is a recommendation engine. We believe many types of digital properties need a recommendation engine to engage their consumers, find new audiences and monetize. This includes e-Commerce websites, connected TVs, devices and more. In 2018, we launched Taboola News, an offering which seamlessly integrates premium content from our digital properties into connected devices. We believe our existing partnerships with leading device manufacturers and mobile carriers, as well as potential future partnerships with connected TV vendors and others, presents a substantial growth opportunity for both Taboola and our partners.

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Add New Types of Recommendations. From experience, we know recommendation engines become better when they are able to recommend a greater variety of content. For example, in 2016, we predicted that video content presented a huge opportunity for advertisers to reach their audiences in a highly impactful way, for digital properties to drive better monetization and for users to engage with suggested videos, similar to how they are used on social networks such as Instagram. To that end, we added support for video formats in our recommendation platform and saw significant returns from doing so. Similarly, we believe there is opportunity to further diversify our recommendation offerings and intend to invest in new formats and advertising partnerships to improve both consumer experience and yield. The ability to display a variety of media formats in novel combinations is key to preventing “banner blindness” that plagues traditional display formats and making our recommendation engine even better.

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E-Commerce. We have expanded into the e-Commerce market through our acquisition of Connexity, which strengthens our data, pairing our readership data with purchasing data that can make our AI better, grow yield and make our advertising partners more successful. Our expansion into e-Commerce aligns with Taboola’s overall business strategy, which is about working directly with both advertisers and publishers, serving high quality advertising experiences that do not depend on cookies. E-Commerce is also the way for us to diversify what we recommend - to recommend products - and to grow our yield for publishers, which helps us become even more competitive. These new capabilities will provide merchants, and publishers, large and small, more opportunities to scale outside of the walled gardens, making the open web thrive.

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Pursue Value-Enhancing Acquisition Opportunities. The Open Web remains highly fragmented, which presents attractive opportunities for us to grow through strategic and value-enhancing acquisitions. A key aspect of our long-term growth strategy is to continue to pursue acquisitions that expand our offerings into new and evolving digital properties and to capture more of the advertising spend within the Open Web. Consistent with that strategy, we are continually evaluating potential acquisition opportunities in light of changing industry trends and competitive conditions.

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Our Business Partners
We primarily have two types of business partners: digital properties that use Taboola to drive new audiences, engagement and monetization; and advertisers, and their agencies, that use Taboola to achieve a variety of marketing objectives.
Digital Properties
Taboola had approximately 16,000 digital property partners in the fourth quarter of 2021, including many premium properties such as Microsoft, NBCUniversal, CBSi, The Independent and Daily Mail. These partners value our ability to drive new audiences to their sites, engage their users, and monetize their digital properties, while our data insights assist them in making informed editorial decisions. Our value is evidenced by our many multi-year, exclusive partnerships. As of December 31, 2021, our average contract term length with our digital properties was over two years as measured by contract duration at inception; some of our largest partners have even longer-term agreements.
Microsoft is our largest partner. Other than Microsoft, no other digital property partner accounted for 3% or more of our Revenues generated from advertisers on digital properties in 2021.
Advertisers
We had approximately 15,000 advertiser, merchant, and affiliate network clients working with us directly, or through advertising agencies, worldwide during the fourth quarter of 2021. The vast majority of our Revenues comes from advertisers working with us directly, rather than via an agency. We support the leading programmatic channels via integrations with leading demand side platforms, or DSPs. Thanks to the effectiveness of our recommendation engine, many of our advertiser clients are considered “always on,” which means they continuously invest on our platform, rather than running finite campaigns.
Our advertiser customer base is highly diverse. Some of the verticals we have seen strong adoption in are health & fitness, finance, hobbies & interests, technology & computing, home & garden, shopping and automotive. Our ten largest advertisers accounted for less than 13% of total Revenues on our network in 2021, with none larger than 3%.
Sales and Marketing
To support our “win-win” approach to working with both digital properties and advertisers, we employ a global sales team tasked with signing new partners and growing existing implementations. Our team is deployed around the world with sales hubs in Bangkok, London, Los Angeles, New York, and Sao Paulo, supported by regional satellite offices in order to best serve our geographically diverse client base.
Selling to Digital Properties
Our sales teams are responsible for adding new partnerships with digital properties. Once a digital property joins our network, our account management team works with the digital property’s stakeholders to understand their goals, help them reach those goals, and identify new opportunities for mutual growth on an ongoing basis.
Selling to Advertisers
We sell to advertisers through our global sales team and a “self-service” website. Our sales team onboards new customers, mostly large advertisers, through direct outreach from one of our international sales offices. Our account management teams provide ongoing guidance and data insights that inform campaign strategies and help advertisers learn how to maximize their return on investment with Taboola. Advertisers can also choose our self-service platform to launch and manage campaigns. Outside of account managers, we support advertisers through our online Help Center, in-product instructions, and a large number of video tutorials.

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Marketing
To support our global sales force, our marketing team presents at industry conferences and hosts webinars and customer events. In addition, our marketing team invests in public relations, advertises online to build brand awareness and acquire new customers, creates case studies, sponsors third-party research, authors data insight reports, creates marketing collateral, publishes blog posts and creates and sponsors events online and in-person.
Competition
We operate in a highly competitive industry. Our main competition for advertising budgets and digital property partnerships are walled gardens and advertising intermediaries:
Walled Gardens. We compete for advertising dollars with the closed ecosystems of technology companies such as Google, Facebook and Amazon. In many cases we also compete with those companies, in particular Google, for real estate on digital properties. As described above, unlike the walled gardens, our business is based on a “win-win” model of partnership, where we do not compete with our partners and our goals are aligned.
Advertising Intermediaries. A large number of companies provide a solution to one or more of the steps involved in the buying and selling of advertisements online. These include The Trade Desk, Magnite, PubMatic, Xandr, Yahoo, Outbrain, Plista, TripleLift, RevContent, Teads and others. While these companies may be in competition with us, some are also partners of ours.
When competing for advertiser business, we compete for budgets based on price, reach, speed, brand safety and performance. When competing for digital properties’ business, we are measured on our ability to generate revenue and support other business goals, such as audience development.
Intellectual Property
Our proprietary recommendation engine and associated algorithms and technologies are key to our success, and we rely upon a combination of trade secret, trademark, copyright, and patent laws in the United States and abroad as well as confidentiality agreements and technical measures to establish, maintain and protect our intellectual property and protect our proprietary recommendation engine and associated algorithms and technologies.
Historically, we have not patented our proprietary technology in order to keep our technology architecture, trade secrets, and engineering roadmap private; however, as of December 31, 2021, we own approximately twenty issued patents. We also register certain domain names, trademarks and service marks in the United States and in certain locations outside the United States. Additionally, we rely upon common law protection for certain trademarks. We generally enter into confidentiality and invention assignment agreements with our employees and contractors, and confidentiality agreements with our partners and clients with whom we conduct business, in order to limit access to, and disclosure and use of, our proprietary information.
Our in-house know-how is also an important element of our intellectual property. The development and management of our platform requires sophisticated coordination among many specialized employees. We believe duplication of this coordination by competitors or individuals seeking to copy our platform would be difficult. The risk of a competitor effectively replicating the functionality of our platform is further mitigated by the fact that our service offerings are cloud-based and served through a third party content delivery network, which is designed to protect our core technology from being exposed or accessible to a user or a competitor. To protect our technology, we implement multiple layers of security and our protection measures are ISO 27001 certified.

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Taboola’s General Privacy Practices
Taboola is committed to protecting personal data and providing users transparency and control over the use of their data in online advertising. We seek to strictly enforce our privacy and data protection policies, knowing this is important to our partners, clients, users and vendors.
Historically, we have not collected any data that would enable the direct identification of Internet users. As of December 31, 2021, we used only pseudonymous data about Internet users on our platform to manage and execute digital advertising campaigns. We either collect this data directly from users’ devices or it is passed to us by third parties. We provide consumers with notice about our use of cookies and our collection and use of data in connection with the delivery of targeted advertising and allow them to opt-out from the use of data we collect for the delivery of targeted advertising.
We are members of or participants in industry self-regulatory organizations, including the Digital Advertising Alliance, the Digital Advertising Alliance Canada, and the European Interactive Digital Advertising Alliance. Taboola also adheres to the Interactive Advertising Bureau’s Self-Regulatory Principles for Online Behavioral Advertising, and the IAB Europe OBA Framework. In addition, Taboola is a proud member in good standing of the Network Advertising Initiative, an association dedicated to responsible data collection use in digital advertising, and we adhere to the NAI Code of Conduct for Web and Mobile. Taboola also has partnerships with a number of industry groups, including the Coalition for Better Ads, the Trustworthy Accountability Group and the Future of Privacy Forum.
Our privacy team delivers company-wide privacy training, enforces our privacy policies and is integral to ensuring that we consider the privacy implications in all aspects of our proprietary platform. We regularly review and document our internal privacy policies, amend existing policies as necessary, and enforce these policies with our clients, publisher partners and vendors.
Privacy and data protection laws and regulations play a significant role in our business. Our ability to collect, augment, analyze, use, share and otherwise process data relies upon the ability to uniquely identify devices across websites, and applications, and to collect data about user interactions with those devices for purposes such as serving relevant ads and measuring the effectiveness of ads. Federal, state and international laws and regulations regarding the collection, use and other processing of consumer data by advertising networks, advertisers and digital properties is frequently evolving. This includes those related to the level of consumer notice and consent required before a company can employ cookies or other electronic tools to collect data about interactions with users online. Taboola’s operation of its platform and services is subject to numerous U.S. and global privacy regulations, including, without limitation, the following: the European Union’s General Data Protection Regulation and ePrivacy Directive, the United Kingdom's General Data Protection Regulation, California’s Consumer Privacy Act, China’s Personal Information Protection Law, South Korea’s Personal Information Protection Act, Turkey’s Law on the Protection of Personal Data, and New Zealand’s Privacy Act 2020.
Privacy Regulation in the U.S.
In the United States, at both the federal and state level, there are laws that govern activities such as the collection, use and other processing of personal data by covered companies. At the federal level, online advertising activities and data processing activities are subject to regulation by the FTC, which has regularly relied upon Section 5 of the Federal Trade Commission Act to enforce against unfair and deceptive trade practices, including alleged violations of consumer privacy interests. Some proposed and newly enacted legislation has affected and will continue to affect our operations and those of our industry partners.
For example, the California Consumer Privacy Act of 2018, or CCPA, which went into effect January 1, 2020, defines “personal information” broadly enough to include online identifiers provided by individuals’ devices, such as IP addresses, and establishes a new privacy framework for covered businesses. The CCPA imposes more stringent obligations on companies regarding the level of information and control they provide to users about the collection and sharing of their data. Moreover, the California Privacy Rights Act, or CPRA, was approved by California voters in November 2020 and will further modify and expand the CCPA, including by expanding consumers’ rights with respect to certain personal information and creating a new state agency to oversee implementation and enforcement efforts. Other states have enacted, or are considering enacting, similar legislation.

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Privacy Regulation in Europe
Our business activities are also subject to foreign legislation and regulation. In the European Economic Area or EEA, separate laws and regulations (and member states’ implementations thereof) govern the processing of personal data, and these laws and regulations continue to impact us. The General Data Protection Regulation, or GDPR, came into effect on May 25, 2018. Like the CCPA, the GDPR defines “personal data” broadly, and it enhances data protection obligations for “controllers” of such data and for service providers, called “processors,” processing the data. It also provides certain rights, such as access and deletion, to the individuals about whom the personal data relates and we have adapted our services to accommodate such rights. The digital advertising industry has collaborated to create a user-facing framework, which we use as of December 31, 2021, for establishing and managing legal bases under the GDPR and other EEA privacy laws including the EU Directive 2002/58/EC (as amended by Directive 2009/136/EC).
For the transfer of personal data from the EEA to the U.S., we rely upon direct contractual agreements between Taboola’s European corporate entity, Taboola Europe Limited, and Taboola’s U.S. corporate entity, Taboola, Inc., based on the EU’s standard contractual clauses. These contractual agreements obligate Taboola’s U.S. operations to uphold adequate data protection measures (appropriate safeguards, enforceable data subject rights, and effective legal remedies for data subjects) on all data that Taboola transfers to the U.S. from the EEA on its own behalf and on behalf of its clients and partners. However, standard contractual clauses have been subjected to regulatory and judicial scrutiny and the legal bases for cross-border data transfers are constantly evolving. A recent decision of the Court of Justice of the European Union (“Schrems II”) ruled that standard contractual clauses are not sufficient, on their own, to provide appropriate safeguards for transfers of personal data from the European Union to the United States (and other non-EEA countries) and that companies that engage in these transfers, like Taboola, need to undertake data transfer risk assessments and implement any “supplementary measures” necessary to address any risks identified in order to ensure that the data they transfer continues to be protected to a standard that is essentially equivalent with the GDPR.
On January 31, 2020, the United Kingdom ceased to be a member state of the European Union. It remained subject to European Union laws however, including the GDPR, until December 31, 2020 throughout a Brexit “transition period.” Upon expiry of the Brexit transition period, European Union law ceased to apply to the UK and the GDPR was saved into United Kingdom domestic legislation by virtue of section 3 of the UK’s European Union (Withdrawal) Act 2018, creating a “UK GDPR.” The effect of this has been that, notwithstanding the expiry of the Brexit transition period, GDPR standards continue to apply in substance in the UK by virtue of the UK GDPR, and apply to Taboola’s UK operations and processing of personal data about individuals in the UK.
Privacy Regulation in the Asia-Pacific Region
Our business activities are also subject to legislation and regulation in the Asia-Pacific region. Following the implementation of the GDPR, many jurisdictions have moved to amend, release, review and strengthen their existing data privacy and cybersecurity laws, and there has been a progressive effort in the region to work towards coordination of their otherwise disparate laws. Many countries have also sought out adequacy decisions from the EU. New Zealand’s updated Privacy Act and South Korea’s amendments to its Personal Information Protection Act, which went into effect in 2020, and China’s Personal Information Protection Law (PIPL), which went into effect in 2021, largely align with requirements of the GDPR. Thailand and Japan’s new similar updates and regulations will also become effective in 2021 and 2022, respectively. Other jurisdictions, such as India, Singapore, Malaysia and Hong Kong, are reviewing their existing privacy regimes, with an eye toward similar data protection developments.
To address this range of developments, Taboola’s data protection program is largely rooted in the GDPR and ISO 27001 security standards, and any international data transfers from the Asia-Pacific region are governed by direct contractual agreements between the regional entities and Taboola’s Israeli parent corporate entity, Taboola.com Ltd. Otherwise, our privacy team works to oversee compliance with these Asia-Pacific regional requirements and to address compliance with our region-specific clients and business teams.
Human Capital
We strive to create a diverse, inclusive and ambitious environment where every employee can discover and unleash their potential to achieve individual and collective success. Our employees are our most valuable asset.

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Employees
On December 31, 2021, we had approximately 1,800 employees, the majority of which have been employed by Taboola for over two years (including service periods of persons employed by Connexity prior to Taboola’s acquisition of Connexity). We have approximately 500 employees working in research and development, with an average tenure of three years.
As of December 31, 2021, our employees are not covered by a collective bargaining agreement, except as required by law under arrangements in France, Spain, and Brazil, covering a total of approximately 60 employees. We have never experienced a general strike or similar work stoppage.
Transparency
The ability to be transparent and share and discuss our business challenges and opportunities openly and broadly with all our employees is important to our success. We promote an open dialogue with our employees through all-hands meetings, usually twice a month, which include Q&A sessions with senior leadership. We conduct annual and topic-specific employee feedback surveys which consistently receive 80% or higher response rate. Survey results are shared publicly with our managers and employees. In 2021, over 88% of our employees expressed confidence in our leadership team. We continue to adjust our investment in human capital based on the feedback from our employees.
Talent Acquisition and Development
We are focused on recruiting and retaining talented employees across the organization, with a particular focus on unique talent in algorithms, product, customer relationship management and many other areas that are critical to our success. We continue to invest to hire and retain top talent in all of our offices, and provide competitive compensation for our employees and a range of flexible benefits, including an industry-leading parental leave policy. We have been consistently recognized by Dun & Bradstreet as a top high-tech company to work for in Israel in 2021 and by Built In as one of the 100 best large companies to work for in Los Angeles 2022. Our strong external reputation led to over 23,000 candidates applying to work at Taboola each quarter in 2021. For new hires, we developed an onboarding program tailored towards their roles and responsibilities. On an ongoing basis, we invest in training and development programs that help our employees achieve their career goals, build management skills and lead their organizations. We have two formal career feedback discussions per year where managers and their employees discuss progress and feedback for each other every year. We believe in developing and promoting top talent from within: in 2021, one out of every five of our employees was offered an opportunity for career advancement within the company.
Performance and Alignment
We have a “pay for performance” culture that we believe drives superior results. We invest in our workforce by offering competitive salaries, incentives, and benefits. We align the interests of our employees with those of Taboola through a broad-based equity award program, generally with a four-year vesting schedule. Typically, employee bonus plans are based on both personal and company goals.
Diversity, Equity and Inclusion
In 2020, we further formalized and elevated our existing diversity efforts by launching a global Diversity, Equity and Inclusion, or DEI, taskforce. The DEI task force continues to work with our senior management team to address global DEI topics and develop relevant initiatives to ensure we continue to build a culture where every employee feels valued, seen, and heard. We continue to have a mechanism for employees to anonymously voice concerns.
In 2021, we began to see the results of our initiatives. With respect to finding top diverse talent, we began by assessing our current workforce demographics by region and business unit, and established goals and guidelines in efforts of diversifying our recruitment funnel at the first assessment stage. We invested and enhanced our applicant tracking tool to include DE&I related tracking, allowing us to capture and track self-identification data from applicants. We further invested in strategic partnerships with employment platforms that provide us multi-pronged access to highly skilled underrepresented talent, who may not currently be on our platform, such as Built-In, Ivy Research Council, and Jopwell. As a result, in 2021, we saw that 50% of our new hires were women and 33% of those women were hired into technical positions, which is higher than the industry average. In order to continue to track our progress we created a DEI dashboard.

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Within the organization, we increased the number of Employee Resource Groups from two to six, and provided them each with an annual budget in order to sponsor programming and events. We launched a mentorship program connecting Black, Indigenous and People of Color (BIPOC) talent to senior leaders. We increased the number of global and region-specific initiatives held to promote a culture of inclusion and belonging - such as, workshops, panels, networking events and communities for various interest groups. We partnered with Gold Enterprises and created robust programming for our multi-year DEI training plan.
We are committed to building a long-term plan that will help foster a community that is diverse, equitable, and inclusive, both internally and externally.
C.	Organizational Structure

The following is a simplified organizational chart of Taboola and our significant subsidiaries as of the date of this Annual Report. All such subsidiaries are 100% owned directly or indirectly by Taboola, unless otherwise indicated.

* One ordinary share of Taboola Brasil Internet Ltda. is owned by Taboola, Inc.

D.	Property, Plants and Equipment

Our corporate headquarters is in New York City and our core research and development team is in Tel Aviv. We maintain offices in major cities around the world to serve our geographically diverse client base. Additionally, we operate data centers in the United States, Israel, Germany, Hong Kong, Singapore and Netherlands and have ten data centers which are operated under collocation agreements with seven third-party data center providers. Certain of our real property and other leases are further described in Note 7, 10 and 16 of Notes to our audited consolidated financial statements included elsewhere in this Annual Report.

We lease all of our facilities. We do not own any real property. We believe our current facilities are adequate to meet our immediate needs.

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Item 4A.	Unresolved Staff Comments

None.

Item 5.	Operating and Financial Review and Prospects

 You should read the following discussion and analysis of our financial condition and results of operations together with Taboola’s audited consolidated financial statements and the related notes appearing elsewhere in this Annual Report. Some of the information contained in this discussion and analysis is set forth elsewhere in this Annual Report, including information with respect to Taboola’s plans and strategy for Taboola’s business, and includes forward-looking statements that involve risks and uncertainties. As a result of many factors, including those factors set forth in the section titled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements,” Taboola’s actual results could differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis. Throughout this section, unless otherwise noted or the context requires otherwise, “we,” “us,” “our” and the “Company” refer to Taboola and its consolidated subsidiaries, and in references to monetary amounts, “dollars” and “$” refer to U.S. Dollars, and “NIS” refers to New Israeli Shekels.
Overview
Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence, or AI-based, algorithmic engine that we have developed over the past 14 years. Taboola has also recently expanded more directly into e-Commerce, allowing its partners with digital properties the ability to use its platforms to display advertising suited to the audiences of those partners’ websites or other digital services.
We think of ourselves as a search engine, but in reverse — instead of expecting people to search for information, we recommend information to people or enable our partners to use our technology. You’ve seen us before: we partner with websites, devices, and mobile apps, which we collectively refer to as digital properties, to recommend editorial content and advertisements on the Open Web, outside of the closed ecosystems of the walled gardens such as Facebook, Google, and Amazon.
Digital properties use our technology platforms to achieve their business goals, such as driving new audiences to their sites and apps, or increasing engagement on site — and we don’t charge them for these services. We also provide a meaningful monetization opportunity to digital properties by surfacing paid recommendations by advertisers. Unlike walled gardens, we are a business-to-business, or B2B, company with no competing consumer interests. We only interact with consumers through our partners’ digital properties, hence we do not compete with our partners for user attention. Our motivations are aligned. When our partners win, we win, and we grow together.
We empower advertisers, merchants, and affiliate networks, which we individually and collectively refer to as advertisers, to leverage our proprietary AI-powered recommendation platform to reach targeted audiences utilizing effective, native ad formats across digital properties. We generate revenues primarily when people (consumers) click on, purchase from or, in some cases, view the ads that appear within our partners’ digital experiences via our recommendation platform. Advertisers pay us for those clicks, purchases or impressions, and we share the resulting revenue with the digital properties who display those ads and generate those clicks and downstream consumer actions.
Our powerful recommendation platform was built to address a technology challenge of significant complexity: predicting which recommendations users would be interested in, without explicit intent data or social media profiles. Search advertising platforms have access, at a minimum, to users’ search queries which indicate intent, while social media advertising platforms have access to rich personal profiles created by users. In contrast, we base our recommendations on an extensive dataset of context and user behavior derived from the intersection of thousands of digital properties and millions of recommended items, including ads and editorial content.

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Our annual Revenues grew to $1,378.5 million in 2021, from $1,188.9 million in 2020 and $1,093.8 million in 2019. Over the same three years, our Gross profit grew to $441.1 million, from $319.5 million and $232.0 million, and our ex-TAC Gross Profit grew to $518.9 million, from $382.4 million and $295.8 million, respectively. Our Net income (loss) for the same three years was $(24.9) million, $8.5 million and $(28.0) million, respectively, while our Adjusted EBITDA was $179.5 million, $106.2 million and $34.1 million, respectively. For more information about ex-TAC Gross Profit and Adjusted EBITDA, see “Operating and Financial Review and Prospects—Non-GAAP Financial Measures.”
ION Merger Agreement
On January 25, 2021, we and one of our subsidiaries entered into a Merger Agreement with ION Acquisition Corp. 1 Ltd. Under that agreement, our subsidiary merged with and into ION, with ION continuing as the surviving company and becoming our direct, wholly-owned subsidiary. The Merger Agreement and the related transactions were unanimously approved by both our board of directors and the ION board. The Business Combination and other transactions contemplated by the Merger Agreement, closed on June 29, 2021 after receipt of the required approval by our shareholders and ION’s shareholders and the fulfillment of certain other conditions. In connection with the Merger Agreement, we also obtained commitments for the purchase in private transactions that closed concurrently with the Business Combination of approximately $285 million of our Ordinary Shares, of which approximately $150 million was purchased directly from certain of our existing shareholders, primarily from early investors.
Connexity Acquisition
On September 1, 2021 we completed our previously announced acquisition of Shop Holding Corporation, which we refer to as Connexity. The total consideration amount of approximately $800 million included retention incentives and is subject to customary purchase price adjustments for working capital and indebtedness.
At closing, we issued 17,328,049 of our Ordinary Shares based on a fair value of shares at the closing date of $157.7 million and paid approximately $593.9 million in cash with an additional $0.4 million, subject to adjustment, paid in January, 2022.
An additional 3,681,030 shares are deliverable to Connexity employees in installments over three years following the closing as part of holdback arrangements, subject to continued employment with Taboola. Separately, certain employees of Connexity have been granted incentive equity awards of approximately $40 million that will settle in our Ordinary Shares and will vest subject to their continued employment with Taboola over the next approximately five years.
At the closing we also entered into a $300 million senior secured term loan credit agreement and used the full proceeds of the loan, net of issuance cost to finance, in part, the Connexity acquisition. See Notes 5, 8, and 12 of Notes to our audited consolidated financial statements included elsewhere in this Annual Report.
Key Factors and Trends Affecting our Performance
We believe that our performance and future success depend on several factors that present significant opportunities for us but also pose risks and challenges, including those discussed below and in the section entitled “Risk Factors.”
Maintaining and Growing Our Digital Property Partners
We engage with a diverse network of digital property partners, substantially all of which have contracts with us containing either an evergreen term or an exclusive partnership with us for multi-year terms at inception. These agreements typically require that our code be integrated on the digital property web page because of the nature of providing both editorial and paid recommendations. This means that in the vast majority of our business, we do not bid for ad placements, as traditionally happens in the advertising technology space, but rather see all users that visit the pages on which we appear. Due to our multi-year exclusive contracts and high retention rates, our supply is relatively consistent and predictable. We had approximately 16,000, 9,000 and 7,000 digital property partners in the fourth quarter of 2021, 2020 and 2019, respectively.

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We have a strong record of growing the revenue generated from our digital property partners. We grow our digital property partner relationships in four ways. First, we grow the revenue from these partnerships by increasing our yield over time. We do this by improving our algorithms, expanding our advertiser base and increasing the amount of data that helps target our ads. Second, we continuously innovate with new product offerings and features that increase revenue. Third, we innovate by launching new advertising formats. Fourth, we work closely with our digital property partners to find new placements and page types where we can help them drive more revenue.
For the majority of our digital properties partners, we have two primary models for sharing revenue with digital property partners. The most common model is a straight revenue share model. In this model, we agree to pay our partner a percentage of the revenue that we generate from advertisements placed on their digital properties. The second model includes guarantees. Under this model, we pay our partners the greater of a fixed percentage of the revenue we generate and a guaranteed amount per thousand page views. In the past, we have and may continue to be required to make significant payments under these guarantees.
Growing Our Advertiser Client Base
We have a large and growing network of advertisers, across multiple verticals. We had approximately 15,000, 13,000 and 12,000 advertiser clients working with us directly, or through advertising agencies, worldwide during the fourth quarter of 2021, 2020 and 2019, respectively. A large portion of our revenue comes from advertisers with specific performance goals, such as obtaining subscribers for email newsletters or acquiring leads for product offerings. These performance advertisers use our service when they obtain a sufficient return on ad spend to justify their ad spend. We grow the revenue from performance advertisers in three ways. First, we improve the performance of our network by developing new product features, improving our algorithms and optimizing our supply. Second, we secure increased budgets from existing advertisers by offering new ad formats and helping them achieve additional goals. Third, we grow our overall advertiser base by bringing on new advertisers that we have not worked with previously. In addition to our core performance advertisers, video brand advertisers are a small but growing portion of our revenue.
Improving Network Yield
One way that we grow our revenue is by increasing the yield on our network, which is a general term for the revenue that we make per advertising placement. Because we generally fill close to 100% of advertising impressions available, yield is generally not affected by changing fill rates, but rather is impacted in four ways. First, we increase our yield by improving the algorithms that select the right ad for a particular user in a particular context.
These algorithms are based on Deep Learning technology and are a key competitive advantage. Second, we continuously innovate and develop new product offerings and features for advertisers, which help increase their success rates on our network and improve yield. Third, as we grow our advertiser base and mix of advertisers, including adding advertisers able to pay higher rates, our yields increase because of increasing competitive pressure in our auction. Finally, we increase our yield by optimizing the way we work with digital properties, including changing formats and placements. Increasing yield drives higher revenues on all digital property partners. Increasing yield also generally increases margins for ex-TAC Gross Profit, a non-GAAP measure, for those digital property partners to whom we are paying guarantees.
Product and Research & Development
We view research and development expenditures as investments that help grow our business over time. These investments, which are primarily in the form of employee salaries and related expenditures and hardware infrastructure, can be broken into two categories. This first category includes product innovations that extend the capabilities of our current product offerings and help us expand into completely new markets. This includes heavy investment in AI (specifically Deep Learning) in the form of server purchases and expenses for data scientists. This category of investment is important to maintain the growth of the business but can also generally be adjusted up or down based on management’s perception of the potential value of different investment options. The second category of investments are those that are necessary to maintain our core business. These investments include items such as purchasing servers and other infrastructure necessary to handle increasing loads of recommendations that need to be served, as well as the people necessary to maintain the value delivered to our customers and digital property partners, such as investments in code maintenance for our existing products. This type of investment scales at a slower rate than the growth of our core business.

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Managing Seasonality
The global advertising industry has historically been characterized by seasonal trends that also apply to the digital advertising ecosystem in which we operate. In particular, advertisers have historically spent relatively more in the fourth quarter of the calendar year to coincide with the year-end holiday shopping season, and relatively less in the first quarter. We expect these seasonality trends to continue, and our operating results will be affected by those trends with revenue and margins being seasonally strongest in the fourth quarter and seasonally weakest in the first quarter.
Privacy Trends and Government Regulation
We are subject to U.S. and international laws and regulations regarding privacy, data protection, digital advertising and the collection of user data. In addition, large Internet and technology companies such as Google and Apple are making their own decisions as to how to protect consumer privacy, which impacts the entire digital ecosystem. Because we power editorial recommendations, digital properties typically embed our code directly on their web pages. This makes us less susceptible to impact by many of these regulations and industry trends because we are able to drop first party cookies. In addition, because of this integration on our partners’ pages, we have rich contextual information to use to further refine the targeting of our recommendations.
Impact of COVID-19
In December 2019, COVID-19 was first reported to the World Health Organization, or WHO, and in January 2020, the WHO declared the outbreak to be a public health emergency. In March 2020, the WHO characterized COVID-19 as a pandemic. The spread of COVID-19 initially significantly impacted the digital advertising industry, reducing advertising budgets, lowering ad rates and leading advertisers to defer planned ad campaigns.
We experienced a notable decline in advertising rates soon after the onset of the COVID-19 pandemic, and we attribute an approximately 12% reduction in our second quarter of 2020 revenue to the pandemic. We took three steps to address the reduction in advertising rates, which resulted in a gradual recovery in revenue that continued throughout the remainder of the year. First, we worked with our digital property partners to optimize yield by focusing on revenue-generating enhancements. Second, we focused our sales efforts on finding advertisers that were still spending online and trying to reach consumers who were sheltering at home. This effort, combined with a return of spend from certain types of advertisers, allowed us to grow our advertiser base and increase yield. Finally, we continued our investment in our algorithms that help improve yields. After the reduction in advertising and rates in the first two quarters of 2020, we saw a strong recovery in our network yield in the second half of 2020. The gains in network yields we realized in the second half of 2020 continued into 2021 and we expect network yields to increase during 2022 at rates consistent with pre-COVID historical levels.
As a result of the pandemic, we restricted employee travel, asked all non-essential personnel to work from home, canceled physical participation in sales activities, meetings, events and conferences, which reduced our operating expenses. We also examined the efficiency and impact of expenditures across our business and found more efficient ways to work in many cases. This included imposing a hiring freeze while we worked to optimize the way we conducted business. As part of our close relationship with our digital property partners, certain of our partners that had guarantee compensation arrangements agreed to forgo their guarantee compensation and instead shift to 100% revenue share until yield recovered. In connection with these arrangements, for certain digital property partners, we extended their agreements. In the fourth quarter of 2020, we returned to guarantee arrangements with substantially all of the affected digital property partners and agreed with them to undo the 100% revenue share arrangement, reinstate the original payment terms, and receive payments, retroactively, of the guarantee under the original compensation terms.
The ultimate societal and economic impact of the COVID-19 pandemic remains unknown. In particular, we cannot predict whether any worsening or continuation of the pandemic, or any resulting recession, will adversely affect our business.

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Key Financial and Operating Metrics
We regularly monitor a number of metrics in order to measure our current performance and project our future performance. These metrics aid us in developing and refining our growth strategies and making strategic decisions.
	Year ended December 31,
	2021	2020	2019
	(dollars in thousands)
Revenues	$1,378,458	$1,188,893	$1,093,830
Gross profit	$441,071	$319,497	$231,969
ex-TAC Gross Profit(1)	$518,863	$382,352	$295,829
Net cash provided by operating activities	$63,521	$139,087	$18,056
Free Cash Flow(1)	$24,451	$121,313	$(26,272)
Net income (loss)	$(24,948)	$8,493	$(28,025)
Adjusted EBITDA(1)	$179,464	$106,193	$34,082
Non-GAAP Net Income(1)	$108,961	$56,803	$(10,316)
Ratio of Net income (loss) to Gross profit	(5.7%)	2.7%	(12.1%)
Ratio of Adjusted EBITDA to ex-TAC Gross Profit(1)	34.6%	27.8%	11.5%
Cash, cash equivalents and short-term deposits	$319,319	$242,811	$115,883

(1)	Non-GAAP measure. Refer to “Non-GAAP Financial Measures” below for an explanation and reconciliation to GAAP metrics.

Revenues
All of our Revenues are generated from advertisers, merchants and affiliate networks with whom we enter into commercial arrangements, defining the terms of our service and the basis for our charges. Generally, our charges are based on a CPC, CPM or CPA basis. For campaigns priced on a CPC basis, we recognize these Revenues when a user clicks on an advertisement we deliver. For campaigns priced on a CPM basis, we recognize these Revenues when an advertisement is displayed. For campaigns on a CPC basis, revenues are recognized on a per-click basis. For campaigns priced on a performance-based CPA basis, the Company generates revenue when a user makes an acquisition. Certain revenues are recognized net of traffic acquisition costs.
Gross profit
Gross profit is calculated as presented on our consolidated statement of income (loss) for the periods presented.
ex-TAC Gross Profit
We calculate ex-TAC Gross Profit as Gross profit adjusted to include Other cost of revenues.

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Net cash Provided by Operating Activities
Net cash provided by operating activities is our Net income (loss) adjusted for non-cash charges and net cash provided by changes in our working capital as presented in our consolidated statements of cash flows.
Free Cash Flow
We calculate Free Cash Flow as Net cash provided by operating activities minus purchases of property, plant and equipment, including capitalized platform costs. We expect our Free Cash Flow to fluctuate in future periods as we invest in our business to support our plans for growth.
Net income (loss)
Net income (loss) is calculated as presented on our consolidated statement of income (loss) for the periods presented.
Adjusted EBITDA
We calculate Adjusted EBITDA as Net income (loss) before net financial expenses, income tax provision and depreciation and amortization, further adjusted to exclude share-based compensation and other noteworthy income and expense items such as certain M&A related costs, which may vary from period-to-period.
Ratio of Net income (loss) to Gross profit
We calculate Ratio of Net income (loss) to Gross Profit as Net income (loss) divided by Gross profit.
Ratio of Adjusted EBITDA to ex-TAC Gross Profit
We calculate Ratio of Adjusted EBITDA to ex-TAC Gross Profit as Adjusted EBITDA divided by ex-TAC Gross Profit.
Non-GAAP Net Income
We calculate Non-GAAP Net income as Net income (loss) adjusted to exclude revaluation of our Warrants liability, share-based compensation expense including Connexity holdback compensation expenses, M&A costs and amortization of acquired intangible assets, other noteworthy items that change from period to period and related tax effects.
Cash, cash equivalents and short-term deposits
Cash equivalents are short-term highly liquid investments that are readily convertible to cash with original maturities of three months or less. Short-term deposits are bank deposits with maturities of more than three months but less than one year.
Non-GAAP Financial Measures
We are presenting the following non-GAAP financial measures because we use them, among other things, as key measures for our management and board of directors in managing our business and evaluating our performance. We believe they also provide supplemental information that may be useful to investors. The use of these measures may improve comparability of our results over time by adjusting for items that may vary from period to period or not be representative of our ongoing operations.
These non-GAAP measures are subject to significant limitations, including those identified below. In addition, other companies may use similarly titled measures but calculate them differently, which reduces their usefulness as comparative measures. Non-GAAP measures should not be considered in isolation or as a substitute for GAAP measures. They should be considered as supplementary information in addition to GAAP operating, liquidity and financial performance measures.
ex-TAC Gross Profit
We believe that ex-TAC Gross Profit, which we calculate as Gross profit adjusted to include Other cost of revenues, is useful because traffic acquisition cost, or TAC, is what we must pay digital properties to obtain the right to place advertising on their websites, and we believe focusing on ex-TAC Gross Profit better reflects the profitability of our business. We use ex-TAC Gross Profit as part of our business planning, for example in decisions regarding the timing and amount of investments in areas such as infrastructure.

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Limitations on the use of ex-TAC Gross Profit include the following:

•	Traffic acquisition cost is a significant component of our Cost of revenues but is not the only component; and

•	ex-TAC Gross Profit is not comparable to our Gross profit and by definition ex-TAC Gross Profit presented for any period will be higher than our Gross profit for that period

The following table provides a reconciliation of Revenues and Gross profit to ex-TAC Gross Profit:
	Year ended December 31,
	2021	2020	2019
	(dollars in thousands)
Revenues	$1,378,458	$1,188,893	$1,093,830
Traffic acquisition cost	859,595	806,541	798,001
Other cost of revenues	77,792	62,855	63,860
Gross Profit	$441,071	$319,497	$231,969
Add back: Other cost of revenues	77,792	62,855	63,860
ex-TAC Gross Profit	$518,863	$382,352	$295,829

Free Cash Flow
We believe that Free Cash Flow, which we calculate as Net cash provided by operating activities minus purchases of property and equipment, including capitalized internal-use software, is useful to provide management and others with information about the amount of cash generated from our operations that can be used for strategic initiatives, including investing in our business, making strategic acquisitions, and strengthening our balance sheet. We expect our Free Cash Flow to fluctuate in future periods as we invest in our business to support our plans for growth. Limitations on the use of Free Cash Flow include the following:

•
it should not be inferred that the entire Free Cash Flow amount is available for discretionary expenditures. For example, cash is still required to satisfy other working capital needs, including short-term investment policy, restricted cash, and intangible assets;

•
Free Cash Flow has limitations as an analytical tool, and it should not be considered in isolation or as a substitute for analysis of other GAAP financial measures, such as Net cash provided by operating activities; and

•	this metric does not reflect our future contractual commitments.

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The following table provides a reconciliation of Net cash provided by operating activities to Free Cash Flow.
	Year ended December 31,
	2021	2020	2019
	(dollars in thousands)
Net cash provided by operating activities	$63,521	$139,087	$18,056
Purchases of property and equipment, including capitalized internal-use software	39,070	17,774	44,328
Free Cash Flow	$24,451	$121,313	$(26,272)

Adjusted EBITDA and Ratio of Adjusted EBITDA to ex-TAC Gross Profit
We believe that Adjusted EBITDA is useful because it allows us and others to measure our performance without regard to items such as share-based compensation expense, depreciation and interest expense and other items that can vary substantially depending on our financing and capital structure, and the method by which assets are acquired. We use Adjusted EBITDA and GAAP financial measures for planning purposes, including the preparation of our annual operating budget, as a measure of performance and the effectiveness of our business strategies, and in communications with our board of directors. We may also use Adjusted EBITDA as a metric for determining payment of cash or other incentive compensation.
Limitations on the use of Adjusted EBITDA include the following:

•
although depreciation expense is a non-cash charge, the assets being depreciated may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•
Adjusted EBITDA excludes share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

•
Adjusted EBITDA does not reflect, to the extent applicable for a period presented: (1) changes in, or cash requirements for, our working capital needs; (2) interest expense, or the cash requirements necessary to service interest or if applicable principal payments on debt, which reduces cash available to us; or (3) tax payments that may represent a reduction in cash available to us; and

•
the expenses and other items that we exclude in our calculation of Adjusted EBITDA may differ from the expenses and other items, if any, that other companies may exclude from Adjusted EBITDA when they report their operating results.

We calculate Adjusted EBITDA as Net income (loss) before net financial expenses, income tax provision and depreciation and amortization, further adjusted to exclude share-based compensation and other noteworthy income and expense items such as certain merger or acquisition related costs, which may vary from period-to-period.

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The following table provides a reconciliation of Net income (loss) to Adjusted EBITDA.
	Year ended December 31,
	2021	2020	2019
	(dollars in thousands)
Net Income (loss)	$(24,948)	$8,493	$(28,025)
Adjusted to exclude the following:
Financial expenses (income), net	(11,293)	2,753	3,392
Tax expenses	22,976	14,947	4,997
Depreciation and amortization	53,111	33,957	39,364
Share-based compensation expenses(1)	124,235	28,277	8,249
M&A costs(2)	11,661	17,766	6,105
Holdback compensation expenses(3)	3,722	-	-
Adjusted EBITDA	$179,464	$106,193	$34,082

(1)   For the 2021 period, a substantial majority is Share-based compensation expenses related to going public.
(2)   For 2020 period, represents costs associated with the proposed strategic transaction with Outbrain Inc. which we elected not to consummate, and for 2021 period, relates to the acquisition of ION Acquisition Corp. 1 Ltd., the acquisition of Connexity and going public.
(3)   Represents share based compensation due to holdback of our Ordinary Shares issuable under compensatory arrangements relating to Connexity acquisition.
We calculate Ratio of Net income (loss) to Gross profit as Net income (loss) divided by Gross profit. We calculate Ratio of Adjusted EBITDA to ex-TAC Gross Profit as Adjusted EBITDA divided by ex-TAC Gross Profit. We believe that the Ratio of Adjusted EBITDA to ex-TAC Gross Profit is useful because TAC is what we must pay digital properties to obtain the right to place advertising on their websites, and we believe focusing on ex-TAC Gross Profit better reflects the profitability of our business. The following table reconciles Ratio of Net income (loss) to Gross profit and Ratio of Adjusted EBITDA to ex-TAC Gross Profit for the periods shown:
	2021	2020	2019
	(dollars in thousands)
Gross Profit	$441,071	$319,497	$231,969
Net Income (loss)	$(24,948)	$8,493	$(28,025)
Ratio of Net income (loss) to Gross profit	(5.7%)	2.7%	(12.1%)
ex-TAC Gross Profit	$518,863	$382,352	$295,829
Adjusted EBITDA	$179,464	$106,193	$34,082
Ratio of Adjusted EBITDA Margin to ex-TAC Gross Profit	34.6%	27.8%	11.5%

Non-GAAP Net Income

We believe that Non-GAAP Net Income is useful because it allows us and others to measure our operating performance and trends without regard to items such as the revaluation of our Warrants liability, share-based compensation expense, cash and non-cash M&A costs including amortization of acquired intangible assets, other noteworthy items that change from period to period and related tax effects. These items can vary substantially depending on our share price, acquisition activity, the method by which assets are acquired and other factors. Limitations on the use of Non-GAAP Net Income include the following:

•
Non-GAAP Net Income excludes share-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense for our business and an important part of our compensation strategy;

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•	Non-GAAP Net Income will generally be more favorable than our Net income (loss) for the same period due to the nature of the items being excluded from its calculation; and

•	Non-GAAP Net Income is a performance measure and should not be used as a measure of liquidity.

The following table reconciles GAAP Net Income (loss) to Non-GAAP Net Income for the periods shown:
	Year Ended December 31,
	2021	2020	2019
	(dollars in thousands)
Net Income (loss)	$(24,948)	$8,493	$(28,025)
Amortization of acquired intangibles	23,007	2,560	3,421
Share-based compensation expense(1)	124,235	28,277	8,249
M&A costs(2)	11,661	17,766	6,105
Holdback compensation expenses(3)	3,722	-	-
Revaluation of Warrants	(22,656)	-	-
Income tax effects(4)	(6,060)	(293)	(66)
Non-GAAP Net Income	$108,961	$56,803	$(10,316)

(1)    For the 2021 period, a substantial majority is Share-based compensation expenses related to going public.
(2)   For 2020 period, represents costs associated with the proposed strategic transaction with Outbrain Inc. which we elected not to consummate, and for 2021 period, relates to the acquisition of ION Acquisition Corp. 1 Ltd., the acquisition of Connexity and going public.
(3)    Represents share based compensation due to holdback of Ordinary Shares issuable under compensatory arrangements relating to Connexity acquisition.
(4)   Includes non-recurring GAAP tax expense of $4.4 million related to voluntary utilization of an Israeli tax program which provided an incentive for Israeli companies to release certain previously tax-exempted earnings at a reduced tax rate. See Note 15 of Notes to our audited consolidated financial statements included elsewhere in this Annual Report.
Components of Our Results of Operations
Revenues
All of our Revenues are generated from advertisers, merchants and affiliate networks with whom we enter into commercial arrangements, defining the terms of our service and the basis for our charges. Generally, our charges are based on a CPC, CPM or CPA basis. For campaigns priced on a CPC basis, we recognize these Revenues when a user clicks on an advertisement we deliver. For campaigns priced on a CPM basis, we recognize these Revenues when an advertisement is displayed. For campaigns priced on a performance-based CPA basis, the Company generates revenue when a user makes an acquisition.

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Cost of revenues
Our cost of revenue primarily includes Traffic acquisition cost and other cost of revenue.
Traffic acquisition cost
Traffic acquisition cost, or TAC, consists primarily of cost related to digital property compensation for placing our platform on their digital property and cost for advertising impressions purchased from real-time advertising exchanges and other third parties. Traffic acquisition cost also includes up-front payments, incentive payments, or bonuses paid to the digital property partners, which are amortized over the respective contractual term of the digital property arrangement. For the majority of our digital properties partners, we have two primary compensation models for digital properties. The most common model is a revenue share model. In this model, we agree to pay a percentage of our revenue generated from advertisements placed on the digital properties. The second model includes guarantees. Under this model, we pay a greater of a percentage of the revenue generated and a committed guaranteed amount per thousand page views (“Minimum guarantee model”). Actual compensation is settled on a monthly basis. Expenses under both the revenue share model as well as the Minimum guarantee model are recorded as incurred, based on actual revenues generated by us at the respective month.
Other cost of revenues
Other cost of revenues includes data center and related costs, depreciation expense related to hardware supporting our platform, amortization expense related to capitalized internal-use software and acquired technology, personnel costs, and allocated facilities costs. Personnel costs include salaries, bonuses, share-based compensation, and employee benefit costs, and are primarily attributable to our operations group, which supports our platform and our clients.
Gross profit
Gross profit, calculated as revenues less cost of revenues, has been, and will continue to be, affected by various factors, including fluctuations in the amount and mix of revenue and the amount and timing of investments to expand our digital properties partners and advertisers base. We hope to increase both our Gross profit in absolute dollars and as a percentage of revenue through enhanced operational efficiency and economies of scale.
Research and development expenses
Research and development expenses consist primarily of personnel costs, including salaries, bonuses, share-based compensation and employee benefits costs, allocated facilities costs, professional services and depreciation. We expect research and development expenses to increase in future periods to support our growth, including continuing to invest in optimization, accuracy and reliability of our platform and other technology improvements to support and drive efficiency in our operations. These expenses may vary from period to period as a percentage of revenue, depending primarily upon when we choose to make more significant investments.
Sales and marketing expenses
Sales and marketing expenses consist of payroll and other personnel related costs, including salaries, share-based compensation, employee benefits, and travel for our sales and marketing departments, Advertising and promotion, rent and depreciation. We expect to increase selling and marketing expenses to support the overall growth in our business.
General and administrative expenses
General and administrative expenses consist of payroll and other personnel related costs, including salaries, share-based compensation, employee benefits and expenses for executive management, legal, finance and others. In addition, general and administrative expenses include fees for professional services and occupancy costs. We expect our general and administrative expense to increase as we scale up headcount with the growth of our business, and as a result of operating as a public company, including compliance with the rules and regulations of the Securities Exchange Commission, legal, audit, additional insurance expenses, investor relations activities, and other administrative and professional services.

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Other income (expenses), net
Finance income (expenses), net
Finance income (expenses), net, primarily consists of interest income (expense) including amortization of loan issuance cost, warrants liability fair value adjustments, gains (losses) from foreign exchange fluctuations and bank fees.
Provision for income taxes
The statutory corporate tax rate in Israel was 23% for 2021, 2020 and 2019, although we are entitled to certain tax benefits under Israeli law (refer to the Note 15 to our audited consolidated financial statements included elsewhere in this Annual Report).
Pursuant to the Israeli Law for Encouragement of Capital Investments-1959 (the “Investments Law”) and its various amendments, under which we have been granted Privileged Enterprise” status, we were granted a tax exemption status for the years 2018 and 2019. The 2018 tax exemption resulted in approximately $10.4 million of potential tax savings. In 2019 we did not benefit from the Privileged Enterprise status because we did not have taxable income. The benefits available to a Privileged Enterprise in Israel relate only to taxable income attributable to the specific investment program and are conditioned upon terms stipulated in the Investment Law. We received a Tax Ruling from the Israeli Tax Authority that its activity is an industrial activity and therefore eligible for the status of a Privileged Enterprise, provided that we meet the requirements under the ruling. If we do not fulfill these conditions, in whole or in part, the benefits can be revoked, and we may be required to refund the benefits, in an amount linked to the Israeli consumer price index plus interest. As of December 31, 2021, management believes that the we meet the aforementioned conditions.
For 2021 and subsequent tax years, we adopted The “Preferred Technology Enterprises” (“PTE”) Incentives Regime (Amendment 73 to the Investment Law) granting a 12% tax rate in central Israel on income deriving from benefited intangible assets, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual R&D expenditure and R&D employees, as well as having at least 25% of annual income derived from exports to large markets. PTE is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion.
In the fourth quarter of 2021, the Company utilized a special program initiated by the Israeli Tax Authority allowing Israeli companies to voluntarily release tax-exempted earnings at a reduced tax rate which resulted in GAAP tax expense of $4.4 million.
As of December 31, 2021, we have an accumulated tax loss carry-forward of approximately $8.4 million in Israel and $1.7 million of federal tax in the U.S. Those tax losses can be offset indefinitely. Non-Israeli subsidiaries are taxed according to the tax laws in their respective jurisdictions.

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A.	Operating Results

The following table provides consolidated statements of income (loss) data for the periods indicated:
	Year ended December 31,			2021 vs. 2020		2020 vs. 2019
	2021	2020	2019	$ Change	% Change	$ Change	% Change
	(dollars in thousands)			(thousands)		(thousands)
Revenues	$1,378,458	$1,188,893	$1,093,830	$189,565	15.9%	$95,063	8.7%
Cost of revenues:
Traffic acquisition cost	859,595	806,541	798,001	53,054	6.6%	8,540	1.1%
Other cost of revenues	77,792	62,855	63,860	14,937	23.8%	(1,005)	(1.6%)
Total cost of revenues	937,387	869,396	861,861	67,991	7.8%	7,535	0.9%
Gross profit	441,071	319,497	231,969	121,574	38.1%	87,528	37.7%
Operating expenses:
Research and development expenses	117,933	99,423	84,710	18,510	18.6%	14,713	17.4%
Sales and marketing expenses	206,089	133,741	130,353	72,348	54.1%	3,388	2.6%
General and administrative expenses	130,314	60,140	36,542	70,174	116.7%	23,598	64.6%
Total operating expenses	454,336	293,304	251,605	161,032	54.9%	41,699	16.6%
Operating income (loss) before finance income (expenses), net	(13,265)	26,193	(19,636)	(39,458)	(150.6%)	45,829	(233.4%)
Finance income (expenses), net	11,293	(2,753)	(3,392)	14,046	(510.2%)	639	(18.8%)
Income (loss) before income taxes	(1,972)	23,440	(23,028)	(25,412)	(108.4%)	46,468	(201.8%)
Provision for income taxes	(22,976)	(14,947)	(4,997)	(8,029)	53.7%	(9,950)	199.1%
Net income (loss)	$(24,948)	$8,493	$(28,025)	$(33,441)	(393.7%)	$36,518	(130.3%)

Comparison of the Years Ended December 31, 2021 and 2020
Revenues increased by $189.6 million, or 15.9%, for the year ended December 31, 2021 compared to the year ended December 31, 2020. New digital property partners within the first 12 months that were live on our network contributed approximately $89 million of new Revenues. Net growth of existing digital property partners contributed approximately $101 million, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded) and growth due to the Connexity acquisition.
Gross Profit increased by $121.6 million, or 38.1%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Ex-TAC Gross Profit, a non-GAAP measure, increased by $136.5 million, or 35.7%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to net growth of existing digital property partners, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded) and growth due to the Connexity acquisition. New digital property partners within the first 12 months that were live on our network contributed the remainder of the increase.
Cost of revenues increased by $68.0 million, or 7.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020.
Traffic acquisition cost increased by $53.1 million, or 6.6%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, reflecting the increase in Revenues. Revenues increased at a faster pace than Traffic acquisition cost due to increased yield on digital properties with guarantee obligations and a mix shift to higher margin digital properties. The cost of guarantees (total payments due under guarantee arrangements in excess of amounts the Company would otherwise be required to pay under revenue sharing arrangements) as a percentage of traffic acquisition costs were approximately 9% and 13% for the year ended December 31, 2021 and December 31, 2020, respectively.

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Other cost of revenues increased by $14.9 million, or 23.8%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily as a result of increases of $5.8 million in employee related costs mostly from including four months of Connexity, $4.9 million in depreciation and amortization expenses mostly related to the amortization of the acquired intangible assets and $2.7 million in data centers and information systems costs.
Research and development expenses increased by $18.5 million, or 18.6%, the year ended December 31, 2021 compared to the year ended December 31, 2020, reflecting an increase of $20.3 million in employee related costs primarily attributable to share-based compensation expenses resulting from equity awards that vested upon going public, partially offset by a $3.0 million decrease in depreciation expenses.
Sales and marketing expenses increased by $72.3 million, or 54.1%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, reflecting an increase of $49.6 million in employee related costs primarily attributable to the previously mentioned share-based compensation expenses resulting from equity awards that vested upon going public, an increase of $17.2 million in amortization expenses related to intangibles from the Connexity acquisition, and an increase of $5.3 million in marketing costs.
General and administrative expenses increased by $70.2 million, or 116.7%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily as a result of an increase of $56.8 million in employee related costs primarily attributable to the share-based compensation expenses resulting from equity awards that vested upon going public and an increase of $13.5 million related to M&A costs, legal consultants expenses related to regulatory matters and insurance expenses.
Finance income (expenses), net increased by $14.0 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily as a result of a $22.7 million devaluation of Warrants liability, partially offset by increases of $2.3 million in foreign currency exchange loss and $5.0 million in interest cost and expenses primarily related to the loan facility.
Income (loss) before income taxes decreased by $25.4 million, or 108.4%, for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to an increase of employee related costs of $132.5 million mostly attributable to the higher share-based compensation expenses resulting from equity awards that vested upon going public and the impact of consolidating Connexity’s employee related costs for four months, $19.2 million of additional depreciation and amortization expenses primarily from the Connexity intangibles amortization and $13.5 million related to M&A costs, legal consultants expenses related to regulatory matters and insurance expenses, partially offset by a $22.7 million devaluation of Warrants liability and $189.6 million increase in revenues offset by $53.1 million increase in traffic acquisition cost.
Tax expense increased by $8.0 million, or 53.7%, for the year ended December 31, 2021 compared to the year ended December 31, 2020 was driven by $4.4 million tax related to a special program initiated by the Israeli Tax Authority that allowed Israeli companies to release voluntarily tax-exempted earnings at a reduced tax rate, with the balance of the increase primarily due to non-deductible expenses associated with share options exercised with going public (i.e., share-based compensation expenses incurred as of vesting as a result of the triggering event of going public).
Comparison of the Years Ended December 31, 2020 and 2019
Revenues increased by $95.1 million, or 8.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. New digital property partners within the first 12 months that were live on our network contributed approximately $84 million of new Revenues. Net growth of existing digital property partners, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded), contributed approximately $11 million.
Gross Profit increased by $87.5 million, or 37.7%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Ex-TAC Gross Profit, a non-GAAP measure, increased by $86.5 million, or 29.2%, for the year ended December 31, 2020 compared to the year ended December 31, 2019. Net growth of existing digital property partners, including the growth of new digital property partners (beyond the revenue contribution determined based on the run-rate revenue generated by them when they are first on-boarded), contributed a majority of the increase in ex-TAC Gross Profit. New digital property partners within the first 12 months that were live on our network contributed the remainder of the increase in revenues.

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Cost of revenues increased by $7.5 million, or 0.9%, for the year ended December 31, 2020 compared to the year ended December 31, 2019.
Traffic acquisition cost increased by $8.5 million, or 1.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, reflecting the increase in Revenues. Revenues increased at a faster pace than Traffic acquisition cost due to increased yield on digital properties with guarantee obligations and a mix shift to higher margin digital properties. The cost of guarantees (total payments due under guarantee arrangements in excess of amounts the Company would otherwise be required to pay under revenue sharing arrangements) as a percentage of traffic acquisition costs were 13% and 15% for the year ended December 31, 2020 and December 31, 2019, respectively.
Other cost of revenues decreased by $1.0 million, or 1.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of a decrease in our data center costs attributable to improved efficiencies, and lower depreciation and amortization expenses.
Research and development expenses increased by $14.7 million, or 17.4%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of an increase of $23.3 million in employee-related costs primarily attributable to higher compensation, partially offset by $3.5 million lower depreciation expenses, $3.2 million of higher capitalized costs related to new features and products and $1.9 million reduced IT related cost attributable to improved efficiencies.
Sales and marketing expenses increased by $3.4 million, or 2.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of an increase of $7.3 million in employee-related costs primarily attributable to higher compensation, partially offset by a decrease of $2.9 million in marketing event costs.
General and administrative expenses increased by $23.6 million, or 64.6%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of an increase of $11.0 million in acquisition related expenses related to our terminated acquisition of Outbrain in 2020, an increase of $6.9 million in employee-related costs primarily attributable to higher compensation and $2.2 million higher bad debt expenses.
Finance income (expenses), net decreased by $0.6 million, or 18.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily as a result of $1.8 million decrease in our foreign currency exchange loss, which was partially offset by $1.0 million increase in interest income from investments.
Income (loss) before income taxes increased by $46.5 million, or 201.8%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily due to increase in revenues of $95.1 million, partially offset by $37.5 increase in employee-related costs and $11.0 million of acquisition-related expenses related to the proposed strategic transaction with Outbrain Inc., which we elected not to consummate.
Tax expense increased by $9.9 million, or 199.1%, for the year ended December 31, 2020 compared to the year ended December 31, 2019, primarily driven by higher taxes in foreign jurisdictions of $9.8 million, and an increase in our uncertain tax positions of $1.7 million, partially offset by a decrease in valuation allowance for deferred tax assets of $1.2 million.
B.	Liquidity and Capital Resources

Our primary cash needs are for working capital, acquisitions, contractual obligations and other commitments. To date, we have financed our operations primarily through private equity financings and, more recently, through the net proceeds from the merger with ION, equity issuances and borrowings under a loan to fund a portion of the Connexity acquisition and cash provided by operations. For a description of the merger with ION and borrowings under a loan to fund a portion of the Connexity acquisition, see “Overview” section in this Item 5 above. We generated cash from operations of $63.5 million in 2021, $139.1 million in 2020 and $18.1 million in 2019.

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As part of our growth strategy, we have made and expect to continue to make significant investments in research and development and in our technology platform. We also plan to consider possible future acquisitions. To fund our growth, depending on the magnitude and timing of our growth investments and the size and structure of any possible future acquisition, we may supplement our available cash from operations with issuances of equity or debt securities and/or make other borrowings, which could be material.
As of December 31, 2021, we had $319.3 million of cash and cash equivalents and $4.9 million in short and long term restricted deposits, used as security for our lease commitments. We believe that this, together with net proceeds from our engagements with advertisers, clients and digital property partners, will provide us with sufficient liquidity to meet our working capital and capital expenditure needs for at least the next 12 months. In the future, we may be required to obtain additional equity or debt financing in order to support our continued capital expenditures and operations. In the event that additional financing is required from outside sources, we may not be able to raise it on terms acceptable to us or at all. If we are unable to raise additional capital or generate cash flows necessary to expand our operations and invest in new technologies, this could reduce our ability to compete successfully and harm our business, growth, and results of operations.
In light of the worldwide COVID-19 pandemic, we are closely monitoring the effect that current economic conditions may have on our working capital requirements. To date, the pandemic has not had a material negative impact on our cash flow or liquidity. We cannot provide any assurance regarding future possible COVID-19-related impacts on our business.
Our future capital requirements and the adequacy of available funds will depend on many factors, including those set forth under “Risk Factors.”
Cash Flows
The following table summarizes our cash flows for the periods indicated:
	Year ended December 31,
	2021	2020	2019
	(dollars in thousands)
Cash Flow Data:
Net cash provided by operating activities	$63,521	$139,087	$18,056
Net cash provided by (used in) investing activities	(620,460)	10,883	(47,466)
Net cash provided by financing activities	631,127	2,603	991
Effect of exchange rate changed on cash	2,320	3,318	454
Net increase (decrease) in cash and cash equivalents	$76,508	$155,891	$(27,965)

Operating Activities
During the year ended December 31, 2021, Net cash provided by operating activities of $63.5 million was related to our net loss of $24.9 million adjusted by positive adjustments of non-cash charges of $156.5 million and net cash outflows of $68.0 million provided by changes in working capital.
The $156.5 million of non-cash charges primarily consisted of depreciation and amortization of $53.1 million and share-based compensation expense related to vested equity awards of $128.0 million mostly triggered by going public, partially offset by $22.7 million of Warrants liability devaluation.
The $68.0 million decrease in cash resulting from changes in working capital primarily consisted of a $64.9 million increase in prepaid expenses and other current assets and long-term prepaid expenses, $40.1 million increase in trade receivables, partially offset by a $23.9 million increase in trade payables and an increase in accrued expenses and other current liabilities of $16.2 million. The change in working capital was primarily driven primarily by higher prepayments to our digital property partners due to the timing of renewals and higher guarantee compensation which we returned to in the fourth quarter of 2020 with certain of our digital property partners but paid during the first quarter of 2021 after agreeing with them to undo the 100% revenue share arrangement, reinstate the original payment terms, and receive payments, retroactively, of the guarantee under the original compensation terms.

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During the year ended December 31, 2020, Net cash provided by operating activities of $139.1 million was due to our net income of $8.5 million and positive adjustments for non-cash charges of $59.4 million and net cash inflows of $71.2 million provided by changes in working capital.
The $59.4 million of non-cash charges primarily consisted of depreciation and amortization of $34.0 million and share-based compensation of $28.3 million which were partially offset by an aggregate of $(3.3) million of finance expenses.
The $71.2 million increase in cash resulting from changes in working capital primarily consisted of a $34.3 million increase in accrued expenses and other current liabilities, $23.4 million increase in trade payables, a $18.0 million decrease in other current assets (including prepaid expenses) and a $2.1 million increase due to changes in operating lease liabilities and right of use assets, partially offset by a $(3.3) million increase in account receivables and decrease of $(3.3) million deferred tax assets . The changes in working capital were driven by increased payables due to the growth in operation, improved collections and higher employee compensation.
During the year ended December 31, 2019, Net cash provided by operating activities of $18.1 million was primarily due to our net loss of $(28.0) million and positive adjustments for non-cash charges of $47.0 million and net cash outflows of $(0.9) million used by changes in working capital.
The $47.0 million non-cash charges primarily consisted of depreciation and amortization of $39.4 million and share-based compensation of $8.3 million, which were partially offset by finance expenses and accrued interest of $0.6 million.
The $(0.7) million increase in cash resulting from changes in working capital primarily consisted of a $31.6 million increase in trade payables, a $5.2 million increase in accrued expenses and other current liabilities and a $2.6 million increase due to changes in operating lease liabilities and right of use assets, which were offset by a $(24.8) million decrease in other current assets (including prepaid expenses) and a $(15.3) million increase in account receivables. The change in working capital was primarily driven by increased revenues, timing of collections and our strategic decision to offer enhanced guarantee obligations to attract certain new digital properties.
In our 2021 financial statements, we reclassified amounts associated with changes in deferred taxes from non-cash charges to changes in working capital. Prior period financial information has been reclassified to conform with the current period presentation.
Investing Activities
During the year ended December 31, 2021, Net cash used for investing activities was $620.5 million, primarily consisting of $583.5 million of cash paid in connection with Connexity acquisition, net of cash acquired and of $39.1 million of purchases of property and equipment, including capitalized internal-use software.
During the year ended December 31, 2020, Net cash provided by investing activities was $10.9 million, primarily consisting of $29.0 million of proceeds from short-term and restricted deposits partially offset by $17.8 million purchases of property and equipment, including capitalized internal-use software.
During the year ended December 31, 2019, Net cash used for investing activities was $47.5 million, consisting of $44.3 million purchases of property and equipment, including capitalized internal-use software and $4.0 million business acquisition, partially offset by $0.8 million of proceeds from short term investments and restricted deposits.

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Financing Activities
During the year ended December 31, 2021, Net cash provided by financing activities was $631.1 million, resulting, mainly, from $339.3 million proceeds received from the ION merger and related transactions for the issuance of shares and Warrants net of offering costs, and $288.0 million proceeds from long-term loan, net of debt issuance cost and repayments.
During the year ended December 31, 2020, Net cash provided by financing activities was $2.6 million, resulting from proceeds received from share option exercises.
During the year ended December 31, 2019, Net cash provided by financing activities was $1.0 million, resulting from proceeds received from share option exercises.
Contractual Obligations
The following table discloses aggregate information about material contractual obligations and the periods in which they are due as of December 31, 2021. Future events could cause actual payments to differ from these estimates.
	Contractual Obligations by Period
	2022	2023	2024	2025	2026	Thereafter
	(dollars in thousands)
Debt Obligations	$3,000	$3,000	$3,000	$3,000	$3,000	$284,250
Operating Leases(1)	$18,542	$14,865	$14,115	$12,304	$12,610	$18,843
Non-cancellable purchase obligations(2)	$7,663	$4,147	$2,161	$-	$-	$-
Total Contractual Obligations	$29,205	$22,012	$19,276	$15,304	$15,610	$303,093

(1)	Represents future minimum lease commitments under non-cancellable operating lease agreements.

(2)	Primarily represents non-cancelable amounts for contractual commitments in respect of software and information technology.

The commitment amounts in the table above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The table does not include obligations under agreements that we can cancel without a significant penalty. The table above does not reflect any reduction for prepaid obligations as of December 31, 2021. As of December 31, 2021, we have a provision related to unrecognized tax benefit liabilities totaling $3.1 million and other provisions related to severance pay and contribution plans, which have been excluded from the table above as we do not believe it is practicable to make reliable estimates of the periods in which payments for these obligations will be made.
Other Commercial Commitments
In the ordinary course of our business, we enter into agreements with certain digital properties, under which, in some cases we agree to pay them a guaranteed amount, generally per thousand page views on a monthly basis. These agreements could cause a gross loss on digital property accounts in which the guarantee is higher than the actual revenue generated. These contracts generally range in duration from 2 to 5 years, though some can be shorter or longer. These contracts are not included in the table above.

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Recent Accounting Pronouncements
See the section titled “Summary of Significant Accounting Policies” in Note 2 of the notes to our consolidated financial statements included elsewhere in this Annual Report for more information.

C.	Research and Development, Patents and Licenses, Etc.

We view research and development expenditures as investments that help grow our business over time. These investments are primarily in the form of employee salaries and related expenditures and hardware infrastructure. One category of these investments relates to product innovations that extend the capabilities of our current product offerings and help us expand into completely new markets. This includes heavy investment in AI (specifically Deep Learning) in the form of server purchases and expenses for data scientists. This category of investment is important to maintain the growth of the business but can also generally be adjusted up or down based on management’s perception of the potential value of different investment options. Another category of investments are those that are necessary to maintain our core business. These investments include items such as purchasing servers and other infrastructure necessary to handle increasing loads of recommendations that need to be served, as well as the people necessary to maintain the value delivered to our customers and digital property partners, such as investments in code maintenance for our existing products. This type of investment scales at a slower rate than the growth of our core business.
Historically, we have not patented our proprietary technology in order to keep our technology architecture, trade secrets, and engineering roadmap private; however, as of December 31, 2021, we own approximately twenty issued patents.
For further information on our research and development policies, see “Risk Factors” in Item 3.D above and “Business Overview” in Item 4.B above.

D.	Trend Information

The global advertising industry has historically been characterized by seasonal trends that also apply to the digital advertising ecosystem in which we operate. In particular, advertisers have historically spent relatively more in the fourth quarter of the calendar year to coincide with the year-end holiday shopping season, and relatively less in the first quarter. We expect these seasonality trends to continue, and our operating results will be affected by those trends with revenue and margins being seasonally strongest in the fourth quarter and seasonally weakest in the first quarter.
For further information, see the Risk Factors described in Item 3.D above, the “Overview” and “Operating Results” sections of this Item 5 - “Operating and Financial Review and Prospects” and Item 4 - “Information on the Company” above.

E.	Critical Accounting Estimates

Our discussion and analysis of financial condition results of operations are based upon our consolidated financial statements included elsewhere in this Annual Report. The preparation of our consolidated financial statements in accordance with GAAP requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses. We base our estimates on past experience and other assumptions that we believe are reasonable under the circumstances, and we evaluate these estimates on an ongoing basis. Actual results may differ from those estimates.
Our critical accounting policies are those that materially affect our consolidated financial statements and involve difficult, subjective or complex judgments by management. A thorough understanding of these critical accounting policies is essential when reviewing our consolidated financial statements. We believe that the critical accounting policies listed below involve the most difficult management decisions because they require the use of significant estimates and assumptions as described above.
See Note 2 of Notes to our audited consolidated financial statements.
Revenue Recognition
We recognize revenues when we transfer control of promised services directly to our customers, which we collectively refer to as our Advertisers, in an amount that reflects the consideration to which we expect to be entitled to in exchange for those services.

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The determination of whether revenue should be reported gross of amounts billed to Advertisers (gross basis) or net of payments to digital properties partners (net basis) requires significant judgment and is based on management assessment of whether we are acting as the principal or an agent in the transaction. In this assessment, we consider if we obtain control of the specified goods or services before they are transferred to the customer, as well as other indicators such as the party primarily responsible for fulfillment, inventory risk, and discretion in establishing price. The assessment of whether we are considered the principal or the agent in a transaction could impact our revenue and cost of revenue recognized on the consolidated statements of income.
Internal-Use Software Development Costs
Costs incurred to develop internal-use software are capitalized and amortized over the estimated useful life of the software, which is generally three years. In accordance with ASC Topic. 350-40, “Internal-Use Software”, capitalization of costs to develop internal-use software begins when preliminary development efforts are successfully completed, we have committed project funding and it is probable that the project will be completed, and the software will be used as intended. Costs related to the design or maintenance of internal-use software are expensed as incurred.
We periodically review internal-use software costs to determine whether the projects will be completed, placed in service, removed from service, or replaced by other internally developed or third-party software. If the asset is not expected to provide any future benefit, the asset is retired, and any unamortized cost is expensed.

When events or changes in circumstances require, we assess the likelihood of recovering the cost of internal-use software. If the net book value is not expected to be fully recoverable, internal-use software would be impaired to its fair value. Measurement of any impairment loss is based on the excess of the carrying value of the asset over the fair value.
Warrants Liability
We evaluated the Public Warrants and Private Warrants (collectively “Warrants”) in accordance with ASC 815-40, ‘‘Derivatives and Hedging — Contracts in Entity’s Own Equity,’’ and concluded the Warrants to be recorded as derivative liabilities. Warrants recorded as liabilities are recorded at their fair value and remeasured on each reporting date with changes in estimated fair value of ordinary share warrant liability in the consolidated statement of income (loss).
In evaluating Private Warrants, we, with the assistance of third-party valuations, utilize the Black-Scholes valuation model to estimate the fair value of these warrants at each reporting date. The application of the Black-Scholes model utilizes significant assumptions, including volatility. Significant judgment is required in determining the expected volatility of our ordinary share. Due to the limited history of trading of our Ordinary Shares, we determined expected volatility based on a peer group of publicly traded companies. Increases (decreases) in the assumptions result in a directionally similar impact to the fair value of the ordinary share warrant liability.
Share-Based Compensation
We recognize the cost of share-based awards granted to employees and directors based on the estimated grant-date fair value of the awards. We elected to recognize share-based compensation costs on a straight-line method for awards subject to graded vesting based only on a service condition and the accelerated method for awards that are subject to a performance condition. The compensation expense associated with performance based RSUs is adjusted based on the probability in achieving performance targets. Forfeitures are accounted for as they occur.

The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. which is impacted by the following assumptions:
Fair Value of our Ordinary Shares. For periods after our shares began trading on June 30, 2021, the fair value of our shares is determined by the closing price of our Ordinary Shares as reported on the date of grant. For periods prior to our public listing, the fair value was determined by our board of directors, with input from management and valuation reports prepared by third-party valuation specialists.

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Risk-Free Interest Rate. The risk-free rate for the expected term of the options is based on the Black-Scholes option-pricing model on the yields of U.S. Treasury securities with maturities appropriate for the expected term of employee share option awards.

Expected Term. The expected term represents the period that options are expected to be outstanding. We determine the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Expected Volatility. Since we had no trading history of our Ordinary Shares, the expected volatility was derived from the average historical share volatilities based on a peer group of public companies over a period equivalent to the option’s expected term.

Expected Dividend Yield. We have never declared or paid any cash dividends and do not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.
Ordinary Shares Valuations
For periods after our shares began trading on June 30, 2021, the fair value of our shares is determined by the closing price of our Ordinary Shares as reported on the date of the grant.  For periods prior to our public listing, the fair value of our Ordinary Shares underlying our equity awards was determined by our board of directors, after considering contemporaneous third-party valuations and input from management.
In valuing our Ordinary Shares, absent an arm’s-length current/recent round of financing, the fair value of our business, or equity value, was determined using both the income approach and market approach. The income approach estimates value based on the expectation of future cash flows that the company will generate. These future cash flows are discounted to their present values using a discount rate based on the capital rates of return for comparable publicly traded companies and is adjusted to reflect the risks inherent in the company’s cash flows relative to those inherent in the companies utilized in the discount rate calculation. The market approach estimates value based on a comparison of the company to comparable public companies in a similar line of business

 We used the Hybrid method which is the combination of Probability Weighted Expected Return Method (“PWERM”) and option pricing method (“OPM”) to determine our Ordinary Share value.

The PWERM involves the estimation of the value of our company under multiple future potential outcomes and estimates the probability of each potential outcome. The per-share value of our Ordinary Shares as determined through the PWERM was ultimately based upon probability-weighted per share values resulting from the various future scenarios, which include an initial public offering and continued operation as a private company.

The OPM allocates the overall company value in one of the scenarios to the various share classes based on differences in liquidation preferences, participation rights, dividend policy, and conversion rights, using a series of call options.

 After the value for our Ordinary Shares was determined, a discount for lack of marketability (“DLOM”) was applied to arrive at the fair value of our Ordinary Shares on a non-marketable basis. A DLOM is applied in order to reflect the lack of a recognized market for a closely held interest and the fact that a non-controlling equity interest may not be readily transferable. A market participant purchasing this share would recognize this illiquidity associated with the shares, which would reduce the overall fair market value.

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Business Combinations

Accounting for business combinations requires us to make significant estimates and assumptions in determining the fair values of assets acquired and liabilities assumed, especially with respect to intangible assets. Critical estimates in valuing the acquired intangible assets include, but are not limited to, the appropriate valuation methodology and the prospective financial information underlying the valuation, e.g., projected revenues, revenues growth rates, operating margins including the appropriate weighted-average cost of capital. Although we believe the assumptions and estimates we have made in the past have been reasonable and appropriate, they are based, in part, on historical experience and information obtained from management of the acquired companies and are inherently uncertain.
Income Taxes
We are subject to income taxes in Israel, the U.S., and other foreign jurisdictions. Significant judgment is required in determining the provision for income taxes and income tax assets and liabilities, including evaluating uncertainties in the application of accounting principles and complex tax laws. We recognize and measure benefits for uncertain tax positions using a two-step approach. The first step is to determine whether it is more likely than not that a tax position will be sustained upon examination, including the resolution of any related appeals or litigation based on the technical merits of that position. The second step is to measure a tax position that meets the more-likely-than-not threshold to determine the amount of benefit to be recognized in the financial statements. We evaluate uncertain tax positions on a quarterly basis, based upon a number of factors, including changes in facts or circumstances, changes in tax law, correspondence with tax authorities during the course of audits, and effective settlement of audit issues.
Significant judgment is also required in determining any valuation allowance against deferred tax assets. In assessing whether it is more likely than not that some portion or all of the deferred tax assets will not be realized, we consider all available evidence, including projected future taxable income, tax planning strategies, and past operating results. In the event that we change our determination, we will adjust our valuation allowance with a corresponding impact to the provision for income taxes in the period in which such determination is made.
Item 6.	Directors, Senior Management and Employees

A.	Directors and Senior Management

The following table sets forth the name and position of each of our executive officers and directors as of March 22, 2022:

Name	Age	Position
Adam Singolda	40	Founder, Chief Executive Officer and Director
Eldad Maniv	53	President and Chief Operating Officer
Lior Golan	51	Chief Technology Officer
Stephen Walker	52	Chief Financial Officer
Kristy Sundjaja	44	Senior Vice President, People Operations
Zvi Limon	63	Chairman of the Board
Erez Shachar	58	Director
Nechemia J. Peres	63	Director
Richard Scanlon	52	Director
Deirdre Bigley	57	Director
Lynda Clarizio	61	Director
Gilad Shany	45	Director

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Executive Officers
Adam Singolda has been the Chief Executive Officer, as well as a director, of Taboola since it began operations in 2007. He also serves as a member of the board of directors of K Health, the healthcare startup he co-founded in 2016. Prior to that Mr. Singolda studied Computer Science at The Open University of Israel and spent 6½ years serving in an advanced cyber technology unit of the Israel Defense Forces, serving as a research and development engineer and manager. He graduated IDF officers’ academy with honors. Mr. Singolda’s experience as the founder and Chief Executive Officer of Taboola makes him exceptionally well qualified to serve on our board of directors.
Eldad Maniv has been the President and Chief Operating Officer of Taboola since 2012. Mr. Maniv leads Taboola’s worldwide operations including Taboola’s sales, professional services, and human resources organizations. Mr. Maniv has spent approximately two decades building technology companies in the United States and Israel, having previously served in executive positions at BMC Software, Zend Technologies, and Identify Software. Earlier in his career, he founded NextNine which was acquired by Honeywell. Mr. Manix currently serves as a director on the boards of directors of Verbit.ai and YouAppi. Mr. Maniv holds a B.S. degree from the Talpiot program at the Hebrew University in Jerusalem, and served five years as a systems engineering officer in an intelligence unit of the Israel Defense Forces.
Lior Golan has been Chief Technology Officer of Taboola since 2009 and is responsible for Taboola’s product and technical strategy worldwide. Prior to joining Taboola, Mr. Golan was co-founder, Chief Technology Officer, and Vice President of Research & Development of Cyota, a leader in consumer Internet security. After Cyota was acquired by RSA Security in 2005, Mr. Golan spent two years as Chief Technology Officer and Vice President of Strategy of the RSA Security Consumer Division and was responsible for leading the product and business direction of its consumer business. Mr. Golan holds a B.S. degree from the Talpiot program at the Hebrew University in Jerusalem and served eight years in an intelligence unit of the Israel Defense Forces.
Stephen Walker has been Chief Financial Officer for Taboola since June 2020. Prior to that, he served as Taboola’s Senior Vice President of Worldwide Sales Operations from 2015 to 2020 and as the General Manager of Taboola-X product between 2014 and 2015. From 2007 until 2014, he served as President and Chief Operating Officer of Perfect Market, until it was acquired by Taboola. Earlier, Mr. Walker held positions in Idealab’s New Ventures Group and led several of Idealab’s portfolio companies. Mr. Walker has a B.S. degree in Computer Science and Finance from Boston College and an M.B.A degree from Harvard Business School.
Kristy Sundjaja has been Senior Vice President of People Operations for Taboola since 2019. Effective February 22, 2022 Ms. Sundjaja became our Chief People Officer. Prior to joining Taboola in 2017, she co-founded Exceptional Artists Foundation, a non-profit organization empowering the disabled community, and remains as its President. From 2012 to 2017, Ms. Sundjaja was the Chief of Staff and the Global Head of People at LivePerson. Between 2009 and 2012, Ms. Sundjaja was the Head of Industry Transformation Teams at New York City Economic Development Corporation. Prior to that, Ms. Sundjaja was an Associate Partner at Oliver Wyman where she worked between 1999 and 2009. Ms. Sundjaja graduated from the University of Pennsylvania with a B.S. degree in Economics from the Wharton School and a B.S. degree and an M.S. degree in Engineering. She also holds an M.B.A degree from Columbia University.
Directors
Zvi Limon has sat on Taboola’s board of directors since 2007 and served as its Chairman since 2018. Mr. Limon is a General Partner and co-founder of Magma Venture Partners. He has been an active investor in public and private technology companies in Israel and abroad since 1990. Prior to that, Mr. Limon was a management consultant at Bain & Co. in London and Shaldor Ltd. in Israel. He is also an experienced board member of various public and private companies. Mr. Limon holds an M.B.A degree from the INSEAD Business School and a B.A. in Business Administration and Economics from Bar Ilan University. Mr. Limon brings extensive experience to our board of directors, due to his years of providing strategic and investment advisory services to companies and his deep understanding of our company from his years of service on our board of directors.

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Erez Shachar has sat on Taboola’s board of directors since 2007. Mr. Shachar is the co-founder and managing partner of Qumra Capital Management Ltd., a venture capital firm founded in 2014. Since 2004, Mr. Shachar has also served as managing partner of Evergreen Venture Partners Ltd., a venture capital firm, focusing on investment opportunities in technology companies. Mr. Shachar has served as a member of the board of directors of Fiverr, Varonis Systems, Peer 39, Traiana Inc., Identify, Itemfield Inc., eGlue Business Technologies Inc., and Aduva Inc. Also, as of December 31, 2021, Mr. Shachar serves as a member of the board of directors of Riskified Ltd. (NYSE: RSKD) and several private companies, including Talkspace. Prior to his Venture Capital career, Mr. Shachar was the Chief Executive Officer of Nur Macroprinters, (Nasdaq: NURM) which was acquired by HP. Mr. Shachar holds a B.S. degree in Math and Computer Science from Tel Aviv University and an M.B.A. from the INSEAD Business School. Mr. Shachar brings to our board of directors, due to his extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our board of directors, and his experience as a board of directors member of various public and private companies.
Nechemia J. Peres has sat on Taboola’s board of directors since 2013. Mr. Peres is the managing general partner and co-founder of Pitango Venture Capital, Israel’s largest venture capital group since its inception in 1996. Mr. Peres serves on the boards of directors of numerous Pitango portfolio companies. Mr. Peres also founded the Mofet Israel Technology Fund in 1992, one of Israel’s first venture capital funds. Mr. Peres is chairman of the Peres Center for Peace and Innovation. He co-founded and chaired the Israel Venture Association (IATI—Israel Advanced Technology Industries) and he chaired the Israel America Chamber of Commerce from 2008 to 2011. He received a Bachelor of Science in industrial engineering and management and an M.B.A. degree from Tel Aviv University. Mr. Peres’ extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our board of directors, and his experience as a board member of various public and private companies brings value to our board of directors.
Richard (Rick) Scanlon has sat on Taboola’s board of directors since 2018 and has been an investor in our company since 2011. Mr. Scanlon is a founding partner of Innovation Endeavors which merged with Marker LLC in 2017, a New York and Israel-based venture capital firm he founded in 2011. At Marker LLC, Mr. Scanlon invested in a number of industry leading high-growth technology companies including Yext, Datorama, Dynamic Yield, Yotpo, Team8, Overwolf, Tufin, and Taboola. Prior to founding Marker LLC, Mr. Scanlon was a managing partner at Crescent Point, a Singapore-based venture and private equity firm he co-founded in 2003. Earlier in his career, Mr. Scanlon was an investment banker at Morgan Stanley and Credit Suisse. He earned a B.A. degree from Middlebury College, where he is currently a member of the Middlebury College Board of Trustees. Mr. Scanlon’s extensive experience providing strategic and investment advisory services to companies, his understanding of our company acquired during his years of service on our board of directors, and his experience as a board of directors member of various public and private companies make him a valuable asset to our board.
Deirdre Bigley has sat on Taboola’s board of directors since April 2021. Ms. Bigley joined Bloomberg, L.P., a global business and financial information and news leader, in 2009 and served as the Chief Marketing Officer from 2013 to 2021. Prior to joining Bloomberg, L.P., Ms. Bigley spent thirteen years at International Business Machines Corporation (IBM), serving in several capacities, including Vice President of Worldwide Advertising and Interactive, and Vice President of Worldwide Brand. Ms. Bigley serves on the boards of directors of: Shutterstock, Inc. (NYSE: SSTK) a global supplier of commercial imagery, video and music since May 2016; Wix.com Ltd. (Nasdaq: WIX), a cloud based development platform, since November 2017; and Sportradar Group AG (Nasdaq: SRAD), a sports betting and sports entertainment company, since April, 2021. Ms. Bigley holds a B.A. in English from West Chester University. Ms. Bigley’s extensive marketing leadership experience, together with her corporate background, enable her to advise our board of directors on key strategic and operational issues.

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Lynda Clarizio has sat on Taboola’s board of directors since April 2021. Ms. Clarizio has over 20 years of experience in the media industry growing and scaling businesses with a focus on data and technology. She is the co-founder of Brilliant Friends Investing, a seed investment group of C-suite women funding women-led businesses, and is a Strategic Advisor to VidMob, Inc., a marketing creative platform. Ms. Clarizio previously served as President of U.S. Media at Nielsen Holdings plc, a global measurement and data analytics company, where she worked from 2013 to 2018. From 2012 to 2013 she served as Executive Vice President, Corporate Development and Operations of AppNexus, Inc., a programmatic advertising platform. From 2009 to 2012, Ms. Clarizio served as Chief Executive Officer and President of InVision, Inc., a provider of multi-platform advertising solutions. From 1999 to 2009, she held a variety of executive positions with AOL Inc., a media technology company, including President of Platform-A (AOL’s global advertising business) and President of Advertising.com (an AOL subsidiary). Prior to joining AOL, Ms. Clarizio was a partner in the Washington, DC law firm Arnold & Porter, where she practiced law from 1987 through 1999. Ms. Clarizio is a member of the boards of directors of CDW Corporation, Intertek Group plc, Emerald Holding, Inc., Simpli.fi Holdings, Resonate and Cambri and is the Vice-Chair of Human Rights First. She is a graduate of Princeton University, where she earned an A.B., and of Harvard Law School, where she earned a J.D. Ms. Clarizio’s extensive media and data analytics industry leadership experience, together with her corporate development and legal background, enable her to advise our board of directors on key strategic and operational issues.
Gilad Shany has sat on Taboola’s board of directors since June 2021. In 2018, Mr. Shany co-founded ION Crossover Partners Ltd., an Israeli-based crossover fund, where he currently serves as the Managing Partner. Prior to co-founding ION Crossover Partners, Mr. Shany served as General Partner of Magma Venture Partners. He previously served as Vice President of Baron Capital, where he gained over 10 years of experience investing in innovative growth companies in public and private markets. He led investments with various international companies, including Tesla Inc. (Nasdaq: TSLA), Mobileye NV (acquired by Intel $15.3BN), Mellanox Technologies (acquired by NVIDIA $6.9BN), Varonis Systems Inc. (Nasdaq: VRNS), Fiverr (NYSE: FVRR) and Monday.com (Nasdaq: MNDY), among others. Prior to that Mr. Shany spent 14 years with the Israel Air Force and served as Head of Aerial Defense in the Israel Air Force from 2007 to 2008. Mr. Shany holds a B.S. degree in Physics, Astronomy, and Philosophy from Tel Aviv University in Israel. Mr. Shany also holds an M.B.A from the Wharton School at the University of Pennsylvania. Mr. Shany’s extensive experience as an executive and investor, together with his educational background, make him a valuable asset to our board of directors.
Family Relationships
There are no family relationships between any of our executive officers and our directors.
Arrangements for Election of Directors and Members of Management
There are no arrangements or understandings with major shareholders or others pursuant to which any of our executive officers or directors are selected.

B.	Compensation

Directors
Under the Companies Law, the compensation of a public company’s directors requires the approval of (i) its compensation committee, (ii) its board of directors and, unless exempted under regulations promulgated under the Companies Law, (iii) the approval of its shareholders at a general meeting. In addition, if the compensation of a public company’s directors is inconsistent with the company’s compensation policy, then those inconsistent provisions must be separately considered by the compensation committee and board of directors, and approved by the shareholders by a special vote in one of the following two ways:

•
at least a majority of the shares held by all shareholders who are not controlling shareholders and do not have a personal interest in such matter, present and voting at such meeting, vote in favor of the inconsistent provisions of the compensation package, excluding abstentions; or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in such matter voting against the inconsistent provisions of the compensation package does not exceed two percent (2%) of the aggregate voting rights in the Company.

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Executive Officers other than the Chief Executive Officer
The Companies Law requires the compensation of a public company’s office holders (other than the chief executive officer) be approved in the following order: (i) the compensation committee, (ii) the company’s board of directors, and (iii) if such compensation arrangement is inconsistent with the company’s stated compensation policy, the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation).
However, there are exceptions to the foregoing approval requirements with respect to non-director office holders. If the shareholders of the company do not approve the compensation of a non-director office holder, the compensation committee and board of directors may override the shareholders’ disapproval for such non-director office holder provided that the compensation committee and the board of directors each document the basis for their decision to override the disapproval of the shareholders and approve the compensation.
An amendment to an existing compensation arrangement with a non-director office holder requires only the approval of the compensation committee, if the compensation committee determines that the amendment is immaterial. However, if the non-director office holder is subordinate to the chief executive officer, an amendment to an existing compensation arrangement shall not require the approval of the compensation committee if (i) the amendment is approved by the chief executive officer, (ii) the company’s compensation policy allows for such immaterial amendments to be approved by the chief executive officer and (iii) the engagement terms are consistent with the company’s compensation policy.
Chief Executive Officer
Under the Companies Law, the compensation of a public company’s chief executive officer is required to be approved by: (i) the company’s compensation committee, (ii) the company’s board of directors and (iii) the company’s shareholders (by a special vote as discussed above with respect to the approval of director compensation). However, if the shareholders of the company do not approve the compensation arrangement with the chief executive officer, the compensation committee and board of directors may override the shareholders’ decision provided that they each document the basis for their decision and the compensation is in accordance with the company’s compensation policy.
In the case of a new chief executive officer, the compensation committee may waive the shareholder approval requirement with regard to the compensation of a candidate for the chief executive officer position if the compensation committee determines that: (i) the compensation arrangement is consistent with the company’s compensation policy, (ii) the chief executive officer candidate did not have a prior business relationship with the company or a controlling shareholder of the company and (iii) subjecting the approval of the engagement to a shareholder vote would impede the company’s ability to employ the chief executive officer candidate. However, if the chief executive officer candidate will serve as a member of the board of directors, such candidate’s compensation terms as chief executive officer must be approved in accordance with the rules applicable to approval of compensation of directors.
Compensation of Executive Officers and Directors
The aggregate compensation, including share-based compensation, paid by us and our subsidiaries to our executive officers and directors as a group for the year ended December 31, 2021 was approximately $98.7 million. As discussed below, this amount is primarily attributable to share-based compensation expenses resulting from equity awards that vested upon going public. It includes deferred or contingent compensation accrued for 2021 (and excludes deferred or contingent compensation accrued during the prior year which were paid in 2021). The 2021 aggregate compensation does not include any amount set aside or accrued to provide pension, severance, retirement or similar benefits or expenses, nor does it include business travel, relocation, professional and business association dues and expenses reimbursed to office holders, and other benefits commonly reimbursed or paid by companies in Israel.
As of December 31, 2021, options to purchase 15,789,817 Ordinary Shares granted to our executive officers and directors as a group were outstanding under our equity incentive plans at a weighted average exercise price of $2.05 per ordinary share. As of December 31, 2021, 12,174,342 restricted share units granted to our executive officers were outstanding under our equity incentive plans at a weighted average exercise price of $0.02 per ordinary share. Of these outstanding restricted share units, as of December 31, 2021, a total of 8,576,280 vested according to their terms due to the closing of the Business Combination.
We currently pay each of our non-employee directors a board annual retainer of $35,000 (or $110,000 for the chairperson), with additional annual payment for service on board committees as follows: $10,000 (or $20,000 for the chairperson) per membership of the audit committee, $7,500 (or $15,000 for the chairperson) per membership of the compensation committee and $3,000 (or $7,500 for the chairperson) per membership of the nominating and governance committee or any other board committee.

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In addition, upon election or appointment, non-employee directors will be granted with restricted share unit award under our equity incentive plan at a value of $360,000, which will vest over a period of one year, and thereafter, provided the director is still in office, an annual restricted share unit award of $180,000, which will vest over a period of one year.
The following is a summary of the salary expenses and social benefit costs of our five most highly compensated executive officers in 2021, or the Covered Executives. All amounts reported reflect the cost to Taboola as recognized in our financial statements for the year ended December 31, 2021. All Covered Executives listed are our full-time employees. Cash compensation amounts denominated in currencies other than the U.S. dollar were converted into U.S. dollars at the average conversion rate for 2021. U.S. dollar amounts indicated for compensation of our Covered Executives are in thousands of dollars.
Mr. Adam Singolda, Founder, Chief Executive Officer and Director. Compensation expenses recorded in 2021 of $590.0 in salary expenses, $318.2 in social benefit costs.
Mr. Eldad Maniv, President and Chief Operating Officer. Compensation expenses recorded in 2021 of $461.8 in salary expenses, and ($76.8) in social benefit costs.
Mr. Lior Golan, Chief Technology Officer. Compensation expenses recorded in 2021 of $461.8 in salary expenses, and ($228.7) in social benefit costs.
Mr. Stephen Walker, Chief Financial Officer. Compensation expenses recorded in 2021 of $426.1 in salary expenses, and $103.7 in social benefit costs.
Ms. Kristy Sundjaja, Senior Vice President, People Operations. Compensation expenses recorded in 2021 of $326.1 in salary expenses, and $60.4 in social benefit costs.
The salary expenses summarized above are in terms of cost to us, as recorded in our financial statements, and include the gross salary paid to the Covered Executives, and the benefit costs include social benefits paid by us on behalf of the Covered Executives, convalescence pay, contributions made by the company to an insurance policy or a pension fund, work disability insurance, vacation, severance, educational fund, medicare taxes, payments for social security and expenses reimbursed to the Covered Executives.
In accordance with our compensation policy, we also paid cash bonuses to our Covered Executives for attaining predetermined performance parameters and an over achievement bonus as set by the compensation committee and the board of directors. These amounts were provided for in our 2021 financial statements (but will be paid during 2022). The 2021 cash bonus expenses for Mr. Singolda, Mr. Maniv, Mr. Golan, Mr. Walker, and Ms. Sundjaja were $825, $525.0, $525.0, $614.0 and $233.8, respectively. In addition to these cash bonuses, Mr. Maniv and Mr. Golan were awarded one-time bonus payments of $500.0 and $500.0 respectively.
We recorded equity-based compensation expenses in our financial statements for the year ended December 31, 2021, for options and restricted share units granted to Mr. Singolda, Mr. Maniv, Mr. Golan, Mr. Walker, and Ms. Sundjaja of $35,111.7, $34,411.8, $17,263.7, $3,867.0 and $1,095.0, respectively. The restricted share unit grants issued to these Covered Executives generally had two separate conditions, both of which had to be met for them to vest: (1) performance or, service time-based vesting, and (2) a qualified initial public offering or a specified equivalent event. A majority of the shares had met the first vesting condition in years prior to 2021 but were only expensed in 2021 when the second condition was met upon going public. Assumptions and key variables used in the calculation of such amounts are described in Note 2 and 13 of Notes to the Consolidated Financial Statements included elsewhere in this anual report. All equity-based compensation grants to our Covered Executives were made in accordance with the parameters of our compensation policy and were approved by our compensation committee and board of directors.
Employee Stock Purchase Plan

The Taboola.com, Ltd. Employee Stock Purchase Plan, or ESPP, became effective on June 28, 2021, which is the date determined by the committee appointed by our board of directors to administer the ESPP, or Committee. The ESPP provides our employees and employees of participating subsidiaries with an opportunity to acquire a proprietary interest in our company through the purchase of our Ordinary Shares. With respect to its employees in the United States, the ESPP is intended to qualify as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code of 1986, as amended, or Code, and the ESPP is interpreted in a manner that is consistent with that intent. However, in order to ensure our employees located in jurisdictions other than the United States may receive similar benefits under the ESPP, the Committee may, in its sole discretion, establish subplans to the ESPP that may not qualify under Section 423 of the Code.

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Administration. Our ESPP is administered by the Committee, which have the authority to take any actions necessary or desirable for the administration of the ESPP, including adopting sub-plans applicable to particular participating subsidiaries or locations, which sub-plans may be designed to be outside the scope of Section 423 of the Code, or special rules applicable to participants in particular participating subsidiaries or particular locations. The Committee may change the minimum amounts of compensation (as defined in the ESPP) for payroll deductions, the frequency with which a participant may elect to change his or her rate of payroll deductions, the dates by which a participant is required to submit an enrollment form and the effective date of a participant’s withdrawal from the ESPP due to a termination or transfer of employment or change in employment status. The Committee may delegate some or all of its authority to the extent permitted by law to one or more officers of the Company or one or more committees of our board of directors.
Shares Reserved. As of December 31, 2021 the maximum number of our Ordinary Shares available for issuance under the ESPP is 6,386,580 Ordinary Shares. The share pool will be increased on the first day of each fiscal year during the term of the ESPP in an amount equal to the lesser of (i) 6,386,580 Ordinary Shares, (ii) 2% of the total number of shares of our common stock outstanding (on a fully diluted basis) on the last day of the immediately preceding fiscal year and (iii) such number of shares as determined by our board of directors in its discretion.
Eligibility. With respect to employees who qualify to participate in an “employee stock purchase plan” pursuant to Section 423 of the Code, unless otherwise determined by the Committee in a manner that is consistent with Section 423 of the Code, any employee of ours or a participating subsidiary who has been employed by us or a participating subsidiary for at least 6 months and is customarily employed for at least 20 hours per week and more than 5 months in any calendar year is eligible to participate in an offering period, subject to the requirements of Section 423 of the Code. An eligible employee will not be granted an option if such grant would result in the employee owning 5% or more of the total combined voting power or value of all classes of our and our subsidiaries’ stock or if such grant would permit the employee to purchase our and our subsidiaries’ stock at a rate that exceeds $25,000 of the fair market value of the stock for each calendar year in which such option is outstanding at any time. The Committee may also determine additional employees to participate in sub-plans that are not subject to Section 423 of the Code.
Offering Periods. Unless otherwise determined by the Committee, each offering period under the ESPP will have a duration of six months commencing on January 1st or July 1st.
Participation. Participation in the ESPP is voluntary. Eligible employees may elect to participate in the ESPP by completing an enrollment form and submitting it in accordance with the enrollment procedures established by the Committee, upon which the employee authorizes payroll deductions from his or her paycheck on each payroll date during the offering period in an amount equal to at least 1% but not more than 5% of his or her compensation.
Participants may decrease or increase their rate of payroll deductions only once during an offering period by submitting a new enrollment form which must be submitted at least fifteen (15) days before the purchase date (as defined in the ESPP). The deduction rate selected for an offering period will remain in effect for subsequent offering periods unless the participant (i) submits a new enrollment form authorizing a new rate of payroll deductions, (ii) withdraws from the ESPP or (iii) terminates employment or otherwise becomes ineligible to participate in the ESPP.
Grant and Exercise of Options. Each participant will be granted, on the first trading day of each offering period, an option to purchase, on the last trading day of the offering period, a number of shares of our Ordinary Shares determined by dividing the participant’s accumulated payroll deductions by the applicable purchase price. The purchase price for the option will equal to 85% of the fair market value of a share on the purchase date. A participant’s option will be exercised automatically on the purchase date to purchase the maximum number of whole Ordinary Shares that can be purchased with the amounts in the participant's notional account.
Withdrawal. Participants may withdraw from an offering at any time prior to the last day of the offering period by submitting a revised enrollment form indicating his or her election to withdraw at least fifteen (15) days before the purchase date. The accumulated payroll deductions held on behalf of the participant in his or her notional account will be paid to the participant promptly following receipt of the participant’s revised enrollment form indicating their election to withdraw, and the participant’s option will be automatically terminated.

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Termination of Employment; Change in Employment Status; Transfer of Employment. On termination of a participant’s employment for any reason, or a change in the participant’s employment status following which the participant is no longer an eligible employee, the participant will be deemed to have withdrawn from the ESPP effective as of the date of such termination of employment or change in status, the accumulated payroll deductions remaining in the participant’s notional account will be returned to the participant, and the participant’s option will be automatically terminated.
Over-subscribed Offerings. If the Committee determines that, on a particular purchase date, the number of shares with respect to which options are to be exercised either exceeds the number of shares available under the ESPP, the shares will be allocated pro rata in a uniform manner as practicable and as the Committee deems equitable.
Adjustments Upon Changes in Capitalization; Corporate Transactions. In the event of any dividend or other distribution, recapitalization, share split, reorganization, merger, consolidation, spin-off, combination, repurchase, or exchange of shares or other securities of our company or other change in Taboola’s structure affecting our Ordinary Shares, then in order to prevent dilution or enlargement of the benefits intended to be made available under the ESPP, the Committee will make equitable adjustments to the number and class of shares that may be issued under the ESPP, the purchase price per share, and the number of shares covered by each outstanding option.
In the event of a corporate transaction (as defined in the ESPP), each outstanding option will be assumed (or an equivalent option substituted) by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses to assume or substitute such option, the offering period will be shortened by setting a new purchase date on which the offering period will end. The new purchase date for the offering period will occur before the date of the corporate transaction.
Dissolution or Liquidation. Unless otherwise determined by the Committee, in the event of a proposed dissolution or liquidation of our company, any offering period in progress will be shortened by setting a new purchase date and the offering period will end immediately prior to the proposed dissolution or liquidation. Participants will be provided with written notice of the new purchase date and that the participant’s option will be exercised automatically on such date, unless before such time, the participant has withdrawn from the offering.
Amendment and Termination. The Committee may, in its sole discretion, amend, suspend or terminate the ESPP at any time and for any reason. The Committee may elect, upon termination of the ESPP, to terminate any outstanding offering period either immediately or once shares have been purchased on the next purchase date or permit the offering period to expire in accordance with its terms.

Equity Incentive Plans

General
Authorized Shares. As of December 31, 2021, there are 27,584,474 Ordinary Shares reserved and available for issuance under the 2021 Plan. Ordinary shares subject to awards granted under under Taboola’s legacy share incentive plans described herein (excluding the 2021 Share Incentive Plan, or 2021 Plan, and the ESPP), or Legacy Plans, that expire or become unexercisable without having been exercised in full will become available again for future grant under the 2021 Plan. Following the effective date of the registration statement on Form F-4, Taboola ceased making any awards under the Legacy Plans, though previously granted awards under such plans remain outstanding and governed by the applicable plan.
Administration. Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, administers each of the Legacy Plans and 2021 Plan, or collectively the Plans. Under the Plans , the administrator has the authority, subject to applicable law, to interpret the terms of the Plans and any notices of grant or options granted thereunder, designate recipients of option grants, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of our ordinary share, the time and vesting schedule applicable to an option grant or the method of payment for an award, accelerate or amend the vesting schedule applicable to an option grant and the applicability of an early exercise mechanism and take all other actions and make all other determinations necessary for the administration of the Plans.

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The administrator also has the authority to amend and rescind rules and regulations relating to the Plans or terminate the Plans at any time before their expiration.
Eligibility. The Plans provide for granting awards under various tax regimes, including in compliance with Section 102, or Section 102, of the Israeli Income Tax Ordinance (New Version), 5721-1961, or the Ordinance, and Section 3(i) of the Ordinance, and for awards granted to our United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code.
Section 102 allows employees, directors and officers who are not controlling shareholders and are considered Israeli residents to receive favorable tax treatment for compensation in the form of shares or options under certain terms and conditions. Our non-employee service providers and controlling shareholders who are considered Israeli residents may only be granted options under section 3(i) of the Ordinance, which does not provide for similar tax benefits. Section 102 includes two alternatives for tax treatment involving the issuance of options or shares to a trustee for the benefit of the grantees and also includes an additional alternative for the issuance of options or shares directly to the grantee. Section 102(b)(2) of the Ordinance, the most favorable tax treatment for the grantee, permits the issuance to a trustee under the “capital gain track.”
Options granted under the Plans to our employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of incentive stock options granted to certain significant shareholders).
Grants. All awards granted pursuant to the Plans are evidenced by an award agreement that sets forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the Plans may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.
Each award will expire ten years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.
Exercise. An award under the Plans may be exercised by providing Taboola with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the Plans, the administrator may, in its discretion, among others, accept cash or otherwise provide for net withholding of shares. Some of the award agreements include an early exercise mechanism pursuant to which a grantee of options may elect at any time before the grantee’s termination date to exercise all or part of the unvested portion of the options.

2007 Share Option Plan

Taboola’s 2007 Share Incentive Plan, or 2007 Plan, was adopted by its board of directors on November 13, 2007 and amended on November 9, 2014 and on January 13, 2021, and the U.S. Appendix to the 2007 Plan was approved by Taboola’s shareholders on August 1, 2010. The 2007 Plan provides for the grant of options to employees, directors, office holders, service providers and consultants of Taboola and its subsidiaries.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within twelve months after such date of termination, unless otherwise determined by the administrator.
After such twelve month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2007 Plan or the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or “disability” (as defined in the 2007 Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2007 Plan or, the 2021 Plan.

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Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the 2007 Plan), unless otherwise determined by Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan, and all shares issued upon previous exercise of options of such grantee shall be subject to repurchase at their nominal value.
Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award, to the class and kind of shares subject to the 2007 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of Taboola, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may, but is not required to, (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.
2016 Share Incentive Plan

Taboola’s 2016 Share Incentive Plan, or 2016 Plan, was adopted by its board of directors on September 1, 2016 and amended on January 13, 2021 and was approved by Taboola’s shareholders on April 2, 2017. The 2016 Plan provides for the grant of options (including incentive stock options and nonqualified stock options), Ordinary Shares, restricted shares, restricted share units and other share-based awards to employees, directors, office holders, service providers and consultants of Taboola and its subsidiaries.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or “disability” (as defined in the 2016 Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the 2016 Plan), unless otherwise determined by Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

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Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion shall make an appropriate adjustment in the number of shares related to each outstanding award, to the class and kind of shares subject to the 2016 Plan, as well as the exercise price per share of each outstanding award, as applicable, the terms and conditions concerning vesting and exercisability and the term and duration of outstanding awards, or any other terms that the administrator adjusts in its discretion, or the type or class of security, asset or right underlying the award (which need not be only that of Taboola, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions); provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, the administrator may, but is not required to, (i) cause any outstanding award to be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, or (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.
2017 Executive Share Incentive Plan

Taboola’s 2017 Executive Share Incentive Plan, or Executive Plan, was adopted by its board of directors on February 27, 2017 and amended on January 13, 2021, and was approved by Taboola’s shareholders on April 2, 2017. The Executive Plan provides for the grant of options (including incentive stock options and nonqualified stock options), Ordinary Shares, restricted shares, restricted share units and other share-based awards to employees, directors, office holders, service providers and consultants of Taboola and its subsidiaries.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or “disability” (as defined in the Executive Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the Executive Plan), unless otherwise determined by Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.

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Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, and (ii) regardless of whether or not the successor corporation assumes or substitutes the award, the administrator may (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.
2020 Share Incentive Plan

Taboola’ 2020 Share Incentive Plan, or 2020 Plan, was adopted by its board of directors on September 17, 2020 and amended on January 13, 2021 and was ratified by Taboola’s shareholders on November 22, 2020. The 2020 Plan provides for the grant of options (including incentive stock options and nonqualified stock options), Ordinary Shares, restricted shares, restricted share units and other share-based awards to employees, directors, office holders, service providers and consultants of Taboola and its subsidiaries.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or “disability” (as defined in the 2020 Plan), all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the 2020 Plan), unless otherwise determined by Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and all shares issued upon previous exercise or vesting of awards of such grantee shall be subject to repurchase at their nominal value, for no value or for the exercise price previously received by Taboola, as the administrator deems fit, and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration Taboola (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and (v) the type or class of security, asset or right underlying the award (which need not be only that of Taboola, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded to the nearest whole share.

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In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on Taboola, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, and (ii) regardless of whether or not the successor corporation assumes or substitutes the award the administrator may (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate, (c) terminate without payment of any consideration of any outstanding award that is not exercised in accordance with its terms upon or prior to the consummation of such transaction, or (d) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances.

2021 Share Incentive Plan
The Taboola.com Ltd. Share Incentive Plan, or the 2021 Plan, was adopted by its board of directors on January 25, 2021, and was ratified by the Taboola shareholders on June 24, 2021, under which it may grant equity awards to attract, motivate and retain talent. Following the effective date of our registration statement on Form F-4, Taboola no longer grants any awards under the Legacy Plans, though previously granted awards under such plans remain outstanding and governed by the applicable plan.
Authorized Shares. As of December 31, 2021, the maximum number of Ordinary Shares available for issuance under the 2021 Plan is equal to the sum of (i) 31,932,902 shares, (ii) any shares subject to awards under the 2007 Plan, 2016 Plan, Executive Plan, and 2020 Plan which have expired, or were canceled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised, and (iii) an annual increase on the first day of each year beginning in 2022 and on January 1st of each calendar year thereafter during the term of the Plan, equal to the lesser of (A) 5% of the outstanding shares on the last day of the immediately preceding calendar year and (B) such amount as determined by Taboola’s board of directors if so determined prior to January 1 of a calendar year. No more than 31,932,902 shares may be issued upon the exercise of incentive stock options, or ISOs. If permitted by Taboola, shares tendered to pay the exercise price or withholding tax obligations with respect to an award granted under the 2021 Plan or any Additional Plan may again be available for issuance under the 2021 Plan. Taboola’s board of directors may also reduce the number of Ordinary Shares reserved and available for issuance under the 2021 Plan in its discretion.
Administration. Taboola’s board of directors, or a duly authorized committee of Taboola’s board of directors, administers the 2021 Plan. Under the 2021 Plan, the administrator has the authority, subject to applicable law, to interpret the terms of the 2021 Plan and any award agreements or awards granted thereunder, designate recipients of awards, determine and amend the terms of awards, including the exercise price of an option award, the fair market value of an ordinary share, the time and vesting schedule applicable to an award or the method of payment for an award, accelerate or amend the vesting schedule applicable to an award, prescribe the forms of agreement for use under the 2021 Plan and take all other actions and make all other determinations necessary for the administration of the 2021 Plan.
The administrator also has the authority to amend and rescind rules and regulations relating to the 2021 Plan or terminate the 2021 Plan at any time before the date of expiration of its ten year term.
Eligibility. The 2021 Plan provides for granting awards under various tax regimes, including, without limitation, in compliance with Section 102 of the Ordinance, and Section 3(i) of the Ordinance and for awards granted to Taboola’s United States employees or service providers, including those who are deemed to be residents of the United States for tax purposes, Section 422 of the Code and Section 409A of the Code. Generally, any employee, director, officer, consultant, advisor or any other person or entity providing services to Taboola (including any prospective employee, director, officer, consultant, advisor) may be eligible to receive awards under the 2021 Plan subject to the Committee’s discretion and taking into account the qualification under each tax retime pursuant to which awards are granted.

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Grants. All awards granted pursuant to the 2021 Plan will be evidenced by an award agreement, in a form approved, from time to time, by the administrator in its sole discretion. The award agreement will set forth the terms and conditions of the award, including the type of award, number of shares subject to such award, vesting schedule and conditions (including performance goals or measures) and the exercise price, if applicable. Certain awards under the 2021 Plan may constitute or provide for a deferral of compensation, subject to Section 409A of the Code, which may impose additional requirements on the terms and conditions of such awards.
Each award will expire 10 years from the date of the grant thereof, unless such shorter term of expiration is otherwise designated by the administrator.
Awards. The 2021 Plan provides for the grant of stock options (including incentive stock options and nonqualified stock options), Ordinary Shares, restricted shares, restricted share units, stock appreciation rights and other share-based awards.
Options granted under the 2021 Plan to Taboola’s employees who are U.S. residents may qualify as “incentive stock options” within the meaning of Section 422 of the Code, or may be non-qualified stock options. The exercise price of a stock option may not be less than 100% of the fair market value of the underlying share on the date of grant (or 110% in the case of ISOs granted to certain significant shareholders).
Exercise. An award under the 2021 Plan may be exercised by providing Taboola with a written or electronic notice of exercise and full payment of the exercise price for such shares underlying the award, if applicable, in such form and method as may be determined by the administrator and permitted by applicable law. An award may not be exercised for a fraction of a share. With regard to tax withholding, exercise price and purchase price obligations arising in connection with awards under the 2021 Plan, the administrator may, in its discretion, accept cash, provide for net withholding of shares in a cashless exercise mechanism or direct a securities broker to sell shares and deliver all or a part of the proceeds to Taboola or the trustee.
Transferability. Other than by will, the laws of descent and distribution or as otherwise provided under the 2021 Plan, neither the options nor any right in connection with such options are assignable or transferable.
Termination of Employment. In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates, all vested and exercisable awards held by such grantee as of the date of termination may be exercised within three months after such date of termination, unless otherwise determined by the administrator. After such three month period, all such unexercised awards will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
In the event of termination of a grantee’s employment or service with Taboola or any of its affiliates due to such grantee’s death or permanent disability, or in the event of the grantee’s death within the three month period (or such longer period as determined by the administrator) following his or her termination of service, all vested and exercisable awards held by such grantee as of the date of termination may be exercised by the grantee or the grantee’s legal guardian, estate, or by a person who acquired the right to exercise the award by bequest or inheritance, as applicable, within twelve months after such date of termination, unless otherwise provided by the administrator. Any awards which are unvested as of the date of such termination or which are vested but not then exercised within the twelve months period following such date, will terminate and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Notwithstanding any of the foregoing, if a grantee’s employment or services with Taboola or any of its affiliates is terminated for “cause” (as defined in the 2021 Plan), all outstanding awards held by such grantee (whether vested or unvested) will terminate on the date of such termination and the shares covered by such awards shall again be available for issuance under the 2021 Plan.
Voting Rights. Except with respect to restricted share awards, grantees will not have the rights as a shareholder of Taboola with respect to any shares covered by an award until the award has vested and/or the grantee has exercised such award, paid any exercise price for such award and becomes the record holder of the shares. With respect to restricted share awards, grantees will possess all incidents of ownership of the restricted shares, including the right to vote and receive dividends on such shares.
Dividends. Grantees holding restricted share awards will be entitled to receive dividends and other distributions with respect to the shares underlying the restricted share award. Any stock split, stock dividend, combination of shares or similar transaction will be subject to the restrictions of the original restricted share award. Grantees holding restricted share units will not be eligible to receive dividend but may be eligible to receive dividend equivalents.

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Transactions. In the event of a share split, reverse share split, share dividend, recapitalization, combination or reclassification of our shares, or any other increase or decrease in the number of issued shares effected without receipt of consideration by us (but not including the conversion of any convertible securities of Taboola), the administrator in its sole discretion may, and where required by applicable law shall, without the need for a consent of any holder, make an appropriate adjustment in order to adjust (i) the number and class of shares reserved and available for the outstanding awards, (ii) the number and class of shares covered by outstanding awards, (iii) the exercise price per share covered by any award, (iv) the terms and conditions concerning vesting and exercisability and the term and duration of the outstanding awards, and (v) the type or class of security, asset or right underlying the award (which need not be only that of Taboola, and may be that of the surviving corporation or any affiliate thereof or such other entity party to any of the above transactions), and (vi) any other terms of the award that in the opinion of the administrator should be adjusted; provided that any fractional shares resulting from such adjustment shall be rounded down to the nearest whole share unless otherwise determined by the administrator. In the event of a distribution of a cash dividend to all shareholders, the administrator may determine, without the consent of any holder of an award, that the exercise price of an outstanding and unexercised award shall be reduced by an amount equal to the per share gross dividend amount distributed by Taboola, subject to applicable law.
In the event of a merger or consolidation of Taboola, or a sale of all, or substantially all, of Taboola’s shares or assets or other transaction having a similar effect on our, or change in the composition of the board of directors, or liquidation or dissolution, or such other transaction or circumstances that the board of directors determines to be a relevant transaction, then without the consent of the grantee, (i) unless otherwise determined by the administrator, any outstanding award will be assumed or substituted by such successor corporation, or (ii) regardless of whether or not the successor corporation assumes or substitutes the award (a) provide the grantee with the option to exercise the award as to all or part of the shares, and may provide for an acceleration of vesting of unvested awards, (b) cancel the award and pay in cash, shares of Taboola, the acquirer or other corporation which is a party to such transaction or other property as determined by the administrator as fair in the circumstances, or (c) provide that the terms of any award shall be otherwise amended, modified or terminated, as determined by the administrator to be fair in the circumstances. Unless otherwise determined by the administrator, to the extent any awards are not assumed or substituted by the successor corporation, such awards shall vest in full and be entitled to receive the consideration payable to shareholders generally (subject to any applicable exercise price and taxes in respect of any award) in such event. Notwithstanding the foregoing, the administrator may upon such event amend, modify or terminate the terms of any award as it shall deem, in good faith, appropriate.

C.	Board Practices

Corporate Governance Practices
As an Israeli company, we are subject to various corporate governance requirements under the Companies Law. However, pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including the Nasdaq Global Market, or the Nasdaq, may, subject to certain conditions, “opt out” from the requirements to appoint external directors and related rules concerning the composition of the audit committee and compensation committee of the board of directors, other than the gender diversification rule, which requires the appointment of a director from the other gender if, at the time a director is appointed, all members of the board of directors are of the same gender. In accordance with these regulations, we elected to “opt out” from these requirements of the Companies Law. Under these regulations, the exemptions from such Companies Law requirements will continue to be available to us so long as: (i) we do not have a “controlling shareholder,” as such term is defined under the Companies Law, (ii) our shares are traded on certain U.S. stock exchanges, including the Nasdaq, and (iii) we comply with the director independence requirements and the audit committee and compensation committee composition requirements under U.S. laws, including the rules of the applicable exchange, that are applicable to U.S. domestic issuers.
We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we are permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirement. As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

For more information regarding our corporate governance practices and foreign private issuer status, see. “Corporate Governance” in Item 16.G below.

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Board of Directors
Under the Companies Law and our Amended and Restated Articles of Association, our business and affairs are managed under the direction of our board of directors. Our board of directors may exercise all powers and may take all actions that are not specifically granted to our shareholders or to executive management. Our Chief Executive Officer (referred to as a “general manager” under the Companies Law) is responsible for our day-to-day management. Our Chief Executive Officer is appointed by, and serves at the discretion of, our board of directors, subject to the employment agreement that we have entered into with him. All other executive officers are appointed by the Chief Executive Officer, subject to applicable corporate approvals, and are subject to the terms of any applicable employment or consulting agreements that we may enter into with them.
Under our Amended and Restated Articles of Association, the number of directors on our board of directors will be no less than three and no more than eleven, divided into three classes with staggered three-year terms. Each class of directors consists, as nearly as possible, of one-third of the total number of directors constituting the entire board of directors. At each annual general meeting of our shareholders, the election or re-election of directors following the expiration of the term of office of the directors of that class of directors will be for a term of office that expires on the third annual general meeting following such election or re-election. Therefore, beginning with the annual general meeting of 2022, each year the term of office of only one class of directors will expire.
Our directors are divided among the three classes as follows:

•	the Class I directors are Erez Shachar, Deirdre Bigley and Lynda Clarizio, and their terms will expire at the annual general meeting of shareholders to be held in 2022;

•	the Class II directors, are Gilad Shany, Nechemia Peres and Richard Scanlon, and their terms will expire at our annual meeting of shareholders to be held in 2023; and

•	the Class III directors are Zvi Limon and Adam Singolda, and their term will expire at our annual meeting of shareholders to be held in 2024.

Our directors will generally be appointed by a simple majority vote of holders of our Ordinary Shares, participating and voting (in person or by proxy) at an annual general meeting of our shareholders, provided that (i) in the event of a contested election, the method of calculation of the votes and the manner in which the resolutions will be presented to our shareholders at the general meeting shall be determined by our board of directors in its discretion, and (ii) in the event that our board of directors does not or is unable to make a determination on such matter, then the directors will be elected by a plurality of the voting power represented at the general meeting in person or by proxy and voting on the election of directors.
Each director will hold office until the annual general meeting of our shareholders for the year in which such director’s term expires, unless the tenure of such director expires earlier pursuant to the Companies Law or unless such director is removed from office as described below.
Under our Amended and Restated Articles of Association, the approval of the holders of at least 65% of the total voting power of our shareholders is generally required to remove any of our directors from office or amend the provision requiring the approval of at least 65% of the total voting power of our shareholders to remove any of our directors from office. In addition, vacancies on our board of directors may be filled by a vote of a simple majority of the directors then in office. A director so appointed will hold office until the next annual general meeting of our shareholders for the election of the class of directors in respect of which the vacancy was created. In the case of a vacancy due to the number of directors being less than the maximum number of directors stated in our Amended and Restated Articles of Association, the new director filling the vacancy will serve until the next annual general meeting of our shareholders for the election of the class of directors to which such director was assigned by our board of directors.

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Chairperson of the Board
Our Amended and Restated Articles of Association, provide that the board of directors shall appoint a member of the board to serve as the Chairperson. Under the Companies Law, the chief executive officer of a public company, or a relative of the chief executive officer, may not serve as the chairperson of the board of directors, and the chairperson of the board of directors, or a relative of the chairperson, may not be vested with authorities of the Chief Executive Officer unless approved by a special majority of the company’s shareholders. The shareholders’ approval can be effective for a period of five years following an initial public offering, and subsequently, for additional periods of up to three years.
In addition, a person who is subordinated, directly or indirectly, to the chief executive officer may not serve as the chairperson of the board of directors, the chairperson of the board of directors may not be vested with authorities that are granted to persons who are subordinated to the chief executive officer, and the chairperson of the board of directors may not serve in any other position in the company or in a controlled subsidiary, but may serve as a director or chairperson of a controlled subsidiary.
External Directors
Under the Companies Law, companies incorporated under the laws of the State of Israel that are “public companies,” including companies with shares listed on Nasdaq, are required to appoint at least two external directors. Pursuant to regulations promulgated under the Companies Law, companies with shares traded on certain U.S. stock exchanges, including Nasdaq, which do not have a “controlling shareholder,” may, subject to certain conditions, “opt out” from the Companies Law requirements to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of the board of directors (other than the gender diversification rule under the Companies Law, which requires the appointment of a director from the other gender if at the time a director is appointed all members of the board of directors are of the same gender). In accordance with these regulations, we have elected to “opt out” from the Companies Law requirement to appoint external directors and related Companies Law rules concerning the composition of the audit committee and compensation committee of our board of directors.
Director Independence
Nasdaq listing standards require that a majority of our board of directors be independent. An “independent director” is defined generally as a person who has no material relationship with the listed company (either directly or as a partner, stockholder, or officer of an organization that has a relationship with the listed company). Our board of directors has determined that Zvi Limon, Erez Shachar, Nechemia Peres, Richard Scanlon, Deirdre Bigley, Lynda Clarizio, and Gilad Shany are “independent directors” as defined in Nasdaq listing standards and applicable SEC rules.
Audit Committee
Companies Law Requirements
Under the Companies Law, the board of directors of a public company must appoint an audit committee. The audit committee must be comprised of at least three directors.
Listing Requirements
Under the corporate governance rules of Nasdaq, we are required to maintain an audit committee consisting of at least three independent directors, each of whom is financially literate and one of whom has accounting or related financial management expertise.
Our audit committee consists of Richard Scanlon, Gilad Shany, Deirdre Bigley and Zvi Limon. Richard Scanlon serves as the chairperson of the audit committee. All members of our audit committee meet the requirements for financial literacy under the applicable rules and regulations of the SEC and the corporate governance rules of Nasdaq. Our board of directors has determined that Richard Scanlon is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.

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Our board of directors has determined that each member of our audit committee is “independent,” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.
Audit Committee Role
Our board of directors has adopted an audit committee charter setting forth the responsibilities of the audit committee, which are consistent with the Companies Law, the SEC rules, and the corporate governance rules of Nasdaq. These responsibilities include:

•	retaining and terminating our independent auditors, subject to ratification by the board of directors, and in the case of retention, subject to ratification by the shareholders;

•	pre-approving audit and non-audit services to be provided by the independent auditors and related fees and terms;

•	overseeing the accounting and financial reporting processes of our company;

•	managing audits of our financial statements;

•	preparing all reports as may be required of an audit committee under the rules and regulations promulgated under the Exchange Act;

•	reviewing with management and our independent auditor our annual and quarterly financial statements prior to publication, filing, or submission to the SEC;

•
recommending to the board of directors the retention and termination of the internal auditor, and the internal auditor’s engagement fees and terms, in accordance with the Companies Law, as well as approving the yearly or periodic work plan proposed by the internal auditor;

•	reviewing with our general counsel and/or external counsel, as deemed necessary, legal and regulatory matters that may have a material impact on the financial statements;

•
identifying irregularities in our business administration, inter alia, by consulting with the internal auditor or with the independent auditor, and suggesting corrective measures to the board of directors;

•
reviewing policies and procedures with respect to transactions (other than transactions related to compensation or terms of services) between the Company and officers and directors, affiliates of officers or directors, or transactions that are not in the ordinary course of the Company’s business and deciding whether to approve such acts and transactions if so required under the Companies Law; and

•	establishing procedures for handling employee complaints relating to the management of our business and the protection to be provided to such employees.

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Compensation Committee
Companies Law Requirements
Under the Companies Law, the board of directors of a public company must appoint a compensation committee, which must be comprised of at least three directors.
Listing Requirements
Under the corporate governance rules of Nasdaq, we are required to maintain a compensation committee consisting of at least two independent directors.
Our compensation committee consists of Erez Shachar, Nechemia J. Peres and Zvi Limon. Erez Shachar serves as chairperson of the compensation committee. Our board of directors has determined that each member of our compensation committee is independent under the corporate governance rules of Nasdaq, including the additional independence requirements applicable to the members of a compensation committee.
Compensation Committee Role
In accordance with the Companies Law, the responsibilities of the compensation committee are, among others, as follows:
•
making recommendations to the board of directors with respect to the approval of the compensation policy for office holders and, once every three years, with respect to any extensions to a compensation policy that was adopted for a period of more than three years;

•	reviewing the implementation of the compensation policy and periodically making recommendations to the board of directors with respect to any amendments or updates to the compensation policy;

•	resolving whether to approve arrangements with respect to the terms of office and employment of office holders; and

•	exempting, under certain circumstances, a transaction with our Chief Executive Officer from the approval of our shareholders.

Our board of directors has adopted a compensation committee charter setting forth the responsibilities of the committee, which are consistent with the corporate governance rules of Nasdaq and include among others:
•
recommending to our board of directors for its approval a compensation policy, in accordance with the requirements of the Companies Law, as well as other compensation policies, incentive-based compensation plans, and equity-based compensation plans, overseeing the development and implementation of such policies, and recommending to our board of directors any amendments or modifications the committee deems appropriate, including as required under the Companies Law;

•
reviewing and approving the granting of options and other incentive awards to our Chief Executive Officer and other executive officers, including reviewing and approving corporate goals and objectives relevant to the compensation of our Chief Executive Officer and other executive officers, including evaluating their performance in light of such goals and objectives;

•	approving and exempting certain transactions regarding office holders’ compensation pursuant to the Companies Law; and

•
administering our equity-based compensation plans, including without limitation, approving the adoption of such plans, amending and interpreting such plans, and the awards and agreements issued pursuant thereto, and making and determining the terms of awards to eligible persons under the plans.

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Compensation Policy under the Companies Law
In general, under the Companies Law, the board of directors of a public company must approve a compensation policy after receiving and considering the recommendations of the compensation committee. In addition, our compensation policy must be approved at least once every three years, first, by our board of directors, upon recommendation of our compensation committee, and second, by a simple majority of our Ordinary Shares present, in person or by proxy, and voting (excluding abstentions) at a general meeting of shareholders, provided that either:

•
the majority of such our Ordinary Shares is comprised of shares held by shareholders who are not controlling shareholders and shareholders who do not have a personal interest in such compensation policy; or

•
the total number of shares of non-controlling shareholders and shareholders who do not have a personal interest in the compensation policy voting against the policy does not exceed two percent (2%) of the aggregate voting rights in the company.

Under special circumstances, the board of directors may approve the compensation policy despite the objection of the shareholders on the condition that the compensation committee and then the board of directors decide, on the basis of detailed grounds, and after discussing again with the compensation policy, that approval of the compensation policy, despite the objection of shareholders, is for the benefit of the company.
If a company adopts a compensation policy in advance of its initial public offering (or in our case, prior to the closing of the Business Combination) and describes such compensation policy in the prospectus for such offering, then such compensation policy shall be deemed a validly adopted policy in accordance with the Companies Law requirements described above. Furthermore, if the compensation policy is established in accordance with the aforementioned relief, then it will remain in effect for a term of five years from the date such company becomes a public company.
The compensation policy must be based on certain considerations include certain provisions and reference certain matters as set forth in the Companies Law. The compensation policy must serve as the basis for decisions concerning the financial terms of employment or engagement of office holders, including exculpation, insurance, indemnification, or any monetary payment or obligation of payment in respect of employment or engagement. The compensation policy must be determined and later reevaluated according to certain factors, including: the advancement of the company’s objectives, business plan and long-term strategy; the creation of appropriate incentives for office holders, while considering, among other things, the company’s risk management policy; the size and the nature of the company’s operations; and with respect to variable compensation, the contribution of the office holder towards the achievement of the company’s long-term goals and the maximization of its profits, all with a long-term objective and according to the position of the office holder. The compensation policy must furthermore consider the following additional factors:
•	the education, skills, experience, expertise, and accomplishments of the relevant office holder;

•	the office holder’s position and responsibilities;

•	prior compensation agreements with the office holder;

•
the ratio between the cost of the terms of employment of an office holder and the cost of the employment of other employees of the company, including employees employed through contractors who provide services to the company; in particular the ratio between such cost to the average and median salary of such employees of the company, as well as possible impacts of compensation disparities between them on the work relationships in the company;

•
if the terms of employment include variable components, the possibility of reducing variable components at the discretion of the board of directors and setting a limit on the value of non-cash variable equity-based components; and

•
if the terms of employment include severance compensation, the term of employment or office of the office holder, the terms of the office holder’s compensation during such period, the company’s performance during such period, the office holder’s individual contribution to the achievement of the company goals and the maximization of its profits, and the circumstances under which the office holder is leaving the company.

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The compensation policy must also include, among other things:
•	with regards to variable components:

○
with the exception of office holders who report to the chief executive officer, a means of determining the variable components on the basis of long-term performance and measurable criteria; provided that the company may determine that an immaterial part of the variable components of the compensation package of an office holder shall be awarded based on non-measurable criteria, or if such amount is not higher than three months’ salary per annum, taking into account such office holder’s contribution to the company; or

○
the ratio between variable and fixed components, as well as the limit of the values of variable components at the time of their payment, or in the case of equity-based compensation, at the time of grant.

•
a condition under which the office holder will refund to the company, according to conditions to be set forth in the compensation policy, any amounts paid as part of the office holder’s terms of employment, if such amounts were paid based on information later to be discovered to be wrong, and such information was restated in the company’s financial statements;

•	the minimum holding or vesting period of variable equity-based components to be set in the terms of office or employment, as applicable, while taking into consideration long-term incentives; and

•	a limit to retirement grants.

Our compensation policy is designed to retain and motivate our directors and executive officers, incentivize superior individual excellence, align the interests of our directors and executive officers with our long-term performance, and provide a risk management tool. To that end, a portion of our executive officer compensation package is targeted to reflect our short and long-term goals, as well as the executive officer’s individual performance. Our compensation policy also includes measures designed to reduce the executive officer’s incentives to take excessive risks that may harm the Company in the long-term, such as limits on the value of cash bonuses and equity-based compensation, limitations on the ratio between the variable and the total compensation of an executive officer, and minimum vesting periods for equity-based compensation.
Our compensation policy also addresses our executive officers’ individual characteristics (such as their respective position, education, scope of responsibilities, and contribution to the attainment of our goals) as the basis for compensation variation among our executive officers and considers the internal ratios between compensation of our executive officers and directors and other employees. Pursuant to our compensation policy, the compensation that may be granted to an executive officer may include: base salary, annual bonuses, and other cash bonuses (such as a signing bonus and special bonuses with respect to any special achievements, such as outstanding personal achievement, outstanding personal effort, or outstanding company performance), equity-based compensation, benefits and retirement and termination of service arrangements. All cash bonuses are limited to a maximum amount linked to the executive officer’s base salary.
An annual cash bonus may be awarded to executive officers upon the attainment of pre-set periodic objectives and individual targets. The annual cash bonus that may be granted to our executive officers, other than our Chief Executive Officer, will be based on performance objectives and a discretionary evaluation of the executive officer’s overall performance by our Chief Executive Officer and subject to minimum thresholds. The annual cash bonus that may be granted to executive officers, other than our Chief Executive Officer, may alternatively be based entirely on a discretionary evaluation. Furthermore, our Chief Executive Officer is entitled to approve performance objectives for executive officers who report to him.

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The measurable performance objectives of our Chief Executive Officer is determined annually by our compensation committee and board of directors. A non-material portion of the Chief Executive Officer’s annual cash bonus, as provided in our compensation policy, may be based on a discretionary evaluation of the Chief Executive Officer’s overall performance by the compensation committee and the board of directors.
Under our compensation policy, our executive officers’ (including members of our board of directors) equity-based compensation is designed in a manner consistent with the underlying objectives in determining the base salary and the annual cash bonus, with its main objectives being to enhance the alignment between the executive officers’ interests with our long-term interests and those of our shareholders and to strengthen the retention and the motivation of executive officers in the long term. Our compensation policy provides for executive officer compensation in the form of share options or other equity-based awards, such as restricted shares and restricted share units, in accordance with our then-current equity incentive plan. All equity-based incentives granted to executive officers shall be subject to vesting periods in order to promote long-term retention of those executive officers. Equity-based compensation shall be granted from time to time and be individually determined and awarded according to the performance, educational background, prior business experience, qualifications, role, and the personal responsibilities of the executive officer.
In addition, our compensation policy contains compensation recovery provisions which allow us, under certain conditions, to recover bonuses paid in excess, enable our Chief Executive Officer to approve an immaterial change in the terms of employment of an executive officer who reports directly him (provided that such changes are in accordance with our compensation policy), and allow us to exculpate, indemnify, and insure our executive officers and directors to the maximum extent permitted by Israeli law subject to certain limitations set forth therein.
Our compensation policy also provides for compensation to the members of our board of directors either (i) in accordance with the amounts provided in the Companies Regulations (Rules Regarding the Compensation and Expenses of an External Director) of 2000, as amended by the Companies Regulations (Relief for Public Companies Traded in Stock Exchange Outside of Israel) of 2000, as such regulations may be amended from time to time, or (ii) in accordance with the amounts determined in our compensation policy.
Nominating and Governance Committee
Our nominating and governance committee consists of Nechemia J. Peres, Gilad Shany, Erez Shachar and Lynda Clarizio. Lynda Clarizio serves as chairperson of the nominating and governance committee. Our board of directors has adopted a nominating and governance committee charter setting forth the responsibilities of the committee, which include:

•	overseeing and assisting our board in reviewing and recommending nominees for election of directors;

•	assessing the performance of the members of our board; and

•
establishing and maintaining effective corporate governance policies and practices, including, but not limited to, developing and recommending to our board a set of corporate governance guidelines applicable to our business.

Internal Auditor
Under the Companies Law, the board of directors of a public company must appoint an internal auditor based on the recommendation of the audit committee. The role of the internal auditor is, among other things, to review the company’s compliance with applicable law and orderly business procedure. Under the Companies Law, the internal auditor cannot be an interested party, an office holder, or a relative of an interested party or an office holder. Nor may the internal auditor be the company’s independent auditor or its representative. An “interested party” is defined in the Companies Law as (i) a holder of 5% or more of the issued share capital or voting power in a company, (ii) any person or entity who has the right to designate one or more directors or to designate the chief executive officer of the company, or (iii) any person who serves as a director or as chief executive officer of the company. As of August 10, 2021, Sharon Cohen from Deloitte & Touche LLP, is acting as our internal auditor.

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Approval of Related Party Transactions under Israeli Law
Fiduciary Duties of Directors and Executive Officers
The Companies Law codifies the fiduciary duties that office holders owe to a company. An office holder is defined in the Companies Law as a general manager, chief business manager, deputy general manager, vice general manager, any other person assuming the responsibilities of any of these positions regardless of such person’s title, a director, and any other manager directly subordinate to the general manager. Each person listed in the table under “Management - Management and Board of Directors” is an office holder under the Companies Law.
An office holder’s fiduciary duties consist of a duty of care and a duty of loyalty. The duty of care requires an office holder to act with the level of care with which a reasonable office holder in the same position would act under the same circumstances. The duty of care includes, among other things, a duty to use reasonable means, in light of the circumstances, to obtain:

•	information on the business advisability of a given action brought for the office holder’s approval or performed by virtue of the office holder’s position; and

•	all other important information pertaining to such action.

The duty of loyalty requires an office holder to act in good faith and in the best interests of the Company, and includes, among other things, the duty to:

•	refrain from any act involving a conflict of interest between the performance of the office holder’s duties in the company and the office holder’s other duties or personal affairs;

•	refrain from any activity that is competitive with the business of the company;

•	refrain from exploiting any business opportunity of the company for the purpose of gaining a personal advantage for the office holder or others; and

•	disclose to the company any information or documents relating to the company’s affairs which the office holder received as a result of the office holder’s position.

Under the Companies Law, a company may approve an act, specified above, which would otherwise constitute a breach of the office holder’s fiduciary duty, provided that the office holder acted in good faith, neither the act nor its approval harms the company, and the personal interest of the office holder is disclosed a sufficient time before the approval of such act. Any such approval is subject to the terms of the Companies Law setting forth, among other things, the appropriate bodies of the company required to provide such approval and the methods of obtaining such approval.
Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions
The Companies Law requires that an office holder promptly disclose to the board of directors any personal interest and all related material information known to such office holder concerning any existing or proposed transaction with the company. A personal interest includes an interest of any person in an act or transaction of a company, including a personal interest of one’s relative or of a corporate body in which such person or a relative of such person is a 5% or greater shareholder, director, or general manager or in which such person has the right to appoint at least one director or the general manager, but excluding a personal interest stemming solely from one’s ownership of shares in the company. A personal interest includes the personal interest of a person for whom the office holder holds a voting proxy or the personal interest of the office holder with respect to the officer holder’s vote on behalf of a person for whom he or she holds a proxy even if such shareholder has no personal interest in the matter.

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If it is determined that an office holder has a personal interest in a non-extraordinary transaction (meaning any transaction that is in the ordinary course of business, on market terms or that is not likely to have a material impact on the company’s profitability, assets or liabilities), approval by the board of directors is required for the transaction unless the company’s articles of association provide for a different method of approval. Any such transaction that is adverse to the company’s interests may not be approved by the board of directors.
Approval first by the company’s audit committee and subsequently by the board of directors is required for an extraordinary transaction (meaning any transaction that is not in the ordinary course of business, not on market terms or that is likely to have a material impact on the company’s profitability, assets or liabilities) in which an office holder has a personal interest.
A director and any other office holder who has a personal interest in a transaction which is considered at a meeting of the board of directors or the audit committee may generally (unless it is with respect to a transaction which is not an extraordinary transaction) not be present at such a meeting or vote on that matter unless a majority of the directors or members of the audit committee, as applicable, have a personal interest in the matter. If a majority of the members of the audit committee or the board of directors have a personal interest in the matter, then all of the directors may participate in deliberations of the audit committee or board of directors, as applicable, with respect to such transaction and vote on the approval thereof and, in such case, shareholder approval is also required.
Certain disclosure and approval requirements apply under Israeli law to certain transactions with controlling shareholders, certain transactions in which a controlling shareholder has a personal interest, and certain arrangements regarding the terms of service or employment of a controlling shareholder. For these purposes, a controlling shareholder is any shareholder that has the ability to direct the company’s actions, including any shareholder holding 25% or more of the voting rights if no other shareholder owns more than 50% of the voting rights in the company. Two or more shareholders with a personal interest in the approval of the same transaction are deemed to be one shareholder.
For a description of the approvals required under Israeli law for compensation arrangements of officers and directors, see “Compensation of Directors and Executive Officers” in Item 6.B above.
Shareholder Duties
Pursuant to the Companies Law, a shareholder has a duty to act in good faith and in a customary manner toward the company and other shareholders and to refrain from abusing his or her power with respect to the company, including, among other things, in voting at a general meeting and at shareholder class meetings with respect to the following matters:

•	an amendment to the company’s articles of association;

•	an increase of the company’s authorized share capital;

•	a merger; or

•	interested party transactions that require shareholder approval.

In addition, a shareholder has a general duty to refrain from discriminating against other shareholders.
Certain shareholders also have a duty of fairness toward the company. These shareholders include any controlling shareholder, any shareholder who knows that it has the power to determine the outcome of a shareholder vote, and any shareholder who has the power to appoint or to prevent the appointment of an office holder of the company or exercise any other rights available to it under the company’s articles of association with respect to the company. The Companies Law does not define the substance of this duty of fairness, except to state that the remedies generally available upon a breach of contract will also apply in the event of a breach of the duty of fairness.

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Exculpation, Insurance and Indemnification of Office Holders
Under the Companies Law, a company may not exculpate an office holder from liability for a breach of the duty of loyalty. An Israeli company may exculpate an office holder in advance from liability to the company, in whole or in part, for damages caused to the company as a result of a breach of duty of care, but only if a provision authorizing such exculpation is included in its articles of association. Our Amended and Restated Articles of Association, include such a provision. An Israeli company may not exculpate a director from liability arising out of a prohibited dividend or distribution to shareholders.
An Israeli company may indemnify an office holder from the following liabilities and expenses incurred for acts performed as an office holder, either in advance of an event or following an event, provided a provision authorizing such indemnification is contained in its articles of association:

•
a financial liability imposed on him or her in favor of another person pursuant to a judgment, including a settlement or arbitrator’s award approved by a court. However, if an undertaking to indemnify an office holder with respect to such liability is provided in advance, then such an undertaking must be limited to events which, in the opinion of the board of directors, can be foreseen based on the company’s activities when the undertaking to indemnify is given, and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances, and such undertaking shall detail the above mentioned events and amount or criteria;

•
reasonable litigation expenses, including legal fees, incurred by the office holder (1) as a result of an investigation or proceeding instituted against him or her by an authority authorized to conduct such investigation or proceeding, provided that (i) no indictment was filed against such office holder as a result of such investigation or proceeding; and (ii) no financial liability, such as a criminal penalty, was imposed upon him or her as a substitute for the criminal proceeding as a result of such investigation or proceeding or, if such financial liability was imposed, it was imposed with respect to an offense that does not require proof of criminal intent; and (2) in connection with a monetary sanction;

•
reasonable litigation expenses, including legal fees, incurred by the office holder or imposed by a court in proceedings instituted against him or her by the company, on its behalf or by a third-party or in connection with criminal proceedings in which the office holder was acquitted or as a result of a conviction for an offense that does not require proof of criminal intent;

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder, or certain compensation payments made to an injured party imposed on an office holder by an administrative proceeding, pursuant to certain provisions of the Israeli Securities Law; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by an office holder in relation to an administrative proceeding instituted against such office holder pursuant to certain provisions of the Israeli Economic Competition Law, 5758-1988.

An Israeli company may insure an office holder against the following liabilities incurred for acts performed as an office holder if and to the extent provided in the company’s articles of association:

•	a breach of the duty of loyalty to the company, to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the Company;

•	a breach of the duty of care to the company or to a third-party, including a breach arising out of the negligent conduct of the office holder;

•	a financial liability imposed on the office holder in favor of a third-party;

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•	a financial liability imposed on the office holder in favor of a third-party harmed by a breach in an administrative proceeding; and

•
expenses, including reasonable litigation expenses and legal fees, incurred by the office holder as a result of an administrative proceeding instituted against him or her, pursuant to certain provisions of the Israeli Securities Law.

An Israeli company may not indemnify or insure an office holder against any of the following:

•	a breach of the duty of loyalty, except to the extent that the office holder acted in good faith and had a reasonable basis to believe that the act would not prejudice the company;

•	a breach of the duty of care committed intentionally or recklessly, excluding a breach arising out of the negligent conduct of the office holder;

•	an act or omission committed with intent to derive illegal personal benefit; or

•	a fine, monetary sanction, or forfeit levied against the office holder.

Under the Companies Law, exculpation, indemnification, and insurance of office holders must be approved by the compensation committee and the board of directors (and, with respect to directors and the chief executive officer, by the shareholders). However, under regulations promulgated under the Companies Law, the insurance of office holders shall not require shareholder approval and may be approved by only the compensation committee if the engagement terms are determined in accordance with the company’s compensation policy, which was approved by the shareholders by the same special majority required to approve a compensation policy, provided that the insurance policy is on market terms and the insurance policy is not likely to materially impact the company’s profitability, assets, or obligations.
Our Amended and Restated Articles of Association allow us to exculpate, indemnify, and insure our office holders for any liability imposed on them as a consequence of an act (including any omission) which was performed by virtue of being an office holder. Our office holders are currently covered by a directors and officers’ liability insurance policy.
We have entered into agreements with each of our directors and executive officers exculpating them in advance, to the fullest extent permitted by law, from liability to us for damages caused to us as a result of a breach of duty of care, and undertaking to indemnify them to the fullest extent permitted by law. This indemnification is limited to events determined as foreseeable by the board of directors based on our activities and to an amount or according to criteria determined by the board of directors as reasonable under the circumstances.
The maximum indemnification amount set forth in such agreements is limited to an amount equal to the higher of $300 million, 25% of our total shareholders’ equity as reflected in our most recent consolidated financial statements prior to the date on which the indemnity payment is made and 10% of our total market capitalization calculated based on the average closing price of our Ordinary Shares over the 30 trading days prior to the actual payment, multiplied by the total number of our issued and outstanding shares as of the date of the payment (other than indemnification for an offering of securities to the public, including by a shareholder in a secondary offering, in which case the maximum indemnification amount is limited to the gross proceeds raised by us and/or any selling shareholder in such public offering). The maximum amount set forth in such agreements is in addition to any amount paid (if paid) under insurance and/or by a third-party pursuant to an indemnification arrangement.
In the opinion of the SEC, indemnification of directors and office holders for liabilities arising under the Securities Act, however, is against public policy and therefore unenforceable.

D.	Employees

On December 31, 2021, we had approximately 1,800 employees, the majority of which have been employed by Taboola for over two years (including service periods of persons employed by Connexity prior to Taboola’s acquisition of Connexity). We have approximately 500 employees working in research and development, with an average tenure of three years.
As of December 31, 2021, our employees are not covered by a collective bargaining agreement, except as required by law under arrangements in France, Spain, and Brazil, covering a total of approximately 60 employees. We have never experienced a general strike or similar work stoppage.

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E.	Share Ownership

For information regarding the share ownership of directors and officers, see. “Major Shareholders” in Item 7.A below. For information as to our stock purchase plans and equity incentive plans, see “Employee Stock Purchase Plan” and “Equity Incentive Plans” in Item 6.B above.

Item 7.	Major Shareholders and Related Party Transactions

A.	Major Shareholders

The following table sets forth information regarding the beneficial ownership of our Ordinary Shares by:

•	each person known by us to be, the beneficial owner of more than 5% of the outstanding shares of any series of our voting Ordinary Shares, based on public filings or information provided by us;

•	each of our current executive officers and directors; and

•	12 executive officers and directors of the Company, as a group, as of March 15, 2022.

The beneficial ownership of Ordinary Shares of the Company is based on 237,935,076 Ordinary Shares issued and outstanding as of March 15, 2022.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and Warrants that are currently exercisable or exercisable within sixty (60) days.
Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all of our Ordinary Shares beneficially owned by them.

	Number of Shares Beneficially Owned	Percentage of Outstanding Shares
5% Holders:
Evergreen(1)	24,275,381	10.2%
Marker(2)	15,044,534	6.3%
Pitango(3)	12,387,648	5.2%
STG III, L.P(4)	17,328,049	7.4%
FMR LLC(5)	13,929,688	6.0%
Name and Address of Beneficial Owners Executive Officers and Directors
Adam Singolda(6)	13,227,532	5.6%
Eldad Maniv(7)	7,929,279	3.3%
Lior Golan(8)	8,480,106	3.6%
Stephen Walker*	—	—
Kristy Sundjaja*	—	—
Zvi Limon	2,580,993	1.1%
Erez Shachar(9)	24,275,381	10.2%
Gilad Shany(10)	12,463,147	5.2%
Richard Scanlon(11)	15,044,534	6.3%
Nechemia J. Peres(12)	12,387,648	5.2%
Deirdre Bigley*	—	—
Lynda Clarizio*	—	—
All Executive Officers and Directors as a Group	97,803,843	41.1%

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*	Less than 1%.

(1)
Based on a Statement of Beneficial Ownership on Schedule 13G filed with the SEC on February 15, 2022. Consists of 21,822,632 Ordinary Shares held by Evergreen V, L.P and 2,452,749 Ordinary Shares held by Evergreen VA, L.P (the “Evergreen Entities”). Evergreen 5 G.P. Ltd. is the General Partner of the General Partner of the Evergreen Entities. Erez Shachar, Boaz Dinte, Amichai Hammer, Adi Gan and Ronit Bendori are the principals of Evergreen Venture Partners Ltd., the sole shareholder of Evergreen 5 GP Ltd., and hold the voting and dispositive power for the Evergreen Entities. Investment and voting decisions with respect to the shares held by the Evergreen Entities are made by the principals of Evergreen Venture Partners Ltd. The address for Evergreen V, L.P and Evergreen VA, L.P. is Museum Building, 7th Floor; 4 Berkovich St.; Tel Aviv 6133002, Israel.

(2)
Based on a Statement of Beneficial Ownership on Schedule 13G filed with the SEC on February 22, 2022. Consists of 9,863,188 Ordinary Shares held by Lantern I Ltd., 3,416,534 Ordinary Shares held by Marker TA Investments Ltd., 1,254,300 Ordinary Shares held by Marker II LP. Taboola Series E LP, and 510,512 Ordinary Shares held by Marker Follow-On Fund, LP. Marker Lantern Management Ltd. (“Marker Management”) is the manager of Marker Lantern 1 Ltd. and may be deemed to beneficially own the shares held by Marker Lantern 1 Ltd. Marker Lantern II Manager Ltd. (“Marker II Manager”) is the manager of Marker Lantern II Ltd. and may be deemed to beneficially own the shares held by Marker Lantern II Ltd. Marker II GP, Ltd. (“Marker II GP”) is the general partner of Marker II LP. Taboola Series E LP and may be deemed to beneficially own the shares held by Marker II LP. Taboola Series E LP. Marker Follow-On Fund GP, Ltd. (“Marker Follow-On GP”) is the general partner of Marker Follow-On Fund, LP and may be deemed to beneficially own the shares held by Marker Follow-On Fund, LP. Richard Scanlon is the sole director of each of Marker Management, Marker II Manager, Marker II GP and Marker Follow-On GP and, in such capacity, controls each of these entities and may be deemed to beneficially own such shares. The address for Marker Lantern II Ltd., Marker TA Investments Ltd., Marker II LP. Taboola Series E LP and Marker Follow-On Fund, LP is 110 E 59th St. 28th Floor, New York, NY 10022.

(3)
Based on a Statement of Beneficial Ownership on Schedule 13G filed with the SEC on February 14, 2022. Consists of 12,387,648 Ordinary Shares held by Pitango V.C. Fund VI L.P. (the “Pitango Entities”). Pitango V.C. Fund VI, L.P. is the General Partner of the Pitango Entities and Pitango GP Capital Holdings Ltd. is the General Partner of the General Partner of the Pitango Entities. Messrs. Zeev Binman, Aaron Mankovski, Isaac Hillel, Nechemia (Chemi) Peres and Rami Kalish are the managing partners of Pitango GP Capital Holdings Ltd. and hold the voting and dispositive power for the Pitango Entities. Investment and voting decisions with respect to the shares held by the Pitango Entities are made by the managing partners of Pitango GP Capital Holdings Ltd. 10,746,734 of Ordinary Shares held by Pitango Venture Capital Fund VI, L.P. 1,384,470 Ordinary Shares held by Pitango Venture Capital Fund VIA, L.P and 256,444 Ordinary Shares held by Pitango Venture Capital Principals Fund VI L.P, The address for Pitango Venture Capital Fund VI L.P, Pitango Venture Capital Fund VIA, L.P and Pitango Venture Capital Principals Fund VI L.P is 11 HaMenofim St. Bldg. B Herzliya 4672562, Israel.

(4)
Based on a Statement of Beneficial Ownership on Schedule 13G filed with the SEC on September 14, 2021. STG III GP, L.P. is the sole General Partner of STG III, L.P. and STG III-A, L.P. (the “STG Entities”) and consequently has the power to vote or direct the voting, or dispose, or direct the disposition of all of the reported shares. STG UGP, LLC is the sole General Partner of STG III GP, L.P. and controls the voting or disposition of all of the reported shares. Dr. Wadhwani is the Manager of STG UGP, LLC and either has the sole authority and discretion to manage and conduct the affairs of STG UGP, LLC or has veto power over the management and conduct of STG UGP, LLC. STG III GP, L.P.; STG UGP, LLC and Dr. Wadhwani each disclaim beneficial ownership of the shares held directly by the STG Entities except to the extent of their pecuniary interest. The record holder of the reported shares is Shop Management, LLC. The address for the STG Entities, STG III GP, L.P and STG UGP, LLC is 1300 El Camino, Suite 3000, Menlo Park, California 94025.

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(5)
Based on a Statement of Beneficial Ownership on Schedule 13G filed with the SEC on February 9, 2022. FMR LLC, is a parent holding company. Members of the Johnson family, including Abigail P. Johnson, are the predominant owners, directly or through trusts, of Series B voting common shares of FMR LLC, representing 49% of the voting power of FMR LLC. The Johnson family group and all other Series B shareholders have entered into a shareholders' voting agreement under which all Series B voting common shares will be voted in accordance with the majority vote of Series B voting common shares. Accordingly, through their ownership of voting common shares and the execution of the shareholders’ voting agreement, members of the Johnson family may be deemed, under the Investment Company Act of 1940, to form a controlling group with respect to FMR LLC. Neither FMR LLC nor Abigail P. Johnson has the sole power to vote or direct the voting of the shares owned directly by the various investment companies registered under the Investment Company Act (“Fidelity Funds”) advised by Fidelity Management & Research Company LLC (“FMR Co. LLC”), a wholly owned subsidiary of FMR LLC, which power resides with the Fidelity Funds' Boards of Trustees. FMR Co. LLC carries out the voting of the shares under written guidelines established by the Fidelity Funds’ Boards of Trustees. The principal business address of FMR LLC is 245 Summer Street, Boston, Massachusetts 02210.

(6)	Consists of 5,988,240 Ordinary Shares and 7,239,292 Ordinary Shares underlying vested restricted stock units or options to acquire Ordinary Shares exercisable within 60 days of March 15, 2022.

(7)	Consists of 4,283,043 Ordinary Shares and 3,646,236 Ordinary Shares underlying vested restricted stock units or options to acquire Ordinary Shares exercisable within 60 days of March 15, 2022.

(8)	Consists of 133,118 Ordinary Shares and 8,346,988 Ordinary Shares underlying vested restricted stock units or options to acquire Ordinary Shares exercisable within 60 days of March 15, 2022.

(9)
Erez Shachar is a Managing Partner of Evergreen Venture Partners and may be deemed to share voting and dispositive power of the shares held by the Evergreen entities described above. Mr. Shahchar otherwise disclaims beneficial ownership over the shares beneficially owned by the Evergreen entities described above.

(10)
Consists of 5,783,147 Ordinary Shares and 5,780,000 Ordinary Shares underlying Warrant issued to ION Holdings 1, LP and 900,000 Ordinary Shares held by ION Crossover Partners LP. Gilad Shany is a member of the Investment Committee of ION Holdings 1, LP and ION Crossover Partners LP and may be deemed to share voting and dispositive power of the shares held by such entities. Mr. Shany otherwise disclaims beneficial ownership over any shares beneficially owned by any ION entities other than those identified in this Note 10.

(11)
Richard Scanlon is a Managing Partner and Founder of Marker LLC and exercises voting and dispositive power of the shares held by the Marker entities described above. Mr. Scanlon otherwise disclaims beneficial ownership over the shares beneficially owned by the Marker entities described above.

(12)
Nechemia J. Peres is a Managing Partner and Co-Founder of Pitango Venture Capital and may be deemed to share voting and dispositive power of the shares held by the Pitango entities described above. Mr. Peres otherwise disclaims beneficial ownership over the shares beneficially owned by the Pitango entities described above.

Significant Changes in Ownership
To our knowledge, other than as disclosed in the table above, our other filings with the SEC and this Annual Report, there has been no significant change in the percentage ownership held by any major shareholder during the past three years.
Voting Rights
No major shareholders listed above had or have voting rights with respect to their Ordinary Shares that are different from the voting rights of other holders of our Ordinary Shares.
Change in Control Arrangements
We are not aware of any arrangement that may at a subsequent date, result in a change of control of the Company.

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Registered Holders
Based on a review of the information provided to us by our transfer agent, as of March 15, 2022, there were 64 registered holders of our Ordinary Shares, 27 of which were United States registered holders, including Cede & Co., the nominee of The Depository Trust Company, holding approximately 73.5% of our outstanding Ordinary Shares.

B.	Related Party Transactions

The following is a summary of transactions since January 1, 2019, to which we have been a participant.
Secondary Purchase Agreements
On January 25, 2021, concurrently with and following the execution of the Merger Agreement, Taboola and certain accredited investors (the “Secondary Investors”) entered into share purchase agreements with certain shareholders of Taboola (the “Secondary Share Purchase Agreements”) pursuant which the Secondary Investors committed to purchase our Ordinary Shares from certain shareholders of Taboola, and, under certain circumstances, from Taboola, an aggregate of up to 15,120,000 Ordinary Shares (the “Secondary Shares”) at a price per share of $10.00 , for gross proceeds of up to $151.2 million.
Investors’ Rights Agreement
In connection with the Business Combination, each of Taboola, the Sponsors, and certain of our shareholders entered into an Investors’ Rights Agreement, effective as of the consummation of the closing of the Business Combination on June 29, 2021 (the “Closing”), pursuant to which Taboola agreed to file a registration statement as soon as practicable upon a request from certain significant shareholders of Taboola to register the resale of certain registrable securities under the Securities Act, subject to required notice provisions to other shareholders party thereto. Taboola also agreed to provide customary “piggyback” registration rights with respect to such registrable securities and, subject to certain circumstances, Taboola is required to file a resale shelf registration statement to register the resale under the Securities Act of such registrable securities. Taboola also agreed to file a resale shelf registration statement within thirty (30) days of the Closing to register the resale of Warrants held by the Sponsors. The Investors’ Rights Agreement provides that Taboola will pay certain expenses relating to such registrations and indemnify the securityholders against certain liabilities.
Loans Granted to Members of the Board of Directors or Executive Management
As of the date of this Annual Report, we have no outstanding loan or guarantee commitments to members of the board of directors or management.
Indemnification Agreements
We have entered into indemnification agreements with our directors and executive officers. See “Approval of Related Party Transactions under Israeli Law—Exculpation, Insurance and Indemnification of Office Holders” in Item 6.C above for additional information.
Policies and Procedures for Related Party Transactions

Our policy is to enter into transactions with related parties on terms that, on the whole, are no more or less favorable than those available from unaffiliated third parties. Based on our experience in the business sectors in which we operate and the terms of our transactions with unaffiliated third parties, we believe that all of the transactions described above met this policy standard at the time they occurred.
See “Approval of Related Party Transactions under Israeli Law—Disclosure of Personal Interests of an Office Holder and Approval of Certain Transactions” in Item 6.C above for additional information regarding related party transactions approval under Israeli law.

C.	Interests of Experts and Counsel

Not applicable.

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Item 8.	Financial Information

A.	Consolidated Statements and Other Financial Information

Consolidated Financial Statements
See Item 18 “Financial Statements.”
Legal and Arbitration Proceedings
From time to time we are a party to various litigation matters incidental to the conduct of our business. We are not presently party to any legal proceedings the resolution of which we believe would have a material adverse effect on our consolidated business prospects, financial condition, liquidity, results of operation, cash flows or capital levels.
Dividend Policy
We have never declared or paid any dividends on our Ordinary Shares. We do not anticipate paying any dividends in the foreseeable future. We currently intend to retain future earnings, if any, to finance operations and expand our business. Our board of directors has sole discretion whether to pay dividends. If our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our directors may deem relevant. The Companies Law imposes restrictions on our ability to declare and pay dividends. See “Dividend and Liquidation Rights” in Item 10.B below for additional information.
Payment of dividends may be subject to Israeli withholding taxes. See “Israeli Tax Considerations” in Item 10.E below for additional information.

B.	Significant Changes

None.
Item 9.	The Offer and Listing

A.	Offer and Listing Details

Our Ordinary Shares and Warrants began trading on the Nasdaq Global Market under the symbols “TBLA” and “TBLAW,” respectively, on June 30, 2021. Prior to this, no public market existed for our Ordinary Shares.

B.	Plan of Distribution

Not applicable.
C.	Markets

Our Ordinary Shares and Warrants began trading on the Nasdaq Global Market under the symbols “TBLA” and “TBLAW,” respectively, on June 30, 2021. Prior to this, no public market existed for our Ordinary Shares.
D.	Selling Shareholders

Not applicable.

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E.	Dilution

Not applicable.
F.	Expenses of the Issue

Not applicable.

Item 10.	Additional Information

A.	Share Capital

Not applicable.
B.	Memorandum and Articles of Association

A copy of our Amended and Restated Articles of association is attached as Exhibit 1.1 to this Annual Report. Other than as set forth below, the information called for by this Item is set forth in Exhibit 2.3 to this Annual Report.
Share Capital
The authorized share capital of the company consists of 700,000,000 Ordinary Shares, no par value. As of December 31, 2021 we had 234,031,749 Ordinary Shares issued and outstanding.
All of our outstanding Ordinary Shares are validly issued, fully paid and non-assessable. The Ordinary Shares are not redeemable and do not have any preemptive rights.
Our board of directors may determine the issue prices and terms for such shares or other securities, and may further determine any other provision relating to such issue of shares or securities. We may also issue and redeem redeemable securities on such terms and in such manner as our board of directors shall determine.
The following descriptions of share capital and provisions of the Amended and Restated Articles of Association are summaries and are qualified by reference to our Amended and Restated Articles of Association.
Registration Number and Purposes of the Company
We are registered with the Israeli Registrar of Companies. Our registration number is 51-387068-3. Our affairs are governed by our Amended and Restated Articles of Association, applicable Israeli law and specifically, the Companies Law. Our purpose as set forth in our Amended and Restated Articles of Association is to engage in any lawful act or activity.
Exchange Controls
There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of our Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are, or have been, in a state of war with Israel.
Shareholder Meetings
Under Israeli law, we are required to hold an annual general meeting of shareholders once every calendar year and no later than 15 months after the date of the previous annual general meeting. All meetings other than the annual general meeting of shareholders are referred to in the Amended and Restated Articles of Association as special general meetings. Our board of directors may call special general meetings of our shareholders whenever it sees fit, at such time and place, within or outside of Israel, as it may determine. In addition, the Companies Law provides that our board of directors is required to convene a special general meeting of our shareholders upon the written request of (i) any two or more of our directors, (ii) one-quarter or more of the serving members of our board of directors or (iii) one or more shareholders holding, in the aggregate, either (a) 5% or more of Taboola’s issued and outstanding shares and 1% or more of Taboola’s outstanding voting power or (b) 5% or more of Taboola’s outstanding voting power.

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Under Israeli law, one or more shareholders holding at least 1% of the voting rights at the general meeting of shareholders may request that the board of directors include a matter in the agenda of a general meeting of shareholders to be convened in the future, provided that it is appropriate to discuss such a matter at the general meeting. Our Amended and Restated Articles of Association contain procedural guidelines and disclosure items with respect to the submission of shareholder proposals for general meetings. Subject to the provisions of the Companies Law and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings of shareholders are the shareholders of record on a date to be decided by the board of directors, which, as a company listed on an exchange outside Israel, may be between four and 40 days prior to the date of the meeting. Furthermore, the Companies Law requires that resolutions regarding the following matters must be passed at a general meeting of shareholders:

•	amendments to the articles of association;

•	appointment, terms of service and termination of services of auditors;

•	appointment of directors, including external directors (if applicable);

•	approval of certain related party transactions;

•	increases or reductions of authorized share capital;

•	a merger; and

•
the exercise of the board of director’s powers by a general meeting, if the board of directors is unable to exercise its powers and the exercise of any of its powers is required for proper management of the company.

The Companies Law requires that a notice of any annual general meeting or special general meeting be provided to shareholders at least 21 days prior to the meeting and, if the agenda of the meeting includes (among other things) the appointment or removal of directors, the approval of transactions with office holders or interested or related parties, or an approval of a merger, notice must be provided at least 35 days prior to the meeting. Under the Companies Law and our Amended and Restated Articles of Association, shareholders are not permitted to take action by way of written consent in lieu of a meeting.
Borrowing Powers
Pursuant to the Companies Law and our Amended and Restated Articles of Association, our board of directors may exercise all powers and take all actions that are not required under law or under our Amended and Restated Articles of Association to be exercised or taken by our shareholders, including the power to borrow money for company purposes.

C.	Material Contracts

On July 22, 2021, we entered into a definitive purchase agreement to acquire Connexity. The Connexity acquisition closed on September 1, 2021. In connection with the Connexity acquisition, Taboola, Inc. entered into the Term Loan Facility. See Item 4.A. “History and Development of the Company—Recent Developments.”
We have not entered into any other material contracts within the two years prior to the date of this annual report, except contracts entered into in the ordinary course of business, as described herein in Item 4.A “History and Development of the Company,” Item 4.B “Business Overview,” Item 5.B “Operating and Financial Review and Prospects—Liquidity and Capital Resources,” Item 6.C “Board Practices” and Item 7.B “Related Party Transactions.”

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D.	Exchange Controls

There are currently no Israeli currency control restrictions on remittances of dividends on our Ordinary Shares, proceeds from the sale of our Ordinary Shares or interest or other payments to non-residents of Israel, except for shareholders who are subjects of countries that at the time are, or have been, in a state of war with Israel.

E.	Taxation

The following description is not intended to constitute a complete analysis of all tax consequences relating to the acquisition, ownership and disposition of our Ordinary Shares and Warrants. You should consult your own tax advisor concerning the tax consequences of your particular situation, as well as any tax consequences that may arise under the laws of any state, local, foreign or other taxing jurisdiction.
ISRAELI TAX CONSIDERATIONS
The following is a brief summary of the material Israeli tax laws applicable to Taboola, and certain Israeli Government programs that benefit Taboola. This section also contains a discussion of material Israeli tax consequences concerning the ownership and disposition of our Ordinary Shares purchased by investors. This summary does not discuss all the aspects of Israeli tax law that may be relevant to a particular investor in light of his or her personal investment circumstances or to some types of investors subject to special treatment under Israeli law. Examples of such investors include residents of Israel or traders in securities who are subject to special tax regimes not covered in this discussion. To the extent that the discussion is based on new tax legislation that has not yet been subject to judicial or administrative interpretation, Taboola cannot assure you that the appropriate tax authorities or the courts will accept the views expressed in this discussion. The discussion below is subject to change, including due to amendments under Israeli law or changes to the applicable judicial or administrative interpretations of Israeli law, which change could affect the tax consequences described below.
SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS AS TO THE ISRAELI OR OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND WARRANTS, INCLUDING, IN PARTICULAR, THE EFFECT OF ANY NON-U.S., STATE OR LOCAL TAXES.
General corporate tax structure in Israel
Israeli companies are generally subject to corporate tax on their taxable income. The corporate tax rate is 23% as of 2018 and thereafter. However, the effective tax rate payable by a company that derives income from a Preferred Enterprise or a Technology Enterprise (as discussed below) may be considerably less. Capital gains derived by an Israeli company are generally subject to corporate tax rate.
Law for the Encouragement of Industry (Taxes), 5729-1969
The Law for the Encouragement of Industry (Taxes), 5729-1969, generally referred to as the Industry Encouragement Law, provides several tax benefits for “Industrial Companies.” We believe that we currently qualify as an Industrial Company within the meaning of the Industry Encouragement Law.
The Industry Encouragement Law defines an “Industrial Company” as an Israeli resident-company, of which 90% or more of its income in any tax year, other than income from certain government loans, is derived from an “Industrial Enterprise” owned by it and located in Israel or in the “Area,” in accordance with the definition under section 3A of the Israeli Income Tax Ordinance (New Version) 1961, or the Ordinance. An “Industrial Enterprise” is defined as an enterprise whose principal activity in a given tax year is industrial production.
Following are the main tax benefits available to Industrial Companies:
•
amortization of the cost of a purchased patent, rights to use a patent, and know-how, which were purchased in good faith and are used for the development or advancement of the Industrial Enterprise, over an eight-year period, commencing on the year in which such rights were first exercised;

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•	under limited conditions, an election to file consolidated tax returns with controlled Israeli Industrial Companies;

•	expenses related to a public offering are deductible in equal amounts over three years commencing on the year of the offering.

Eligibility for benefits under the Industry Encouragement Law is not contingent upon approval of any governmental authority.
Tax benefits and grants for research and development
Israeli tax law allows, under certain conditions, a tax deduction for expenditures, including capital expenditures, for the year in which they are incurred. Expenditures are deemed related to scientific research and development projects, if:
•	the expenditures are approved by the relevant Israeli government ministry, determined by the field of research;

•	the research and development must be for the promotion of the company; and

•	the research and development is carried out by or on behalf of the company seeking such tax deduction.

The amount of such deductible expenses is reduced by the sum of any funds received through government grants for the finance of such scientific research and development projects. No deduction under these research and development deduction rules is allowed if such deduction is related to an expense invested in an asset depreciable under the general depreciation rules of the Ordinance. Expenditures that are unqualified under the conditions above are deductible in equal amounts over three years.
From time to time we may apply to the Israel Innovation Authority (the “IIA”) for approval to allow a tax deduction for all or most of research and development expenses during the year incurred. There can be no assurance that such application will be accepted. If we are not be able to deduct research and development expenses during the year of the payment, we will be able to deduct research and development expenses during a period of three years commencing in the year of the payment of such expenses.
Law for the Encouragement of Capital Investments, 5719-1959
The Law for the Encouragement of Capital Investments, 5719-1959, generally referred to as the Investment Law, provides certain incentives for capital investments in production facilities (or other eligible assets).
The Investment Law was significantly amended effective as of April 1, 2005, as of January 1, 2011 (the “2011 Amendment”) and as of January 1, 2017 (the “2017 Amendment”). The 2011 Amendment introduced new benefits to replace those granted in accordance with the provisions of the Investment Law in effect prior to the 2011 Amendment. However, companies entitled to benefits under the Investment Law as in effect prior to January 1, 2011 were entitled to choose to continue to enjoy such benefits, provided that certain conditions are met, or elect instead, irrevocably, to forego such benefits and have the benefits of the 2011 Amendment apply. The 2017 Amendment introduces new benefits for Technological Enterprises, alongside the existing tax benefits.
Tax benefits under the 2011 amendment
The 2011 Amendment canceled the availability of the benefits granted to Industrial Companies under the Investment Law prior to 2011 and, instead, introduced new benefits for income generated by a “Preferred Company” through its “Preferred Enterprise” (as such terms are defined in the Investment Law) as of January 1, 2011. The definition of a Preferred Company includes a company incorporated in Israel that is not fully owned by a governmental entity, and that has, among other things, Preferred Enterprise status and is controlled and managed from Israel. Pursuant to the 2011 Amendment, a Preferred Company is entitled to a reduced corporate tax rate of 15% with respect to its income derived by its Preferred Enterprise in 2011 and 2012, unless the Preferred Enterprise is located in a specified development zone, in which case the rate will be 10%. Under the 2011 Amendment, such corporate tax rate was reduced from 15% and 10%, respectively, to 12.5% and 7%, respectively, in 2013, 16% and 9% respectively, in 2014, 2015 and 2016, and 16% and 7.5%, respectively, in 2017 and thereafter. Income derived by a Preferred Company from a “Special Preferred Enterprise” (as such term is defined in the Investment Law) would be entitled, during a benefits period of 10 years, to further reduced tax rates of 8%, or 5% if the Special Preferred Enterprise is located in a certain development zone.

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Dividends distributed from income which is attributed to a “Preferred Enterprise” will be subject to withholding tax at source at the following rates: (i) Israeli resident corporations–0%, (although, if such dividends are subsequently distributed to individuals or a non-Israeli company the below rates detailed in sub sections (ii) and (iii) shall apply) (ii) Israeli resident individuals – 20% (iii) non-Israeli residents (individuals and corporations), subject to the receipt in advance of a valid certificate from the Israel Tax Authority (“ITA”) allowing for a reduced tax rate – 20% or such lower rate, according to the applicable tax treaty.
We currently do not intend to implement the 2011 Amendment.
New tax benefits under the 2017 amendment that became effective on January 1, 2017
The 2017 Amendment provides new tax benefits for two types of “Technology Enterprises,” as described below, and is in addition to the other existing tax beneficial programs under the Investment Law.
The 2017 Amendment provides that a technology company satisfying certain conditions will qualify as a “Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 12% on income that qualifies as “Preferred Technology Income,” as defined in the Investment Law. The tax rate is further reduced to 7.5% for a Preferred Technology Enterprise located in development zone “A.” In addition, a Preferred Technology Company will enjoy a reduced corporate tax rate of 12% on capital gain derived from the sale of certain “Benefitted Intangible Assets” (as defined in the Investment Law) to a related foreign company if the Benefitted Intangible Assets were acquired from a foreign company on or after January 1, 2017 for at least NIS 200 million, and the sale receives prior approval from the IIA.
The 2017 Amendment further provides that a technology company satisfying certain conditions (group consolidated revenues of at least NIS 10 billion) will qualify as a “Special Preferred Technology Enterprise” and will thereby enjoy a reduced corporate tax rate of 6% on “Preferred Technology Income” regardless of the company’s geographic location within Israel. It should be noted that the proportion of income that may be considered Preferred Technology Income and enjoy the tax benefits described above, should be calculated according to the Nexus Formula, which is based on the proportion as that of qualifying expenditures in the intellectual property compared to overall expenditures. In addition, a Special Preferred Technology Enterprise will enjoy a reduced corporate tax rate of 6% on capital gain derived from the sale of certain “Benefitted Intangible Assets” to a related foreign company if the Benefitted Intangible Assets were either developed by the Special Preferred Enterprise or acquired from a foreign company on or after January 1, 2017, and the sale received prior approval from the IIA. A Special Preferred Technology Enterprise that acquires Benefitted Intangible Assets from a foreign company for more than NIS 500 million will be eligible for these benefits for at least ten years, subject to certain approvals as specified in the Investment Law.
Dividends distributed by a Preferred Technology Enterprise or a Special Preferred Technology Enterprise to Israeli shareholders, paid out of Preferred Technology Income, are generally subject to withholding tax at source at the rate of 20% (in the case of non-Israeli shareholders - subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate, 20%, or such lower rate as may be provided in an applicable tax treaty). However, if such dividends are paid to an Israeli company, no tax is required to be withheld (although, if such dividends are subsequently distributed to individuals or a non-Israeli company, the aforesaid will apply). If such dividends are distributed to a foreign company that holds solely or together with other foreign companies 90% or more in the Israeli company and other conditions are met, the withholding tax rate will be 4% (subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate).
We believe that we may be eligible for the tax benefits under the 2017 Amendment.
Tax-exempted earnings
On November 15, 2021, a new amendment to the Investment Law was approved, introducing a new dividend distribution ordering rule to cause the distribution of earnings that were tax exempt under the historical Approved or Beneficial Enterprise regimes (tax-exempted earnings), to be on a pro-rata basis from any dividend distribution, which is applicable to distributions starting from August 15, 2021 onwards. Meaning, that the corporate income tax (CIT) claw-back will apply upon any dividend distribution, as long as the company has tax- exempted earnings.

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In parallel, the Budget Law also introduced a Temporary Order to enhance the release of tax-exempted earnings by reducing the claw-back CIT rate that is applicable upon such a release or distribution by up to 60%, but not less than 6% CIT rate, during a one-year period beginning from November 15, 2021.
Taboola has tax-exempted earnings generated in tax years 2018- 2019 for an amount of NIS 169.8 million. Taboola elected to apply for the aforementioned temporary order and therefore the entire amount of tax-exempted earnings has been released on December 31, 2021.
Taxation of our shareholders
Capital gains taxes applicable to Israeli resident shareholders
Israeli capital gains tax is imposed on the disposal of capital assets by a non-Israeli resident if such assets are either (i) located in Israel; (ii) shares or rights to shares in an Israeli resident company, or (iii) represent, directly or indirectly, rights to assets located in Israel, unless a tax treaty between Israel and the seller’s country of residence provides otherwise. The Ordinance distinguishes between “Real Capital Gain” and “Inflationary Surplus.” Real Capital Gain is the excess of the total capital gain over Inflationary Surplus. The Inflationary Surplus is a portion of the total capital gain which is equivalent to the increase of the relevant asset’s price that is attributable to the increase in the Israeli consumer price index or, in certain circumstances, a foreign currency exchange rate, between the date of purchase and the date of sale. Inflationary Surplus is not currently subject to tax in Israel under certain conditions.

Generally, an Israeli resident corporation that derives capital gains from the sale of shares in an Israeli resident company will generally be subject to tax on the real capital gains generated on such sale at the corporate tax rate of 23% (in 2021). An Israeli resident individual will generally be subject to capital gain tax at the rate of 25%. However, if the individual shareholder claims deduction of interest and linkage differences expenses in connection with the purchase and holding of such shares or is a “substantial shareholder” at the time of the sale or at any time during the preceding twelve months period, such gain will be taxed at the rate of 30%. A “substantial shareholder” is generally a person who alone or together with such person’s relative or another person who collaborates with such person on a permanent basis, holds, directly or indirectly, at least 10% of any of the “means of control” of the corporation. “Means of control” generally include the right to vote, receive profits, nominate a director or an executive officer, receive assets upon liquidation, or order someone who holds any of the aforesaid rights how to act, regardless of the source of such right. Individual holders dealing in securities in Israel for whom the income from the sale of securities is considered “business income” as defined in Section 2(1) of the Ordinance are taxed at the marginal tax rates applicable to business income (up to 47% in 2021). Certain Israeli institutions who are exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance (such as exempt trust fund, pension fund) may be exempt from capital gains tax from the sale of the shares.
If not exempt, a non-Israeli resident shareholder would generally be subject to tax on capital gain at the ordinary corporate tax rate (23% in 2021), if generated by a company, or at the rate of 25%, if generated by an individual, or 30%, if generated by an individual who is a “substantial shareholder”, at the time of sale or at any time during the preceding 12-month period (or if the shareholder claims a deduction for interest and linkage differences expenses in connection with the purchase and holding of such shares). Individual and corporate shareholders dealing in securities in Israel are taxed at the tax rates applicable to business income (a corporate tax rate for a corporation (23% in 2021) and marginal tax rate of up to 47% for an individual in 2021 (excluding excess tax as discussed below)) unless contrary provisions in a relevant tax treaty apply.

Capital gains taxes applicable to Israeli resident shareholders
A non-Israeli resident who derives capital gains from the sale of shares in an Israeli resident company that were purchased after the company was listed for trading on a stock exchange outside of Israel, will be exempt from Israeli tax if the shares were not held through a permanent establishment that the non-resident maintains in Israel. However, non-Israeli corporations will not be entitled to the foregoing exemption if Israeli residents: (i) have a controlling interest more than 25% in such non-Israeli corporation or (ii) are the beneficiaries of, or are entitled to, 25% or more of the revenues or profits of such non-Israeli corporation, whether directly or indirectly. In addition, such exemption is not applicable to a person whose gains from selling or otherwise disposing of the shares are deemed to be business income.
Additionally, a sale of securities by a non-Israeli resident may be exempt from Israeli capital gains tax under the provisions of an applicable tax treaty. For example, under Convention Between the Government of the United States of America and the Government of the State of Israel with respect to Taxes on Income, as amended (the “United States Israel Tax Treaty”), the sale, exchange or other disposition of shares by a shareholder who is a United States resident (for purposes of the treaty) holding the shares as a capital asset and is entitled to claim the benefits afforded to such a resident by the U.S. Israel Tax Treaty (a “U.S. Resident”) is generally exempt from Israeli capital gains tax unless: (i) the capital gain arising from such sale, exchange or disposition is attributed to real estate located in Israel; (ii) the capital gain arising from such sale, exchange or disposition is attributed to royalties; (iii) the capital gain arising from the such sale, exchange or disposition is attributed to a permanent establishment in Israel, under certain terms; (iv) such U.S. Resident holds, directly or indirectly, shares representing 10% or more of the voting capital during any part of the 12 month period preceding the disposition, subject to certain conditions; (v) such U.S. Resident is an individual and was present in Israel for 183 days or more during the relevant taxable year; or (vi) the U.S. Resident is not holding the shares as a capital asset. If any such case occurs, the sale, exchange or disposition of our Ordinary Shares would be subject to Israeli tax, to the extent applicable. However, under the United States Israel Tax Treaty, such U.S. Resident should be permitted to claim a credit for such taxes against U.S. federal income tax imposed on any gain from such sale, exchange or disposition, under the circumstances and subject to the limitations specified in the United States Israel Tax Treaty.

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In some instances where our shareholders may be liable for Israeli tax on the sale of their Ordinary Shares, the payment of the consideration may be subject to the withholding of Israeli tax at source. Shareholders may be required to demonstrate that they are exempt from tax on their capital gains in order to avoid withholding at source at the time of sale. Specifically, in transactions involving a sale of all of the shares of an Israeli resident company, in the form of a merger or otherwise, the ITA may require shareholders who are not liable for Israeli tax to sign declarations in forms specified by the ITA or obtain a specific exemption from the ITA to confirm their status as non-Israeli resident, and, in the absence of such declarations or exemptions, may require the purchaser of the shares to withhold taxes at source.
A detailed return, including a computation of the tax due, must be filed and an advance payment must be paid on January 31 and July 30 of each tax year for sales of securities traded on a stock exchange made within the previous six months. However, if all tax due was withheld at the source according to applicable provisions of the Ordinance and the regulations promulgated thereunder, the return does not need to be filed provided that (i) such income was not generated from business conducted in Israel by the taxpayer, (ii) the taxpayer has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and an advance payment does not need to be made, and (iii) the taxpayer is not obligated to pay excess tax (as further explained below). Capital gains are also reportable on an annual income tax return.
Taxation of Israeli shareholders on receipt of dividends
An Israeli resident individual is generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25%. With respect to a person who is a “substantial shareholder” at the time of receiving the dividend or on any time during the preceding twelve months, the applicable tax rate is 30%. Such dividends are generally subject to Israeli withholding tax at a rate of 25% if the shares are registered with a nominee company (whether the recipient is a substantial shareholder or not) and 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technology Enterprise. If the recipient of the dividend is an Israeli resident corporation such dividend income will be exempt from tax provided the income from which such dividend is distributed was derived or accrued within Israel and was received directly or indirectly from another corporation that is liable to Israeli corporate tax. An exempt trust fund, pension fund or other entity that is exempt from tax under Section 9(2) or Section 129(C)(a)(1) of the Ordinance is exempt from tax on dividend.
Taxation of non-Israeli shareholders on receipt of dividends
Non-Israeli residents (either individuals or corporations) are generally subject to Israeli income tax on the receipt of dividends paid on our Ordinary Shares at the rate of 25% or (if the dividends recipient is a “substantial shareholder” at the time of distribution or at any time during the preceding 12 months period,) 30%, which tax will be withheld at source, unless relief is provided in a treaty between Israel and the shareholder’s country of residence. Such dividends are generally subject to Israeli withholding tax at a rate of 20% if the dividend is distributed from income attributed to a Preferred Enterprise or Technology Enterprise or a reduced rate provided under an applicable tax treaty, in each case subject to the receipt in advance of a valid certificate from the ITA allowing for a reduced tax rate. For example, under the United States-Israel Tax Treaty, the maximum rate of tax withheld at source in Israel on dividends paid to a holder of our Ordinary Shares who is a U.S. Resident is 25%. However, generally, the maximum rate of withholding tax on dividends, not generated by a Preferred Enterprise or Technology Enterprise, that are paid to a United States corporation holding 10% or more of the outstanding voting capital throughout the tax year in which the dividend is distributed as well as during the previous tax year, is 12.5%, provided that not more than 25% of the gross income for such preceding year consists of certain types of dividends and interest. If the dividend is attributable partly to income derived from a Preferred Enterprise or Technology Enterprise, and partly to other sources of income, the withholding rate will be a blended rate reflecting the relative portions of the two types of income. We cannot assure you that we will designate the profits that we may distribute in a way that will reduce shareholders’ tax liability.

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A foreign resident who had income from a dividend that was accrued from Israeli source, from which the full tax was deducted, will be generally exempt from filing a tax return in Israel, provided that (1) such income was not generated from business conducted in Israel by the foreign resident, (ii) the foreign resident has no other taxable sources of income in Israel with respect to which a tax return is required to be filed and (iii) the foreign resident is not liable to additional Surtax (see below) in accordance with Section 121B of the Ordinance.
Surtax
Individuals who are subject to tax in Israel (whether any such individual is an Israeli resident or non-Israeli resident) are also subject to an additional tax at a rate of 3% on annual income (including, but not limited to, dividends, interest and capital gain) exceeding NIS 647,640 for 2021, which amount is linked to the annual change in the Israeli consumer price index.
Estate and Gift Tax
Israeli law presently does not impose estate or gift taxes.
U.S. FEDERAL INCOME TAX CONSIDERATIONS
The following discussion is a summary of certain U.S. federal income tax considerations for U.S. Holders and Non-U.S. Holders (each as defined below, and together, “Holders”) concerning the ownership and disposition of our Ordinary Shares and Warrants. This section applies only to Holders that hold our Ordinary Shares and Warrants, as the case may be, as capital assets for U.S. federal income tax purposes.
This discussion is limited to U.S. federal income tax considerations and does not address estate or any gift tax considerations or considerations arising under the tax laws of any state, local or non-U.S. jurisdiction. This discussion does not describe all of the U.S. federal income tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, special tax accounting rules under Section 451(b) of the Code, the potential application of the provisions of the Code known as the Medicare contribution tax and tax consequences applicable to U.S. Holders subject to special rules, such as:
•	certain financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	tax-exempt entities, private foundations, “individual retirement accounts” or “Roth IRAs”;

•	governments or agencies or instrumentalities thereof;

•	insurance companies;

•	mutual funds;

•	pension plans;

•	regulated investment companies or real estate investment trusts;

•	entities classified as partnerships for U.S. federal income tax purposes and their partners;

•	U.S. expatriates or former long-term residents of the United States;

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•	persons that own or are deemed to own 10% or more of our shares (by vote or value);

•	the Sponsor or its affiliates, officers or directors;

•	S corporations;

•	persons that acquired our Ordinary Shares or Warrants, as the case may be, pursuant to any employee share option or otherwise as compensation;

•
persons holding our Ordinary Shares or Warrants as part of a hedging transaction, straddle, wash sale, conversion transaction or other integrated transaction or persons entering into a constructive sale with respect to our Ordinary Shares or Warrants;

•	U.S. Holders (as defined below) whose functional currency for U.S. federal income tax purposes is not the U.S. dollar; or

•	“specified foreign corporations” (including “controlled foreign corporations”), “passive foreign investment companies” or corporations that accumulate earnings to avoid U.S. federal income tax.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds our Ordinary Shares or Warrants, the U.S. federal income tax treatment of a partner will depend on the status of the partner and the activities of the partnership. Partnerships holding our Ordinary Shares or Warrants and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences of owning and disposing of our Ordinary Shares or Warrants. This discussion also assumes that any distribution made (or deemed made) on our Ordinary Shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our Ordinary Shares will be in U.S. dollars.
This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury regulations, all as of the date hereof, any of which is subject to change or differing interpretations, possibly with retroactive effect. Holders should consult their tax adviser with regard to the application of the U.S. federal tax laws to their particular situation, as well as any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.
Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants
This section applies to U.S. Holders. A “U.S. Holder” is a person who, for U.S. federal income tax purposes, is a beneficial owner of our Ordinary Shares or Warrants and is:
•	a citizen or individual resident of the United States;

•
a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

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a trust if (1) a U.S. court can exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of the trust, or (2) it has a valid election in place to be treated as a U.S. person.

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Dividends and Other Distributions on Our Ordinary Shares
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” distributions (including, for the avoidance of doubt and for the purpose of the balance of this discussion, deemed distributions) on our Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of our current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of our Ordinary Shares and will be treated as described below under the heading “— Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants.” Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, a U.S. Holder should expect all cash distributions to be reported as dividends for U.S. federal income tax purposes. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Amounts treated as dividends that we pay to a U.S. Holder that is a taxable corporation generally will be taxed at regular tax rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. Subject to certain holding-period and other requirements and the PFIC rules discussed below, dividends paid to certain non-corporate U.S. Holders may be eligible for taxation as “qualified dividend income,” which is taxable at a preferential rate. U.S. Holders should consult their tax advisors regarding the availability of the lower rate for dividends paid with respect to our Ordinary Shares.
The amount of any dividend distribution paid in foreign currency will be the U.S. dollar amount calculated by reference to the applicable exchange rate in effect on the date of actual or constructive receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt.
In general, amounts taxable as dividends will be treated as income from sources outside the U.S. and will be “passive” category income. The rules governing foreign tax credits are complex and U.S. Holders are urged to consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. In lieu of claiming a foreign tax credit, a U.S. Holder may, in certain circumstances, deduct foreign taxes in computing their taxable income, subject to generally applicable limitations under U.S. law. Generally, an election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the taxable year. Notwithstanding the foregoing, if (a) we are 50% or more owned, by vote or value, by U.S. persons and (b) at least 10% of our earnings and profits are attributable to sources within the U.S., then for foreign tax credit purposes, a portion of the dividends paid by us would be treated as derived from sources within the U.S. In such case, with respect to any dividend paid for any taxable year, the U.S.-source ratio of such dividends for foreign tax credit purposes would be equal to the portion of our earnings and profits from sources within the U.S. for such taxable year, divided by the total amount of our earnings and profits for such taxable year.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants.
Subject to the PFIC rules discussed below under the heading “— Passive Foreign Investment Company Rules,” upon any sale, exchange or other taxable disposition of our Ordinary Shares or Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount of cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such ordinary share or warrant (determined as described above or below), in each case as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such ordinary share or warrant exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.
Any gain or loss recognized on the sale, exchange or other taxable disposition of our Ordinary Shares or Warrants generally will be U.S.-source income or loss for purposes of computing the foreign tax credit allowable to a U.S. Holder. As described in “Taxation—Israeli tax considerations” above, gains realized on the sale or other disposition of our Ordinary Shares may be subject to Israeli taxes. Subject to certain exceptions, Treasury regulations generally preclude U.S. taxpayers from claiming a foreign tax credit with respect to any non-U.S. tax imposed on gains from dispositions of shares held as capital assets, unless the tax is creditable under an applicable income tax treaty. Therefore, a U.S. Holder generally will not be entitled to claim a foreign tax credit for any Israeli taxes imposed on gains from dispositions of our shares, unless they are eligible for the benefits of the U.S.-Israel Tax Treaty and elect to apply the U.S.-Israel Tax Treaty benefits to their gains. In lieu of claiming a credit, a U.S. Holder may be able to elect to deduct the Israeli taxes in computing taxable income, subject to applicable limitations. An election to deduct foreign taxes instead of claiming foreign tax credits applies to all foreign taxes paid or accrued in the relevant taxable year. U.S. Holders should consult their tax advisers regarding eligibility for the benefits of the U.S.-Israel Tax Treaty and the creditability or deductibility of any Israeli tax on disposition gains in their particular circumstances (including any applicable limitations).

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Exercise, Lapse or Redemption of Our Warrants
Subject to the PFIC rules discussed below and except as discussed below with respect to the cashless exercise of our Warrants, a U.S. Holder generally will not recognize taxable gain or loss on the exercise of our Warrants. The U.S. Holder’s tax basis in an ordinary share received upon exercise of a warrant generally will be an amount equal to the sum of the amount the U.S. Holder paid for the warrant and the exercise price of such warrant. It is unclear whether the U.S. Holder’s holding period for our Ordinary Shares received upon exercise of our Warrants will begin on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period will not include the period during which the U.S. Holder held our Warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such U.S. Holder’s tax basis in the warrant.
The tax consequences of a cashless exercise of a warrant are not clear under current tax law. Subject to the PFIC rules discussed below, a cashless exercise may be tax-deferred, either because the exercise is not a realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-deferred situation, a U.S. Holder’s basis in our Ordinary Shares received generally should equal the U.S. Holder’s basis in the Warrants exercised therefor. If the cashless exercise were treated as not being a realization event (and not a recapitalization), it is unclear whether a U.S. Holder’s holding period in our Ordinary Shares would be treated as commencing on the date following the date of exercise or on the date of exercise of the warrant; in either case, the holding period would not include the period during which the U.S. Holder held the Warrants. If the cashless exercise were treated as a recapitalization, the holding period of our Ordinary Shares would include the holding period of the Warrants exercised therefor.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder could be deemed to have surrendered Warrants with an aggregate fair market value equal to the exercise price for the total number of Warrants to be exercised. The U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. Holder’s adjusted tax basis in such Warrants. In this case, a U.S. Holder’s tax basis in our Ordinary Shares received would equal the sum of the U.S. Holder’s tax basis in the Warrants exercised and the exercise price of such Warrants. It is unclear whether a U.S. Holder’s holding period for our Ordinary Shares would commence on the date following the date of exercise or on the date of exercise of the Warrants; in either case, the holding period would not include the period during which the U.S. Holder held the Warrants. Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to our Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
If we redeem our Warrants for cash pursuant to the redemption provisions described in the exhibit included herein entitled “Description of Securities” or if we purchase our Warrants in an open market transaction, such redemption or purchase generally will be treated as a taxable disposition to the U.S. Holder, taxed as described above under “ — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants.”
The tax consequences of a cashless exercise of our Warrants occurring after our giving notice of an intention to redeem our Warrants are unclear under current law. Such cashless exercise may be treated either as if we redeemed such Warrants for our Ordinary Shares or as an exercise of our Warrants. If the cashless exercise of our Warrants for our Ordinary Shares is treated as a redemption, then such redemption generally should be treated as a tax-deferred recapitalization for U.S. federal income tax purposes, in which case a U.S. Holder should not recognize any gain or loss on such redemption, and accordingly, a U.S. Holder’s basis in our Ordinary Shares received should equal the U.S. Holder’s basis in our warrant and the holding period of our Ordinary Shares would include the holding period of our warrant. If the cashless exercise of our Warrants after our giving notice of an intention to redeem our Warrants is treated as an exercise of our Warrants, the tax consequences generally should be as described above regarding a cashless exercise of our Warrants. Due to the lack of clarity under current law regarding the treatment of a cashless exercise of our Warrants after our giving notice of an intention to redeem our Warrants, there can be no assurance as to which, if any, of the alternative tax consequences described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders should consult their tax advisors regarding the tax consequences of the exercise of our Warrants occurring after our giving notice of an intention to redeem our Warrants as described above.

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Possible Constructive Distributions
The terms of each of our Warrants provide for an adjustment to the number of our Ordinary Shares for which the warrant may be exercised or to the exercise price of the warrant in certain events, as discussed in the exhibit included herein entitled “Description of Securities.” An adjustment which has the effect of preventing dilution generally is not taxable. The U.S. Holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment to the number of such Ordinary Shares received upon exercise of our Warrants or to the exercise price of the Warrants increases the proportionate interest of the U.S. Holder of the Warrants in our assets or earnings and profits (e.g., through an increase in the number of our Ordinary Shares that would be obtained upon exercise or through a decrease in the exercise price of a warrant) as a result of a distribution (or a transaction treated as a distribution) of cash or other property, such as other securities, to the holders of our Ordinary Shares, which is taxable to the holders of such shares as a distribution. Such constructive distribution would be subject to tax in the same manner as if the U.S. Holders of our Warrants received a cash distribution from us equal to the fair market value of such increased interest.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of our Ordinary Shares and Warrants could be materially different from that described above if we are treated as a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value (i.e., direct or indirect subsidiaries), is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes, among other things, dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
The Company believes that it was not a PFIC for U.S. federal income tax purposes for its 2021 taxable year and it does not expect to become one in the foreseeable future. However, PFIC status is determined annually and depends on the composition of a company’s income and assets and the fair market value of its assets and no assurance can be given that we were not a PFIC in 2021 or for any future taxable year, in particular because our PFIC status for any taxable year will generally be determined in part by reference to the value of our assets and our revenues. In addition, our U.S. counsel expresses no opinion with respect to our PFIC status for 2021 or future taxable years.
Although our PFIC status is determined annually, an initial determination that we are a PFIC will generally apply for subsequent years to a U.S. Holder who held our Ordinary Shares or Warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our Ordinary Shares or Warrants and, in the case of our Ordinary Shares, the U.S. Holder did not make an applicable PFIC election (or elections), as further described below under the heading “ — PFIC Elections”, for our first taxable year in which we were treated as a PFIC and in which the U.S. Holder held (or was deemed to hold) such Ordinary Shares, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of our Ordinary Shares or Warrants (which may include gain realized by reason of transfers of our Ordinary Shares or Warrants that would otherwise qualify as nonrecognition transactions for U.S. federal income tax purposes) and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of our Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for our Ordinary Shares).
Under these rules:

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for our Ordinary Shares or Warrants;

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the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

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the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder without regard to the U.S. Holder’s other items of income and loss for such year; and

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an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections
In general, if we are determined to be a PFIC, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of our Ordinary Shares (but not our Warrants) by making and maintaining a timely and valid qualified electing fund (“QEF”) election (if eligible to do so) to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the first taxable year of the U.S. Holder in which or with which our taxable year ends and each subsequent taxable year. A U.S. Holder generally may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
It is not entirely clear how various aspects of the PFIC rules apply to our Warrants. However, a U.S. Holder may not make a QEF election with respect to our Warrants. As a result, if a U.S. Holder sells or otherwise disposes of our Warrants (other than upon exercise of such Warrants for cash) and we were a PFIC at any time during the U.S. Holder’s holding period of such Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises our Warrants properly makes and maintains a QEF election with respect to the newly acquired Ordinary Shares (or has previously made a QEF election with respect to our Ordinary Shares), the QEF election will apply to the newly acquired Ordinary Shares. Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. Under another type of purging election, we will be deemed to have made a distribution to the U.S. Holder of such U.S. Holder’s pro rata share of our earnings and profits as determined for U.S. federal income tax purposes. In order for the U.S. Holder to make the second election, we must also be determined to be a “controlled foreign corporation” as defined by the U.S. Tax Code. As a result of either purging election, the U.S. Holder will have a new basis and holding period in the Ordinary Shares acquired upon the exercise of the Warrants solely for purposes of the PFIC rules.
The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. If we determine we are a PFIC for any taxable year, there is no assurance that we will provide the information required, including a PFIC Annual Information Statement, in order to enable the U.S. Holder to make and maintain a QEF election.
If a U.S. Holder has made a QEF election with respect to our Ordinary Shares, and the excess distribution rules discussed above do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a purge of the PFIC taint pursuant to a purging election, as described above), any gain recognized on the sale of our Ordinary Shares generally will be taxable as capital gain and no additional interest charge will be imposed under the PFIC rules. As discussed above, if we are a PFIC for any taxable year, a U.S. Holder of our Ordinary Shares that has made a QEF election will be currently taxed on its pro rata share of our earnings and profits, whether or not distributed for such year. A subsequent distribution of such earnings and profits that were previously included in income generally may not be treated as dividends when distributed to such U.S. Holder.

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The tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. In addition, if we are not a PFIC for any taxable year, such U.S. Holder will not be subject to the QEF inclusion regime with respect to our Ordinary Shares for such a taxable year.
Alternatively, if we are a PFIC and our Ordinary Shares constitute “marketable stock,” a U.S. Holder may avoid the adverse PFIC tax consequences discussed above if such U.S. Holder makes a mark-to-market election with respect to such shares for the first taxable year in which it holds (or is deemed to hold) our Ordinary Shares and each subsequent taxable year. Such U.S. Holder generally will include for each of its taxable years as ordinary income the excess, if any, of the fair market value of our Ordinary Shares at the end of such year over its adjusted basis in our Ordinary Shares. These amounts of ordinary income would not be eligible for the favorable tax rates applicable to qualified dividend income or long-term capital gains. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of our Ordinary Shares over the fair market value of our Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in our Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of our Ordinary Shares will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to our Warrants.
The mark-to-market election is available only for “marketable stock,” generally, stock that is regularly traded on a national securities exchange that is registered with the SEC, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless our Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to our Ordinary Shares under their particular circumstances.
Related PFIC Rules
If we are a PFIC and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or disposes of all or part of our interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC. There is no assurance that we will cause any lower-tier PFIC to provide to a U.S. Holder the information that may be required to make or maintain a QEF election with respect to the lower-tier PFIC. In addition, we may not hold a controlling interest in any such lower-tier PFIC and thus there can be no assurance we will be able to cause the lower-tier PFIC to provide such required information. A mark-to-market election generally would not be available with respect to such lower-tier PFIC. U.S. Holders are urged to consult their tax advisors regarding the tax issues raised by lower-tier PFICs.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF, purging, and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our Ordinary Shares and Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to our Ordinary Shares and Warrants under their particular circumstances.
Additional Reporting Requirements
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to us. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders (and to the extent provided in IRS guidance, certain individual Non-U.S. Holders) holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to our Ordinary Shares, subject to certain exceptions (including an exception for our Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a completed IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold our Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of our Ordinary Shares.

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Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding.
Backup withholding generally will not apply, however, to a U.S. Holder if (i) the U.S. Holder is a corporation or other exempt recipient or (ii) the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding (providing Form W-9, Request for Taxpayer Identification Number and Certification).
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants
This section applies to Non-U.S. Holders. A “Non-U.S. Holder” is a beneficial owner of a share of our Ordinary Shares that is, for U.S. federal income tax purposes:
•	a non-resident alien individual, other than a former citizen or resident of the U.S. subject to U.S. tax as an expatriate,

•	a foreign corporation, or

•	an estate or trust that is not a U.S. Holder.

Dividends and Other Distributions on Our Ordinary Shares.
Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on dividends (including dividends with respect to constructive distributions, as further described under the heading “ — Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants — Possible Constructive Distributions”) received from us on our Ordinary Shares (or, with respect to constructive distributions, on our Warrants) unless the income from such dividends is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States and, if provided under an applicable income tax treaty, is attributable to a permanent establishment or a “fixed base” maintained by the Non-U.S. Holder in the United States), in which case, a Non-U.S. Holder will be subject to regular federal income tax on such dividend generally in the same manner as discussed in the section above under “ — Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants — Dividends and Other Distributions on Our Ordinary Shares,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such dividend, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Gain or Loss on Sale, Taxable Exchange or other Taxable Disposition of Our Ordinary Shares and Warrants.
Subject to the discussion below concerning backup withholding, Non-U.S. Holders generally will not be subject to U.S. federal income tax or withholding tax on any gain realized upon the sale, exchange or other disposition of our Ordinary Shares or Warrants, unless either:

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(i)
the gain is effectively connected with the conduct of a trade or business of the Non-U.S. Holder in the United States, and, if provided in an applicable income tax treaty, is attributable to a “permanent establishment” or a “fixed base” maintained by the Non-U.S. Holder in the United States; or

(ii)
the Non-U.S. Holder is an individual who is treated as present in the U.S. for 183 days or more during the taxable year of disposition and certain other conditions are met, in which case such gain (which gain may be offset by certain U.S.-source losses) generally will be taxed at a 30% rate (or lower applicable treaty rate).

A Non-U.S. Holder described in the first bullet point above will be subject to regular U.S. federal income tax on the net gain derived from the sale generally in the same manner as discussed in the section above under “ — Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants — 2. Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Our Ordinary Shares and Warrants,” unless an applicable income tax treaty provides otherwise. In addition, earnings and profits of a corporate Non-U.S. Holder that are attributable to such gain, as determined after allowance for certain adjustments, may be subject to an additional branch profits tax at a rate of 30%, or at a lower rate as may be specified by an applicable income tax treaty.
Exercise, Lapse or Redemption of Our Warrants.
The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of our Warrants, or the lapse of our Warrants held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “— Tax Consequences to U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants —3. Exercise, Lapse or Redemption of Our Warrants,” above, although to the extent a cashless exercise results in a taxable exchange, the consequences would be similar to those described under the heading “—Tax Consequences to Non-U.S. Holders of Ownership and Disposition of Our Ordinary Shares and Warrants —3. Gain or Loss on Sale, Exchange, or other Taxable Disposition of Our Ordinary Shares and Warrants” for a Non-U.S. Holder’s gain on the sale or other disposition of our Warrants.
Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding.
A Non-U.S. Holder generally will eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.
Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
THE U.S. FEDERAL INCOME TAX DISCUSSION SET FORTH ABOVE IS INCLUDED FOR GENERAL INFORMATION ONLY AND MAY NOT BE APPLICABLE TO YOU DEPENDING UPON YOUR PARTICULAR SITUATION. YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES TO YOU OF THE OWNERSHIP AND DISPOSITION OF OUR ORDINARY SHARES AND WARRANTS INCLUDING THE TAX CONSEQUENCES UNDER STATE, LOCAL, ESTATE, FOREIGN AND OTHER TAX LAWS AND TAX TREATIES AND THE POSSIBLE EFFECTS OF CHANGES IN U.S. OR OTHER TAX LAWS.

F.	Dividends and Paying Agents

Not applicable.

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G.	Statement by Experts

Not applicable.
H.	Documents on Display

We are subject to the informational requirements of the Exchange Act. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. Our filings with the SEC are also available to the public through the SEC’s website at http://www.sec.gov. This site contains reports and other information about issuers, like us, that file electronically with the SEC.
As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements, and our officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we will not be required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. However, we will file with the SEC, within 120 days after the end of each subsequent fiscal year, or such applicable time as required by the SEC, an annual report on Form 20-F containing financial statements audited by an independent registered public accounting firm. We also intend to furnish certain other material information to the SEC under cover of Form 6-K.

I.	Subsidiary Information

Not applicable.

Item 11.	Quantitative and Qualitative Disclosures about Market Risk

Market risk represents the risk of loss that may impact our financial position because of adverse changes in financial market prices and rates. Our market risk exposure is primarily a result of exposure resulting from potential changes in inflation, exchange rates or interest rates. We do not hold financial instruments for trading purposes. We are also subject to the credit risk of counterparties to our various commercial agreements.
Foreign Currency Exchange Risk
A 10% increase or decrease of the NIS, euro, British pound sterling, or the Japanese yen against the U.S. dollar would have impacted the Consolidated Statements of Income (loss) as follows:
	Operating income impact Year Ended December 31,
	2021		2020		2019
	(dollars in thousands)
	+10%	-10%	+10%	-10%	+10%	-10%
NIS/USD	$(7,542)	$7,542	$(5,488)	$5,488	$(5,481)	$5,481
EUR/USD	$5,886	$(5,886)	$4,250	$(4,250)	$3,671	$(3,671)
GBP/USD	$(4,685)	$4,685	$(4,935)	$4,935	$(5,072)	$5,072
JPY/USD	$1,966	$(1,966)	$1,692	$(1,692)	$1,765	$(1,765)

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Subsequent to December 31, 2021, we instituted a foreign currency cash flow hedging program to address possible exposure arising from expected expenses to be paid in NIS. We hedged a portion of our anticipated NIS denominated payroll of Israeli employees for a period of one to twelve months with forward contracts and other derivative instruments. The table above does not give effect to that agreement.
Interest Rate Risk
Interest rate risk is the risk that the value or yield of fixed-income investments may decline if interest rates change. Fluctuations in interest rates may impact the level of interest expense recorded on future borrowings. We do not enter into interest rate swaps, for hedging or speculative purposes.
Based on our December 31, 2021 outstanding borrowings under debt agreements with variable interest rates, a one percentage point increase in the variable rate would increase Finance income (expenses), net by approximately $3 million on an annual basis. On the same basis, a one percentage point rate decrease would have no effect due to an interest rate floor. Any debt we incur in the future may also bear interest at variable rates.
Credit Risk
Credit risk with respect to accounts receivable is generally not significant, as we routinely assess the creditworthiness of our partners and clients. We generally have not experienced any material losses related to receivables from advertisers during the three years ended December 31, 2021. We do not require collateral. Due to these factors, no additional credit risk beyond amounts provided for collection losses is believed by management to be probable in our accounts receivable. In addition, we try to reduce the credit exposures of our accounts receivable by credit limits and credit insurance for many of our customers. However, there can be no assurance that our efforts to identify potential credit risks will be successful.
As of December 31, 2021, we invested cash, cash equivalents and restricted deposits primarily in banks in Israel, United States and United Kingdom. In the United States and United Kingdom, the Company deposits are maintained with commercial banks, which are insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”) and Financial Services Compensation Scheme (“FSCS”), which is authorized by the Bank of England (acting in its capacity as the Prudential Regulation Authority, respectively. In Israel, commercial banks do not have government-sponsored deposit insurance. At various times, we have deposits in excess of the maximum amounts insured by the FDIC and FSCS. Historically we have not experienced losses related to these balances and believe our credit risk in this area is reasonable. As of December 31, 2021, we maintained balances of approximately $162.3 million and $35.8 million with U.S. banks in excess of the amounts insured by the FDIC and in the United Kingdom banks in excess of the amounts insured by the FSCS, respectively.
 We have provided a summary of our significant accounting policies, estimates and judgments in Note 2 to our audited consolidated financial statements, included elsewhere in this Annual Report. The following critical accounting discussion pertains to accounting policies management believes are most critical to the portrayal of our historical financial condition and results of operations and that require significant, difficult, subjective or complex judgments. Other companies in similar businesses may use different estimation policies and methodologies, which may impact the comparability of our financial condition, results of operations and cash flows to those of other companies.

Item 12.	Description of Securities Other than Equity Securities

Not applicable.

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PART II

Item 13.	Defaults, Dividend Arrearages and Delinquencies

None.

Item 14.	Material Modifications to the Rights of Security Holders and Use of Proceeds

None.

Item 15.	Controls and Procedures

Evaluation of Disclosure Controls and Procedures
We maintain disclosure controls and procedures (as that term is defined in Rules 13a-15(e) and 15d-15(e) under the Securities Exchange Act of 1934, as amended) that are designed to ensure that information required to be disclosed in the Company’s reports under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and that such information is accumulated and communicated to our management, including our Chief Executive Officer and Chief Financial Officer, as appropriate, to allow timely decisions regarding required disclosures. Any controls and procedures, no matter how well designed and operated, can provide only reasonable assurance of achieving the desired control objectives. Our management, with the participation of our Chief Executive Officer and Chief Financial Officer, has evaluated the effectiveness of the design and operation of our disclosure controls and procedures as of December 31, 2021. Based upon that evaluation, our Chief Executive Officer and Chief Financial Officer concluded that, as of December 31, 2021, our disclosure controls and procedures were effective to accomplish their objectives at the reasonable assurance level.
Management’s Annual Report on Internal Control over Financial Reporting and Attestation Report of the Registered Public Accounting Firm
This Annual Report does not include a report of management’s assessment regarding internal control over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act) or an attestation report of the company’s registered public accounting firm due to a transition period established by rules of the SEC for newly public companies.

Changes in Internal Control over Financial Reporting

There were no changes in our internal controls over financial reporting (as such term is defined in Rules 13a-15(f) and 15d-15(f) under the Securities Exchange Act) that occurred during the period covered by this Annual Report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

Item 16.	[Reserved]

Item 16A.	Audit Committee Financial Expert

Our board of directors has determined that Mr. Richard Scanlon is an audit committee financial expert as defined by the SEC rules and has the requisite financial experience as defined by the corporate governance rules of Nasdaq.
Our board of directors has determined that each member of our audit committee is “independent” as such term is defined in Rule 10A-3(b)(1) under the Exchange Act, which is different from the general test for independence of board and committee members.

Item 16B.	Code of Ethics

We have adopted a Code of Conduct that applies to all our employees, officers and directors. Our Code of Conduct addresses, among other things, competition and fair dealing, gifts and entertainment, conflicts of interest, international business laws, financial matters and external reporting, company assets, confidentiality and corporate opportunity requirements and the process for reporting violations of the Code of Conduct. Our Code of Conduct is intended to meet the definition of “code of ethics” under Item 16B of 20-F under the Exchange Act.

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We will disclose on our website any amendment to, or waiver from, a provision of our Code of Conduct that applies to our directors or executive officers to the extent required under the rules of the SEC or the Nasdaq. Our Code of Business Conduct is available on our website at https://investors.taboola.com/corporate-governance/governance-overview. The information contained on or through our website, or any other website referred to herein, is not incorporated by reference in this Annual Report.

Item 16C.	Principal Accounting Fees and Services

The consolidated financial statements of Taboola.com Ltd. at December 31, 2020 and 2021, and for each the two years in the period ended December 31, 2021, appearing in this Annual Report have been audited by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing. The current address of Kost Forer Gabbay & Kasierer is 144 Menachem Begin Road, Tel Aviv 6492102, Israel.
The table below sets out the total amount of services rendered to us by Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, for services performed in the years ended December 31, 2020 and 2021, and breaks down these amounts by category of service:
	2021	2020
	(in thousands)
Audit Fees	$3,598	$2,632
Audit Related Fees	$221	$162
Tax Fees	$1,718	$1,137
All Other Fees	$227	$153
Total	$5,764	$4,084

Audit Fees
Audit fees for the years ended December 31, 2021 and 2020 include fees for the audit of our annual consolidated financial statements and review work. This category also includes services that the independent accountant generally provides, such as consents and assistance with and review of documents filed with the SEC.

Audit Related Fees
Audit related fees for the year ended December 31, 2021 relate to services in connection with the Business Combination, Connexity acquisition, and other acquisition related activities. Audit related fees for the year ended December 31, 2020 primarily relate to services in connection with the proposed strategic transaction with Outbrain Inc., which we elected not to consummate, and other acquisition activities.

Tax Fees
Tax fees for the years ended December 31, 2021 and 2020 were related to ongoing tax advisory, tax compliance and tax planning services.

All Other Fees
All other fees in the years ended December 31, 2021 and 2020 related to services in connection with non-audit compliance work.

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Pre-Approval Policies and Procedures
The advance approval of the Audit Committee or members thereof, to whom approval authority has been delegated, is required for all audit and non-audit services provided by our auditors.
All services provided by our auditors are approved in advance by either the Audit Committee or members thereof, to whom authority has been delegated, in accordance with the Audit Committee’s pre-approval policy.
Rule 2-01(c)(7)(i)(C) of Regulation S-X provides a “de minimis” exception which waives the pre-approval requirements for non-audit services provided that: (1) all such services do not aggregate to more than five percent of total revenues paid by the audit client to its accountant in the fiscal year when services are provided, (2) such services were not recognized by the issuer to be non-audit services at the time of the engagement, and (3) such services are promptly brought to the attention of the audit committee of the issuer and approved prior to the completion of the audit by the audit committee or one or more designated representatives. During the year ended December 31, 2021 this exception was applied in relation to tax services performed at an acquired entity. Fees for such services represent less than 1.5% of fees paid to EY during 2021.

Item 16D.	Exemptions from the Listing Standards for Audit Committees

Not applicable.

Item 16E.	Purchases of Equity Securities by the Issuer and Affiliated Purchasers

None.

Item 16F.	Change in Registrant’s Certifying Accountant

None.

Item 16G.	Corporate Governance

We are a “foreign private issuer,” as such term is defined in Rule 405 under the Securities Act. As a foreign private issuer we are permitted to comply with Israeli corporate governance practices instead of the corporate governance rules of Nasdaq, provided that we disclose which requirements we are not following and the equivalent Israeli requirement.
We rely on this “foreign private issuer exemption” with respect to the quorum requirement for shareholder meetings and with respect to Nasdaq shareholder approval rules. Whereas under the corporate governance rules of Nasdaq, a quorum requires the presence, in person or by proxy, of holders of at least 33 1∕3% of the total issued outstanding voting power of our shares at each general meeting of shareholders, pursuant to our Amended and Restated Articles of Association and as permitted under the Companies Law, the quorum required for a general meeting of shareholders consists of at least two shareholders present in person or by proxy in accordance with the Companies Law who hold or represent at least 33 1∕3% of the total outstanding voting power of our shares, except if (i) any such general meeting of shareholders was initiated by and convened pursuant to a resolution adopted by the board of directors and (ii) at the time of such general meeting, we qualify as a “foreign private issuer,” in which case the requisite quorum will consist of two or more shareholders present in person or by proxy who hold or represent at least 25% of the total outstanding voting power of our shares (and if the meeting is adjourned for a lack of quorum, the quorum for such adjourned meeting will be, subject to certain exceptions, any number of shareholders). We otherwise intend to comply with the rules generally applicable to U.S. domestic companies listed on Nasdaq. We may, however, in the future decide to rely upon the “foreign private issuer exemption” for purposes of opting out of some or all of the other corporate governance rules.

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Item 16H.	Mine Safety Disclosure

Not applicable.

Item 16I.	Disclosure Regarding Foreign Jurisdictions that Prevent Inspections

Not applicable.

PART III

Item 17.	Financial Statements

We have provided financial statements pursuant to Item 18.

Item 18.	Financial Statements

The audited consolidated financial statements as required under Item 18 are attached hereto starting on page F-1 of this Annual Report. The audit report of Kost Forer Gabbay & Kasierer, a member of Ernst & Young Global, an independent registered public accounting firm, is included herein preceding the audited consolidated financial statements.

Item 19.	Exhibits.

			Incorporation by Reference
						Filed /
Exhibit No.	Description	Form	File No.	Exhibit No.	Filing Date	Furnished
1.1	11th Amended and Restated Articles of Association of Taboola.com Ltd.					*
2.1	Specimen Ordinary Share Certificate of Taboola.com Ltd.	F-4	333-255684	4.5	April 30, 2021
2.2	Specimen Warrant Certificate of Taboola.com Ltd.	F-4	333-255684	4.6	April 30, 2021
2.3	Description of Securities					*
4.4	Form of Director and Officer Indemnification Agreement	F-4	333-255684	10.10	April 30, 2021
4.5††	Compensation Policy for Directors and Officers					*
4.2†††	Form of 2021 Taboola.com Ltd. Share Incentive Plan	F-4	333-255684	10.8	April 30, 2021
4.3†††	Form of Taboola.com Ltd. Employee Stock Purchase Plan	F-4	333-255684	10.9	April 30, 2021
4.7†	Stock Purchase Agreement dated as of July 22, 2021, by and among Taboola Inc., Shop Management LLC, and for certain specified sections of the Purchase Agreement, Taboola.com Ltd.	F-1/A	333-257879	2.3	September 1, 2021
4.10	Amended and Restated Investors’ Rights Agreement, dated as of January 25, 2021, by and among Taboola.com Ltd and certain shareholders of Taboola.com Ltd.	F-4	333-255684	4.10	April 30, 2021
8.1	List of subsidiaries of Taboola.com Ltd.					*
10.1†	Stock Purchase Agreement, dated as of July 22, 2021, by and among Taboola, Inc., Shop Management, LLC and, for certain specified sections of the Purchase Agreement, Taboola.com Ltd	F-1/A	333-257879	2.3	September 1, 2021
10.2	Registration Rights Agreement between Taboola.com Ltd. and Shop Management, LLC, dated as of September 1, 2021	6-K	001-40566	99.2	September 1, 2021

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10.3	Credit Agreement, dated as of September 1, 2021, by and among Taboola.com Ltd., Taboola, Inc., as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent.	6-K	001-40566	99.3	September 1, 2021
12.1	Principal Executive Officer Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					*
12.2	Principal Financial Officer Certification Pursuant to Section 302 of the Sarbanes-Oxley Act of 2002					*
13.1	Principal Executive Officer Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002					**
13.2	Principal Financial Officer Certification Pursuant to Section 906 of the Sarbanes-Oxley Act of 2002.					**
15.1	Consent of Kost Forer Gabbay & Kasierer,a member of Ernst & Young Global, independent registered accounting firm for the Registrant.					*

101.INS	Inline XBRL Instance Document.	*

101.SCH	Inline XBRL Taxonomy Extension Schema Document.	*

101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.	*

101.DEF	Inline XBRL Taxonomy Definition Linkbase Document.	*

101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.	*

101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document	*

104**	Inline XBRL for the cover page of this Annual Report on Form 20-F, included in the Exhibit 101 Inline XBRL Document Set.

*	Filed herewith.
**	Furnished herewith.
†
Schedules and exhibits to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2). The Registrant agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

††	Certain confidential portions (indicated by brackets and asterisks) have been omitted from this exhibit.
†††	Indicates a management contract or compensatory plan.

Certain agreements filed as exhibits to this Annual Report contain representations and warranties that the parties thereto made to each other. These representations and warranties have been made solely for the benefit of the other parties to such agreements and may have been qualified by certain information that has been disclosed to the other parties to such agreements and that may not be reflected in such agreements. In addition, these representations and warranties may be intended as a way of allocating risks among parties if the statements contained therein prove to be incorrect, rather than as actual statements of fact. Accordingly, there can be no reliance on any such representations and warranties as characterizations of the actual state of facts. Moreover, information concerning the subject matter of any such representations and warranties may have changed since the date of such agreements.

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SIGNATURES
The registrant hereby certifies that it meets all of the requirements for filing on Form 20-F and that it has duly caused and authorized the undersigned to sign this annual report on its behalf.
TABOOLA.COM LTD.

Date: March 24, 2022	By:	/s/ Adam Singolda
	Name:	Adam Singolda
	Title:	Chief Executive Officer

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TABOOLA.COM LTD.

CONSOLIDATED FINANCIAL STATEMENTS

AS OF DECEMBER 31, 2021

INDEX

- - - - - - - - - - - - - - - - - - - -

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Kost Forer Gabbay & Kasierer 144 Menachem Begin Road, Building A, Tel-Aviv 6492102, Israel	Tel: +972-3-6232525 Fax: +972-3-5622555 ey.com

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of TABOOLA.COM LTD.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Taboola.com Ltd. (together “Taboola” or the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of income (loss), statement of convertible preferred shares and shareholders’ equity and cash flows for each of the three years in the period ended December 31, 2021, and the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company at December 31, 2021 and 2020, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2021, in conformity with U.S. generally accepted accounting principles.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matters communicated below are matters arising from the current period audit of the financial statements that was communicated or required to be communicated to the audit committee and that: (1) relates to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective or complex judgments. The communication of the critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matters below, providing a separate opinion on the critical audit matters or on the accounts or disclosures to which it relates.

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Revenue Recognition-principle versus agent
Description of the Matter
As described in Note 2 to the consolidated financial statements, the Company follows the guidance provided in ASC 606, Revenue from Contracts with Customers, for determining whether the Company is the principal or an agent in arrangements with its customers. This determination depends on the facts and circumstances of each arrangement and, in some instances involves significant judgment. The Company has determined that it acts as principal in the majority of its arrangements because it has the ability to control and direct the specified ad placements before they are transferred to the customers. The Company further concluded that (i) it is primarily responsible for fulfilling the promise to provide the service in the arrangement; and (ii) it has latitude in establishing the contract price with the advertisers. In addition, the Company has inventory risk on a portion of its multi-year agreement with digital properties. For those revenue arrangements where the Company acts as an agent, revenues are recognized on a net basis.

Auditing the Company’s determination of whether revenue should be reported gross of amounts billed to advertisers (gross basis) or net of payments to digital properties partners (net basis) requires a high degree of auditor judgment due to the subjectivity in determining whether the Company is principal in its arrangements. These judgments have a significant impact on the presentation and disclosure of the Company's revenue in its financial statements.

How We Addressed the Matter in Our Audit
Our audit procedures related to the Company’s revenue transactions included, among other, evaluating the Company’s assessment of the indicators of control over the promised service, which included determining whether the Company was primarily responsible for fulfilling the promised service, has discretion in establishing pricing and has inventory risk on a portion of its contracts with digital properties. We also reviewed on a sample basis, the arrangement terms, both with customers and digital properties vendors for traffic acquisition and assessed the impact of those terms and attributes on revenue presentation. In addition, we assessed the appropriateness of the related disclosures in the consolidated financial statements.

Valuation of assets acquired, and liabilities assumed in the acquisition of Shop Holding Corporation (“Connexity”).
Description of the Matter
As described in Note 5 to the consolidated financial statements, on September 1, 2021, the Company completed its acquisition of Shop Holding Corporation for total consideration of $752 million. The transaction was accounted for as a business combination. The Company’s accounting for the acquisition included determining the fair value of identified assets acquired, which included Merchant  and Network affiliate relationship with estimated fair value at the acquisition date in the amount of approximately $147 million (the "Intangible Assets").

Auditing the Company’s determination of the Intangible Assets was complex due to the significant estimation required by management. The complexity was primarily due to the sensitivity of the fair value to certain of the significant underlying assumptions.  The Company primarily used discounted cash flow model to measure the fair value of the Intangible Assets. The significant assumptions used to estimate the fair value of the Intangible Assets included, among others, discount rates, projected financial information revenue growth rates and profit margins. These significant assumptions are forward-looking and could be affected by future economic and market conditions.

We identified auditing the valuation of the Intangible Assets of Connexity as a critical audit matter. An extensive audit effort as well as a high degree of subjective auditor judgment was required to evaluate the Company’s significant estimation in determining the fair value of the Intangible Assets.

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How We Addressed the Matter in Our Audit
To test the estimated fair value of the Intangible Assets, we performed audit procedures that included, among others, evaluating the Company’s selection of the appropriate valuation methodology, testing prospective financial information, evaluating the significant assumptions used by management and testing the completeness and accuracy of the underlying data. For example, we compared the significant assumptions to current industry, market and economic trends, historical results of the acquired business and to other relevant factors.

We involved our valuation specialists to assist with our evaluation of the methodology used by the Company and certain assumptions included in the fair value estimates. For example, our valuation professionals performed independent comparative calculations to estimate the acquired entity discount rate.

We have also evaluated the Company’s disclosures regarding the business combination included in Note 5 to the consolidated financial statements.

KOST FORER GABBAY & KASIERER
A Member of Ernst & Young Global
We have served as the Company’s auditor since 2014.
Tel Aviv, Israel
March 24, 2022

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TABOOLA.COM LTD.

CONSOLIDATED BALANCE SHEETS

U.S. dollars in thousands, except share and per share data
	December 31,
	2021	2020
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$319,319	$242,811
Restricted deposits	1,000	3,664
Trade receivables (net of allowance for credit losses of $ 3,895 and $ 4,096 as of December 31, 2021 and 2020, respectively)	245,235	158,050
Prepaid expenses and other current assets	63,394	21,609
Total current assets	628,948	426,134

NON-CURRENT ASSETS
Long-term prepaid expenses	32,926	5,289
Restricted deposits	3,897	3,300
Deferred tax assets	1,876	1,382
Right of use assets	65,105	68,058
Property and equipment, net	63,259	52,894
Intangible assets, net	250,923	3,905
Goodwill	550,380	19,206
Total non-current assets	968,366	154,034
Total assets	$1,597,314	$580,168

LIABILITIES, CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Trade payables	$259,941	$189,352
Short-term operating lease liabilities	12,958	15,746
Accrued expenses and other current liabilities	124,662	95,135
Current portion of long-term loan	3,000	—
Total current liabilities	400,561	300,233

LONG TERM LIABILITIES
Deferred tax liabilities	51,027	45
Warrants liability	31,227	—
Long-term loan, net of current portion	285,402	—
Long-term operating lease liabilities	61,526	63,044
Total long-term liabilities	429,182	63,089

COMMITMENTS AND CONTINGENCIES (Note 11)
CONVERTIBLE PREFERRED SHARES
Preferred A, B, B-1, B-2, C, D and E shares with no par value - Authorized: 0 and 123,389,750 shares as of December 31, 2021 and 2020, respectively; Issued and outstanding: 0 and 121,472,152 shares as of December 31, 2021 and 2020, respectively.	—	170,206

SHAREHOLDERS' EQUITY
Ordinary shares with no par value- Authorized:700,000,000 and 176,535,661 shares as of December 31, 2021, and 2020, respectively; shares issued and outstanding: 234,031,749 and 41,357,049 as of December 31, 2021 and 2020, respectively.	—	—
Additional paid-in capital	824,016	78,137
Accumulated deficit	(56,445)	(31,497)

Total shareholders' equity	767,571	46,640
Total liabilities, convertible preferred shares and shareholders' equity	$1,597,314	$580,168

The accompanying notes are an integral part of these consolidated financial statements.

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TABOOLA.COM LTD.
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

U.S. dollars in thousands, except share and per share data

	Year ended December 31,
	2021	2020	2019

Revenues	$1,378,458	$1,188,893	$1,093,830
Cost of revenues:
Traffic acquisition cost	859,595	806,541	798,001
Other cost of revenues	77,792	62,855	63,860

Total cost of revenues	937,387	869,396	861,861

Gross profit	441,071	319,497	231,969

Operating expenses:

Research and development expenses	117,933	99,423	84,710
Sales and marketing expenses	206,089	133,741	130,353
General and administrative expenses	130,314	60,140	36,542

Total operating expenses	454,336	293,304	251,605

Operating income (loss) before finance income (expenses)	(13,265)	26,193	(19,636)
Finance income (expenses), net	11,293	(2,753)	(3,392)

Income (loss) before income taxes	(1,972)	23,440	(23,028)
Provision for income taxes	22,976	14,947	4,997

Net income (loss)	$(24,948)	$8,493	$(28,025)

Less: Undistributed earnings allocated to participating securities	(11,944)	(22,932)	(21,173)

Net income (loss) attributable to ordinary shares – basic and diluted	$(36,892)	$(14,439)	$(49,198)
Net income (loss) per share attributable to ordinary shareholders, basic and diluted	$(0.26)	$(0.36)	$(1.11)
Weighted-average shares used in computing net income (loss) per share attributable to ordinary shareholders, basic and diluted	142,883,475	40,333,870	44,324,234

The accompanying notes are an integral part of the financial statements.

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TABOOLA.COM LTD.
CONSOLIDATED STATEMENTS OF CONVERTIBLE PREFERRED SHARES AND SHAREHOLDERS' EQUITY

U.S. dollars in thousands, except share and per share data

	Convertible Preferred shares		Ordinary shares		Additional paid-in	Accumulated	Total Shareholders’
	Number	Amount	Number	Amount	Capital	deficit	equity

Balance as of January 1, 2019	121,472,152	$170,206	43,888,711	$—	$38,017	$(11,965)	$26,052

Share based compensation expenses	—	—	—	—	8,249	—	8,249
Exercise of options	—	—	1,014,562	—	991	—	991
Net income	—	—	—	—	—	(28,025)	(28,025)

Balance as of December 31, 2019	121,472,152	170,206	44,903,273	—	47,257	(39,990)	7,267

Cancellation of dormant restricted shares	—	—	(7,411,689)	—	—	—	—
Share based compensation expenses	—	—	—	—	28,277	—	28,277
Exercise of options	—	—	3,865,465	—	2,603	—	2,603
Net income	—	—	—	—	—	8,493	8,493

Balance as of December 31, 2020	121,472,152	170,206	41,357,049	—	78,137	(31,497)	46,640

Issuance of Ordinary Shares as part of the Merger and PIPE transaction	—	—	43,971,516	—	285,378	—	285,378
Conversion of Preferred Shares to Ordinary Shares	(121,472,152)	(170,206)	121,472,152	—	170,206	—	170,206
Issuance of ordinary shares related to business combination	—	—	17,328,049	—	157,689	—	157,689
Share based compensation expenses	—	—	—	—	128,740	—	128,740
Exercise of options and vested RSUs	—	—	9,902,983	—	10,018	—	10,018
Payments of tax withholding for Share based compensation	—	—	—	—	(6,152)	—	(6,152)
Net loss	—	—	—	—	—	(24,948)	(24,948)

Balance as of December 31, 2021	—	$—	234,031,749	$—	$824,016	$(56,445)	$767,571

The accompanying notes are an integral part of these financial statements.

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TABOOLA.COM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2021	2020	2019

Cash flows from operating activities:

Net income (loss)	$(24,948)	$8,493	$(28,025)

Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:

Depreciation and amortization	53,111	33,957	39,364
Share based compensation expenses	127,957	28,277	8,249
Net gain from financing (income)	(2,320)	(3,318)	(454)
Revaluation of warrants liability	(22,656)	—	—
Accrued interest, net	—	520	(161)
Amortization of loan issuance cost	402	—	—

Changes in operating assets and liabilities, net of business combinations:
Increase in trade receivables	(40,113)	(3,294)	(15,326)
Decrease (increase) in prepaid expenses and other current assets and long-term prepaid expenses	(64,923)	17,975	(24,757)
Increase in trade payables	23,862	23,434	31,622
Increase in accrued expenses and other current liabilities	16,182	34,344	5,224
Decrease in deferred taxes, net	(1,581)	(3,380)	(239)
Change in operating lease right of use assets	14,529	13,758	12,452
Change in operating lease liabilities	(15,981)	(11,679)	(9,893)

Net cash provided by operating activities	63,521	139,087	18,056

Cash flows from investing activities:
Purchase of property and equipment, including capitalized internal-use software	(39,070)	(17,774)	(44,328)
Cash paid in connection with acquisitions, net of cash received	(583,457)	(202)	(3,966)
Proceeds from (investment in) restricted deposits	2,067	(104)	(583)
Proceeds from (investment in) short-term deposits	—	28,963	1,411

Net cash provided by (used in) investing activities	(620,460)	10,883	(47,466)

Cash flows from financing activities:
Exercise of options and vested RSUs	10,018	2,603	991
Issuance of share, net of offering costs	285,378	—	—
Payments of tax withholding for share based compensation	(6,152)	—	—
Issuance of Warrants	53,883	—	—
Proceeds from long-term loan, net of debt issuance cost	288,750	—	—
Repayment of current portion of long-term loan	(750)	—	—

Net cash provided by financing activities	631,127	2,603	991

Exchange differences on balances of cash and cash equivalents	2,320	3,318	454

Increase (decrease) in cash and cash equivalents	76,508	155,891	(27,965)
Cash and cash equivalents - at the beginning of the period	242,811	86,920	114,885

Cash and cash equivalents - at end of the period	$319,319	$242,811	$86,920

Contents

TABOOLA.COM LTD.
CONSOLIDATED STATEMENTS OF CASH FLOWS

U.S. dollars in thousands

	Year ended December 31,
	2021	2020	2019

Supplemental disclosures of cash flow information:
Cash paid during the year for:
Income taxes	$15,475	$9,980	$7,947
Interest	$1,125	$715	$—

Non-cash investing and financing activities:

Deferred offering costs incurred during the period included in the long-term prepaid expenses	$—	$2,096	$—
Purchase of property, plant and equipment and intangible assets	$1,120	$1,879	$3,139
Acquisition of Celltick activity	$—	$—	$202
Creation of operating lease right-of-use assets	$4,520	$14,635	$5,592
Fair value of ordinary shares issued as consideration of the acquisition	$157,689	$—	$—
Share based compensation included in capitalized internal-use software	$783	$—	$—

The accompanying notes are an integral part of these financial statements.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 1:-	GENERAL

a.	Taboola.com Ltd. (together with its subsidiaries, the “Company” or “Taboola”) was incorporated under the laws of the state of Israel and commenced its operations on September 3, 2006.

Taboola is a technology company that powers recommendations across the Open Web with an artificial intelligence-based, algorithmic engine developed. Taboola partners with websites, devices, and mobile apps, (collectively referred to as “digital properties”), to recommend editorial content and advertisements on the Open Web. Digital properties use Taboola’s technology platforms to achieve their business goals, such as driving new audiences to their sites and apps or increasing engagement with existing audiences. Taboola also provides monetization opportunities to digital properties by surfacing paid recommendations by advertisers. Taboola is a business-to-business company with no competing consumer interests. Taboola empowers advertisers to leverage its proprietary AI-powered recommendation platform to reach targeted audiences utilizing effective, native ad-formats across digital properties. As part of our e-Commerce offerings, we also syndicate our retailer advertisers’ monetized product listings and links (clickable advertisements) into commerce content-oriented consumer experiences on both the Open Web and within the dominant traditional ad platforms. Taboola generates revenues when people (consumers) click on, purchase from or, in some cases, view the ads that appear within its recommendation platform. The Company’s customers are the advertisers, merchants and affiliate networks that advertise on the Company's platform (“Advertisers”). Advertisers pay Taboola for those clicks, purchases or impressions, and Taboola shares a portion of the resulting revenue with the digital properties who display those ads.

b.	Merger Agreement

On January 25, 2021, the Company and Toronto Sub Ltd., a Cayman Islands exempted company and wholly owned subsidiary of Taboola (“Merger Sub”) entered into a merger agreement (“Merger Agreement”), with ION Acquisition Corp. 1 Ltd., a Cayman Islands exempted company (“ION”), which was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. ION’s Class A ordinary shares, warrants, and units were previously listed on the NYSE under the symbols ‘‘ION’’, ‘‘ION.WS’’, and ‘‘ION.U’’, respectively.

Pursuant to the Merger Agreement, on June 29, 2021, Merger Sub merged with and into ION, with ION surviving the merger (the “Merger Transaction”).

Pursuant to the Merger Agreement, at the effective time of the Merger Transaction (the “Effective Time”), (a) each issued and outstanding unit of ION, consisting of one Class A ordinary share of ION, par value $0.0001 per share (“Class A Ordinary Shares”), and one-fifth of one warrant of ION entitling the holder to purchase one Class A Ordinary Share per warrant at a price of $11.50 per share (“ION Warrants”), was automatically separated and the holder thereof was deemed to hold one Class A Ordinary Share and one-fifth of one ION Warrant, (b) each Class A Ordinary Share outstanding immediately prior to the Effective Time was exchanged for one ordinary share no par value per share of Taboola (“Taboola Ordinary Shares”), (c) each Class B ordinary share of ION, par value $0.0001 per share, outstanding immediately prior to the Effective Time, was exchanged for one Taboola Ordinary Share and (d) each ION Warrant outstanding immediately prior to the Effective Time, including both the ION Warrants issued to public shareholders in ION’s initial public offering (the “Public Warrants”) and the ION warrants issued in a private placement to ION’s sponsors in ION’s initial public offering (the “Private Warrants”), was assumed by Taboola and become a warrant to purchase one Taboola Ordinary Share. Each step above took place after a preferred shares conversion and a Stock Split (as further described below).

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 1:-	GENERAL (Cont.)

After the Effective Time and once the Taboola Warrants become exercisable, Taboola may redeem the outstanding Taboola Warrants (except as described herein with respect to the Private Warrants) in whole and not in part at a price of $0.01 per warrant upon a minimum of 30 days’ prior written notice of redemption (the “30-day redemption period”); and if, and only if, the closing price of the Taboola Ordinary Shares equals or exceeds $18.00 per share, subject to certain adjustments, for any 20 trading days within a 30-trading day period ending three business days before the notice of redemption is sent to the warrant holders. Except as described below, the Private Placement Warrants have terms and provisions that are identical to those of the Public Warrants.

After the Effective Time, the Private Placement Warrants (including the Taboola Ordinary Shares issuable upon exercise of such warrants) are not redeemable by Taboola so long as they are held by ION’s sponsors, members of ION’s sponsors or their permitted transferees. ION’s sponsors or their permitted transferees, have the option to exercise the Private Placement Warrants on a cashless basis.

Concurrently with and following the execution of the Merger Agreement, Taboola and certain accredited investors (the “PIPE Investors”) entered into a series of subscription agreements, which closed concurrently with the closing of the merger under the Merger Agreement, providing for the purchase by the PIPE Investors at the Effective Time of an aggregate of 13,500,000 Taboola Ordinary Shares at a price per share of $10.00 (assuming the Stock Split has been effected), for gross proceeds to Taboola of $135,000 (collectively, the “PIPE”). The closing of the PIPE was conditioned upon the consummation of the Merger Transaction.

Concurrently with and following the execution of the Merger Agreement, Taboola and certain accredited investors (the “Secondary Investors”) entered into share purchase agreements pursuant to which the Secondary Investors purchased 15,120,000 Taboola Ordinary Shares from certain shareholders of Taboola, at a price per share of $10.00 (assuming the Stock Split had been affected), for gross proceeds of $151,200.

On June 29, 2021, following the Merger Transaction and other transactions contemplated by the Merger Agreement, ION became a direct, wholly owned subsidiary of Taboola. As a result, Taboola's shares and warrants became listed on The Nasdaq Global Market under the symbols “TBLA” and “TBLAW”, respectively

The ION business combination was accounted for as a recapitalization, with no goodwill or other intangible assets recorded, in accordance with U.S. GAAP. It has been determined that Taboola was the accounting acquirer based on evaluation of the following facts and circumstances: Taboola’s existing shareholders will have the majority voting interest in the combined entity, Taboola’s directors will represent the majority of the board of directors of the combined company and Taboola’s senior management will be the senior management of the combined company.

The Subscription Agreements related to the PIPE, which were executed concurrently with and following the Merger Agreement, resulted in the issuance of Taboola Ordinary Shares, leading to an increase in share premium.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 1:-	GENERAL (Cont.)

The total ION cash amount and the PIPE consideration, net of transaction costs, were allocated to the equity and Warrants liability of Taboola as of the Merger Transaction date in the amounts of $285,378 and $53,883, respectively. The transaction costs related to the Warrants liability in the amount of $4,024 were recognized as general and administrative expenses in the Company's consolidated statement of income (loss) for the year ended December 31, 2021.

On June 29, 2021, the Company’s board of directors and the stockholders, approved a 2.700701493 for 1 stock split, pursuant to which all Convertible Preferred Shares, Restricted Shares, Restricted Share Units, options to purchase Ordinary Shares, exercise price and net income (loss) per share amounts were adjusted retroactively for all periods presented in Company’s consolidated financial statements.

c.
On September 1, 2021, the Company completed the acquisition of Shop Holding Corporation (“Connexity”) (“Connexity Acquisition”), an independent e-Commerce media platform in the open web, from Shop Management, LLC (“Seller”).  Connexity is a technology and data-driven integrated marketing services company focused on the e-commerce ecosystem. Through a focus on performance-based retail marketing, Connexity enables retailers and brands to understand their consumers better, acquire new customers at a lower cost, and increase sales from their target consumers. Connexity offers a comprehensive range of marketing services to online retailers and brands in the U.S. and Europe, including syndicated product listings, search marketing, and customer insights. Connexity corporate headquarters is in Santa Monica, California, and the company also maintains offices in New York, United States; London, England; and Karlsruhe, Germany.

The Connexity Acquisition was accounted for by the purchase method of accounting, and, accordingly, the purchase price has been allocated according to the fair value of the assets acquired and liabilities assumed (See Note 5).

The total purchase price for the Connexity Acquisition was $752,014, subject to customary purchase price adjustments for working capital, the payment of existing Connexity debt, expenses and the other terms and conditions described in the Purchase Agreement.

d.
In September 2021, the Company entered into a registration rights agreement under which the Company agreed, in accordance with the terms of the registration right agreement, to register the Company’s ordinary shares issued to the seller for resale under the Securities Act of 1933, as amended.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying consolidated financial statements have been prepared in accordance with United States Generally Accepted Accounting Principles (“U.S. GAAP”) and are denominated in U.S. dollars.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All intercompany balances and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the dates of the consolidated financial statements, and the reported amounts of revenues and expenses during the reporting period and accompanying notes. Actual results could differ from those estimates. On an ongoing basis, the Company's management evaluates estimates, including those related to accounts receivable and allowance for credit losses, acquired intangible assets and goodwill, the useful life of intangible assets, capitalized internal-use software, property and equipment, the incremental borrowing rate for operating leases, share based compensation including the determination of the fair value of the Company’s share based awards, the fair value of the Private Warrants, and the valuation of deferred taxes and uncertain tax positions. The Company bases these estimates on historical and anticipated results, trends and various other assumptions that it believes are reasonable under the circumstances, including assumptions as to future events. Actual results could differ from those estimates.

Functional Currency

Majority of the Company's revenues and costs of revenues are denominated in United States dollars ("dollars").

While some of the Company's revenues and operational costs are incurred in other currencies, the Company's management believes that the dollar is the primary currency of the economic environment in which the Company and its subsidiaries operate and therefore, is the Company's functional and reporting currency. Accordingly, transactions denominated in currencies other than the functional currency are re-measured to the functional currency in accordance with ASC No. 830, "Foreign Currency Matters", at the exchange rate at the date of the transaction or the average exchange rate in the month.

At the end of each reporting period, monetary assets and liabilities are re-measured to the functional currency using exchange rates in effect at the balance sheet date. Non-monetary assets and liabilities are re-measured at historical exchange rates. Gains and losses related to re-measurement are recorded as financial income (expense) in the consolidated statements of income (loss) as appropriate.

Cash and cash equivalents

Cash and cash equivalents consist of cash in banks and highly liquid investments with an original maturity of three months or less at the date of purchase.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Restricted Deposits

The Company’s restricted deposits primarily consist of bank deposits collateralizing the Company’s operating leases.

Fair Value Measurements

Fair value is defined as the exchange price that would be received from the sale of an asset or paid to transfer a liability, considering the principal or most advantageous market in which it would transact and assumptions that market participants would use when pricing the asset or liability, in an orderly transaction between market participants at the measurement date. The Company measures financial assets and liabilities at fair value at each reporting period using a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. A financial instrument’s classification within the fair value hierarchy is based upon the lowest level of input that is significant to the fair value measurement.

Three levels of inputs may be used to measure fair value:

Level 1 -	Observable inputs that reflect quoted prices (unadjusted) for identical assets or liabilities in active markets.
Level 2 -	Includes other inputs that are directly or indirectly observable in the marketplace.
Level 3 -	Unobservable inputs which are supported by little or no market activity.

Financial instruments consist of cash equivalents, restricted deposits, trade receivables, trade payables, accrued liabilities and warrants liability. Cash equivalents, restricted cash and warrants liability are stated at fair value on a recurring basis. Trade receivables, trade payables, and accrued liabilities are stated at their carrying value, which approximates their fair value due to the short time to the expected receipt or payment date.

Trade Receivables and Allowance for Credit Losses

Trade receivables are recorded at the invoiced amount and amounts for which revenue has been recognized but not invoiced, net of allowance for credit losses. Payment terms and conditions vary by contract type, although terms generally include a requirement to pay within 30 days of the invoice.

The Company’s expected loss allowance methodology for accounts receivable is developed using historical collection experience and current and future economics and market conditions.

The estimate of the amount that may not be collected is based on the geographic location, aging and customer financial condition. Additionally, specific allowance amounts are established to record the appropriate provision for customers that have a higher probability of default. The Company writes-off receivables when they are deemed uncollectible, having exhausted all collection efforts.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash, cash equivalents, restricted deposit and trade receivables.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company’s cash, cash equivalents and restricted deposits are invested in major banks mostly in Israel,  United States and United Kingdom. The Company maintains cash and cash equivalents with diverse financial institutions and monitors the amount of credit exposure to each financial institution. In the United States and United Kingdom, the Company deposits are maintained with commercial banks, which are insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”) and Financial Services Compensation Scheme (“FSCS”), which is authorized by the Bank of England (acting in its capacity as the Prudential Regulation Authority), respectively. At various times the Company has deposits in excess of the maximum amounts insured by the FDIC and FSCS. In Israel, commercial banks do not have government-sponsored deposit insurance. As of December 31, 2021, the Company has not experienced credit losses related to these balances.

As of December 31, 2021 and 2020, the Company maintained balances of approximately $162,301 and $33,652, respectively with U.S. banks in excess of the amounts insured by the FDIC and $35,814 and $41,818, respectively, with United Kingdom banks in excess of the amounts insured by the FSCS.

The Company’s trade receivables are geographically diversified and derived mainly from sales in the United States. Concentration of credit risk with respect to trade receivables is limited by credit limits, ongoing credit evaluation and account monitoring procedures. The Company performs ongoing credit evaluations of its accounts receivables and establishes an allowance for expected losses as necessary.

As of December 31, 2021 and 2020, no single customer represented 10% or more of accounts receivable. No single customer accounted for more than 10% of total revenue for the periods presented.

Deferred Offering Costs

Deferred offering costs consist primarily of accounting, legal, and other fees related to the Company’s Merger agreement. Following consummation of the Merger and related Transactions, the deferred offering costs were reclassified to shareholders’ equity and recorded against the proceeds from the Transaction. The Company capitalized $2,096 of deferred offering costs within the long-term prepaid expenses in the consolidated balance sheets as of December 31, 2020. These costs were paid during the year ended December 31, 2021.

Leases

The Company determines if an arrangement is or contains a lease at inception, which is the date on which the terms of the contract are agreed to, and the agreement creates enforceable rights and obligations. Under ASU 2016-02, “Leases” ("ASC 842"), a contract is or contains a lease when (i) explicitly or implicitly identified assets have been deployed in the contract and (ii) the customer obtains substantially all of the economic benefits from the use of that underlying asset and directs how and for what purpose the asset is used during the term of the contract. The Company also considers whether its service arrangements include the right to control the use of an asset. The Company has elected not to recognize short-term leases on the balance sheet, nor separate lease and non-lease components.

The right of use assets, or ROU assets, and related lease liability are initially measured at the present value of the lease payments, discounted using the interest rate implicit in the lease or, if that rate cannot be readily determined, the Company's incremental borrowing rate based on the information available at the date of adoption in determining the present value of the lease payments.

The Company's incremental borrowing rate is estimated to approximate the interest rate on similar terms and payments and in economic environments where the leased asset is located.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Some of the Company's leases contain one or more options to extend. The exercise of lease renewal options is typically at the Company's sole discretion. The Company considers various factors such as market conditions and the terms of any renewal options that may exist to determine whether it is reasonably certain to exercise the options to extend the lease.

Some of the real estate leases contain variable lease payments, including payments based on a Consumer Price Index ("CPI"). Variable lease payments based on a CPI are initially measured using the index in effect at lease adoption, and will not be subsequently adjusted, unless the liability is reassessed for other reasons. Additional payments based on the change in a CPI are recorded as a period expense when incurred.

Property and Equipment

Property and equipment are stated at cost, net of accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the assets at the following annual rates:

Years

Computer equipment and software	3 - 4
Internal-use software	3
Office furniture and equipment	3 - 7
Leasehold improvements	Over the shorter of expected lease term or estimated useful life

Internal-Use Software Development Costs

According to ASC 350-40 the Company capitalizes certain internal-use software development costs associated with creating and enhancing internal-use software related to its platform and technology infrastructure. These costs include personnel and related employee benefits expenses for employees who are directly associated with and who devote time to software projects, and services consumed in developing or obtaining the software.

Capitalized internal-use software is included in property and equipment, net in the consolidated balance sheets. Software development costs that do not meet the criteria for capitalization are expensed as incurred and recorded in research and development expenses in the consolidated statements of income (loss).

Software development activities generally consist of three stages, (i) the planning stage, (ii) the application and infrastructure development stage, and (iii) the post implementation stage. Costs incurred in the planning and post implementation stages of software development, including costs associated with the post configuration training and repairs and maintenance of the developed technologies, are expensed as incurred. The Company capitalizes costs associated with software developed for internal-use when both the preliminary project stage is completed, and management has authorized further funding for the completion of the project. Costs incurred in the application and infrastructure development stages, including significant enhancements and upgrades, are capitalized. Capitalization ends once a project is substantially complete, and the software and technologies are ready for their intended purpose.

Internal-use software development costs are amortized using a straight-line method over the estimated useful life of three years, commencing when the software is ready for its intended use.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Business Combinations

In accordance with ASC 805, the Company accounts for business combinations using the acquisition method of accounting.

The Company recorded the acquisition based on the fair value of the consideration transferred and then allocated the purchase price to the identifiable assets acquired and liabilities assumed based on their respective fair values as of the acquisition date.

The Company determines the recognition of intangible assets based on the following criteria: (i) the intangible asset arises from contractual or other rights; or (ii) the intangible asset is separable or divisible from the acquired entity and capable of being sold, transferred, licensed, returned or exchanged.

The excess of the value of consideration transferred over the aggregate fair value of those net assets was recorded as goodwill. Any identified definite lived intangible assets will be amortized over their estimated useful lives and any identified intangible assets with indefinite useful lives and goodwill will not be amortized but will be tested for impairment at least annually. All intangible assets and goodwill will be tested for impairment when certain indicators are present. Determining the fair value of assets acquired and liabilities assumed requires management to use significant judgment and estimates including the selection of valuation methodologies, estimates of future revenues and cash flows, discount rates, and selection of comparable companies.

Upon the conclusion of the measurement period or final determination of the fair value of assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recorded to the Company’s consolidated statement of income (loss).

The process of estimating the fair values requires significant estimates, especially with respect to intangible assets. Critical estimates in valuing certain intangible assets include, but are not limited to, future expected cash flows from customer relationships, merchant/network affiliate relationships, publisher relationships, technology, tradenames and discount rates. The Company estimates fair value based upon assumptions that are believed to be reasonable, but which are inherently uncertain and unpredictable and, as a result, actual results may differ from estimates.

Intangible Assets

Intangible assets consist of identifiable intangible assets that the Company has acquired from previous business combinations, namely customer relationships and developed technology. Intangible assets are recorded at fair value, net of accumulated amortization. The Company amortizes its intangible assets reflecting the pattern in which the economic benefits of the intangible assets are consumed. When a pattern cannot be reliably determined, the Company uses a straight-line amortization method.

The estimated useful lives of the Company’s intangible assets are as follows:

Years

Merchant/ Network affiliate relationships	4.5
Publisher relationships	4
Tradenames	3
Technology	3 - 5
Customer relationships	5 - 9

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Impairment of Long-Lived Assets

The Company's long-lived assets are reviewed for impairment in accordance with ASC No, 360 "Property, Plant and Equipment" whenever events or changes in circumstances indicate that the carrying amount of an asset (or asset group) may not be recoverable. Recoverability of assets (or asset group) to be held and used is measured by a comparison of the carrying amount of an asset to the future undiscounted cash flows expected to be generated by the assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. There was no impairment of long-lived assets in the years ended December 31, 2021, 2020 and 2019.

Goodwill

Goodwill represents the excess of the purchase price over the estimated fair value of net tangible and identifiable intangible assets acquired in business combinations. The Company’s annual impairment assessment of a single reporting unit is performed as of the fourth quarter of each year. Assessments are performed at other times if events or circumstances indicate it is more likely than not that the asset is impaired. Events or changes in circumstances which could trigger an impairment review include a significant adverse change in legal factors or in the business climate, an adverse action or assessment by a regulator, unanticipated competition, a loss of key personnel, significant changes in the manner of the Company’s use of the acquired assets, or the strategy for the Company’s overall business, significant negative industry or economic trends, or significant underperformance relative to expected historical or projected future results of operations. If the Company determines that it is more likely than not that the fair value of a reporting unit is less than its carrying value, then the Company prepares a quantitative analysis to determine whether the carrying value of a reporting unit exceeds its estimated fair value. If the carrying value of a reporting unit exceeds its estimated fair value, the Company recognizes an impairment of goodwill for the amount of this excess. There was no impairment of goodwill in the years ended December 31, 2021, 2020 and 2019.

Segment Information

Operating segments are components of an enterprise for which separate financial information is available and is evaluated regularly by the Company’s chief operating decision maker in deciding how to allocate resources and assessing performance. The Company’s chief operating decision maker is its Chief Executive Officer. The Chief Executive Officer reviews financial information presented on a consolidated basis, for purposes of allocating resources and evaluating financial performance.

The Company has one business activity and there are no segment managers accountable for operations, operating results beyond revenue or gross profit, or plans for levels or components below the consolidated unit level. Accordingly, the Company has a single reporting segment.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Revenue Recognition

Under ASC 606, the Company recognizes revenue when its customer obtains control of promised goods or services in an amount that reflects the consideration that the Company expects to receive in exchange for those goods or services. To determine revenue recognition for contracts that are within the scope of the standard, the Company perform the following five steps:

(i)	Identify the contract with a customer;
(ii)	Identify the performance obligations in the contract, including whether they are distinct in the context of the contract;
(iii)	Determine the transaction price, including the constraint on variable consideration;
(iv)	Allocate the transaction price to the performance obligations in the contract;
(v)	Recognize revenue as the Company satisfies the performance obligations.

The Company generates revenues when people click on, purchase from or, in some cases, view the ads that appear within its recommendation platform. The Company’s customers are the advertisers, merchants and affiliate networks that advertise on the Company's platform (“Advertisers”). Advertisers pay Taboola for those clicks, purchases or impressions and Taboola generally share the resulting revenue with the digital properties who display those ads.

Advertisers accept the Company’s terms of service upon signature on an IO (insertion order) or any applicable form and registration to the platform.

-	For campaigns priced on a cost-per-click (“CPC”) basis, the Company bills the customers and recognizes revenues when a user clicks on an advertisement displayed.
-	For campaigns priced on a cost-per-thousand impression basis (“CPM”), the Company will bill its customers and recognize revenues based on the number of times an advertisement is displayed to a user.
-	For campaigns priced on a performance-based cost-per-action (“CPA”) basis, the Company generates revenue when a user makes an acquisition.

The determination of whether revenue should be reported gross of amounts billed to advertisers (gross basis) or net of payments to digital properties partners (net basis) requires significant judgment and is based on management assessment of whether the Company is acting as the principal or an agent in the transaction. The Company has determined that in certain arrangement it acts as principal in its arrangements because it has the ability to direct the services to its customers, while in others it does not.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

On revenues presented on a gross basis the Company has contracts with its digital properties that provide exclusivity and cover multiple years at inception. These agreements typically require that the Company's code be integrated on the digital property web page. Thus, in the vast majority of the Company's business, it does not bid for an ad placement, but rather it controls the specified pages before they are transferred to the customer, sees all users that visit the respective pages and is able to run a predictive auction and direct the ad placement to the relevant customer. The Company further concluded that (i) the Company is primarily responsible for fulfilling the promise to provide the service in the arrangement; (ii) the Company has latitude in establishing the contract price with the advertisers, and (iii) the Company has inventory risk on a portion of its multi-year agreement with digital properties. Therefore, based on these and other factors, the Company reports revenue earned on a gross basis.

For those revenue arrangements where the Company does not control the advertising inventory before it is transferred to its Advertisers, does not have inventory risks as the Company does not purchase the advertising inventory upfront or has limited discretion in establishing prices, the Company believes it acts as an agent and recognizes revenue and related costs incurred on a net basis.
Trade receivables are recorded at the amount of gross billings the Company is responsible to collect, trade payables, representing liabilities towards digital properties, are recorded at the net amount payable to publishers.

Practical Expedients

The Company does not disclose the value of unsatisfied performance obligations for (i) contracts with an original expected length of one year or less and (ii) contracts for which the Company recognizes revenue at the amount to which it has the right to invoice for services performed.

The Company generally expenses sales commissions when incurred because the amortization period would have been one year or less. These costs are recorded within sales and marketing expenses.

Cost of Revenues

The Company’s cost of revenue primarily includes Traffic acquisition costs and other cost of revenue.

Traffic acquisition cost. Traffic acquisition cost, or TAC consists primarily of cost related to digital property compensation for placing Taboola’s platform on their digital property and cost for advertising impressions purchased from real-time advertising exchanges and other third parties. Traffic acquisition cost also includes up-front payments, incentive payments, or bonuses paid to the digital property partners, which are amortized over the respective contractual term of the digital property arrangement. Taboola has two primary compensation models for digital properties. The most common model is a revenue share model. In this model, Taboola agrees to pay a fixed percentage of the revenue that it generates from advertisements placed on the digital properties. The second model includes guarantees.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Under this model, Taboola mostly pays a greater of a fixed percentage of the revenue generated and a committed guaranteed amount per thousand page views ("Minimum guarantee model"). Actual compensation is settled on a monthly basis. Expenses under both the revenue share model as well as the Minimum guarantee model are recorded as incurred, based on actual revenues generated by Taboola at the respective month.

Other cost of revenue. Other cost of revenue primarily consists of data center and related costs, depreciation expense related to hardware supporting Taboola’s platform, amortization expense related to capitalized internal-use software and acquired intangibles, personnel costs, and allocated facilities costs. Personnel costs include salaries, bonuses, share based compensation, and employee benefit costs, and are primarily attributable to the operations group, which supports the Company’s platform and clients.

Research and Development

Research and development expenses consist primarily of personnel costs, including salaries, bonuses, share based compensation and employee benefits costs, allocated facilities costs, professional services and depreciation.

Warrants Liability

The Company evaluated the Public Warrants and Private Warrants (collectively “Warrants”) in accordance with ASC 815-40, ‘‘Derivatives and Hedging — Contracts in Entity’s Own Equity’’, and concluded that a provision in the Warrants Agreement related to certain tender or exchange offers, as well as provisions that provided for potential changes to the settlement amounts dependent upon the characteristics of the holder of the warrant, preclude the Warrants from being accounted for as components of equity.

As the Warrants meet the definition of a derivative as contemplated in ASC 815 and are not eligible for an exception from derivative accounting, the Warrants are recorded as derivative liabilities in the consolidated balance sheets and measured at fair value at inception (on June 29, 2021, the date of the Merger Transaction) and at each reporting period in accordance with ASC 820, ‘‘Fair Value Measurement’’, with changes in fair value presented within finance income (expense), net in the consolidated statements of income (loss) in the period of change.
The Company established the initial fair value for the Warrants as of June 29, 2021, the date of the Company’s Merger Transaction, using a quoted price for the Public Warrants and a Black-Scholes simulation model for the Private Warrants. The Private Warrants were classified as Level 3 at the initial measurement date due to the use of unobservable inputs.

The key inputs into the Black-Scholes model for the Private Warrants were as follows at initial Measurement and as of December 31, 2021:

Input	June 29, 2021 (Initial Measurement)	December 31, 2021

Risk-free interest rate	0.73% -0.89%	1.07% - 1.18%
Expected term (years)	4.26 - 5.00	3.75 - 4.50
Expected volatility	65.3% - 65.7%	66.1% - 68.6%
Exercise price	$11.50	$11.50
Underlying Stock Price	$10.54	$7.78

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company’s use of a Black-Scholes model required the use of subjective assumptions:

•	The risk-free interest rate assumption was interpolated based on constant maturity U.S. Treasury rates over a term commensurate with the expected term of the warrants.
•
The expected term was based on the  maturity of the warrants five years following June 29, 2021, the Merger Transaction date, and for certain Private Warrants the maturity was determined to be five years from the date of the October 1, 2020, ION initial public offering effective date.

•	The expected volatility assumption was based on the implied volatility from a set of comparable publicly- traded warrants as determined based on size and proximity.

Share Based Compensation

Share based compensation expense related to share based awards is recognized based on the fair value of the awards granted and recognized as an expense over the requisite service period for share options and RSUs. The Company elects the straight-line recognition method for awards subject to graded vesting based only on a service condition and the accelerated method for awards that are subject to a performance condition. The compensation expense associated with performance based RSUs is adjusted based on the probability in achieving performance targets. Forfeitures are accounted for as they occur.

The fair value of each option award is estimated on the grant date using the Black-Scholes option pricing model. The Black-Scholes option pricing model requires the input of highly subjective assumptions, including the fair value of the underlying ordinary shares, the expected term of the award, the expected volatility of the price of the Company’s ordinary shares, risk-free interest rates, and the expected dividend yield of ordinary shares. The fair value of each RSU award is based on the fair value of the underlying ordinary shares on the grant date. The assumptions used to determine the fair value of the share awards represent management’s best estimates. These estimates involve inherent uncertainties and the application of management’s judgment.

The fair value of each option award is estimated using the following assumptions:

	Year ended December 31,
	2021	2020	2019

Volatility	51.5% - 65.6%	50.0% - 54.0%	47.6% - 48.8%
Risk-free interest rate	0.61% - 1.36%	0.38% - 0.67%	1.65% - 2.34%
Dividend yield	0%	0%	0%
Expected term (in years)	5 - 6.86	6.25	6.25

These assumptions and estimates were determined as follows:

Fair Value of Ordinary Shares. For periods after the Company’s shares began trading on June 30, 2021, the fair value of the shares is determined by the closing price of our ordinary shares as reported on the date of grant. For periods prior to the public listing, the fair value was determined by the Company’s board of directors, with input from management and valuation reports prepared by independent third-party valuation specialists.

Risk-Free Interest Rate. The risk-free rate for the expected term of the options is based on the Black-Scholes option-pricing model on the yields of U.S. Treasury securities with maturities appropriate for the expected term of employee share option awards.

Expected Term. The expected term represents the period that options are expected to be outstanding. The Company determines the expected term using the simplified method. The simplified method deems the term to be the average of the time-to-vesting and the contractual life of the options.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

Expected Volatility. Since the Company has a limited trading history of its ordinary shares, the expected volatility is derived from the average historical share volatilities based on peer group public companies that the Company considers to be comparable to its own business over a period equivalent to the option’s expected term.

Expected Dividend Yield. The Company has never declared or paid any cash dividends and does not presently plan to pay cash dividends in the foreseeable future. As a result, an expected dividend yield of zero percent was used.

Income taxes

The Company is subject to income taxes in Israel, the U.S., and other foreign jurisdictions. These foreign jurisdictions may have different statutory rates than in Israel. Income taxes are accounted in accordance with ASC 740, Income Taxes (“ASC 740”). Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax basis as well as operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled.

The financial effect of changes in tax laws or rates is accounted for in the period of enactment. Valuation allowances are provided when necessary to reduce deferred tax assets to the amount expected to be realized.

The Company recognizes income tax benefits from uncertain tax positions only if it believes that it is more likely than not that the tax position will be sustained upon examination by the taxing authorities based on the technical merits of the position. The tax benefits recognized in the financial statements from such uncertain tax positions are then measured based on the largest benefit that is more likely than not to be realized upon the ultimate settlement. Although the Company believes that it has adequately reserved for its uncertain tax positions, it can provide no assurance that the final tax outcome of these matters will not be materially different. The Company makes adjustments to these reserves when facts and circumstances change, such as the closing of a tax audit or the refinement of an estimate. To the extent that the final tax outcome of these matters is different from the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made. The Company classifies interest and penalties on income taxes (which includes uncertain tax positions) as taxes on income.

Loss Contingency

The Company evaluates the likelihood of an unfavorable outcome in legal or regulatory proceedings to which it is a party and records a loss contingency when it is probable that a liability has been incurred and the amount of the loss can be reasonably estimated. These judgments are subjective, based on the status of such legal or regulatory proceedings, the merits of the Company’s defenses and consultation with corporate and external legal counsel. Actual outcomes may differ materially from the Company’s estimates. Legal costs associated with the proceedings are expensed as incurred.

Net income (loss) Per Share Attributable to Ordinary Shareholders

The Company calculates basic net income (loss) per share by dividing the net income (loss) by the weighted-average number of ordinary shares outstanding during the period. Diluted net income (loss) per share is computed by giving effect to all potentially dilutive ordinary share equivalents outstanding for the period, including share options and restricted share units.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 2:-	SIGNIFICANT ACCOUNTING POLICIES (Cont.)

The Company calculates basic net income (loss) per share using the two-class method required for participating securities. The two-class method requires income (loss) available to ordinary shareholders for the period to be allocated between ordinary shares and participating securities based upon their respective rights to receive dividends as if all income for the period had been distributed. The Company considered its convertible preferred shares to be participating securities as the holders of the convertible preferred shares would be entitled to dividends that would be distributed to the holders of ordinary shares, on a pro-rata basis assuming conversion of all convertible preferred shares into ordinary shares. These participating securities did not contractually require the holders of such shares to participate in the Company’s losses. As such, net loss for the periods presented was not allocated to the Company’s participating securities.

Under the two-class method, the Company’s basic net income (loss) per share was calculated by dividing net income (loss) attributable to ordinary shareholders by the weighted-average number of shares of ordinary shares outstanding for the period, without consideration of potentially dilutive securities. The diluted net income (loss) per share was calculated by giving effect to all potentially dilutive securities outstanding for the period using the treasury share method or the if-converted method based on the nature of such securities. Diluted net income (loss) per share was the same as basic net income (loss) per share in periods when the effects of potentially dilutive shares of ordinary shares were anti-dilutive.
Reclassification

Certain amounts in the corresponding periods have been reclassified to conform with the current year’s presentation. Such reclassifications did not affect net loss, Changes in the convertible preferred shares and shareholders’ equity or cash flows.

Recently Issued and Adopted Accounting Pronouncements

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. The ASU simplifies the accounting for income taxes by removing a variety of exceptions within the framework of ASC 740. These exceptions include the exception to the incremental approach for intra-period tax allocation in the event of a loss from continuing operations and income or a gain from other items (such as other comprehensive income), and the exception to using general methodology for the interim period tax accounting for year-to-date losses that exceed anticipated losses. The Company adopted the guidance on January 1, 2021. The impact of adoption of this standard on the Company’s consolidated financial statements was immaterial.

Recently Issued Accounting Pronouncements, not yet adopted

In October 2021, the FASB issued ASU 2021-08, “Business Combinations (Topic 805): Accounting for Contract Assets and Contract Liabilities from Contracts with Customers” which clarifies that an acquirer of a business should recognize and measure contract assets and contract liabilities in a business combination in accordance with ASC 606, “Revenue from Contracts with Customers”. This guidance is effective for fiscal years beginning after December 15, 2022 and interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of the new guidance on its consolidated financial statements.

In August 2020, FASB issued ASU 2020-06, “Debt—Debt with Conversion and Other Options (Subtopic 470-20)” and “Derivatives and Hedging—Contracts in Entity's Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity”, which simplifies the accounting for certain financial instruments with characteristics of liabilities and equity, including convertible instruments and contracts on an entity’s own equity. This guidance also eliminates the treasury stock method to calculate diluted earnings per share for convertible instruments and requires the use of the if-converted method.

ASU 2020-06 is effective for fiscal years beginning after December 15, 2021, with early adoption permitted. The Company does not expect the impact of adoption to be material on the Company’s consolidated financial statements.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 3:-	CASH AND CASH EQUIVALENTS

The following table presents for each reported period, the breakdown of cash and cash equivalents:

	December 31,
	2021	2020

Cash	$137,050	$115,693
Money market funds	125,064	10
Time deposits	57,205	127,108

Total Cash and cash equivalents	$319,319	$242,811

NOTE 4:-	FAIR VALUE MEASUREMENTS

The Company evaluates assets and liabilities subject to fair value measurements on a recurring basis to determine the appropriate level to classify them for each reporting period. The Company did not have any transfers between fair value measurements levels in the year ended December 31, 2021.

The following table sets forth the Company’s assets and liabilities that were measured at fair value as of December 31, 2021 and 2020, by level within the fair value hierarchy:

	December 31, 2021
Description:	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$125,064	$—	$—	$125,064

Total Assets	$125,064	$—	$—	$125,064

Liabilities:
Warrant Liability – Public Warrants	$(8,963)	$—	$—	$(8,963)
Warrant Liability – Private Warrants	—	—	(22,264)	(22,264)

Total Liabilities	$(8,963)	$—	$(22,264)	$(31,227)

	December 31, 2020
Description:	Level 1	Level 2	Level 3	Total
Assets:
Money market funds	$10	$—	$—	$10

Total Assets	$10	$—	$—	$10

The following table presents the changes in the fair value of Warrants liability:

Input	Private Warrants	Public Warrants	Total Warrants

Initial measurement on June 29, 2021	$39,143	$14,740	$53,883
Change in fair value	(16,879)	(5,777)	(22,656)
Fair value as of December 31, 2021	$22,264	$8,963	$31,227

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 5:-	BUSINESS COMBINATIONS

On September 1, 2021, the Company consummated the Connexity Acquisition, an independent e-Commerce media platform in the open web.

In accordance with the acquisition method of accounting, the total purchase price for the Connexity Acquisition was $752,014, subject to working capital adjustments, comprised of $593,894 in cash, $157,689 based on the fair value of 17,328,049 shares of the Company’s ordinary shares on the closing date and additional $431 paid in January 2022.
Under the preliminary purchase price allocation, Taboola allocates the purchase price to tangible and identified intangible assets acquired and liabilities assumed based on the preliminary estimates of their fair values, which were determined using generally accepted valuation techniques based on estimates and assumptions made by management at the time of the acquisition. Such estimates are subject to change during the measurement period which is not expected to exceed one year. Any adjustments to the preliminary purchase price allocation identified during the measurement period will be recognized in the period in which the adjustments are determined.

In addition to the purchase consideration and pursuant to holdback agreements with certain Connexity employees, the Company is committed to issue 3,681,030 of the Company’s ordinary shares, to be released to those employees over the period of three years after the acquisition date, subject to their continued service and expensed over the applicable service periods. In addition, the Company issued approximately $40,000 of RSUs to Connexity employees in accordance with the terms of the Company’s equity incentive plan, which is expected to vest and be expensed over 4-5-year service period.

Acquisition-related transaction costs are not included as components of consideration transferred but are accounted for as expenses in the period in which the costs are incurred. The Company incurred transaction costs $6,432 during the year ended December 31, 2021 which were included in general and administrative expenses in the consolidated statements of income (loss).

The following table summarizes the preliminary fair value of assets acquired and liabilities assumed as of the acquisition date:

Cash and cash equivalent	$10,437
Other current assets	50,785
Intangible assets	270,025
Goodwill	531,174
Other noncurrent assets	8,432
Total assets acquired	870,853

Current liabilities	66,769
Deferred tax liability, net	52,070
Total liabilities assumed	118,839

Total purchase consideration	$752,014

Goodwill represents the purchase price paid in excess of the fair value of net tangible and intangible assets acquired, and is attributable primarily to expected synergies, economies of scale and the assembled workforce of Connexity. Goodwill is not deductible for income tax purposes.

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 5:-	BUSINESS COMBINATIONS (Cont.)

The following table summarizes the preliminary estimate of the intangible assets and their estimated useful lives as of the acquisition date:

	Fair Value	Useful life
		(In years)

Merchant/ Network affiliate relationships (1)	$146,547	4.5
Publisher relationships (2)	42,933	4.0
Tradenames (1)	23,997	3.0
Technology (1)	56,548	5.0
Total Intangible assets acquired	$270,025

(1)
Merchant/ Network affiliate relationships, Tradenames and Technology fair values were determined by using the income approach.

(2)
Publisher relationships fair values were determined by using the cost approach.

The results of operations of Connexity have been included in the consolidated financial statements since the acquisition date of September 1, 2021. Connexity revenue included in the Company’s consolidated statement of operations from September 1, 2021 through December 31, 2021 was $37,692. There is no practical way to determine net income attributable to Connexity due to integration.

The following unaudited pro forma combined financial information table presents the results of operations of the Company and Connexity as if the acquisition of Connexity have been completed on January 1, 2020. The unaudited pro forma financial information includes adjustments primarily related to amortization of the acquired intangible assets, recognition of transaction costs and bonuses, recognition of share-based compensation associated with RSU grants to Connexity employees and the holdback consideration, as noted above.

The unaudited pro forma results have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations of the Company and Connexity, combined, would have been due to any synergies, economies of scale and the assembled workforce of Connexity.

	Year Ended December 31,
	(Unaudited)
	2021	2020

Revenues	$1,433,555	$1,258,214
Net income (loss)	$(50,312)	$(144,146)

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 6:-	PREPAID EXPENSES AND OTHER CURRENT ASSETS

	December 31,
	2021	2020

Prepaid expenses	$33,684	$7,605
Government institutions	14,409	10,100
Other current assets	15,301	3,904

	$63,394	$21,609

NOTE 7:-	PROPERTY AND EQUIPMENT, NET

Property and equipment, net consist of the following:

	December 31,
	2021	2020
Cost:
Computer equipment and software	$159,407	$132,373
Office furniture and equipment	4,563	5,308
Leasehold improvements	17,803	17,901
Internal-use software	34,781	21,259

	216,554	176,841

Accumulated depreciation	(153,295)	(123,947)

Property and equipment, net	$63,259	$52,894

The Company capitalized internal-use software costs of $13,522 and $9,205 for the years ended December 31, 2021 and 2020 respectively. The Company’s capitalized internal-use software amortization is included in cost of revenues in the Company’s consolidated statements of income (loss) and totaled to $1,923, $1,486 and $1,273 for the years ended December 31, 2021, 2020 and 2019, respectively.

Total depreciation expenses (including amortization of internal-use software) for the years ended December 31, 2021, 2020 and 2019 were $30,104, $31,397 and $35,943, respectively.

During the year ended December 31, 2020, the Company wrote off fully depreciated property and equipment, which were no longer in use, with a cost basis of $6,798.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 8:-	GOODWILL AND INTANGIBLE ASSETS, NET

Goodwill

The following table represents the changes in the carrying amounts of the Company’s total goodwill:

Carrying Amount

Balance as of December 31, 2019 and 2020	$19,206
Addition from acquisition	531,174

Balance as of December 31, 2021	$550,380

Intangible Assets, Net

Definite-lived intangible assets, net consist of the following:

	Gross Fair Value	Accumulated Amortization	Net Book Value	Weighted-Average Remaining Useful Life
				(In years)
December 31, 2021
Merchant/Network affiliate relationships	$146,547	$(10,879)	$135,668	4.17
Technology	73,403	(20,616)	52,787	4.66
Publisher relationships	42,933	(3,640)	39,293	3.67
Tradenames	23,997	(2,711)	21,286	2.67
Customer relationships	12,256	(10,367)	1,889	2.08
Total	$299,136	$(48,213)	$250,923

December 31, 2020
Technology	$16,855	$(15,686)	$1,169	0.73
Customer relationships	12,256	(9,520)	2,736	3.25
Total	$29,111	$(25,206)	$3,905

Amortization expenses related to intangible assets amounted to $23,007, $2,560 and $3,421 for the years ended December 31, 2021, 2020 and 2019, respectively.

The estimated future amortization expense of definite-lived intangible assets as of December 31, 2021 is as follows:

Year ended December 31:

2022	$63,492
2023	63,462
2024	60,072
2025	50,968
2026	12,929

$250,923

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 9:-	ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

	December 31
	2021	2020

Accrued expenses	$12,599	$9,601
Employees and related benefits	42,002	38,358
Accrued vacation pay	13,404	10,827
Advances from customers	24,310	24,753
Government authorities	27,174	10,365
Accrued interest	3,450	—
Other	1,723	1,231

	$124,662	$95,135

NOTE 10:-	LEASES

The main operating leases expense include leases of office locations, data centers, and vehicles. The lease terms of the Company’s operating leases generally range from 2 years to 10 years, with various expiration dates through 2029. Several of the Company's leases contain one or more options to extend.

The Company considers various factors such as market conditions and the terms of any renewal options that may exist to determine whether it is reasonably certain to exercise the options to extend the lease. As of December 31, 2021, the weighted average remaining lease term of operating leases included in the lease liability is 5.5 years and the weighted average discount is 3.73%. The Company lease agreements generally do not contain any material residual value guarantees or material restrictive covenants.

As of December 31, 2021, the Company had entered into an additional 10 years operating lease, for which the occupancy period has not yet commenced. The Company estimates that the related lease liability will be approximately $4,980. The Company expects to commence occupancy in 2022.

The components of lease expense and supplemental cash flow information related to leases for the years ended December 31, 2021, 2020 and 2019 were as follows:

	December 31,
	2021	2020	2019

Components of lease expense:
Operating lease cost	$16,578	$16,594	$15,620
Short-term lease cost	583	628	1,249

Supplemental cash flow information:
Cash paid for amounts included in the measurement of lease liabilities	18,213	17,217	15,802
Supplemental non-cash information on lease liabilities arising from obtaining right-of-use assets	$4,520	$14,635	$5,592

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TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 10:-	LEASES (Cont.)

Maturities of lease liabilities as of December 31, 2021 were as follows:

December 31,
2021

2022	$17,231
2023	14,446
2024	13,514
2025	11,883
2026	11,948
Thereafter	14,067

Total undiscounted lease payments	$83,089

Less: Interest	(8,605)

Present value of lease liabilities	$74,484

NOTE 11:-	COMMITMENTS AND CONTINGENCIES

Commercial Commitments

In the ordinary course of the business, the Company enters into agreements with certain digital properties, under which, in some cases it agrees to pay them a guaranteed amount, generally per thousand pageviews on a monthly basis. These agreements could cause a gross loss on digital property accounts in which the guarantee is higher than the actual revenue generated. These contracts generally range in duration from 2 to 5 years, though some can be shorter or longer.

Non-cancelable Purchase Obligations

In the normal course of business, the Company enters into non-cancelable purchase commitments with various parties to purchase primarily software and IT related-based services. As of December 31, 2021, the Company had outstanding non-cancelable purchase obligations in the amount of $13,971.

Legal Proceedings

a.
In October 2019, one of the Company's digital properties (the "Digital Property") filed a claim against the Company in the Paris Commercial Court for approximately $706 (the "Claim"). According to the Claim, the Company allegedly has failed to pay certain minimum guarantee payments for the years 2016 to 2019. It is the Company's position that there are no merits to the Claim because the Digital Property did not act in accordance with the agreement and a counterclaim in the amount of $1,970 was filed by the Company for a refund of certain compensation that was paid. A virtual trial took place on February 24, 2021, and the Paris Commercial Court dismissed the Digital Property claims and ordered them to pay an amount of approximately $12 in costs to Taboola. On June 1, 2021, the Digital Property filed an appeal against the decision of the Paris Commercial Court. The Company filed a reply on January 31, 2022. The Digital Property has now three months to reply.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 11:-	COMMITMENTS AND CONTINGENCIES (Cont.)

b.
In April 2021, the Company became aware that the Antitrust Division of the U.S. Department of Justice is conducting a criminal investigation of hiring activities in the Company’s industry, including the Company. The Company is cooperating with the Antitrust Division.  While there can be no assurances as to the ultimate outcome, the Company does not believe that its conduct violated applicable law.

c.
In the ordinary course of business, the Company may be subject from time to time to various proceedings, lawsuits, disputes, or claims. The Company investigates these claims as they arise and record a provision, as necessary. Provisions are reviewed and adjusted to reflect the impact of negotiations, estimated settlements, legal rulings, advice of legal counsel and other information and events pertaining to a particular matter. Although claims are inherently unpredictable, the Company is currently not aware of any matters that, it believes would individually or taken together, have a material adverse effect on its business, financial position, results of operations, or cash flows.

NOTE 12:-	LOAN

Concurrently with the closing of the Connexity Acquisition, on September 1, 2021, the Company entered into a $300,000 senior secured term loan credit agreement (the “Credit Agreement”), among the Company, a wholly-owned Company’s subsidiary, as borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent. The Credit Agreement provides for borrowings in an aggregate principal amount of up to $300,000 (the “Facility”).

The Facility was fully drawn at closing, net of issuance expenses of $11,250, and the proceeds were used by the Company to finance, in part, the Connexity Acquisition.

The Facility is subject to customary borrowing conditions and bears interest at a variable annual rate based on LIBOR or Base Rate plus a fixed margin. The Facility will mature on the seventh anniversary of the closing date and amortizes at a rate of 1.00% per annum payable in equal quarterly installments, with the remaining principal amount due at maturity.

The Facility is mandatorily prepayable with a portion of the net cash proceeds of certain dispositions of assets, a portion of Taboola’s excess cash flow and the proceeds of incurrences of indebtedness not permitted under the Credit Agreement.

The Credit Agreement also contains customary representations, covenants and events of default. Failure to meet the covenants beyond applicable grace periods could result in acceleration of outstanding borrowings and/or termination of the Facility.

As of December 31, 2021, the total future principal payments related to Credit Facilities are as follows:

Amount
Year Ending December 31,
2022 (current maturities)	$3,000
2023	3,000
2024	3,000
2025	3,000
2026	3,000
2027	3,000
2028	281,250
Total	$299,250

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 12:-	LOAN (Cont.)

The Facility is guaranteed by the Company and all of its wholly-owned material subsidiaries, subject to certain exceptions set forth in the Credit Agreement (collectively, the “Guarantors”). The obligations of the Borrower and the Guarantors are secured by substantially all the assets of the Borrower and the Guarantors including stock of subsidiaries, subject to certain exceptions set forth in the Credit Agreement.

NOTE 13:-	SHAREHOLDERS’ EQUITY AND SHARE INCENTIVE PLANS

Share Incentive Plans
a.
During the years 2007, 2016, 2017 and 2020 the Company adopted several share incentive plans (together the “Legacy Plans”) to provide incentives to the Company’s employees, directors, consultants and/or contractors. In June 2021, immediately following the effective date of the registration statement on Form F-4, the Company adopted (i) the 2021 Share Incentive Plan (the “2021 Plan”, and together with the Legacy Plans, the “Plans”) and (ii) the Employee Stock Purchase Plan (the “ESPP”). Following the effectiveness of the 2021 Plan, the Company ceased making awards under the Legacy Plans, although previously granted awards under the Legacy Plans remain outstanding.

Under the Plans, the Company's employees, directors, consultants and/or contractors are or were eligible to be granted equity-related awards, including options to acquire the Company’s ordinary shares, restricted shares; and restricted share units (“RSUs”).

The equity related awards generally vest over 4 years and expire 10 years after the date of grant. Most of the RSUs granted prior to June 30, 2021, were subject to a two-tiered vesting arrangement, including a time-based vesting component which is generally over 4 years, and an additional vesting condition of a Merger/Sale or IPO being consummated within 5 years of the grant. RSUs granted under 2021 Plan, following the Company becoming publicly traded, are subject to a time-based vesting condition and vest over 4 years of the grant.

As of December 31, 2021, the maximum number of the Company’s ordinary shares available for issuance under the 2021 Plan is equal to the sum of (i) 31,932,902 ordinary shares, (ii) any shares subject to awards under the Legacy Plans which have expired, or were cancelled, terminated, forfeited or settled in cash in lieu of issuance of shares or became unexercisable without having been exercised, and (iii) an annual increase on the first day of each year beginning in 2022 and on January 1, of each calendar year thereafter during the term of the 2021 Plan, equal to the lesser of (A) 5% of the outstanding shares on the last day of the immediately preceding calendar year and (B) such amount as determined by the Company’s board of directors if so determined prior to January 1 of a calendar year.

As of December 31, 2021, the maximum number of the Company’s ordinary shares available for issuance under the ESPP shall not exceed in the aggregate 6,386,580 ordinary shares. The ESPP share pool will be increased on the first day of each fiscal year during the term of the ESPP in an amount equal to the lesser of (i) 6,386,580 the Company’s ordinary shares, (ii) 2% of the total number of shares of the ordinary shares outstanding (on a fully diluted basis) on the last day of the immediately preceding fiscal year and (iii such amount as determined by the Company’s board of directors if so determined prior to January 1 of a calendar year. As of December 31, 2021, the ESPP has not been activated and no ordinary shares had been issued under the ESPP.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 13:-	SHAREHOLDERS’ EQUITY AND SHARE INCENTIVE PLANS (Cont.)

b.
The Company filed a motion to Tel Aviv District Court Economic Department (the “Israeli Court”) on October 10, 2021, for approval of a program of up to $60,000, to be utilized, if so determined by its board of directors, in connection with tax withholding obligations related to equity-based compensation on behalf of its directors, officers and other employees and possible future share repurchases.

On November 16, 2021 the Israeli court approved the motion and on November 18, 2021 the Company’s board of directors granted the Company’s management the discretion to utilize the program. On December 14, 2021, the Company's shareholders approved an amendment to the Company’s Compensation Policy allowing the Company to implement the Net Issuance Mechanism on Office Holders' (as defined in the Israeli Companies Law 5759-1999) and grants. The approval by the Israeli court is limited to a six (6) month period. The Company expects to make successive requests to the Israeli court for similar approvals.

For the year ended December 31, 2021 certain office holders have exercised the Net Issuance Mechanism, which resulted in a tax withholding payment by the Company of $6,152 recorded as a reduction of additional paid-in capital.

The following is a summary of share option activity and related information for the periods through December 31, 2021 (including employees, directors, officers and consultants of the Company):

	Outstanding Share Options	Weighted- Average Exercise Price	Weighted Average Remaining Contractual Life (Years)	Aggregate Intrinsic Value
Balance as of January 1, 2021	46,064,449	$1.54	5.62	$247,117

Granted	9,862,171	6.98
Exercised	(7,019,836)	1.39
Forfeited	(1,373,861)	5.28

Balance as of December 31, 2021	47,532,923	$2.64	5.73	$247,734

Exercisable as of December 31, 2021	33,908,119	$1.51	4.45	$212,873

The aggregate intrinsic value in the table above represents the total intrinsic value that would have been received by the option holders had all option holders exercised their options on the last date of the period.

The weighted-average grant date fair value of options granted during the years 2021, 2020 and 2019 was $9.32, $5.61, and $4.10, respectively.

The total intrinsic value of options exercised during the years 2021, 2020 and 2019 was $49,224, $20,649 and $3,199, respectively.

As of December 31, 2021, unrecognized share based compensation cost related to unvested share options was $49,608, which is expected to be recognized over a weighted-average period of 3.07 years.

On September 17, 2020, the Company's board of directors approved a one-time share option repricing for 18,553,684 awards. Pursuant to the option repricing, the option awards of 1,369 grantees, with an exercise price of each option above $2.63, were amended to $2.63. All other terms remain unchanged. The total incremental value from the modification amounted to $14,530 out of which $1,390 and $6,514 were recognized as additional share based compensation expense for the year ended December 31, 2021 and 2020, respectively.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 13:-	SHAREHOLDERS’ EQUITY AND SHARE INCENTIVE PLANS (Cont.)

c.	The following is a summary of the RSU activity and related information for the periods through December 31, 2021 (including employees of the Company):

	Outstanding Restricted Shares Unit	Weighted-Average Grant Date Fair Value Per Share

Balance as of January 1, 2021	12,755,167	$5.64
Granted	13,136,685	9.53
Vested (*)	(2,883,147)	9.19
Forfeited	(1,395,516)	7.08

Balance as of December 31, 2021	21,613,189	$8.16

(*)
A portion of the shares that vest is netted out to satisfy the tax obligations of the recipient. During the year ended December 31, 2021, a total of 784,120 shares were netted out to satisfy tax obligations, resulting in net issuance of 729,047 shares.

The weighted-average grant date fair value of RSUs granted during the years 2021, 2020 and 2019 was $9.53, $5.94, and $4.13, respectively.

As of December 31, 2021, unrecognized share based compensation cost related to unvested RSUs was $85,762, which is expected to be recognized over a weighted-average period of 3.6 years.

The total share-based compensation expense related to all of the Company's share-based awards recognized for the year ended December 31, 2021, 2020 and 2019, was comprised as follows:

	Year ended December 31,
	2021	2020	2019

Cost of revenues	$1,891	$788	$420
Research and development	29,022	16,491	3,166
Sales and marketing	44,834	6,930	3,749
General and administrative	52,210	4,068	914

Total share based compensation expense	$127,957	$28,277	$8,249

Restricted shares

a.
On January 30, 2020, three grantees of an aggregate of 7,411,689 unvested Restricted Shares granted under the 2017 Plan unilaterally waived and terminated their rights under the Restricted Share award agreement and transferred the Restricted Shares back to the Company for no consideration, which then became Dormant Shares. On March 25, 2020, the board of directors of the Company cancelled such Dormant Shares and removed them from the equity accounts of the Company. On January 30, 2020, a grantee of 2,882,324 unvested Restricted Share Units granted under the 2017 Plan unilaterally waived and terminated his rights under the Restricted Share Unit award agreement and transferred his rights to the Restricted Share Units back to the Company for no consideration.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 13:-	SHAREHOLDERS’ EQUITY AND SHARE INCENTIVE PLANS (Cont.)

b.
In October 2020, the Company granted 10,314,654 Restricted Share Units and 5,157,327 options to acquire ordinary shares of the Company at a zero-exercise price to certain executives. The restricted share units were subject to multiple vesting conditions: time-based vesting and an additional condition that a Triggering Event be consummated no later than December 31, 2021. The Triggering Event is defined as, among other things, the Company's shares becoming publicly traded, or a sale of the Company, or a merger of the Company with another company. If the Triggering Event is not consummated by such date, the RSUs are forfeited. The Triggering Event occurred on June 30, 2021 as a result of the Company’s shares becoming publicly traded on that date.

The time based vesting condition for 6,598,489 RSUs was considered to have been satisfied as of the date of grant, and the remainder satisfies the time-based condition on a monthly basis over 24 months from the date of grant, conditioned on continued service to the Company. Of the options granted, 1,441,162 options were fully vested as of the grant date, 1,858,083 vested in a lump sum on December 31, 2021, and the remainder vest on a monthly basis over 24 months from the date of grant, conditioned on continued service to the Company.

NOTE 14:-	EMPLOYEES CONTRIBUTION PLAN

a.
Pursuant to Israel’s Severance Pay Law, Israeli employees are entitled to severance pay equal to one month’s salary for each year of employment, or a portion thereof. The employees of the Israeli subsidiary elected to be included under section 14 of the Severance Pay Law, 1963 (“section 14”). According to this section, these employees are entitled only to monthly deposits, at a rate of 8.33% of their monthly salary, made in their name with insurance companies. Payments in accordance with section 14 release the Company from any future severance payments (under the above Israeli Severance Pay Law) in respect of those employees; therefore, related assets and liabilities are not presented in the balance sheet. For the years ended December 31, 2021, 2020 and 2019, the Company recorded $5,709, $4,744 and $4,322, respectively, in severance expenses related to these employees.

b.
The Company offers a 401(k) Savings plan in the U.S. that qualifies as a deferred salary arrangement under Section 401(k) of the Internal Revenue Code (the “401(k) Plan”). Under the 401(k) Plan, participating employees can contribute up to 100% of their eligible compensation, subject to certain limitations. The 401(k) Plan provides for a discretionary employer matching contribution. The Company matches 50% of participating employee contributions to the plan up to 6% of the employee’s eligible compensation. For the years ended December 31, 2021, 2020 and 2019, the Company recorded $1,169, $1,143 and $881, respectively, of expenses related to the 401(k) plan.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 15:-	INCOME TAXES

a.	Tax rates

Ordinary taxable income in Israel is subject to a corporate tax rate of 23%. However, the effective tax rate payable by a company that derives income from a Preferred Technological Enterprise (as discussed below) may be considerably lower. Non-Israeli subsidiaries are taxed according to the tax laws in their jurisdictions.

b.	Tax benefits applicable to the Company

The Law for the Encouragement of Industry (Taxes), 1969

The Law for the Encouragement of Industry (Taxes), 1969 (the "Encouragement of Industry Law"), provides several tax benefits for "Industrial Companies". Pursuant to the Encouragement of Industry Law, a company qualifies as an Industrial Company if it is a resident of Israel, the enterprise should be located in Israel and at least 90% of its income in any tax year (exclusive of income from government loans, capital gains, interest and dividends) is generated from an "Industrial Enterprise" that it owns. An Industrial Enterprise is defined as an enterprise whose principal activity, in a given tax year, is industrial activity.

An Industrial Company is entitled to certain tax benefits, including: (i) a deduction of the cost of purchases of patents, know-how and certain other intangible property rights (other than goodwill) used for the development or promotion of the Industrial Enterprise in equal amounts over a period of eight years, beginning from the year in which such rights were first used, (ii) the right to elect to file consolidated tax returns, under certain conditions, with additional Israeli Industrial Companies controlled by it, and (iii) the right to deduct expenses related to public offerings in equal amounts over a period of three years beginning from the year of the offering.

Eligibility for benefits under the Encouragement of Industry Law is not contingent upon the approval of any governmental authority. The Company believes that it currently qualifies as an industrial company within the definition of the Industry Encouragement Law.

Tax benefits under the Law for the Encouragement of Capital Investments, 1959:

Pursuant to the Israeli Law for Encouragement of Capital Investments, 1959 (the “Investments Law”) and its various amendments, the Company has been granted a "Privileged Enterprise" status. The Company has utilized a tax exemption status for the years 2018 and 2019.

The benefits available to a Privileged Enterprise in Israel relate only to taxable income attributable to the specific investment program and are conditioned upon terms stipulated in the Investments Law. If the Company does not fulfill these conditions, in whole or in part, the benefits can be revoked, and the Company may be required to refund the benefits, in an amount linked to the Israeli consumer price index plus interest.

The Company received a Tax Ruling from the Israeli Tax Authority that its activity is an industrial activity and therefore eligible for the status of a Privileged Enterprise, provided that the Company meets the requirements under the tax ruling. As of December 31, 2021, management believes that the Company meets the aforementioned conditions.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 15:-	INCOME TAXES (Cont.)

Tax exempt earnings are subject to claw back of the corporate tax return when they are distributed as dividend.

On November 15, 2021, the Investments Law was amended in order, inter alia, to encourage companies to voluntarily elect for an immediate payment of corporate tax on previously tax-exempted earnings which were earned pursuant to Approved and Privileged Enterprises (the “Amendment”). The Amendment provides a reduced corporate tax payment on Exempt Earnings accumulated until December 30, 2020 that were not yet distributed as a dividend, all subject to certain qualifying terms and conditions.

The Company had $45,244 in tax-exempt earnings attributable to the Priviledged Enterprise programs. The Company elected to utilize the Amendment in December, 2021 and paid the reduced corporate income tax in the amount of approximately $4,355. As a result of the election, as of December 31, 2021 the Company released all of its previously tax-exempt earnings and they are no longer subject to claw back of corporate taxes upon future dividend distribution.

The New Technological Enterprise Incentives Regime (Amendment 73 to the Investments Law):

The Company applies various benefits allotted to it under the revised Investments Law as per Amendment 73 to the Investments Law regimes through regulations that have come into effect from January 1, 2017. Applicable benefits under the new regime include:

●
Introduction of a benefit regime for “Preferred Technology Enterprises” (“PTE”), granting a 12% tax rate in central Israel on income deriving from benefited intangible assets, subject to a number of conditions being fulfilled, including a minimal amount or ratio of annual R&D expenditure and R&D employees, as well as having at least 25% of annual income derived from exports to large markets. PTE is defined as an enterprise which meets the aforementioned conditions and for which total consolidated revenues of its parent company and all subsidiaries are less than NIS 10 billion. A “Special preferred technological enterprise” (“SPTE”) from which total consolidated revenues of the Group of which the Company is a member exceeds NIS 10 billion in the tax year will be subject to tax at a rate of 6% on preferred income from the enterprise, regardless of the enterprise's geographical location.

●
A 12% capital gains tax rate on the sale of a preferred intangible asset to a foreign affiliated enterprise, provided that the asset was initially purchased from a foreign resident at an amount of NIS 200 million or more.

●
A withholding tax rate of 20% for dividends paid from PTE income (with an exemption from such withholding tax applying to dividends paid to an Israeli company) may be reduced to 4% on dividends paid to a foreign resident company, subject to certain conditions regarding percentage of foreign ownership of the distributing entity.

The Company is eligible for PTE status which is implemented commencing 2021 and believes it is eligible for its tax benefits.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 15:-	INCOME TAXES (Cont.)

c.	U.S. Tax reform

On December 22, 2017, the Tax Cuts and Jobs Act (P.L. 115-97) ("TCJA") was enacted, making significant changes to the U.S. tax law. Changes include, but are not limited to, a corporate income tax rate decrease from 35% to 21%, effective for tax years beginning January 1, 2018 and the transition of U.S. international taxation from a worldwide tax system to a modified territorial system, with a one-time mandatory transition tax on U.S. shareholder’s share of post-1986 earnings of all foreign corporations in which it owns at least 10%.

In addition to lowering the statutory corporate income tax rate from 35% to 21%, and among other U.S. international tax provisions, the TCJA introduced the Base Erosion Anti-abuse Tax ("BEAT") which applies a minimum tax on multinational corporations by requiring companies subject to the BEAT to pay the greater of their regular tax liability (less certain credits, including foreign tax credits) or 10% for taxable years beginning in 2019 (12.5% after 2026) of a modified tax base which adds back certain related party payments. The BEAT comparison to the standard corporate income tax must be done each year if the taxpayer’s “base erosion” related party payments exceed 3% of total deductions on its U.S. tax return ("base erosion percentage" is generally the aggregate amount of base erosion tax benefits divided by aggregate amount of all allowable deductions).

The BEAT applies to “applicable taxpayers” making “base erosion payments” (deductible payments) to foreign related parties. “Applicable taxpayers” are U.S. corporations the average annual gross receipts of which for the 3-taxable-year period ending with the preceding taxable year are at least $500,000. Taboola Inc. is an "applicable taxpayer" for BEAT purposes in 2021.

d.	The components of the income (loss) before taxes were as follows:

	Year ended December 31,
	2021	2020	2019

Israel	$(42,414)	$12,450	$(46,387)
Foreign	40,442	10,990	23,359

Total	$(1,972)	$23,440	$(23,028)

e.	Taxes on income (tax benefit) are comprised as follows:

	Year ended December 31,
	2021	2020	2019
Current:
Israel	$4,685	$338	$621
Foreign	18,944	16,327	4,726
Total current income tax expense	23,629	16,665	5,347
Deferred:
Israel	973	1,678	(106)
Foreign	(1,626)	(3,396)	(244)
Total deferred income tax benefit	(653)	(1,718)	(350)

Total income taxes	$22,976	$14,947	$4,997

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 15:-	INCOME TAXES (Cont.)

A reconciliation of the Company’s theoretical income tax expense to actual income tax expense is as follows:

	December 31
	2021	2020	2019

Income (loss) before taxes on income, as reported in the consolidated statements of income (loss)	(1,972)	23,440	(23,028)

Statutory tax rate in Israel	23%	23%	23%
Privileged Enterprise	(244%)	(15%)	(3%)
Permanent difference - nondeductible expenses	(685%)	24%	(15%)
Change in valuation allowance	(138%)	(11%)	(33%)
BEAT	—	44%	—
Release of tax-exempt profits under preferred enterprise tax regime	(221%)	—	—
Other	101%	(1%)	6%

Effective tax rate	(1,164%)	64%	(22%)

 The 2021 tax expenses include, tax expenses related to reduced corporate income tax on tax-exempt earning release from previous years (as detailed under Note 15b).

Deferred tax assets and liabilities:

Deferred taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.
As of December 31, 2021, and 2020 the deferred tax assets and liabilities presented in the balance sheet are comprised as follow:

	December 31
	2021	2020

Deferred tax assets	$1,876	$1,382
Deferred tax liabilities	$(51,027)	$(45)

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 15:-	INCOME TAXES (Cont.)

As of December 31, 2021, and 2020 the Company's deferred taxes were in respect of the following:

	December 31
	2021	2020

Carry forward tax losses	$1,701	$1,472
Research and development cost	6,362	2,792
Operating lease liabilities	14,498	13,870
Reserves and allowances	2,902	2,145
Share based compensation	6,076	767
Tax credit carry forward	2,943	1,627
Issuance expenses	1,922	—
Intangible assets	1,830	—
Others	863	54

Deferred tax assets before valuation allowance	39,097	22,727
Valuation allowance	(11,389)	(6,741)

Deferred tax assets	27,708	15,986

Intangible assets	(58,855)	(743)
Property and equipment	(3,248)	(1,557)
Operating lease right-of-use assets	(12,975)	(12,179)
Other	(1,781)	(170)

Deferred tax liabilities	(76,859)	(14,649)

Deferred tax asset (liability), net	$(49,151)	$1,337

A valuation allowance is provided when it is more likely than not that the deferred tax assets will not be realized. The Company has established a valuation allowance to offset certain deferred tax assets on December 31, 2021 and 2020 due to the uncertainty of realizing future tax benefits from its net operating loss carryforwards and other deferred tax assets.

As of December 31, 2021, the Company has an accumulated tax loss carry-forward of approximately $8,400 in Israel and $1,700 federal tax in the U.S. which can be offset indefinitely.

The U.S. subsidiary’s utilization of its federal net operating losses is subject to an annual limitation due to a “change in ownership,” as defined in Section 382 of the Code. The annual limitation may result in the expiration of net operating losses before utilization.

As of December 31, 2021, $91,608 of undistributed earnings held by the Company’s foreign subsidiaries are designated as indefinitely reinvested. If these earnings were re-patriated to Israel, they would be subject to income taxes and to an adjustment for foreign tax credits and foreign withholding taxes in the amount of $11,873.  The Company did not recognize deferred taxes liabilities on undistributed earnings of its foreign subsidiaries, as the Company intends to indefinitely reinvest those earnings.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data
NOTE 15:-	INCOME TAXES (Cont.)

A reconciliation of the beginning and ending balance of total unrecognized tax positions is as follows:

	Year ended December 31,
	2021	2020

Unrecognized tax position, beginning of year	$2,370	$1,177
Increase due to acquisition	307	—
Decreases related to prior years’ tax positions	(280)	—
Increases related to current years’ tax positions	1,203	1,935
Decreases due to lapses of statutes of limitations	(516)	(742)

Unrecognized tax position, end of year	$3,084	$2,370

As of December 31, 2021, the total amount of gross uncertain tax benefits was $3,084, out of which an amount of $2,635 if recognized would affect the Company’s effective tax rate. The Company currently does not expect uncertain tax positions to change significantly over the next 12 months, except in the case of settlements with tax authorities, the likelihood and timing of which is difficult to estimate.

As of December 31, 2021 and 2020, unrecognized tax benefit in the amount of $449 and $246 was presented net from deferred tax assets.

Tax assessments:

The Company has final tax assessments in Israel through 2017, in UK through 2015, and in US through 2017.

NOTE 16:-	SEGMENT INFORMATION

Geographic information:

The following table represents total revenue by geographic area based on the Advertisers’ billing address:

	Year ended December 31,
	2021	2020	2019
Israel	$190,615	$176,014	$163,632
United Kingdom	69,858	50,996	41,339
United States	535,349	511,982	547,722
Germany	147,808	103,154	82,945
France	56,614	50,646	36,456
Rest of the World	378,214	296,101	221,736

Total	$1,378,458	$1,188,893	$1,093,830

The following table represents the Company’s long-lived assets, net by geographic area:

	Year ended December 31,
	2021	2020
Israel	$69,447	$62,172
United States	41,549	37,208
United Kingdom	11,706	13,531
Rest of the World	5,662	8,041

Total	$128,364	$120,952

(*)
Long-lived assets are comprised of property and equipment, net and operating lease right-of-use assets, net.

Contents

TABOOLA.COM LTD.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
U.S. dollars in thousands, except share and per share data

NOTE 17:-	NET INCOME (LOSS) PER SHARE ATTRIBUTABLE TO ORDINARY SHAREHOLDERS

The following table sets forth the computation of basic and diluted net income (loss) per share attributable to ordinary shareholders for the periods presented:

	Year ended December 31,
	2021	2020	2019

Numerator:
Net income (loss)	$(24,948)	$8,493	$(28,025)
Less: Undistributed earnings allocated to participating securities	(11,944)	(22,932)	(21,173)
Net loss attributable to ordinary shares – basic and diluted	(36,892)	(14,439)	(49,198)
Denominator:
Weighted-average shares used in computing net income (loss) per share attributable to ordinary shareholders, basic and diluted	142,883,475	40,333,870	44,324,234

Net income (loss) per share attributable to ordinary shareholders, basic and diluted	$(0.26)	$(0.36)	$(1.11)

The potential shares of ordinary shares that were excluded from the computation of diluted net income (loss) per share attributable to ordinary shareholders for the periods presented because including them would have been anti-dilutive are as follows:

	Year ended December 31,
	2021	2020	2019

Convertible preferred shares	—	121,472,152	121,472,152
RSU	12,927,049	12,755,167	4,760,213
Outstanding share options	43,149,797	44,468,446	43,043,978
Warrants	12,349,990	—	—

Total	68,426,836	178,695,765	169,276,343